UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

eLOYALTY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Not applicable

(2)	Aggregate number of securities to which transaction applies:

Not applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on the $40,850,000 total consideration proposed to be paid to eLoyalty Corporation in the transaction.

(4)	Proposed maximum aggregate value of transaction:

$40,850,000

(5)	Total fee paid:

$4,742.69

The filing fee was calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and was determined by multiplying $.00011610 by the proposed maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

150 Field Drive, Suite 250 Lake Forest, Illinois 60045

[—], 2011

Dear eLoyalty Stockholder:

On behalf of the board of directors and management of eLoyalty Corporation, I cordially invite you to attend the 2011 Annual Meeting of eLoyalty’s stockholders (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Central Time on Thursday, May 19, 2011, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015.

In addition to the election of three Class III directors, the ratification of the appointment of our independent public accountants for 2011, the approval, by a non-binding advisory vote, of our executive compensation program (“Say on Pay Proposal”), and a recommendation, by a non-binding advisory vote, for the frequency of advisory votes on our executive compensation program (“Frequency Vote on Say on Pay”), we are also seeking your approval for an important transaction. On March 17, 2011, eLoyalty entered into an acquisition agreement (the “Acquisition Agreement”) with TeleTech Holdings, Inc., a Delaware corporation, and Magellan Acquisition Sub, LLC, a Colorado limited liability company and wholly-owned subsidiary of TeleTech Holdings, Inc. (collectively, “TeleTech”), pursuant to which TeleTech will purchase substantially all of the assets, and assume certain of the liabilities, related to the Integrated Contact Solutions Business Unit and the “eLoyalty” registered trademark / trade name of eLoyalty Corporation. These assets and liabilities are referred to as the “ICS Business.” If the sale is completed, eLoyalty will receive cash consideration in the amount of $40.85 million less certain adjustments as set forth in the Acquisition Agreement. The full text of the Acquisition Agreement is included as Annex A to the proxy statement that accompanies this letter.

At the Annual Meeting, eLoyalty will ask you to consider and vote upon a proposal to approve the sale of the ICS Business as contemplated by the Acquisition Agreement (the “Proposal to Sell the ICS Business”). You will also be asked to consider and vote upon a proposal to approve an amendment to our Certificate of Incorporation (the “Charter”) to change our name to Mattersight Corporation (the “Name Change Charter Amendment”). If there are insufficient votes in favor of the preceding proposals, eLoyalty will ask you to consider and vote upon a proposal to adjourn the Annual Meeting to solicit additional proxies (the “Proposal to Adjourn the Annual Meeting”).

Our board of directors, after careful consideration, has approved the Acquisition Agreement and determined that the Proposal to Sell the ICS Business and the Name Change Charter Amendment are advisable, fair to, and in the best interests of, eLoyalty and its stockholders. Our board of directors recommends that you vote “FOR” the Proposal to Sell the ICS Business, “FOR” the Name Change Charter Amendment, “FOR” the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, “FOR” the election of the three directors identified herein, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2011 fiscal year, “FOR” the Say on Pay Proposal, and for “3 YEARS” with respect to the Frequency Vote on Say on Pay. Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will have an opportunity to comment and ask appropriate questions.

The Proposal to Sell the ICS Business and the Name Change Charter Amendment must be approved by the affirmative vote of holders of a majority of our outstanding shares of stock entitled to vote at the Annual Meeting. In connection with the Acquisition Agreement, our directors, executive officers, and certain stockholders entered into voting agreements with TeleTech, the forms of which are included as Annex B to the proxy statement that accompanies this letter. Pursuant to the terms of the voting agreements, each such stockholder agreed to vote all of his, her, or its shares of eLoyalty stock for the Proposal to Sell the ICS Business and the Name Change Charter Amendment. As of March 24, 2011, the record date for the Annual Meeting, these stockholders had voting power over approximately 48.5% of our outstanding shares of stock. The Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal must each be approved by the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote as of the record date and present in person or represented by proxy at the Annual Meeting. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees who receive the greatest number of votes will be elected as directors. The Frequency Vote on Say on Pay will also be determined by a plurality of the votes cast at the Annual Meeting, meaning the frequency that receives the greatest number of votes will be selected.

The completion of the proposed sale of the ICS Business is subject to the satisfaction or waiver of customary closing conditions. More information about the Proposal to Sell the ICS Business, the Name Change Charter Amendment, and the other business to be conducted at the Annual Meeting is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it describes the proposed sale and documents related to the proposed sale and related transactions and provides specific information about the Annual Meeting. You may also obtain more information about eLoyalty from documents we have filed with the Securities and Exchange Commission.

On behalf of our board of directors, we thank you for your continued support of eLoyalty. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and vote promptly. To ensure that your shares are represented at the meeting, whether or not you plan to attend the meeting in person, we urge you to submit a proxy with your voting instructions by telephone, via the Internet, or by signing, dating, and mailing your proxy card in accordance with the instructions provided on it.

Sincerely,

/s/ Kelly D. Conway
Kelly D. Conway
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Acquisition Agreement or the transactions contemplated thereby, passed upon the merits or fairness of the Acquisition Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement, dated [—], 2011 is first being mailed to stockholders on or about [—], 2011.

eLOYALTY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

The Annual Meeting of eLoyalty Corporation, a Delaware corporation (referred to herein as the “Company,” “eLoyalty,” “we,” “us,” or “our” as the context requires), will be held at 9:00 a.m. Central Time on Thursday, May 19, 2011, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015, for the following purposes:

1.	To approve the sale of substantially all of the assets, and the assumption of certain liabilities, related to our Integrated Contact Solutions Business Unit and the “eLoyalty” registered trademark / trade name (together, these assets and liabilities are referred to as the “ICS Business”) by eLoyalty Corporation to TeleTech as contemplated by the Acquisition Agreement between TeleTech and eLoyalty, dated as of March 17, 2011 and attached as Annex A to the accompanying proxy statement. We refer to this proposal as the “Proposal to Sell the ICS Business”;

2.	To approve an amendment to our Certificate of Incorporation (the “Charter”) to change our name to Mattersight Corporation. We refer to this proposal as the “Name Change Charter Amendment”;

3.	To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. We refer to this proposal as the “Proposal to Adjourn the Annual Meeting”;

4.	To elect three Class III directors to serve for an ensuing term of three years;

5.	To ratify the appointment of Grant Thornton LLP as our independent public accountants for 2011;

6.	To approve, by a non-binding advisory vote, our executive compensation program. We refer to this proposal as the “Say on Pay Proposal”;

7.	To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation program. We refer to this proposal as the “Frequency Vote on Say on Pay”; and

8.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only holders of record of shares of eLoyalty Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of eLoyalty 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “eLoyalty Stock”), at the close of business on March 24, 2011 (the “Record Date”) may vote at the Annual Meeting. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection at eLoyalty’s offices at 150 Field Drive, Suite 250, Lake Forest, Illinois, during normal business hours, for ten days prior to the Annual Meeting.

By Order of the Board of Directors,

/s/ Christine R. Carsen
Christine R. Carsen
Vice President, Associate General Counsel, and Corporate Secretary

Lake Forest, Illinois

[—], 2011

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

eLOYALTY CORPORATION SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA	54

UNAUDITED FINANCIAL STATEMENTS OF THE INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION	62

PROPOSAL #2: THE NAME CHANGE CHARTER AMENDMENT	73
Purpose of Name Change Charter Amendment	73
Effect of Name Change Charter Amendment	73
Nasdaq Symbol	73
No Appraisal or Dissenters’ Rights	73
Vote Required to Approve the Name Change Charter Amendment	73
Recommendation of Our Board of Directors	73

PROPOSAL #3: PROPOSAL TO ADJOURN THE ANNUAL MEETING	74
No Appraisal or Dissenters’ Rights	74
Vote Required to Approve the Proposal to Adjourn the Annual Meeting	74
Recommendation of Our Board of Directors	74

PROPOSAL #4: ELECTION OF DIRECTORS	75
Vote Required for the Election of Directors	75
Recommendation of Our Board of Directors	75
Director Qualifications	75
Nominees	76
Other Directors	76

BOARD LEADERSHIP AND CORPORATE GOVERNANCE	78

DIRECTOR COMPENSATION	83

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	85

INCORPORATION BY REFERENCE	90

REPORT OF THE COMPENSATION COMMITTEE	90

COMPENSATION AND RISK	90

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	90

COMPENSATION DISCUSSION AND ANALYSIS	91

EXECUTIVE COMPENSATION	99

PRINCIPAL ACCOUNTING FEES AND SERVICES	109

REPORT OF THE AUDIT COMMITTEE	110

PROPOSAL #5: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS	111

PROPOSAL #6: SAY ON PAY PROPOSAL	112

PROPOSAL #7: FREQUENCY VOTE ON SAY ON PAY	113

OTHER BUSINESS	114

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2012	114

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	115

Annex A—Acquisition Agreement

Annex B—Form of Voting Agreements

Annex C—Opinion of NeXtAdvisors

Annex D—Audited Consolidated Balance Sheets of eLoyalty Corporation as of January  1, 2011 and December 26, 2009, and the related Statements of Operations, Changes in Stockholders’ Equity and Comprehensive Loss, and Cash Flows for each of the three years in the period ended January 1, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL TO SELL THE ICS BUSINESS, THE NAME CHANGE CHARTER AMENDMENT, AND THE ANNUAL MEETING

The following questions and answers address briefly some questions you might have regarding the Proposal to Sell the ICS Business, the Name Change Charter Amendment and the Annual Meeting. These questions and answers might not address all questions that might be important to you as a stockholder of eLoyalty. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Questions and Answers about the Proposal to Sell the ICS Business

What is the proposed transaction?

The proposed transaction is the sale of substantially all of the assets, and the assumption of certain liabilities, related to our Integrated Contact Solutions Business Unit, including the “eLoyalty” registered trademark / trade name, pursuant to the Acquisition Agreement, dated as of March 17, 2011, by and between eLoyalty and TeleTech. These assets and liabilities are referred to as the ICS Business.

Why did we agree to sell the ICS Business?

In reaching its determination to enter into the Acquisition Agreement and approve the sale of the ICS Business, our board of directors consulted with our management and our legal and financial advisors and considered a number of factors. After careful evaluation of the potential benefits, negative factors, and other material considerations relating to the sale of the ICS Business and the Acquisition Agreement, our board of directors concluded that the sale of the ICS Business and entering into the Acquisition Agreement are advisable, fair to, and in the best interests of, eLoyalty and its stockholders. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Reasons for the Sale of the ICS Business.”

Have any stockholders already agreed to approve the Proposal to Sell the ICS Business?

Yes. The Company’s directors, executive officers and certain stockholders, who, as of the Record Date, collectively had voting power over approximately 48.5% of the issued and outstanding shares of eLoyalty Stock, entered into voting agreements with TeleTech. Under the voting agreements, unless the Acquisition Agreement is terminated, including in connection with our receipt of a superior proposal as further described under “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Voting Agreements,” these stockholders have agreed, subject to certain exceptions, to vote their shares for the approval of the Proposal to Sell the ICS Business.

When is the sale of the ICS Business expected to be completed?

Unless the Acquisition Agreement is terminated prior to the Annual Meeting, the sale of the ICS Business will occur as soon as practicable after the Annual Meeting, assuming all of the conditions in the Acquisition Agreement have been satisfied or waived. We and TeleTech are working toward satisfying the conditions to closing and completing the sale of the ICS Business as soon as reasonably practicable.

What will happen after the Proposal to Sell the ICS Business is approved by our stockholders?

After the Proposal to Sell the ICS Business is approved by our stockholders at the Annual Meeting and other conditions to the sale are satisfied, we will sell the ICS Business to TeleTech and continue to operate our Behavioral Analytics™ Service Business Unit, which will be our only remaining business. We will remain a public company.

What will happen if the Acquisition Agreement is terminated?

If the Acquisition Agreement is terminated, then the sale of the ICS Business will not be completed as currently contemplated. In such event, we would continue to conduct our business as currently conducted and would evaluate all available strategic alternatives. Under specified circumstances, eLoyalty might be required to pay TeleTech $1.5 million as a termination fee and/or up to $500,000 in reasonable out-of-pocket expenses in the event that the transactions contemplated by the Acquisition Agreement are not completed. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Termination Fees.”

What will happen to my shares of eLoyalty Stock if the sale of the ICS Business is completed?

A stockholder who owns shares of eLoyalty Stock immediately prior to the closing of the sale of the ICS Business, subject to any actions taken solely by the stockholder, will continue to hold the same number of shares immediately following the closing. As a result of the proposed sale, the holders of Series B Stock will be entitled to receive a liquidation preference of approximately $19.4 million before any dividends or distributions can be made to the holders of Common Stock. Of this amount, we currently expect to pay approximately $1.3 million, representing dividends in arrears, immediately following the closing. We also intend to assess from time to time after the closing whether we have available funds for a full or partial distribution of the remaining liquidation preference to the holders of Series B Stock. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Post-Closing Business and Proceeds from the Sale of the ICS Business.”

How was the purchase price for the ICS Business determined?

The purchase price for the ICS Business was negotiated between our board of directors and our representatives and representatives of TeleTech over a period of several months. Our board of directors selected the proposed sale of the ICS Business to TeleTech among the alternatives we were pursuing, among other reasons, because our board of directors believed it to be in the best interests of eLoyalty and its stockholders, offered the best value, and was likely to be completed. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Background of the Sale of the ICS Business.”

Questions and Answers about the Name Change Charter Amendment

What is the proposed Name Change Charter Amendment?

The proposed Name Change Charter Amendment would change our name from “eLoyalty Corporation” to “Mattersight Corporation” upon the closing of the sale of the ICS Business.

Why are we asking for a stockholder vote for the Name Change Charter Amendment?

Delaware law requires that we obtain approval from our stockholders in order to amend our Charter.

Why are we changing our name?

We believe that the name “Mattersight Corporation” more closely aligns our public identity with our Behavioral Analytics™ Service Business Unit, which will be our only remaining business and the sole focus of our board of directors and management after the sale of the ICS Business. Also, we are selling the rights to use the name and registered trademark “eLoyalty” to TeleTech. Therefore, after the closing of the sale of the ICS Business, we will be unable to continue using the name “eLoyalty,” subject to limited exceptions, without TeleTech’s consent.

What effect will the Name Change Charter Amendment have upon currently outstanding stock?

If the Name Change Charter Amendment is approved by the stockholders and becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates that bear the name “eLoyalty Corporation,” nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Mattersight Corporation.” Finally, if the Name Change Charter Amendment is approved, we expect that the trading symbol for our Common Stock on the Nasdaq Global Market will be changed from “ELOY” to “MATR.”

Is the Name Change Charter Amendment conditioned on the closing of the sale of the ICS Business?

Yes. The Name Change Charter Amendment is conditioned upon the closing of the sale of the ICS Business. If the closing of the sale of the ICS Business does not occur, then we will not file the Name Change Charter Amendment with the Secretary of State of the State of Delaware to change our name.

Have any stockholders already agreed to approve the Name Change Charter Amendment?

Yes. Pursuant to the voting agreement described above, the Company’s directors, executive officers and certain stockholders, who, as of the Record Date, collectively had voting power over approximately 48.5% of the issued and outstanding shares of eLoyalty Stock, have agreed to vote the shares of eLoyalty Stock owned by them in favor of the Name Change Charter Amendment. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Voting Agreements.”

Questions and Answers about the Annual Meeting

Why did you send me this proxy statement?

You are receiving a proxy statement and proxy card because you owned shares of eLoyalty Stock as of the Record Date. This proxy statement and proxy card relate to our Annual Meeting (and any adjournment thereof) and describe the matters on which we would like you, as a stockholder, to vote. This proxy statement summarizes information you need to know to vote at the Annual Meeting. All stockholders are cordially invited to attend the Annual Meeting in person. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote by proxy through the Internet, by telephone, or by mail.

We included the Proposal to Sell the ICS Business in this proxy statement because we are required to obtain the approval of our stockholders in connection with a sale of all or substantially all of our assets. We believe that the sale of the ICS Business likely constitutes a sale of substantially all of our assets under Delaware law, as revenue from the ICS Business accounted for $60 million, or 68%, of our total revenues of $88 million for the fiscal year ended January 1, 2011. In addition, the ICS Business has historically produced net income while our remaining Behavioral Analytics™ Service Business Unit has operated at a loss.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015, on Thursday, May 19, 2011 at 9:00 a.m. Central Time.

What is the Proposal to Adjourn the Annual Meeting?

The Proposal to Adjourn the Annual Meeting would permit us to adjourn or postpone the Annual Meeting if a quorum is present. A quorum will be present at the Annual Meeting if the holders of a majority of the shares of eLoyalty Stock outstanding and entitled to vote generally in the election of directors on the Record Date are present, either in person or by proxy. We would adjourn the Annual Meeting for the purpose of soliciting additional proxies in the event that, at the Annual Meeting, the affirmative vote in favor of the Proposal to Sell the ICS Business and the Name Change Charter Amendment is less than a majority of shares of eLoyalty Stock outstanding and entitled to vote at the Annual Meeting. Holders of approximately 48.5% of the issued and outstanding shares of eLoyalty Stock have agreed to vote the shares of eLoyalty Stock owned by them in favor of the Proposal to Sell the ICS Business and the Name Change Charter Amendment.

What will happen if the Proposal to Adjourn the Annual Meeting is approved by our stockholders?

If the Proposal to Adjourn the Annual Meeting is approved and the Proposal to Sell the ICS Business and the Name Change Charter Amendment are not approved at the Annual Meeting while a quorum is present, then we will be able to adjourn or postpone the Annual Meeting for the purpose of soliciting additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the Annual Meeting, you may do so.

Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Sell the ICS Business, the Name Change Charter Amendment, or the Proposal to Adjourn the Annual Meeting?

No. The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with these types of actions.

What will I be asked to vote upon at the Annual Meeting?

At the Annual Meeting, you will be asked to vote upon the following:

•	to approve the Proposal to Sell the ICS Business;

•	to approve the Name Change Charter Amendment;

•	to approve the Proposal to Adjourn the Annual Meeting, if necessary or appropriate;

•	to elect three Class III directors to serve for an ensuing term of three years;

•	to ratify the appointment of Grant Thornton LLP as our independent public accountants for 2011;

•	to approve, on an advisory basis, the Say on Pay Proposal; and

•	to elect, on an advisory basis, the frequency of advisory votes on our executive compensation program.

How does our board of directors recommend that our stockholders vote?

After careful consideration, our board of directors recommends that you vote:

•	“FOR” the Proposal to Sell the ICS Business;

•	“FOR” the Name Change Charter Amendment;

•	“FOR” the Proposal to Adjourn the Annual Meeting;

•	“FOR” the election of the three directors identified herein;

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2011 fiscal year;

•	“FOR” the Say on Pay Proposal; and

•	For “3 YEARS” with respect to the Frequency Vote on Say on Pay.

You should read “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Reasons for the Sale of the ICS Business” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the sale of the ICS Business. In addition, in considering the recommendation of our board of directors with respect to the sale of the ICS Business, you should be aware that some of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Interests of Certain Persons in the Sale of the ICS Business.”

Who is entitled to vote at the Annual Meeting?

You are entitled to vote if you owned shares of eLoyalty Stock as of the close of business on March 24, 2011 (the “Record Date”). Each share of eLoyalty Stock is entitled to one vote and there is no cumulative voting. As of the Record Date we had 19,162,325 shares of eLoyalty Stock outstanding. Both Delaware law and our bylaws require our board of directors to establish a record date in order to determine who is entitled to receive notice of the Annual Meeting, and to attend and vote at the Annual Meeting and any continuations, adjournments or postponements of the meeting.

How many votes must be present to hold the Annual Meeting?

In order to conduct the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of a majority of the 19,162,325 shares of eLoyalty Stock outstanding and entitled to vote generally in the election of directors on the Record Date. Your shares are counted as present if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions will be counted for purposes of establishing a quorum. See “THE ANNUAL MEETING—Record Date and Quorum.”

What vote is required to approve each of the proposals?

The Proposal to Sell the ICS Business and the Name Change Charter Amendment must be approved by the affirmative vote of holders of a majority of the shares of eLoyalty Stock outstanding and entitled to vote as of the close of business on the Record Date. The Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal must each be approved by the affirmative vote of holders of a majority of the shares of eLoyalty Stock outstanding and entitled to vote as of the close of business on the Record Date and present in person or represented by proxy at the Annual Meeting. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees who receive the greatest number of votes will be elected as directors. The Frequency Vote on Say on Pay will also be determined by a plurality of the votes cast at the Annual Meeting, meaning the frequency that receives the greatest number of votes will be the choice of stockholders. See “THE ANNUAL MEETING—Vote Required for Approval.”

How do I vote or change my vote?

You may vote in person at the Annual Meeting or by proxy through the Internet, by telephone, or by mail. You may revoke your proxy at any time before the voting at the Annual Meeting by: voting again at a later date by telephone or through the Internet; submitting a new proxy that is properly signed with a later date; sending a properly signed written notice of your revocation to our Corporate Secretary, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy. If your shares are held in street name through a broker, bank, or other nominee, then you must contact your broker, bank, or nominee to revoke your proxy. See “THE ANNUAL MEETING—Voting, Proxies and Revocation.”

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker or nominee is not permitted to use discretion and vote your shares on non-routine matters without your instructions. Shares that are not permitted to be voted by your broker are called “broker non-votes.” Without your instructions, your shares will not be voted by your broker, which will have the same effect as a vote “AGAINST” the Proposal to Sell the ICS Business and “AGAINST” the Name Change Charter Amendment. Broker non-votes will have no effect on the election of directors, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2011 fiscal year, the Say on Pay Proposal, or the Frequency Vote on Say on Pay. See “THE ANNUAL MEETING—Vote Required for Approval.”

How are proxies solicited?

This proxy solicitation is being made and paid for by eLoyalty on behalf of its board of directors. Our directors, officers, and employees may solicit proxies by personal interview, mail, email, telephone, facsimile, or other means of communication. These directors, officers, and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of eLoyalty Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for doing this.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, then you might receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the Annual Meeting to ensure that all of your shares are voted.

How are proxies counted?

On all matters, each share has one vote. The Proposal to Sell the ICS Business and the Name Change Charter Amendment require the affirmative vote of the holders of a majority of the shares outstanding as of the Record Date. Since the Proposal to Sell the ICS Business and the Name Change Charter Amendment require the approval of the holders of a majority of our shares outstanding as of the Record Date, both broker “non-votes” and abstentions would have the same effect as votes “AGAINST” such proposals. The Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal must each be approved by the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting. A failure to vote your shares of eLoyalty Stock or a broker non-vote will have no effect on the outcome of the Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal. An abstention will have the same effect as voting “AGAINST” the Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal. The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nominees who receive the greatest number of votes will be elected as directors. The Frequency Vote on Say on Pay will also be determined by a plurality of the votes cast at the Annual Meeting, meaning the frequency that receives the greatest number of votes will be the choice of stockholders. With respect to the election of our directors and the Frequency Vote on Say on Pay, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, do not have the effect of votes “AGAINST” such proposal.

How do I obtain an additional copy of this proxy statement or copies of eLoyalty’s most recent annual report on Form 10-K?

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended January 1, 2011 filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2011, we will send you one without charge. Please either send your request in writing to Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7000.

Who can help answer my other questions?

If you have more questions about the sale of the ICS Business, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7000.

SUMMARY TERM SHEET

This summary, together with the question and answer section that precedes this section, highlights selected information from the proxy statement about the sale of assets, and the assumption of certain liabilities, related to our Integrated Contact Solutions Business Unit and the “eLoyalty” registered trademark / trade name. These assets and liabilities are referred to as the “ICS Business.” This summary and the question and answer section may not contain all of the information that is important to you. For a more complete description of the sale of the ICS Business, you should carefully read this proxy statement and the Acquisition Agreement attached hereto as Annex A before you vote. The location of the more detailed description of each item in this summary is provided in the parentheses listed below. See also “Where You Can Obtain Additional Information” on page 115.

Parties to the Acquisition Agreement (page 18)

eLoyalty Corporation

eLoyalty is a customer interaction consulting and managed services company. We have been designing and implementing large-scale customer interaction solutions since 1990, and we possess unparalleled experience and qualifications in these application areas. We help our clients achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. We currently operate our business through two primary business units: the Behavioral Analytics™ Service and Integrated Contact Solutions. The Behavioral Analytics™ Service Business Unit focuses on solutions that improve the reliability of call recording and applies human behavioral modeling to analyze and improve customer interactions. The Behavioral Analytics™ Service is primarily a hosted solution and is delivered as a managed subscription service. The Integrated Contact Solutions Business Unit focuses on helping clients realize the benefits of transitioning their contact centers to a single network infrastructure from the traditional two-network (voice network and separate data network) model. We have agreed to sell our Integrated Contact Solutions Business Unit pursuant to the Acquisition Agreement.

TeleTech Holdings, Inc.

TeleTech is one of the largest global providers of onshore, offshore, and work from home business process outsourcing services focusing on revenue generation, customer and enterprise management, and technology-enabled solutions. TeleTech helps Global 1000 companies enhance their strategic capabilities, improve quality and lower costs by designing, implementing and managing their critical front- and back-office processes. TeleTech provides a 24 x 7, 365 day fully integrated global solution that spans people, process, proprietary technology and infrastructure for governments and private sector clients in the automotive, broadband, cable, financial services, government, healthcare, logistics, media and entertainment, retail, technology, travel, and wireline and wireless communication industries.

The Purchase and Sale of the ICS Business (page 39)

Pursuant to the terms of the Acquisition Agreement, dated as of March 17, 2011, by and between eLoyalty and TeleTech, we have agreed to sell substantially all of the assets related to the ICS Business, including the “eLoyalty” registered trademark / trade name, to TeleTech.

Purchase Price (page 39)

If the sale of the ICS Business pursuant to the Acquisition Agreement is completed, then TeleTech will pay us an aggregate cash purchase price of $40.85 million, subject to adjustment as set forth in the Acquisition Agreement. Of the total purchase price, $1.5 million will be funded into an escrow account to satisfy our obligations under any indemnity claims that may be made by TeleTech. The purchase price is subject to adjustment based on a managed services amount (generally, unearned revenue less prepaid expenses) as of the closing date, which we will be required to transfer with the ICS Business. The purchase price will also be adjusted to the extent the ICS Business’s working capital ratio (generally, the ratio of current assets, excluding prepaid-cost deferrals, to current liabilities, excluding unearned revenue) is greater or less than 1.21 as of the closing date.

Post-Closing Business and Proceeds from the Sale of the ICS Business (page 36)

After giving effect to our payment of estimated transaction fees and expenses and before giving effect to purchase price adjustments set forth in the Acquisition Agreement, we estimate that the net cash proceeds from our sale of the ICS Business will be approximately $38.9 million. The purchase price adjustments set forth in the Acquisition Agreement will cause the actual amount of net cash proceeds to vary from this estimate. The purchase price adjustments will require that we transfer cash with the ICS Business at closing representing certain net managed services amounts, which amounts were equal to approximately $11.7 million as of January 1, 2011.

We intend to use a portion of the net proceeds from the sale of the ICS Business to support our Behavioral Analytics™ Service Business Unit, which will be our only remaining business. As a result of the proposed sale, the holders of Series B Stock will be entitled to receive a liquidation preference of approximately $19.4 million before any dividends or distributions can be made to the holders of Common Stock. Of this amount, we currently expect to pay approximately $1.3 million, representing dividends in arrears, immediately following the closing. We also intend to assess from time to time after the closing whether we have available funds for a full or partial distribution of the remaining liquidation preference to the holders of the Series B Stock. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Post-Closing Business and Proceeds from the Sale of the ICS Business.”

Vote Required for Approval of the Proposal to Sell the ICS Business, the Name Change Charter Amendment, and Adjournment of the Annual Meeting (page 15)

The Proposal to Sell the ICS Business and the Name Change Charter Amendment must be approved by the affirmative vote of the holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote at the Annual Meeting. The Proposal to Adjourn the Annual Meeting must be approved by the affirmative vote of the holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present at the Annual Meeting. See “THE ANNUAL MEETING—Vote Required for Approval.”

The Annual Meeting (pages 3, 14)

See “Questions and Answers about the Annual Meeting” and “THE ANNUAL MEETING.”

Reasons for the Sale of the ICS Business (page 26); Recommendation of Our Board of Directors (page 53)

In reaching its determination to enter into the Acquisition Agreement and approve the sale of the ICS Business, our board of directors consulted with our management and our legal and financial advisors and considered a number of factors, including possible alternatives to the sale, the sale process and terms, and the opinion of NeXtAdvisors, LLC, a unit of North Point Advisors LLC, a member of FINRA (“NeXtAdvisors”), our financial advisor. After careful evaluation of the potential benefits, negative factors, and other material considerations relating to the sale of the ICS Business and the Acquisition Agreement, our board of directors concluded that the sale of the ICS Business and our entering into the Acquisition Agreement are advisable, fair to, and in the best interests of, eLoyalty and our stockholders.

Our board of directors recommends that you vote “FOR” the approval of the Proposal to Sell the ICS Business, “FOR” the Name Change Charter Amendment, and “FOR” the Proposal to Adjourn the Annual Meeting.

Interests of Certain Persons in the Sale of the ICS Business (page 37)

In considering the recommendation of our board of directors with respect to the Acquisition Agreement, our stockholders should be aware that some of our directors and executive officers have interests in the sale of the ICS Business that are different from, or in addition to, the interests of our stockholders generally. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Interests of Certain Persons in the Sale of the ICS Business.”

Opinion of NeXtAdvisors (page 30)

On March 11, 2011, NeXtAdvisors delivered its oral opinion, which opinion was subsequently confirmed in writing that day, to our board of directors to the effect that, as of such date and based upon the assumptions made, matters considered, and limits of such review, in each case as set forth in its opinion, the consideration to be received by eLoyalty pursuant to the proposed sale of the ICS Business to TeleTech was fair from a financial point of view to eLoyalty.

The full text of the written opinion of NeXtAdvisors, dated as of March 11, 2011, which sets forth the assumptions made, matters considered, and limits on the scope of the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. The summary of NeXtAdvisors’ opinion contained in this proxy statement is qualified by reference to the full text of NeXtAdvisors’ opinion, and you are encouraged to carefully read the opinion in its entirety. NeXtAdvisors’ opinion was delivered to our board of directors for its use and benefit in its evaluation of the sale of the ICS Business to TeleTech, does not address the merits of the underlying decision by eLoyalty to sell the ICS Business, and does not constitute a recommendation to any eLoyalty stockholder as to how to vote on the Proposal to Sell the ICS Business.

Governmental and Regulatory Approvals (page 35)

Neither eLoyalty nor TeleTech is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the sale of the ICS Business to TeleTech. If the parties discover that approvals or waiting periods are necessary, then they will seek to obtain or comply with them.

Certain U.S. Income Tax Consequences (page 35)

The sale of the ICS Business should not result in any current United States federal income tax consequences to our stockholders. We expect to recognize a gain for United States federal income tax purposes on the sale of the ICS Business. However, based on the results of an analysis that we have undertaken with assistance of our tax advisors, we expect that for United States federal income tax purposes all or substantially all of the taxable gain resulting from the sale of the ICS Business will be offset by available net operating losses. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Certain U.S Income Tax Consequences.”

Nature of Our Business Following the Sale of the ICS Business (pages 36, 73)

Following the sale of the ICS Business and the effectiveness of the Name Change Charter Amendment, we will continue to be a public company operating under the name Mattersight Corporation, and our Behavioral Analytics™ Service Business Unit will account for all of our revenues.

Terms of the Acquisition Agreement (page 39)

In the Acquisition Agreement, we make representations and warranties and have agreed to covenants, indemnification obligations, and other customary provisions. You are encouraged to read carefully the Acquisition Agreement in its entirety, a copy of which is attached hereto as Annex A, and “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement.”

Termination of the Acquisition Agreement (page 49)

The Acquisition Agreement may be terminated by either party if the sale of the ICS Business is not completed on or before July 3, 2011 or upon the issuance of an order or injunction by any governmental entity. TeleTech may terminate the Acquisition Agreement if (i) we do not receive stockholder approval of the Sale of the ICS Business by June 15, 2011, (ii) our board of directors withdraws its recommendation that our stockholders approve the Acquisition Agreement, (iii) we willfully and materially breach any of our obligations with respect to alternative acquisition proposals, (iv) we intentionally or recklessly breach any representation or warranty or covenant in the Acquisition Agreement such that conditions to TeleTech’s obligations to close are not met; or (v) any information we disclose to TeleTech after signing the Acquisition Agreement could reasonably be expected to give rise to a material adverse effect. We may terminate the Acquisition Agreement if (a) we enter into a third-party acquisition agreement that provides for a superior proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Covenants and Agreements”) prior to receipt of our stockholders’ approval or (b) TeleTech breaches any representation or warranty or covenant in the Acquisition Agreement such that conditions to our obligations to close are not met. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Covenants and Agreements.”

Termination Fee and Expense Reimbursement (page 50)

If the Acquisition Agreement is terminated under circumstances described in detail elsewhere in this proxy statement and in the Acquisition Agreement, then we will be obligated to pay TeleTech $1.5 million as a termination fee and/or up to $500,000 in reasonable out-of-pocket expenses incurred in connection with the proposed sale of the ICS Business. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Termination Fees”

Restrictions on Solicitation of Other Offers (page 44)

The Acquisition Agreement provides that, from the date of the Acquisition Agreement until the earlier of the closing date or the termination of the Acquisition Agreement in accordance with its terms, eLoyalty may not, directly or indirectly, initiate, solicit, encourage, or participate in any discussions regarding an acquisition proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Covenants and Agreements”) by a party other than TeleTech, subject to the exceptions described below. If, however, we receive an unsolicited acquisition proposal that our board of directors determines in good faith after consultation with our legal and financial advisors is, or is reasonably likely to result in, a superior proposal (as defined in “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Covenants and Agreements”) from a party other than TeleTech prior to receipt of our stockholders’ approval of the Proposal to Sell the ICS Business, and such offer does not arise from a breach of the restrictions on solicitation of other offers, we may furnish information concerning our business, properties, or assets pursuant to a confidentiality agreement and negotiate and participate in discussions and negotiations concerning an acquisition proposal. Further, prior to receipt of our stockholders’ approval of the Proposal to Sell the ICS Business, our board of directors may withdraw or modify its recommendation to vote for “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS” if our board determines in good faith, after receiving advice of legal and financial advisors and taking into account any binding offer by TeleTech to amend the terms of the Acquisition Agreement and other factors related to the certainty of the acquisition proposal, that the failure to take such action would be reasonably likely to constitute a breach by our board of its fiduciary duties to our stockholders under Delaware law. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Covenants and Agreements.”

Conditions to Closing (page 48)

The consummation of the transactions contemplated by the Acquisition Agreement is subject to, among other things, the approval of our stockholders described above, receipt of certain required third-party consents and approvals, each party’s respective representations and warranties in the Acquisition Agreement being true and correct as of the closing date to the standards described in the Acquisition Agreement, each party’s performance in all material respects of its obligations required to be performed under the Acquisition Agreement on or prior to the closing date, EBITDA for the ICS Business for the twelve month period ended on March 31, 2011 exceeding $8,000,000, and each party’s delivery to the other party of all applicable transaction documents pursuant to the Acquisition Agreement. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Acquisition Agreement—Conditions to the Sale of the ICS Business.”

Indemnification (page 50)

The Acquisition Agreement provides that, subject to specified exceptions, eLoyalty and TeleTech will be liable to each other for breaches of certain representations and warranties as set forth in the Acquisition Agreement if, and only to the extent, aggregate damages for such breaches exceed $200,000. Subject to certain exceptions set forth in the Acquisition Agreement, each party’s indemnification obligations are subject to a cap of $2.0 million. To provide a partial fund against which TeleTech may assert an indemnification claim pursuant to the foregoing, $1.5 million of the purchase price will be put in escrow and disbursed to us on the six month anniversary of the closing. In addition, we are required to indemnify TeleTech for any breach or failure by eLoyalty to perform any of the covenants of eLoyalty contained in the Acquisition Agreement, any liabilities arising from, or in connection with, any retained liability or any excluded asset, or from the noncompliance with any legal requirement related to fraud, intentional misrepresentation, or criminal acts committed by or on our behalf on or prior to the closing date.

Except as otherwise provided in the Acquisition Agreement, the indemnification provisions set forth in the Acquisition Agreement constitute the sole and exclusive remedy available to eLoyalty and TeleTech with respect to breaches of the representations, warranties, and covenants set forth in the Acquisition Agreement (other than each party’s right to specific performance or injunctive relief or in cases of other willful misconduct).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement that are not historical facts (such as those related to the closing of the transactions contemplated by the Acquisition Agreement, our intended operations after the closing, and our use of proceeds from the sale of the ICS Business) are “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” These forward-looking statements, which may be identified by use of words such as “plan,” “may,” “might,” “believe,” “expect,” “intend,” “could,” “would,” “should,” and other words and terms of similar meaning, in connection with any discussion of our prospects, financial statements, business, financial condition, revenues, results of operations, or liquidity, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to other factors and matters contained or incorporated in this document, important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements include, among other things:

•	the occurrence of any event, change, or other circumstance that could give rise to the termination of the Acquisition Agreement;

•

the inability to complete the transactions contemplated by the Acquisition Agreement due to the failure to satisfy the conditions to the completion of the transactions contemplated by the Acquisition Agreement, including the receipt of stockholder approval;

•	the failure of the transactions contemplated by the Acquisition Agreement to close for any other reason;

•	the parties’ ability to meet expectations regarding the timing for completion of the transactions contemplated by the Acquisition Agreement;

•	the retention of key employees at eLoyalty as a result of the transactions contemplated by the Acquisition Agreement;

•	business uncertainty and contractual restrictions during the pendency of the transactions contemplated by the Acquisition Agreement;

•	the possible effect of the announcement of the Acquisition Agreement and the transactions contemplated thereby on our customer and supplier relationships, operating results, and business generally;

•

the outcome of any legal proceedings that may be instituted against eLoyalty and others related to the Acquisition Agreement or the transactions contemplated thereby, including any dispute relating to the manner and time period in which the Company will satisfy obligations relating to the Series B Stock;

•	the inability of the ICS Business to achieve meaningful growth and sustainable profitability;

•	the amount of the purchase price adjustments, costs, fees, expenses and charges relating to the sale of the ICS Business;

•	the failure to operate our Behavioral Analytics™ Service Business Unit successfully;

•	changes in global or domestic economic conditions; and

•	competition generally and the increasingly competitive nature of our industry.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended January 1, 2011, filed with the SEC on March 17, 2011, which should be read in conjunction with this proxy statement. See “Where You Can Obtain Additional Information” on page 115. Many of the factors that will impact the completion of the proposed transactions are beyond our ability to control or predict.

In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance, or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as may be required by law.

THE ANNUAL MEETING

Time, Place, and Purpose of the Annual Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the Annual Meeting to be held at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, IL 60015 on Thursday, May 19, 2011, at 9:00 a.m. Central Time, or at any postponement or adjournment thereof. The proxy materials, together with a copy of eLoyalty’s Annual Report, are first being made available to our stockholders beginning on or about [—].

The purpose of the Annual Meeting is for our stockholders to consider and vote upon the Proposal to Sell the ICS Business, the Name Change Charter Amendment, the Proposal to Adjourn the Annual Meeting (if necessary or appropriate), the election of three Class III directors to serve for an ensuing term of three years, the ratification of the appointment of Grant Thornton LLP as our independent public accountants for 2011, the Say on Pay Proposal, and the Frequency Vote on Say on Pay.

Recommendation of Our Board of Directors

Our board of directors, after careful consideration, has approved the Acquisition Agreement and determined that the sale of the ICS Business is advisable, fair to, and in the best interests of, eLoyalty and our stockholders. Our board of directors recommends that you vote “FOR” the Proposal to Sell the ICS Business, “FOR” the Name Change Charter Amendment, “FOR” the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, “FOR” the election of the three directors identified herein, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for the 2011 fiscal year, “FOR” the Say on Pay Proposal, and for “3 YEARS” with respect to the Frequency Vote on Say on Pay. For a discussion of the material factors considered by our board of directors in reaching its conclusions regarding the sale of the ICS Business, see “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Reasons for the Sale of the ICS Business.”

Record Date and Quorum

Only holders of record of shares of eLoyalty Common Stock, $0.01 par value per share (“Common Stock”), and holders of record of shares of eLoyalty 7% Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Stock”; together with the Common Stock, “eLoyalty Stock”), at the close of business on March 24, 2011 (the “Record Date”) may vote at the Annual Meeting. On the Record Date, 19,162,325 shares of eLoyalty Stock, comprising 15,613,247 shares of Common Stock and 3,549,078 shares of Series B Stock, were outstanding and entitled to be voted at the Annual Meeting. Each share of eLoyalty Stock entitles the holder to one vote and both classes of eLoyalty Stock will vote together as a single class on (i) the Proposal to Sell the ICS Business, (ii) the Name Change Charter Amendment, (iii) the Proposal to Adjourn the Annual Meeting (if necessary or appropriate), (iv) the election of three Class III directors to serve for an ensuing term of three years, (v) the ratification of the appointment of Grant Thornton LLP as our independent public accountants for 2011, (vi) the Say on Pay Proposal, and (vii) the Frequency Vote on Say on Pay.

A quorum is necessary to hold a valid Annual Meeting. A quorum will be present at the Annual Meeting if the holders of a majority of the shares of eLoyalty Stock outstanding and entitled to vote generally in the election of directors on the Record Date are present, either in person or by proxy. Abstentions are counted for purposes of a quorum. Without your instructions, your broker or nominee is not permitted to use discretion and vote your shares on non-routine matters, such as the election of directors. Therefore, if you do not provide your broker or nominee instructions with respect to the election of directors, your shares will not be counted for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the Annual Meeting or if there are insufficient votes to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment (but sufficient votes to approve the Proposal to Adjourn the Annual Meeting), then the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Routine vs. Non-Routine Matters

The ratification of the appointment of Grant Thornton LLP as our independent public accountants for 2011 is considered to be a routine matter under applicable rules. A broker may generally vote on routine matters, and therefore there should be no broker non-votes in connection with this item. The Proposal to Sell the ICS Business, the Name Change Charter Amendment, the Proposal to Adjourn the Meeting, the election of directors, the Say on Pay Proposal, and the Frequency Vote on Say on Pay are considered to be non-routine matters under applicable rules. Because a broker cannot vote without instructions on non-routine matters, there may be broker non-votes on these Items.

Vote Required for Approval

The Proposal to Sell the ICS Business and the Name Change Charter Amendment must be approved by the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding as of the Record Date. For the Proposal to Sell the ICS Business and the Name Change Charter Amendment, you may vote “FOR” or “AGAINST” or you may “ABSTAIN.” Because the Proposal to Sell the ICS Business and the Name Change Charter Amendment require the approval of the holders of a majority of our shares outstanding as of the Record Date, both broker non-votes and abstentions would have the same effect as votes “AGAINST” such proposals.

The Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal must each be approved by the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting. A failure to vote your shares of eLoyalty Stock or a broker non-vote will have no effect on the outcome of the Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal. An abstention will have the same effect as voting “AGAINST” the Proposal to Adjourn the Annual Meeting, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, and the Say on Pay Proposal.

Our organizational documents do not provide for cumulative voting for directors. Therefore, the nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees for the three director seats who receive the most affirmative votes of shares outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. The Frequency Vote on Say on Pay will also be determined by a plurality of the votes cast at the Annual Meeting. This means that the frequency alternative that receives the most affirmative votes of shares outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting will be the choice of stockholders. With respect to the election of our directors and the Frequency Vote on Say on Pay, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, do not have the effect of votes “AGAINST” such proposal.

If your shares of eLoyalty Stock are held in “street name,” you will receive instructions from your broker, bank, or other nominee that you must follow in order to have your shares voted. Brokers who hold shares in “street name” for customers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Proposal to Sell the ICS Business, the Name Change Charter Amendment, the Proposal to Adjourn the Meeting, the election of directors, the Say on Pay Proposal, and the Frequency Vote on Say on Pay and, as a result, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will not be counted for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will have the same effect as a vote “AGAINST” the Proposal to Sell the ICS Business and the Name Change Charter Amendment, but will have no effect on the Proposal to Adjourn the Annual Meeting, the election of three Class III directors to serve for an ensuing term of three years, the ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, the Say on Pay Proposal, and the Frequency Vote on Say on Pay.

In connection with the Acquisition Agreement, our directors, executive officers, and certain stockholders have entered into voting agreements with TeleTech, dated as of March 17, 2011, the forms of which are attached hereto as Annex B. Pursuant to the terms of the voting agreements, each such stockholder agreed to vote all of his, her, or its shares of eLoyalty Stock for the approval of the Proposal to Sell the ICS Business and the Name Change Charter Amendment. As of the Record Date, these stockholders had voting power over approximately 48.5% of eLoyalty Stock. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Interests of Certain Persons in the Sale of the ICS Business” and “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Terms of the Voting Agreements.”

Voting, Proxies, and Revocation

You may vote by proxy or in person at the Annual Meeting.

Voting in Person—If you hold shares in your name as a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting or you may give us a signed proxy card before voting is closed. If you would like to attend the Annual Meeting, please bring proof of identification with you to the Annual Meeting. Even if you plan to attend the Annual Meeting, we strongly encourage you to submit a proxy for your shares in advance as described below, so your vote will be counted if you later decide not to attend. If your shares are held in “street name,” which means your shares are held of record by a broker, bank, or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a proxy from the record holder of the shares (your broker, bank, or nominee) authorizing you to vote at the Annual Meeting. To do this, you should contact your broker, bank, or nominee.

Voting by Proxy—If you are a holder of record of eLoyalty Stock (that is, you hold your stock in your own name) on the Record Date, you may submit a proxy with your voting instructions by any of the following methods:

•

Through the Internet: Go to the web address www.proxyvote.com and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card, at any time before 11:59 p.m. Eastern Time on May 18, 2011. Instructions are also provided on the website.

•

By Telephone: Call 1-800-690-6903 on a touch-tone telephone from anywhere within the United States or Canada at any time before 11:59 p.m. Eastern Time on May 18, 2011, and follow the instructions included with the Notice of the Annual Meeting or, if applicable, on your proxy card. Instructions are also provided by recorded telephone message.

•	By Mail: You may also complete, sign, and mail your proxy card using the instructions provided on it.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number before your proxy will be accepted. This number is included either with the Notice of the Annual Meeting or, if applicable, on your proxy card. Once you have indicated how you want to vote in accordance with the instructions provided, you will receive a confirmation that your proxy has been successfully submitted.

Properly executed proxies that do not contain specific voting instructions will be voted “FOR” the Proposal to Sell the ICS Business, “FOR” the Name Change Charter Amendment, “FOR” the Proposal to Adjourn the Annual Meeting (if necessary or appropriate), “FOR” the election of the nominees for director shown under “PROPOSAL #4: ELECTION OF DIRECTORS—Nominees,” “FOR” the ratification of the appointment of Grant Thornton LLP as our independent public accountants for 2011, “FOR” the Say on Pay Proposal, and for “3 YEARS” with respect to the Frequency Vote on Say on Pay.

Revocation of Proxy—Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the Annual Meeting. You may revoke your proxy at any time before the voting at the Annual Meeting by any of the following methods:

•	voting again at a later date by telephone or through the Internet—your latest voting instructions will be counted and your earlier instructions, using the same procedures, revoked;

•	submitting a new proxy that is properly signed with a later date;

•

sending a properly signed written notice of your revocation to eLoyalty’s Corporate Secretary, at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, Attention: Corporate Secretary; or

•	voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

If your shares are held in street name through a broker, bank, or other nominee, then you must contact your broker, bank, or nominee to revoke your proxy.

Adjournments and Postponements

The Annual Meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date, and place of the adjourned meeting. Approval of the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment requires, assuming a quorum is present, the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present in person or represented by proxy at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum is present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to effectively exercise their voting rights. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Proposals

The General Corporation Law of the State of Delaware does not provide for stockholder appraisal or dissenters’ rights in connection with the types of actions contemplated under any of the proposals on the Annual Meeting agenda.

Solicitation of Proxies

This proxy solicitation is being made and paid for by eLoyalty on behalf of its board of directors. Our directors, officers, and employees may solicit proxies by personal interview, mail, email, telephone, facsimile, or other means of communication. These directors, officers, and employees will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of eLoyalty Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for doing so.

Questions and Additional Information

If you have more questions about the Proposal to Sell the ICS Business, the Name Change Charter Amendment or any other proposals on the Annual Meeting agenda, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7000.

PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS

This section of the proxy statement describes the proposed sale of the ICS Business to TeleTech. However, we highly recommend that you also carefully read the Acquisition Agreement included as Annex A to this proxy statement for the complete terms of the sale of the ICS Business and other information that might be important to you.

Parties to the Acquisition Agreement

eLoyalty Corporation

eLoyalty is a customer interaction consulting and managed services company. We have been designing and implementing large-scale customer interaction solutions since 1990, and we possess unparalleled experience and qualifications in these application areas. We help our clients achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. We currently operate our business through two primary business units: the Behavioral Analytics™ Service and Integrated Contact Solutions. The Behavioral Analytics™ Service Business Unit focuses on solutions that improve the reliability of call recording and applies human behavioral modeling to analyze and improve customer interactions. The Behavioral Analytics™ Service is primarily a hosted solution and is delivered as a managed subscription service. The Integrated Contact Solutions Business Unit focuses on helping clients realize the benefits of transitioning their contact centers to a single network infrastructure from the traditional two-network (voice network and separate data network) model. We have agreed to sell our Integrated Contact Solutions Business Unit pursuant to the Acquisition Agreement.

Our principal executive offices are located at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, and the telephone number at our principal executive offices is (847) 582-7000. Effective June 1, 2011, our principal executive offices will be our location at 200 South Wacker Drive, Suite 820, Chicago, Illinois 60606, and our telephone number at our principal executive offices will be (877) 356-9252.

TeleTech Holdings, Inc.

TeleTech is one of the largest global providers of onshore, offshore and work from home business process outsourcing services focusing on revenue generation, customer and enterprise management, and technology-enabled solutions. TeleTech helps Global 1000 companies enhance their strategic capabilities, improve quality and lower costs by designing, implementing and managing their critical front- and back-office processes. TeleTech provides a 24 x 7, 365 day fully integrated global solution that spans people, process, proprietary technology and infrastructure for governments and private sector clients in the automotive, broadband, cable, financial services, government, healthcare, logistics, media and entertainment, retail, technology, travel, and wireline and wireless communication industries.

The principal executive offices of TeleTech are located at 9197 S. Peoria Street, Englewood, Colorado 80112 and the telephone number at its principal executive offices is (303) 397-8100.

Background of the Sale of the ICS Business

Our board of directors reviews regularly the performance of our business and our strategies, opportunities and objectives in the markets in which we operate. In conjunction with those reviews, we assess the short- and long-term prospects of our business units and our Company as a whole. We evaluate opportunities to grow our Company organically and also inorganically, by means of mergers, acquisitions, divestitures, asset sales, and strategic alliances with other companies.

At a November 2008 meeting of our board of directors, our board began to consider the possibility of selling our Integrated Contract Solutions Business Unit, which we refer to in this proxy statement as the “ICS Business.” Our board believed that the lack of synergies between our two principal business units resulted in an unclear investment proposition for both existing and new investors. Furthermore, our board believed that the sale of the ICS Business would enable the Company to focus its resources on growing the Behavioral Analytics™ Service Business Unit, which the Company believes has greater long-term market potential than the ICS Business. Following the meeting, our board and senior management consulted with investment banking firms to review our options.

At a February 2009 meeting of our board of directors, two investment banking firms presented their recommendations to our board and proposed valuation ranges of the ICS Business. Based on these recommendations, our board of directors determined not to proceed with a possible sale of the ICS Business at that time for several reasons, including, among other things, that the Behavioral Analytics™ Service Business Unit did not appear ready to operate as a standalone business. Furthermore, although the ICS Business was exhibiting improving performance, our board of directors and senior management did not believe that the Company would be able to obtain a favorable price in light of the then-current economic environment.

In October 2009, the Company received an unsolicited expression of interest from a bidder (“Party A”) for the purchase of the ICS Business. At a November 2009 meeting, our board of directors considered once again the potential benefits and effects of separating our principal business units. Our board of directors also reviewed certain updated valuation analyses for the ICS Business. At that time, our board of directors and senior management still did not believe that our Behavioral Analytics™ Service Business Unit was ready to operate as a standalone business. Among other things, the Behavioral Analytics™ Service Business Unit needed continued investment in new product development, a better developed sales function, and additional momentum from new contracts. Based on the updated valuation analyses and other factors, our board did not believe that it was an opportune time to pursue Party A’s expression of interest further.

In early 2010, our board of directors and senior management again reviewed the possibility of selling the ICS Business in order to focus on our Behavioral Analytics™ Service Business Unit. Our board discussed strategic alternatives at length at a meeting on February 8, 2010. On one hand, the Behavioral Analytics™ Service Business Unit had shown increased revenues, a growing contract pipeline, a maturing sales and marketing platform, and broadened product footprint. On the other hand, the ICS Business continued to demonstrate slowing managed services growth, an overreliance on consulting services, and customer concentration risk.

At a meeting on May 5, 2010, our board of directors had another detailed discussion regarding the sale of the ICS Business. Our board of directors considered several factors in favor of divesting the ICS Business, including the following:

•	the ICS Business would require significant investments to move forward, including investments in management, customer interaction solutions, and intellectual property;

•	the ICS Business was diverting key Behavioral Analytics™ Service Business Unit resources;

•	a sale of the ICS Business would enable management to apply proceeds from the sale and other key resources to support our Behavioral Analytics™ Service Business Unit;

•

the ICS Business faces potential future strategic threats as a result of clients’ increasing desire for one large vendor with a broad geographic presence that can support their entire converged network; and

•	the ICS Business’s results of operations were stabilizing, making it more attractive to potential bidders.

Our board instructed senior management to retain a financial advisor to assist it in exploring a potential sale of the ICS Business. Senior management discussed the potential engagement with various candidates over the next three weeks.

On June 8, 2010, eLoyalty retained NeXtAdvisors as its financial advisor for a sale of the ICS Business. From mid-June 2010 through mid-August 2010, our senior management and representatives of NeXtAdvisors worked together to develop analyses of the ICS Business, an electronic data room for due diligence purposes, strategies for marketing the ICS Business, market assessments, valuation ranges, a forecasted financial model, and lists of potential buyers. In late July 2010, NeXtAdvisors began contacting potential strategic and financial buyers.

At a meeting of our board of directors held on August 4, 2010, the board discussed the anticipated benefits, risks and effects of a sale of the ICS Business. The board’s principal conclusion was that eLoyalty could maximize stockholder value through a more strategic and singular focus on our Behavioral Analytics™ Service Business Unit following a sale of the ICS Business. Representatives of NeXtAdvisors discussed with our board the market for an enterprise asset sale, including an overview of potential buyers, the potential buyers contacted to date, valuation ranges, and strategies and timelines for the potential sale process. In addition, representatives of Winston & Strawn LLP, outside legal counsel for the Company (“Winston & Strawn”), made a presentation regarding the fiduciary duties of directors in the context of a sale transaction and discussed with our board of directors certain specific considerations in analyzing the sale of the ICS Business.

By the time of the meeting on August 4, 2010, NeXtAdvisors had contacted 43 buyers, nine of which executed confidentiality agreements and were granted access to the electronic data room. After the meeting, NeXtAdvisors continued to approach potential buyers and gauge interest in a potential sale of the ICS Business.

On September 1, 2010, our board of directors met to discuss the valuation of the ICS Business, optimal timing for the sale of the ICS Business, the strategy for the Behavioral Analytics™ Service Business Unit following the sale of the ICS Business, and potential uses of the anticipated proceeds from a sale of the ICS Business. Representatives of Winston & Strawn also discussed with our board of directors the impact that a sale of the ICS Business would have on the rights of the holders of Series B Stock. In particular, it was noted that the proposed sale would constitute a “liquidation” under the terms of the Certificate of Designations for the Series B Stock (the “Series B Designations”) and, as a result, the holders of Series B Stock would be entitled to receive a liquidation preference of approximately $19.4 million before any dividends or distributions could be made to the holders of Common Stock. Our board of directors discussed the merits of forming a special committee to review and evaluate the potential uses of proceeds and engage in discussions with the holders of Series B Stock.

After the September 1, 2010 board meeting and continuing through mid-October 2010, NeXtAdvisors continued to approach potential buyers. In total, NeXtAdvisors approached 62 parties, including TeleTech, regarding the potential sale of the ICS Business. Of the 62 parties, 38, including nine strategic buyers and 29 financial buyers, executed confidentiality agreements and thereafter received additional information and materials relating to the ICS Business. In addition to conducting follow-up telephone calls and providing additional information at the request of the prospective bidders, representatives of NeXtAdvisors and our senior management made presentations to 12 of the parties, including six strategic buyers and six financial buyers, that had executed a confidentiality agreement.

Of the 38 parties that executed confidentiality agreements, five parties submitted non-binding initial indications of interest relating to the sale of the ICS Business (the “Initial Indications”). The Initial Indications, which were submitted from mid- to late-October 2010, proposed material terms and conditions relating to the sale of the ICS Business, including, without limitation, the proposed purchase price for the ICS Business (ranging from $28 million to $45 million), purchase price adjustments based on a managed services amount and a working capital ratio, escrow terms, financing conditions, and exclusivity.

At a meeting of our board of directors on November 3, 2010, our senior management and representatives of NeXtAdvisors updated our board as to the status of the efforts undertaken to date in connection with the proposed sale of the ICS Business as well as a summary of the material terms of the Initial Indications. After assessing the Initial Indications, our board instructed NeXtAdvisors to notify two of the parties (referred to as “Party D” and “Party E”) that had submitted Initial Indications that their bids were low in comparison to the other bidders and eLoyalty would not be pursuing further discussions with them.

From early November 2010 through mid-December 2010, our senior management and representatives of NeXtAdvisors conducted follow-up telephone calls with the three remaining bidders (referred to as “Party B,” “Party C,” and “TeleTech”) to confirm the terms of their Initial Indications and negotiate the purchase price and other material terms, such as the working capital adjustment, the managed services amount, the escrow amount and duration, as well as the payout of additional contingent consideration based on the forecasted financial results of the ICS Business for the first quarter of 2011.

On November 5, 2010, representatives of NeXtAdvisors had a conference call with Party B to discuss the possibility of additional contingent consideration based on the forecasted first quarter 2011 financial results of the ICS Business.

On November 8, 2010, representatives of NeXtAdvisors had a conference call with Party C to discuss the additional contingent consideration based on the forecasted first quarter 2011 financial results of the ICS Business. Party C expressed a willingness to include additional contingent consideration, but stated that it was still determining the appropriate multiple to apply to the forecasted first quarter 2011 financial results of the ICS Business.

Also on November 8, 2010, representatives of NeXtAdvisors had a conference call with TeleTech, who indicated that its final offer was $43 million. In addition, subject to review by its counsel, TeleTech requested that 5% of the purchase price be held in escrow to ensure compliance with the Company’s representations and warranties set forth in any definitive agreement.

On November 10, 2010, our senior management and NeXtAdvisors sent Party B, Party C, and TeleTech updated financial information relating to the ICS Business, including actual third quarter 2010 financial results and forecasted results for the fourth quarter of 2010 and the first quarter of 2011.

On November 11, 2010, Party B submitted a revised non-binding indication of interest relating to the sale of the ICS Business, which proposed a bid range of $40 million to $45 million and expressed a willingness to increase the bid with additional contingent consideration.

On November 13, 2010, representatives of NeXtAdvisors and senior management had a conference call with Party C to discuss the material terms of Party C’s Initial Indication and clarify certain positions and calculations. Specifically, the parties addressed their respective definitions of the managed services amount and working capital adjustment and their opinions regarding the appropriate levels of each at the time of sale. Senior management determined that Party C was calculating the managed services amount and working capital adjustment in a different manner than Party B and TeleTech, which would result in eLoyalty receiving less cash at closing based on the latest available balance sheet of the ICS Business. Representatives of NeXtAdvisors, senior management, and Party C also discussed Party C’s requirements regarding capital expenditures, desired escrow amounts, and the ICS Business’ actual third quarter 2010 financial results and revised forecasted financial results for the fourth quarter of 2010 and the first quarter of 2011.

On November 15, 2010, Party C sent an email to NeXtAdvisors as a follow up to the conversation that took place on November 13, 2010. Party C indicated in its email a willingness to increase the proposed additional contingent consideration based on operating performance of the ICS Business in the first quarter of 2011. Party C proposed a risk sharing approach whereby the increase or decrease in trailing twelve-month EBITDA for the ICS Business at the end of the first quarter of 2011 would be divided in 60% and 40% proportions between and eLoyalty and Party C, respectively. Party C also proposed a reduction in its original bid from $40.5 million to $39.6 million. The reduction in Party C’s bid was based on the application of the implied multiple contained in their Initial Indication to the revised forecasted financial results of the ICS Business for the fourth quarter of 2010.

Party C also indicated in the email dated November 15, 2010 that it would reduce the escrow period from 24 months to 18 months, but would like to increase the amount to be held in escrow based on the same implied percentage in its Initial Indication, assuming the additional contingent consideration were paid out. Party C indicated a willingness to amend its capital expenditure requirements, subject to further diligence. Finally, Party C confirmed the manner in which it proposed purchase price adjustments based on the managed services amounts and working capital, which remained different from the calculations prepared by senior management and the other bidders.

On November 15, 2010, TeleTech submitted a revised non-binding indication of interest relating to the sale of the ICS Business, which, as discussed during the November 8, 2010 conference call, increased its original bid from $42 million to $43 million.

On November 17, 2010, our senior management had a meeting with Party B in an effort to determine the seriousness of Party B’s bid and assess its progress on securing financing. Our senior management discussed potential areas of synergies in an effort to assist Party B with its financial model to finalize their bid.

On November 21, 2010, representatives of NeXtAdvisors had a conference call with Party B’s bankers to discuss the bid range. The bankers tightened the bid range to $42 million to $45 million. The parties also discussed Party B’s ability to finance the transaction, as its Initial Indication included a financing contingency. Party B’s bank indicated it was currently in discussion with several other banks and private equity firms. They asked that Party B’s potential financing sources be granted access to the electronic data room, as well as be supplied with additional information regarding the ICS Business’ first quarter 2011 forecasted financial results. Data room access and the requested financial information were provided to two of Party B’s potential financing sources.

On December 1, 2010, representatives of NeXtAdvisors and our senior management had a conference call with Party B during which Party B indicated that its final bid was $40 million and it would not be offering any additional contingent consideration based on first quarter 2011 financial results of the ICS Business. Our senior management informed Party B that it did not expect to continue negotiations with Party B due to the lower purchase price and remaining financing uncertainties.

On December 7, 2010, our senior management and representatives of NeXtAdvisors held a telephonic meeting with our board to update them as to the status of the efforts undertaken to date in connection with the proposed sale of the ICS Business, as well as a summary of the key points requiring negotiation with the remaining bidders, Party C and TeleTech. Based on an analysis of the terms proposed, our board of directors authorized senior management to execute an exclusivity agreement with TeleTech. However, Party C’s bid continued to include unresolved working capital and escrow issues that, if resolved favorably for the Company, could result in Party C’s bid being more favorable than TeleTech’s. As a result, our board directed senior management and NeXtAdvisors to continue discussions with both bidders regarding working capital and escrow issues in their respective bids prior to executing an exclusivity agreement.

On December 8, 2010, representatives of NeXtAdvisors and senior management had a conference call with TeleTech to discuss the definition of working capital and working capital requirements at closing. During the course of the conference call, the parties reached an agreement on the definition of working capital and the appropriate ratio for making a working capital adjustment to the purchase price.

The following day, TeleTech submitted a further revised non-binding indication of interest relating to the sale of the ICS Business (the “TeleTech Second Revised Indication”). The TeleTech Second Revised Indication updated certain material terms, including the adjustment to the purchase price based on a working capital ratio, and the terms of the escrow, which was set at 5% of the purchase price to be held for a period of six months.

Over the next few days, representatives of NeXtAdvisors and senior management conducted a series of follow-up conference calls with TeleTech and Party C to further refine certain terms, including the adjustment to the purchase price based on the working capital ratio.

During a follow-up conference call with Party C on December 10, 2010, Party C confirmed that the proposed terms set forth in its email dated November 15, 2010 were final. Our senior management notified Party C that, as a result, it would not be pursuing further negotiations with Party C. Senior management also updated our board of directors on the results of its discussions over the preceding three days with TeleTech and Party C.

Also on December 10, 2010, TeleTech submitted a further revised non-binding indication of interest relating to the sale of the ICS Business (the “TeleTech Third Revised Indication”). The TeleTech Third Revised Indication reflected agreements made during conference calls between representatives of Winston & Strawn and Neal, Gerber & Eisenberg LLP, outside counsel to TeleTech (“Neal Gerber”).

On December 13, 2010, eLoyalty executed TeleTech’s Third Revised Indication (the “Executed Indication”), which included an exclusivity agreement pursuant to which eLoyalty agreed to only negotiate with TeleTech regarding the sale of the ICS Business for a period of sixty days. On December 13, 2010, TeleTech and its representatives were granted full access to the electronic data room that contained additional materials and documents relating to the ICS Business.

On December 20, 2010, our board of directors held a special telephonic meeting and determined to designate a special committee in connection with the sale of the ICS Business (the “Special Committee”). Our board determined to designate a special committee because the Series B Stock is entitled to certain rights and preferences upon the sale of the ICS Business, and certain members of the board are holders of Series B Stock or may be deemed affiliates of holders of Series B Stock. The members of the Special Committee, Messrs. Mullen, Kohler, and Staley, are disinterested directors who do not, directly or indirectly, hold any shares of Series B Stock. The Special Committee was designated for the purpose of reviewing and evaluating potential uses of proceeds from the sale of the ICS Business, including potential distributions to stockholders, and making a recommendation to the full board regarding such use of proceeds. The Special Committee held its first meeting on December 23, 2010.

On January 5, 2011, TeleTech delivered to eLoyalty a first draft of the Acquisition Agreement based on the Executed Indication. As TeleTech conducted its due diligence, Winston & Strawn and Neal Gerber began negotiations on the terms of the Acquisition Agreement. On January 13, 2011, our senior management, TeleTech, NeXtAdvisors, Winston & Strawn, and Neal Gerber held a meeting at the offices of Winston & Strawn to discuss Teletech’s initial draft of the Acquisition Agreement. Negotiations over the terms of the Acquisition Agreement focused primarily on the details of the purchase price adjustments, termination fees and expenses, the escrow amount, the scope of the representations and warranties, the indemnification cap, and the indemnification deductible, and continued for the next several weeks, with the parties exchanging multiple drafts of an Acquisition Agreement.

On January 20, 2011, the Special Committee held a meeting in order to analyze the expected net proceeds from the sale of the ICS Business under various assumptions provided by management. The Special Committee also reviewed the Behavioral Analytics™ Service Business Unit cash flow forecast, sales plan, development plan, and other projections provided by management.

On February 11, 2011, TeleTech informed senior management and NeXtAdvisors that TeleTech’s financial due diligence suggested higher projected general and administrative expenses for the ICS Business than those previously estimated. As a result, TeleTech believed that a reduction in the purchase price was warranted. NeXtAdvisors met with TeleTech on February 14, 2011 to discuss a purchase price reduction of approximately $2.15 million. The following day, our senior management, TeleTech, NeXtAdvisors, Winston & Strawn, and Neal Gerber met to continue negotiations over the proposed purchase price reduction and its interplay with the other open terms of the Acquisition Agreement, including the details of the purchase price adjustments, termination fees and expenses, the escrow amount, the indemnification cap, and the indemnification deductible.

The exclusivity period in the Executed Indication ended on February 11, 2011. As a result, senior management directed NeXtAdvisors to contact bidders that had expressed interest in the ICS Business in order to inform them of the developments with TeleTech and gauge their interest in renewing negotiations. NeXtAdvisors focused in particular on Party C and Party D. NeXtAdvisors provided certain updated financial information for the ICS Business to Party C and Party D and discussed with each of them over the next four days whether their prior bids could be increased. Party D did not express any interest in increasing its original bid range of $31 to $38 million.

On February 16, 2011, NeXtAdvisors and senior management updated our board of directors of the recent developments with TeleTech and discussed the benefits and effects of continuing negotiations with TeleTech or proceeding with discussions with other potential buyers. Our board of directors determined to pursue parallel paths of continuing negotiations TeleTech under the proposed purchase price reduction while continuing to try to make progress with Party C. NeXtAdvisors and senior management continued to discuss terms with Party C following the meeting on February 16, 2011. It was ultimately determined that there was little ability to achieve or confirm a higher bid from Party C than TeleTech’s revised bid. Party C’s proposal also continued to include escrow and working capital requirements that were significantly less favorable to the Company than TeleTech’s proposed terms.

Effective February 18, 2011, the Company and TeleTech executed an amendment to the Executed Indication, which reflected a revised purchase price of $40.85 million, extended of the exclusivity period until February 28, 2011, and contained various other terms negotiated at the February 15, 2011 meeting. On February 23, 2011, Neal Gerber delivered a revised draft of the Acquisition Agreement in order to reflect the recent negotiations.

Between February 14, 2011 and February 25, 2011, the Special Committee held four additional meetings in order to review and assess whether a distribution of net proceeds from the sale of the ICS Business was appropriate and in the best interests of the Company and its stockholders. Also during this time, the Special Committee engaged in discussions with our two largest holders of Series B Stock, Technology Crossover Ventures (“TCV”) and Sutter Hill Ventures (“SHV”), in order to discuss the proposed transaction in light of the provisions of the Series B Designations. See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT—Series B Stock Ownership Information.”

On February 28, 2011, our board of directors conducted a special meeting for the purpose of reviewing the terms of the proposed Acquisition Agreement. Also in attendance were representatives of NeXtAdvisors and Winston & Strawn. At this meeting, representatives of Winston & Strawn reviewed the material terms of the Acquisition Agreement and ancillary agreements, the current drafts of which had been previously circulated to and reviewed by all of the directors. Representatives of NeXtAdvisors reviewed with the board NeXtAdvisors’ financial analyses of the proposed transaction and indicated that, under the current terms, NeXtAdvisors would be in a position to issue a fairness opinion.

At the meeting on February 28, 2011, the Special Committee also provided its current recommendation to the board that, based on an analysis of expected net proceeds under various assumptions and a review of projections for the Behavioral Analytics™ Service Business Unit, an immediate distribution to stockholders of net proceeds from the sale of the ICS Business would not be advisable and in the best interests of the Company. The Special Committee also updated the board on its discussions with TCV and SHV. SHV appeared willing to execute a voting agreement as requested by TeleTech. On the other hand, TCV indicated that it would not execute a voting agreement unless an agreement or resolution was reached on the timing and manner of cash distributions to be made to the holders of Series B Stock following the sale of the ICS Business.

TeleTech required voting agreements representing approximately 50% of the outstanding voting power to be executed in connection with the Acquisition Agreement. Between March 2, 2011 and March 10, 2011, the Company entered into confidentiality agreements with certain significant stockholders, and senior management discussed the proposed sale of the ICS Business with such stockholders. These stockholders, together with the Company’s directors and executive officers, agreed to execute voting agreements binding them to vote in favor of the sale of the ICS Business at the Annual Meeting.

Between March 1, 2011 and March 10, 2011, the Company’s senior management, TeleTech, Neal Gerber, and Winston & Strawn continued to work toward finalizing the Acquisition Agreement. The parties primarily discussed disclosure schedules, working capital mechanics, and issues regarding transferred employees and accounting systems. Neal Gerber delivered a revised draft of the Acquisition Agreement on March 11, 2011.

On March 11, 2011, our board of directors conducted a special meeting for the purpose of updating its prior discussion on the proposed Acquisition Agreement. Also in attendance were representatives of NeXtAdvisors, Winston & Strawn, and Potter Anderson & Corroon LLP, special Delaware counsel for the Company (“Potter Anderson”). At this meeting, representatives of NeXtAdvisors reviewed with the board NeXtAdvisors’ financial analyses of the proposed transaction and presented the board with its oral opinion that the consideration to be received by eLoyalty was fair, from a financial point of view, to eLoyalty. Representatives of Winston & Strawn reviewed and discussed the directors’ fiduciary duties in approving the sale transaction and provided an update on the principal terms of the Acquisition Agreement. Winston & Strawn also discussed with the board certain factors in favor of the sale of the ICS Business, as well as certain risks and potentially negative factors.

Representatives of Winston & Strawn and Potter Anderson discussed with our board of directors the impact that a sale of the ICS Business would have on the rights of the holders of Series B Stock, including the position expressed by TCV, both directly and through its outside legal counsel, that a cash payment equal to the amount of the liquidation preference is due to the holders of Series B Stock immediately upon the closing of the proposed sale. Counsel advised our board that the Series B Designations do not specify the time period or manner in which the liquidation preference is to be paid to the holders of Series B Stock following the sale of the ICS Business. Counsel also advised that, prior to any distribution being made, the Series B Designations should be amended to clarify, among other things, whether a partial payment would reduce the liquidation preference and to specify the effect of a full payment of the liquidation preference on the future dividend and priority rights of the Series B Stock. Further, counsel discussed with the board that a payment of all or any portion of the liquidation preference requires a determination that the Company has funds available for distribution under state law and that a distribution is in the best interests of the Company’s stockholders as a whole.

After deliberating, our board of directors determined that the Acquisition Agreement and the transactions contemplated thereby were advisable, fair to, and in the best interests of eLoyalty stockholders, and voted unanimously (with one abstention) to approve them. Our board also voted unanimously (with one abstention) to designate the Special Committee as a standing committee of the board for the purposes of, among other things, assessing from time to time whether eLoyalty has available funds for a full or partial distribution of the liquidation preference to the holders of Series B Stock and continuing to engage in related discussions and negotiations with the holders of Series B Stock. Mr. Feinberg abstained from voting on both items after noting the lack of resolution with the holders of Series B Stock with respect to the payment of the liquidation preference. Later that day, NeXtAdvisors delivered the written fairness opinion attached hereto as Annex C.

Following the March 11, 2011 board meeting, Winston & Strawn, on behalf of eLoyalty, conducted telephonic discussions and negotiations with Neal Gerber, on behalf of TeleTech, in order to finalize the Acquisition Agreement and the related ancillary agreements. Between March 12, 2011 and March 17, 2011, TeleTech worked with certain employees of the ICS Business to finalize the terms of employment agreements with TeleTech, which will become effective upon the closing of the sale of the ICS Business.

On March 17, 2011, eLoyalty and TeleTech executed the Acquisition Agreement and ancillary agreements. On March 17, 2011, eLoyalty issued a press release announcing the sale of the ICS Business to TeleTech.

Reasons for the Sale of the ICS Business

Our board of directors recommends approving the sale of the ICS Business because we believe that separating the ICS Business from our Behavioral Analytics™ Service Business Unit will enhance our potential to maximize value for our stockholders. We believe that focusing on our Behavioral Analytics™ Service Business Unit will permit greater management focus on what we believe to be our greatest opportunity for growth and long-term stockholder value. Operating the businesses separately will better position each business to realize its full potential without any restrictions from the other.

In evaluating the Acquisition Agreement and the other transactions contemplated thereby, including the sale of the ICS Business, and recommending that our stockholders approve the sale of the ICS Business and approve the Acquisition Agreement in accordance with the applicable provisions of Delaware law, our board of directors consulted with our senior management, outside legal counsel, and financial advisors. Our board of directors also consulted with outside legal counsel regarding the board’s fiduciary duties, legal due diligence matters, and the terms of the Acquisition Agreement and related agreements. Based on these consultations, and the factors and the opinion of NeXtAdvisors discussed below and, in the case of the opinion, attached as Annex C, our board of directors concluded that the sale of the ICS Business was in the best interests of our stockholders and recommended that our stockholders adopt the Acquisition Agreement and approve the sale of the ICS Business.

The factors that our board of directors considered in reaching its determination included, but were not limited to, the following:

•	the amount of cash consideration to be received by us pursuant to the Acquisition Agreement;

•

financial information concerning the ICS Business and our Behavioral Analytics™ Service Business Unit, as well as current industry, economic, and market conditions relating to the ICS Business and our Behavioral Analytics™ Service Business Unit;

•	the possibility that the short- and long-term prospects of the ICS Business would continue to decline while the Behavioral Analytics™ Service Business Unit would continue to grow;

•	the need for long-term capital investment in both the ICS Business and our Behavioral Analytics™ Service Business Unit;

•

the facts that the ICS Business and our Behavioral Analytics™ Service Business Unit are two distinct segments without significant operating synergies and that the continued operation of the two businesses together may hinder their respective short- and long-term growth prospects;

•

the possibility that the Behavioral Analytics™ Service Business Unit’s current and prospective customers, employees, and business partners may prefer to work with us as a “pure play” technology solution company;

•	our belief that we could create a more focused brand, business model, and investment opportunity with our Behavioral Analytics™ Service Business Unit as a stand-alone business;

•	the increased focus our management could place on our growing Behavioral Analytics™ Service Business Unit following the sale of the ICS Business;

•	the fact that the ICS Business is almost entirely dependent on its relationship with Cisco Systems, Inc. and has demonstrated an overreliance on consulting services;

•

the extensive process we conducted with respect to the sale of the ICS Business, which covered a period of more than nine months and involved discussions with multiple parties to determine their interest in purchasing the ICS Business, none of which led to acquisition proposals that were as favorable to us as TeleTech’s proposal;

•	the financial projections for the ICS Business set forth under “Projected Financial Information” on page 28;

•

the financial presentation of our financial advisor, NeXtAdvisors, including its oral opinion delivered to our board of directors on March 11, 2011, and subsequently confirmed in writing on March 11, 2011 (the full text of which is attached as Annex C to this proxy statement) as to the fairness, from a financial point of view and as of the date of the opinion, to us of the consideration to be received by us in the sale of the ICS Business, as more fully described below under the caption “The Sale of the ICS Business—Opinion of NeXtAdvisors”;

•

the business reputation, management, and financial resources of TeleTech, which our board of directors believed supported the conclusion that a transaction with TeleTech could be completed relatively quickly and efficiently;

•	the fact that the sale of the ICS Business would enable us to benefit from our existing net operating loss carryforward;

•

the fact that the Acquisition Agreement affords our board of directors flexibility to consider, evaluate, and accept superior proposals and alternative transactions in the period after signing and prior to the approval of the sale of the ICS Business by our stockholders under certain circumstances set forth in the Acquisition Agreement;

•

the reasonable likelihood of the consummation of the sale of the ICS Business in light of the relatively limited conditions to TeleTech’s obligations to consummate the sale of the ICS Business, including the fact that the consummation of the sale of the ICS Business is not contingent on TeleTech’s ability to secure financing commitments; and

•

the alternatives available if we were not to sell the ICS Business to TeleTech, including independent pursuit of growth of the ICS Business, all of which involve meaningful risks and uncertainties and none of which, in the view of our board of directors, were as favorable to us and our stockholders as, nor more favorable to us and our stockholders than, the sale of the ICS Business.

Our board of directors also identified and considered a number of uncertainties, risks, and potentially negative factors in its deliberations concerning the sale of the ICS Business, including:

•

the possibility that the transactions contemplated by the Acquisition Agreement, including the sale of the ICS Business, might not be consummated, and the facts that if the sale of the ICS Business is not consummated, (i) our directors, executive officers, and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, (ii) we will have incurred significant transaction costs, and (iii) the potential negative market perception of our continuing business could potentially result in a loss of customers, business partners, and employees, any of which may have a material and adverse effect on our stock price and results of operations;

•

the effect of the public announcement of the sale of the ICS Business and the Acquisition Agreement, including effects on our sales and customer relationships, operating results, stock price, and our ability to attract and retain key management and sales and marketing personnel;

•	the resultant loss of revenue and gross profit from the ICS Business and the fact that our stockholders will not participate in any future profit or growth of the ICS Business;

•	the fact that, after the sale of the ICS Business, we will be entirely dependent on the performance of our Behavioral Analytics™ Service Business Unit, which has not been profitable to date;

•

the fact that the sale of the ICS Business is considered a “liquidation” under the terms of the Series B Designations and, as a result, would give rise to certain rights and preferences to the holders of Series B Stock;

•

the restrictions on the conduct of the ICS Business prior to completion of the sale of the ICS Business, requiring us to conduct the ICS Business only in the ordinary course, subject to specific limitations or TeleTech’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the sale of the ICS Business;

•

the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions, and the requirement that we pay TeleTech a termination fee and/or termination expenses in certain cases in the event of a termination of the Acquisition Agreement;

•	the risk we will not be able to satisfy some or all of the conditions to TeleTech’s obligations to consummate the sale of the ICS Business;

•	the risk that we could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the Acquisition Agreement;

•	the risk that unforeseen liabilities and expenses may be incurred that may limit the ultimate amount of net proceeds from the sale of the ICS Business;

•

the significant costs involved in consummating the sale of the ICS Business, including financial advisory fees, legal, accounting, and other costs, which we estimate to be approximately $2.0 million; and

•	the interests that our executive officers and directors may have with respect to the sale of the ICS Business in addition to their interests as stockholders of our company.

After careful and due consideration, our board of directors concluded that overall, the risks, uncertainties, restrictions, and potentially negative factors associated with the sale of the ICS Business were outweighed by the potential benefits of the sale of the ICS Business, and that many of these risks could be managed or mitigated prior to the consummation of the sale of the ICS Business or were unlikely to have a material adverse effect on our Company.

The foregoing information and factors considered by our board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by our board of directors. In view of the variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the sale of the ICS Business and the Acquisition Agreement. In addition, individual members of our board of directors may have given different weights to different factors. Our board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination.

Projected Financial Information

eLoyalty does not as a matter of course make public projections as to future performance or earnings due to the unpredictability of the underlying assumptions and estimates. However, certain non-public prospective financial information about the ICS Business was prepared by our senior management and made available to NeXtAdvisors, our board of directors, TeleTech, and other third-party bidders in connection with their consideration and evaluation of the proposed transaction.

We have included the material portion of the projections regarding the ICS Business in the table below to give our stockholders access to certain non-public information considered by NeXtAdvisors, our board of directors and TeleTech for purposes of considering and evaluating the proposed sale of the ICS Business. We have included in this proxy statement projections for the 2011 fiscal year, which were made available to NeXtAdvisors in February 2011 for purposes of preparing its financial analyses. Sets of projections for the fourth quarter of 2010 and the first quarter of 2011 were made available to NeXtAdvisors, TeleTech, and other third-party bidders during our negotiations for the sale of the ICS Business, but we do not believe that such projections are material for purposes of this proxy statement due to the fact that actual results for such periods are currently available or will be available prior to the date of the Annual Meeting.

As of the date of this proxy statement, we were not aware of anything that would materially change our projections for the 2011 fiscal year, but actual results might differ materially. The inclusion of this forecast should not be regarded as an indication that NeXtAdvisors, our board of directors, TeleTech, or any other recipient of the information considered, or now considers, it to be a reliable prediction of future results. You should not place undue reliance on the projected financial information set forth below. No one has made or makes any representation to any stockholder regarding this projected financial information.

Fiscal Year 2011 Forecast for the ICS Business
(in thousands)
Revenue	$61,625
Direct Costs	43,263

Gross Margin	18,362
Sales & Marketing	5,713
G&A Expenses	1,627

Total Operating Costs	7,340

Operating Margin	$11,022
Corporate G&A Expenses(1)	1,550

EBITDA	$9,472

(1)	Estimate of certain eLoyalty company-wide G&A expenses attributable to the ICS Business, including expenses related to staffing, facilities, insurance, accounting systems, and tax support.

We have advised recipients of our projected financial information that the information upon which it was based is subjective in many respects. The projected financial information reflects numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions, and other matters, all of which are difficult to predict and beyond our control. The projected financial information also reflects estimates and assumptions related to our business that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. In addition, we believe that projecting financial performance for the ICS Business is inherently difficult due to the nature of its revenue, particularly in the product resale portion of the ICS Business. As a result, the projected results might not be realized and actual results might be significantly better or worse than projected. The projected financial information was not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, our management, and none of TeleTech, our board of directors, or NeXtAdvisors was involved in the preparation of the projected financial information or has any responsibility for the projected financial information.

The projected financial information has been prepared on a basis substantially consistent with the accounting principles used in our historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the projected financial information was compiled, the inclusion of the projected financial information in this proxy statement should not be regarded as an indication that such projected financial information will be an accurate prediction of future events, and this information should not be relied on as such. Except as required by applicable securities laws, eLoyalty does not intend to update or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Opinion of NeXtAdvisors

Opinion

On March 11, 2011, at a meeting of our board of directors held to evaluate the transaction, NeXtAdvisors, a unit of North Point Advisors LLC, a member of FINRA1, our financial advisor, delivered to our board an oral opinion, confirmed by delivery of a written opinion, dated March 11, 2011, to the effect that, based upon and subject to the limitations and qualifications set forth in the opinion, as of the date of the opinion, the consideration to be received by eLoyalty in the sale of the ICS Business is fair from a financial point of view to eLoyalty.

The full text of the NeXtAdvisors opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by NeXtAdvisors. This opinion is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. We encourage our stockholders to read this opinion carefully in its entirety.

The opinion (i) does not address the merits of the underlying business decision to enter into the proposed transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the proposed transaction; (iii) is not a recommendation as to how our board of directors or any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction; and (iv) does not indicate that the consideration received is the best possibly attainable under any circumstances. Instead, the opinion merely states whether the consideration in the proposed transaction is within a range suggested by certain financial analyses discussed with and approved in advance by eLoyalty, which analyses did not include the Excluded Analyses (as defined below), among others. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which the opinion is based. In rendering the opinion, NeXtAdvisors expressed no opinion with respect to the amount or nature of any compensation to any of our officers, directors, or employees, or any class of such persons, relative to the consideration to be received by eLoyalty in the proposed transaction, or with respect to the fairness of any such compensation. The opinion should not be construed as creating any fiduciary duty on the part of NeXtAdvisors to any party.

In connection with the opinion, NeXtAdvisors made such reviews, analyses, and inquiries as it deemed necessary and appropriate under the circumstances. NeXtAdvisors also took into account its assessment of general economic, market, and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. NeXtAdvisors’ procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below.

NeXtAdvisors, among other things:

•

Reviewed certain internal financial information and other data relating to the ICS Business and its financial prospects that were provided to NeXtAdvisors by the management of eLoyalty, including financial forecasts and estimates prepared by the management of eLoyalty;

•

Discussed certain short and long-term challenges that management of eLoyalty believes confront eLoyalty if eLoyalty were to retain the ICS Business, including without limitation the question of customer concentration;

•

Reviewed information obtained during discussions with members of the management and our board of directors concerning certain aspects of the proposed transaction and the business and financial prospects of the ICS Business;

[1]

North Point Advisors, LLC is a securities broker/dealer registered with FINRA and the Securities and Exchange Commission and has registered offices in California and Illinois. North Point conducts business out of its Illinois office under the name NeXtAdvisors.

•

Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that NeXtAdvisors deemed relevant, and an analysis of selected transactions that NeXtAdvisors deemed relevant;

•	Compared the financial terms of the proposed transaction with publicly-available financial terms of certain other transactions that NeXtAdvisors’ believed to be generally relevant;

•	Reviewed a draft of the Acquisition Agreement dated March 10, 2011;

•	Discussed the information referred to above and the background and other elements of the proposed transaction with the management of eLoyalty; and

•	Conducted such other analyses and considered such other factors as NeXtAdvisors deemed appropriate.

In performing its analyses and rendering the opinion with respect to the proposed transaction, NeXtAdvisors, with our consent:

•

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including our management, and did not independently verify such information;

•

Relied upon the fact that our board of directors and the Company have been advised by counsel as to all legal matters with respect to the proposed transaction, including whether all procedures required by law to be taken in connection with the proposed transaction have been duly, validly, and timely taken;

•

Assumed that any estimates, evaluations, forecasts, and projections furnished to NeXtAdvisors were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	Assumed that information supplied and representations made by our management are substantially accurate regarding the Company and the proposed transaction;

•	Assumed that the representations and warranties made in the Acquisition Agreement are substantially accurate;

•	Assumed that the final versions of all documents reviewed by NeXtAdvisors in draft form conform in all material respects to the drafts reviewed;

•

Assumed that there has been no material change in the assets, financial condition, business, or prospects of the ICS Business since the date of the most recent financial statements and other information made available to NeXtAdvisors;

•

Assumed that all of the conditions required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the Acquisition Agreement without any amendments thereto or any waivers of any material terms or conditions thereof; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on eLoyalty.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon. Furthermore, in NeXtAdvisors’ analysis and in connection with the preparation of the opinion, NeXtAdvisors has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the proposed transaction.

NeXtAdvisors prepared the opinion effective as of its date. This opinion is necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of that date, and NeXtAdvisors disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to the attention of NeXtAdvisors after the date of the opinion.

NeXtAdvisors did not evaluate our solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise), nor was NeXtAdvisors furnished with any such evaluations or appraisals.

NeXtAdvisors did not express any opinion as to the market price or value of the Common Stock after announcement of the proposed transaction. The opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, or an analysis of our credit worthiness, and does not address the legal, tax or accounting consequences of the proposed transaction on eLoyalty or the holders of its securities. NeXtAdvisors has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Furthermore, NeXtAdvisors, with eLoyalty’s consent, (i) did not review or perform any analyses with respect to any business of eLoyalty other than the ICS Business, and (ii) did not review or perform any analyses relating to the historical trading prices of the Common Stock, including without limitation any comparison of the consideration to be received by eLoyalty in the proposed transaction, on the one hand, to such historical trading prices and the value of our other businesses, on the other (the excluded analyses described in clauses (i) and (ii) are referred to together herein as the “Excluded Analyses”).

The opinion was furnished for the use and benefit of our board of directors in connection with its evaluation of the transaction. In addition, our board of directors has not asked NeXtAdvisors to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of eLoyalty. The opinion has been approved by the Opinion Review Committee of NeXtAdvisors.

Financial Analyses

The following is a summary of the material analyses that NeXtAdvisors prepared in connection with its opinion. This summary includes information presented in tabular format. In order to understand fully the financial analyses used by NeXtAdvisors, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In performing its financial analyses, NeXtAdvisors noted the following:

•	The ICS Business, including its revenue and EBITDA, is almost entirely dependent on its relationship with Cisco Systems, Inc.;

•	Client losses occurred in the first and second quarters of 2010; and

•

The ICS Business’ EBITDA is dependent on an estimated Corporate G&A expense allocation of $1.5 million in 2010, calculated by management. Financial forecasts incorporate this estimate, with a 3% per year inflation assumption beginning in 2011. NeXtAdvisors did not separately assess the validity of this allocation.

The summary set forth below does not purport to be a complete description of the analyses performed by NeXtAdvisors in arriving at its opinion. The fact that any specific analysis has been referred to in the summary below or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to the ICS Business or the proposed sale of the ICS Business, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, NeXtAdvisors did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, NeXtAdvisors believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of NeXtAdvisors, create an incomplete and misleading view of the analyses underlying NeXtAdvisors’ opinion.

Selected Comparable Public Company Analysis

Based on public and other available information, NeXtAdvisors calculated the multiples of enterprise value (EV) to 2010 calendar year EBITDA for selected communication services companies. As the ICS Business’ 2010 calendar year EBITDA also represents its last twelve months’ (LTM) EBITDA, NeXtAdvisors considered the corresponding period for the selected companies. For the purposes of its analysis, NeXtAdvisors defined enterprise value as equity value plus any debt, preferred stock, and minority interest less cash and cash equivalents; NeXtAdvisors defined EBITDA as earnings before interest, taxes, depreciation and amortization adjusted for one-time expenses and non-cash charges including stock-based compensation expense. Companies were selected, among other reasons, because they share similar business characteristics with the ICS Business based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to the ICS Business. The 2010 revenue of each of the selected companies exceeds that of the ICS Business, and none of the selected companies is almost entirely dependent on any single vendor or provider as is the case for the ICS Business. Accordingly, NeXtAdvisors made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. The companies selected include:

•	Black Box Corporation

•	Cbeyond, Inc.

•	Hickory Tech Corporation

The following table sets forth the multiples indicated by this analysis, as compared to the purchase price multiple of 5.7x 2010 EBITDA:

	Range of All Companies	First Quartile	Third Quartile
EV / 2010A EBITDA	5.2x – 6.9x	5.3x	6.2x

Selected M&A Transactions Analysis

NeXtAdvisors selected the three transactions listed below based on having a similar operational characteristics and financial metrics to the ICS Business as well as having publicly available information. Using this information, NeXtAdvisors calculated the multiples of enterprise value to LTM EBITDA. Given the lack of recent comparably sized transactions with public information, NeXtAdvisors included the $3.2 billion sale of Dimension Data Holdings plc to Nippon Telegraph & Telephone Corporation. Due to the size and global diversity of the Dimension Data business ($4.2 billion in LTM revenue at time of the acquisition), NeXtAdvisors applied a 50% discount to the multiple paid by Nippon Telegraph & Telephone Corporation. It should also be noted that at the time of the Enventis Telecom acquisition, Black Box Corporation, Cbeyond, Inc. and Hickory Tech Corporation were trading at an median of 12.1x LTM EBITDA. At the time of the Berbee Information Networks Corporation acquisition, the group was trading at a median of 9.8x LTM EBITDA. As of market close on March 10, 2011, the day before NeXtAdvisors issued its opinion, this group was trading at 5.5x LTM EBITDA.

Date Announced	Target	Acquirer

7/15/10	Dimension Data Holdings plc	Nippon Telegraph & Telephone Corporation

9/18/06	Berbee Information Networks Corporation	CDW Corporation

11/9/05	Enventis Telecom	Hickory Tech Corporation

The following table sets forth the multiples indicated by this analysis, as compared to the purchase price multiple of 5.7x 2010 (LTM) EBITDA:

	Range of All Companies	First Quartile	Third Quartile
EV / LTM EBITDA*	4.8x – 8.4x	5.6x	7.4x

*	Reflects adjustment for Dimension Data

Discounted Cash Flow Analysis

NeXtAdvisors performed a discounted cash flow analysis of the ICS Business based upon estimates provided by management, including forward looking estimates relating to standalone costs for the ICS Business (including, without limitation, annual estimated corporate costs of operating the ICS Business as a stand-alone company of approximately $1.55 million in 2011 and inflating at 3% per year thereafter). For the second, third, and fourth quarters of fiscal year 2011 and for fiscal years 2012, 2013, and 2014, respectively, after-tax unlevered free cash flow estimates for the ICS Business of $0.9, $1.4, $1.8, $14.1, $10.8, and $14.4 million, were utilized. For purposes of the analysis, NeXtAdvisors assumed a 35% standalone corporate tax rate. NeXtAdvisors calculated an implied range of terminal values for the ICS Business using a range of exit multiples of EBITDA from 4.0x to 7.0x. The unlevered free cash flows were then discounted to present values using a range of discount rates from 40.0% to 50.0%, which were derived based on substantial risks in the ICS Business. Most notably, there are significant risks associated with the ICS Business’ almost entire dependence on Cisco Systems, Inc. as a result of, among other things, the ICS Business’ reliance on Cisco’s technology, product positioning, pricing, and discounting strategies. This was highlighted in the first and second quarters of 2010, when the ICS Business lost two clients as a result of acquisition-related and corporate level decisions to switch from Cisco to other competitors’ platforms. An additional factor considered in determining the discount rate range is the inherent difficulty projecting financial performance, particularly the product resale portion of the ICS Business. This issue has been experienced in recent quarter performance and near-term forecast revisions, which have seen significant positive and negative deviations from original forecasts. The discounted cash flow analysis indicated the following approximate enterprise value reference ranges for the ICS Business, as compared to the purchase price of $40.85 million:

($ Millions)	Low	High
Discounted Cash Flow	$37.4	$60.8

Engagement of NeXtAdvisors

NeXtAdvisors is a strategic advisory firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and private placements. With more than 20 years of experience, the principals of NeXtAdvisors have collectively completed more than 280 transactions totaling over $41 billion in value across a diverse industry spectrum. The amount of consideration to be paid to eLoyalty was determined by negotiation between eLoyalty and TeleTech, not by recommendation of NeXtAdvisors. Our board of directors retained NeXtAdvisors to render the opinion because of its substantial experience in transactions similar to the proposed transaction, its knowledge of the ICS Business, and the terms under which NeXtAdvisors proposed to undertake the engagement.

NeXtAdvisors was retained by means of an engagement letter dated June 8, 2010 (as amended as of February 24, 2011). We have agreed to pay NeXtAdvisors an aggregate fee of 1.5% of the aggregate transaction consideration, which is contingent on the completion of the transaction. In addition, we agreed to pay NeXtAdvisors an initial retainer fee of $25,000 and an opinion fee of $250,000 upon delivery of its fairness opinion, neither of which is contingent upon consummation of the proposed transaction. The initial retainer fee and opinion fee are both fully creditable against the aggregate fee above. eLoyalty also agreed to reimburse NeXtAdvisors for its reasonable out-of-pocket expenses and to indemnify NeXtAdvisors against certain liabilities arising from its engagement. Other than this engagement, during the prior two years, NeXtAdvisors has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation contemplated.

Governmental and Regulatory Approvals

Neither eLoyalty nor TeleTech is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the sale of the ICS Business to TeleTech. If the parties discover that approvals or waiting periods are necessary, then they will seek to obtain or comply with them.

Certain U.S. Income Tax Consequences

The following is a summary of certain United States income tax consequences to the Company and our stockholders on the sale of the ICS Business. The summary regarding the United States federal income tax consequences is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and existing interpretations thereof as of the date hereof, all of which are subject to change, possibly with retroactive effect.

No ruling has been sought, and no opinion of counsel has been received, as to the tax treatment of the sale of the ICS Business to us or our stockholders, and the discussion herein is not binding on the Internal Revenue Service or any other taxing authority or any court of competent jurisdiction.

Unless otherwise stated herein, this discussion does not address state, local, non-U.S., or non-income tax consequences to us or our stockholders. The discussion also does not address different tax consequences that may result with respect to future transactions or distributions by the Company. Stockholders should consult with their own tax advisors if they want to better understand the tax consequences of the sale of the ICS Business.

Stockholders

The sale of the ICS Business should not result in any current United States federal income tax consequences to our stockholders.

eLoyalty

General

We expect to recognize a gain for United States federal income tax purposes on the sale of the ICS Business. However, based on the results of an analysis that we have undertaken with the assistance of our tax advisors, we expect that for United States federal income tax purposes all or substantially all of the taxable gain resulting from the sale of the ICS Business will be offset by available net operating losses. Depending upon several factors, the current use of net operating losses to offset the gain on the sale of the ICS Business may result in the Company incurring more United States federal income taxes in subsequent years than we would have incurred if we had not sold the ICS Business.

Alternative Minimum Tax

Because of the rules in the Code regarding the use of net operating losses, we expect that the sale of the ICS Business will result in the Company incurring some United States federal alternative minimum tax in the year of the sale.

State and Local Income Taxes

Because of different state rules on the use of net operating losses, we expect that the sale of the ICS Business will result in the Company incurring state and local income taxes in the year of the sale.

Effects on eLoyalty if the Sale of the ICS Business is Completed

If the Proposal to Sell the ICS Business is approved by our stockholders at the Annual Meeting and the sale of the ICS Business is completed, we will sell the ICS Business to TeleTech and continue to operate our Behavioral Analytics™ Service Business Unit, which will be our only remaining business, and we will remain a public company.

Post-Closing Business and Proceeds from the Sale of the ICS Business

After giving effect to our payment of estimated transaction fees and expenses and before giving effect to purchase price adjustments set forth in the Acquisition Agreement, we estimate that the net cash proceeds from our sale of the ICS Business will be approximately $38.9 million. The purchase price adjustments set forth in the Acquisition Agreement will cause the actual amount of net cash proceeds to vary from this estimate. The purchase price adjustments will require that we transfer cash with the ICS Business at closing representing certain net managed services amounts (generally, unearned revenue less prepaid expenses), which amounts were equal to approximately $11.7 million as of January 1, 2011.

Upon the closing of the sale of the ICS Business, our board of directors and management will focus their attention on our Behavioral Analytics™ Service Business Unit, which will be our only remaining business. We intend to analyze possibilities for enhancing our Behavioral Analytics™ Service Business Unit that may have been less available to us, due to resource issues or otherwise, when we operated both the ICS Business and the Behavioral Analytics™ Service Business Unit.

Our goals following the conclusion of the sale of the ICS Business will be to continue to grow and diversify revenue in our Behavioral Analytics™ Service business and improve gross margin. To achieve growth, we plan to implement distribution strategies that may include expanding our U.S. direct sales capabilities, studying international expansion possibilities, and considering strategic partnerships. We also intend to implement certain product strategies that may include deploying distinct new applications, such as customer attrition, back office, and fraud prevention.

Upon the closing of the sale of the ICS Business, we will face a number of risks and uncertainties. The ICS Business has historically accounted for a substantial portion of our revenues. Without that source of revenue, there will be additional pressure on our Behavioral Analytics™ Service business to grow revenues and achieve profitability. Our Behavioral Analytics™ Service business has never been profitable and we cannot provide you any assurance regarding when or if the Behavioral Analytics™ Service business will achieve profitability. After the closing of the sale of the ICS Business, we will be a small public company with a substantial cash balance. This may make us an attractive takeover target and we may be subject to unsolicited bids, which could become distracting to management and may ultimately not be in the best interests of our stockholders.

The closing of the sale of the ICS Business will constitute a “liquidation” under the terms of the Series B Designations. As a result, the holders of Series B Stock will be entitled to receive a liquidation preference of approximately $19.4 million before any dividends or distributions could be made to the holders of Common Stock. We currently expect to pay approximately $1.3 million of the liquidation preference, which amount represents dividends in arrears, immediately following the closing. TCV, the holder of a majority of the outstanding Series B Stock, has expressed its position, both directly and through outside legal counsel, that a cash payment equal to the full amount of the liquidation preference is due to the holders of Series B Stock immediately upon the closing of the proposed sale of the ICS Business. We do not believe that the Series B Designations specify the time period or manner in which the liquidation preference is to be paid to the holders of Series B Stock following the sale of the ICS Business. We believe that a payment of all or any portion of the liquidation preference requires a determination that the Company has funds available for distribution under state law and that a distribution is in the best interests of the Company’s stockholders as a whole. We also believe that, prior to any distribution being made, the Series B Designations should be amended to clarify, among other things, whether a partial payment would reduce the liquidation preference and to specify the effect of a full payment of the liquidation preference on the future dividend and priority rights of the Series B Stock. An amendment to these provisions of the Series B Designations would require the consent of a majority of the outstanding Series B Stock.

In December 2010, our board of directors formed a Special Committee to review and evaluate the potential uses of proceeds from the proposed sale of the ICS Business and engage in discussions with the holders of Series B Stock. Our board of directors determined to designate the Special Committee because certain members of the board are holders of Series B Stock or may be deemed affiliates of holders of Series B Stock. The members of the Special Committee, Messrs. Mullen, Kohler, and Staley, are disinterested directors who do not, directly or indirectly, hold any shares of Series B Stock. The Special Committee has initially recommended to the board that, based on an analysis of expected net proceeds under various assumptions and a review of Behavioral Analytics™ projections, an immediate distribution to stockholders with net proceeds from the sale of the ICS Business would not be advisable and in the best interests of the Company’s stockholders as a whole. Following this recommendation, our board determined to designate the Special Committee as a standing committee for the purposes of, among other things, assessing from time to time whether eLoyalty has available funds for a full or partial distribution of the liquidation preference to the holders of Series B Stock and continuing to engage in related discussions and negotiations with the holders of Series B Stock.

Through the Special Committee, we are currently in discussions with TCV and other holders of Series B Stock as to the timing and manner of any distributions to the holders of Series B Stock following the closing of the proposed sale. No assurance may be given that we will reach a mutually agreeable resolution of these matters prior to closing. In the absence of such resolution, it is possible that TCV or other holders of Series B Stock could seek to enforce their rights to receive the liquidation preference.

Effects on eLoyalty if the Sale of the ICS Business is Not Completed

If the sale of the ICS Business is not completed as currently contemplated by the Acquisition Agreement, we would continue to conduct our business as currently conducted and would evaluate all available strategic alternatives. If the Acquisition Agreement is terminated under certain specified circumstances, we might be required to pay TeleTech a termination fee of $1.5 million and/or reimburse TeleTech for its reasonable out-of-pocket expenses in an amount not to exceed $500,000.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Sell the ICS Business may vote against the proposal, but under the General Corporation Law of the state of Delaware, appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Interests of Certain Persons in the Sale of the ICS Business

In considering the recommendation of our board of directors with respect to the Acquisition Agreement, our stockholders should be aware that our directors and executive officers have interests in the sale of the ICS Business that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them in adopting the Acquisition Agreement and approving the sale of the ICS Business and recommending that our stockholders approve the sale of the ICS Business.

Employment Agreement with Mr. Pollema

The sale of the ICS Business constitutes a change of control under the terms of the current employment agreement with Steven C. Pollema, our Vice President, Integrated Contact Solutions Business Unit.

Mr. Pollema’s employment agreement provides that a failure by eLoyalty to assign his agreement in connection with a change of control would give rise to the right of Mr. Pollema to terminate his agreement for “good reason” and receive severance as described under the terms of his agreement. Mr. Pollema has executed a termination letter with respect to his existing employment agreement with eLoyalty and entered into a new employment agreement with TeleTech, each of which is contingent upon the closing of the sale of the ICS Business. Under the terms of Mr. Pollema’s new employment agreement with TeleTech, Mr. Pollema will be entitled to receive from TeleTech a minimum base salary, an annual bonus incentive, restricted stock units, severance compensation for certain termination events, and other customary benefits for an agreement of this type.

Performance Unit Awards held by Mr. Pollema

In November 2009, Mr. Pollema was awarded 15,000 performance units under our 1999 Stock Incentive Plan. The sale of the ICS Business constitutes an acceleration event for these performance units that may require a payment to Mr. Pollema. The value of the aggregate incentive pool, of which Mr. Pollema is entitled to approximately 17%, is equal to 15% of the amount by which the net purchase price (as defined under the program) for the ICS Business exceeds $36 million. The actual amount of the incentive pool will be determined by the Compensation Committee of the board (the “Compensation Committee”) following completion of the sale under the terms of the program. Any distribution approved by the Compensation Committee will be settled in shares of Common Stock, with the number of shares being determined by dividing the ultimate value of the incentive pool, if any, by the 10-day average closing price of the Common Stock as of the distribution date.

Employment Agreement with Mr. Conway

The sale of the ICS Business constitutes a change of control under the terms of the employment agreement with Kelly Conway, our President and Chief Executive Officer. Mr. Conway’s employment agreement provides that, upon a change of control, the vesting of his restricted stock awards and stock option grants shall be accelerated for a period of three years following the change of control. If the sale of the ICS Business closes as proposed, Mr. Conway would be entitled to vesting of 476,278 shares of Common Stock and 31,250 options. The sale of the ICS Business would also constitute “good reason” under the terms of the employment agreement, which would allow Mr. Conway to terminate his employment and receive severance. The Compensation Committee and Mr. Conway are currently discussing certain amendments to Mr. Conway’s employment agreement that would include, among other things, a waiver of certain rights that would arise upon the closing of the proposed sale of the ICS Business. These rights include accelerated vesting with respect to a portion of Mr. Conway’s restricted stock and “good reason” severance rights. In view of the reduction in the size and scope of the Company’s operations following the sale of the ICS Business, it is expected that the employment agreement amendments would also include reductions in Mr. Conway’s base salary, target bonus amount, and future severance rights. Finally, in consideration of these amendments and in recognition of Mr. Conway’s significant efforts in connection with the proposed sale transaction, it is expected that the employment agreement amendments will provide for a transaction bonus payable to Mr. Conway upon the closing of the proposed sale. We expect that the amendments to Mr. Conway’s employment agreement will be finalized prior to closing the proposed sale of the ICS Business.

Series B Stock Liquidation Preference

Mr. Tench Coxe, Chairman of our board of directors, is managing director of the general partner of Sutter Hill Ventures, which together with its affiliates currently holds approximately 37% of our outstanding Series B Stock. Mr. Coxe may be deemed to have beneficial ownership of such Series B Stock under the rules and regulations of the SEC. Certain of our other directors hold shares of Series B Stock in amounts representing less than 1% of the total outstanding Series B Stock. The closing of the sale of the ICS Business will constitute a “liquidation” under the terms of the Series B Designations. As a result, the holders of Series B Stock will be entitled to receive a liquidation preference of approximately $19.4 million before any dividends or distributions could be made to the holders of Common Stock. Of this amount, we currently expect to pay approximately $1.3 million, representing dividends in arrears, immediately following the closing. In addition, our board of directors has designated a Special Committee for the purposes of, among other things, assessing from time to time whether eLoyalty has available funds for a full or partial distribution of the remaining liquidation preference to the holders of Series B Stock, and continuing to engage in related discussions and negotiations with TCV, the holder of a majority of the outstanding Series B Stock, and the other holders of Series B Stock. See “PROPOSAL #1: PROPOSAL TO SELL THE ICS BUSINESS—Post-Closing Business and Proceeds from the Sale of the ICS Business.”

Voting Agreement

Our directors, executive officers, and certain stockholders have entered into voting agreements with TeleTech, dated as of March 17, 2011, the forms of which are attached hereto as Annex B. See “—Terms of the Voting Agreements.”

Terms of the Acquisition Agreement

The following is a summary of the material terms of the Acquisition Agreement. This summary does not purport to describe all the terms of the Acquisition Agreement and is qualified by reference to the complete Acquisition Agreement, which is attached to this proxy statement as Annex A and which we incorporate into this proxy statement by reference. We urge you to read the Acquisition Agreement carefully and in its entirety because it, and not the summary set forth in this proxy statement, is the legal document that governs the sale of the ICS Business.

The terms of the Acquisition Agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the sale of the ICS Business. The Acquisition Agreement contains representations and warranties that we, on the one hand, and TeleTech, on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the sale of the ICS Business, as well as their indemnity rights, and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, certain representations and warranties relate to information that is not known currently by either party and have been negotiated such that the risk that such representations or warranties are ultimately shown to not be true is allocated between the parties.

In addition, such representations and warranties are qualified by information in confidential disclosure schedules that we provided TeleTech in connection with signing the Acquisition Agreement. While we do not believe that the disclosure schedules contain information which has not been previously publicly disclosed and that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the attached Acquisition Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are modified by the underlying disclosure schedules. These disclosure schedules contain certain information that has been included in our prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Acquisition Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

General; Purchase Price

Pursuant to the terms of the Acquisition Agreement, upon the closing of the sale of the ICS Business, TeleTech will make a cash payment of $40,850,000 to the Company, subject to the adjustments described below. Of the total purchase price, $1,500,000 will be funded into an escrow account to satisfy our obligations, if any, under any indemnity claims that may be made by TeleTech.

The purchase price is subject to adjustment based on a managed services amount (generally, unearned revenue less prepaid expenses) as of the closing date, which we will be required to transfer with the ICS Business. The purchase price will also be adjusted to the extent the ICS Business’s working capital ratio (generally, the ratio of current assets, excluding prepaid cost deferrals, to current liabilities, excluding unearned revenue) is greater or less than 1.21 as of the closing date. The purchase price will initially be adjusted at closing based upon the financial statements of the ICS Business as of the last day of the prior fiscal month. The purchase price will be further adjusted within 60 days of the closing date to reflect any increases or decreases of the Managed Service amount or working capital ratio based on the financial statements of the ICS Business as of the closing date. If we dispute TeleTech’s calculations within 20 days of our receipt of such calculations, and any such dispute cannot be resolved within 10 days, then the disputed calculations will be submitted to an independent accounting firm for final determination.

Scope of Purchased Assets, Excluded Assets, Assumed Liabilities, and Excluded Liabilities

The assets we propose to sell to TeleTech consist of substantially all of the assets of the ICS Business, including, without limitation, the following assets (to the extent they are necessary for or primarily used in the ICS Business): all accounts receivable; all pre-paid cost deferrals relating to the ICS Business; certain assumed real property leases; certain equipment (leased and owned); certain assumed contracts; all rights to causes of action, lawsuits and similar claims (except to the extent they relate to excluded assets or retained liabilities) relating to the ICS Business; intellectual property (including the registered trademark / trade name “eLoyalty”); all books and records; all goodwill relating to the ICS Business; certain licenses and permits; cash and cash equivalents in an amount equal to the amount of the working capital and managed services adjustments described above; insurance proceeds relating to any purchased assets (to the extent the corresponding liability is an assumed liability); and all equity interests in eLoyalty International Limited (our wholly-owned Irish subsidiary, referred to in this proxy statement as the “Irish Sub”).

Certain of our assets are specifically excluded from the purchased assets pursuant to the terms of the Acquisition Agreement, including the following assets: intercompany accounts receivable; assets used in connection with the continuing business (provided that such assets are not necessary for or primarily related to the ICS Business); assets relating to our benefit plans; assets primarily related to retained liabilities; intellectual property unrelated to the ICS Business; certain real property interests; equity interests in all of our subsidiaries other than the Irish Sub; certain licenses and permits; insurance policies (other than proceeds thereunder relating to purchased assets); and certain marketing materials.

Under the terms of the Acquisition Agreement, TeleTech will assume certain liabilities relating to the ICS Business, including the following liabilities: obligations under the executory portion of assumed contracts; certain liabilities relating to transferred employees; certain obligations associated with unearned revenue relating to assumed contracts; certain employment and payroll taxes relating to transferred employees; certain taxes related to the Irish Sub; certain real and personal property taxes relating to the purchased assets; and certain environmental liabilities relating to the assumed real property leases. TeleTech will not assume the following retained liabilities: any liability relating to the excluded assets; certain liabilities related to benefit plans; our liabilities arising under the Acquisition Agreement; all indebtedness for borrowed money; environmental liabilities not related to assumed real property leases; certain liabilities related to current and former employees; certain taxes; accounts payable relating to contracts that are not assumed by TeleTech; and liabilities related to indebtedness.

Closing

Closing of the sale of the ICS Business under the Acquisition Agreement will occur on the date that is the Company’s first month-end for accounting purposes following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the adoption and approval of the sale of the ICS Business and the Acquisition Agreement by the holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote at the Annual Meeting, or at such other time as we and TeleTech may agree upon in writing.

Representations and Warranties

The Acquisition Agreement contains a number of customary representations and warranties applicable to us, subject in some cases to customary qualifications, relating to, among other things, the following:

•	our valid existence and good standing, and other corporate matters;

•	authorization, valid execution and delivery, and enforceability of the Acquisition Agreement;

•	binding effect of the Acquisition Agreement and the other agreements contemplated thereby;

•	conflicts or violations under charter documents, contracts and instruments of law;

•	governmental consents, permits, approvals and filings required in connection with the sale of the ICS Business;

•	title, condition, and sufficiency of the purchased assets;

•	equipment related to the ICS Business;

•	receivables in respect of the ICS Business;

•	delivery and accuracy of financial statements related to the Company and the ICS Business;

•	filing and accuracy of the Company’s SEC reports;

•	tax matters related to the ICS Business and the Irish Sub;

•	absence of certain changes to the ICS Business since September 25, 2010;

•	absence of undisclosed liabilities;

•	pending or threatened litigation related to the Company or the purchased assets;

•	real property leases related to the ICS Business;

•	material contracts related to the ICS Business;

•	licenses and permits related to the ICS Business;

•	liabilities related to products sold and services provided by the ICS Business;

•	compliance with laws applicable to the ICS Business;

•	environmental matters related to the assumed real estate leases;

•	intellectual property matters related to the ICS Business;

•	software used in or related to the ICS Business;

•	insurance matters related to the ICS Business;

•	labor and employee benefit matters related to the ICS Business;

•	customers and suppliers related to the ICS Business;

•	transactions between the Company and its affiliates in respect of the ICS Business;

•	brokers’ or finders’ fees, and other fees with respect to the sale of the ICS Business;

•	our board’s approval of the sale of the ICS Business and the Acquisition Agreement;

•	requisite stockholder approval of the sale of the ICS Business;

•	solvency of the Company after giving effect to the sale of the ICS Business;

•	opinion of financial advisor;

•	information contained in this proxy statement; and

•	matters with respect to government contracts related to the ICS Business.

Certain representations and warranties in the Acquisition Agreement provide exceptions for items that are not reasonably likely to have a “Material Adverse Effect.” For purposes of the Acquisition Agreement, a “Material Adverse Effect” means any material adverse effect, circumstance, or change, or any violation or other matter, if such material adverse effect, circumstance, change, violation, or other matter, either individually or in the aggregate with all other effects, circumstances, changes, violations or other matters, has or could reasonably be expected to have (either before or after the closing of the sale of the ICS Business), a material adverse effect on the business, prospects, assets, condition (including financial condition) or results of operations of the ICS Business, taken as a whole, but excluding any effect, circumstance, change, violation, or other matter to the extent directly resulting from or directly attributable to any of the following:

•

economic effects or changes that are generally applicable to the industries or markets in which the ICS Business operates (except to the extent such effect or change disproportionately affects the ICS Business);

•	general changes in the United States or world financial markets or general economic conditions (except to the extent such change disproportionately affects the ICS Business);

•

any adverse change, event, development or effect arising from or relating to (i) any laws or regulatory conditions issued by any governmental authority that does not relate only to the ICS Business or (ii) any changes in generally accepted accounting principals or other accounting requirements or principles or interpretation thereof;

•	the announcement, pendency, or consummation of the transactions contemplated by the Acquisition Agreement;

•	actions or omissions of the Company or any of its subsidiaries that are taken after the date of the Acquisition Agreement and required thereby or taken with the prior written consent of TeleTech; and

•

the commencement or continuation of a natural disaster, war, armed hostilities, acts of terrorism, or any other local, international, or national calamity, whether or not involving the United States (except to the extent such occurrence disproportionately affects the ICS Business).

If any material adverse effect, circumstance, change, violation, or other matter relating to the financial condition or results of operations of the ICS Business taken as a whole, in the aggregate with all other such effects, circumstances, changes, violations, or other matters, could not reasonably be expected to result in (i) losses or liability to TeleTech of $750,000 or more in the aggregate within 12 months after the closing date or (ii) EBITDA, as defined in the Acquisition Agreement, for any twelve month period ending at the end of a calendar quarter during 2011 equaling no more than 92.5% of EBITDA for the corresponding twelve month period ended at the end of the corresponding calendar quarter during 2010, then such effect, circumstance, change, violation, or other matter will not be deemed a Material Adverse Effect; provided, however that if the results in (i) or (ii) could be reasonably expected, then such effect, circumstance, change, violation, or other matter will be deemed a Material Adverse Effect.

The Acquisition Agreement also contains a number of customary representations and warranties applicable to TeleTech, subject in some cases to customary qualifications, relating to, among other things, the following:

•	TeleTech’s corporate organization, valid existence and good standing, and other corporate matters;

•	authorization, valid execution and delivery, and enforceability of the Acquisition Agreement;

•	binding effect of the Acquisition Agreement and the other agreements contemplated thereby;

•	conflicts or violations under charter documents, contracts, and instruments of law;

•	governmental consents, permits, approvals, and filings required in connection with the sale of the ICS Business;

•	brokers’ or finders’ fees, and other fees with respect to the sale of the ICS Business;

•	sufficiency of funds; and

•	pending or threatened material litigation.

Covenants and Agreements

Conduct of ICS Business Prior to Closing

Under the Acquisition Agreement, we have agreed that, until the closing of the sale of the ICS Business or the earlier termination of the Acquisition Agreement, except as expressly contemplated by the Acquisition Agreement or as set forth in the confidential disclosure schedules to the Acquisition Agreement, we will operate the ICS Business in the ordinary course of commercial operations customarily engaged in by the ICS Business consistent with past custom and practice and will use commercially reasonable efforts to:

•

maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for the purchased assets to replace or repair, as applicable, such purchased assets;

•	preserve intact all business organizations in respect of the ICS Business;

•	keep available the services of the current officers and employees of the ICS Business;

•	preserve the ICS Business’s relationships with customers, creditors, and suppliers;

•	maintain books, accounts, and records in respect of the ICS Business; and

•	comply with any applicable laws.

We have also agreed that, until the closing of the sale of the ICS Business or the earlier termination of the Acquisition Agreement, except as expressly contemplated by the Acquisition Agreement, as set forth in the confidential disclosure schedules to the Acquisition Agreement, as required by applicable law, or as consented to by TeleTech, we will not:

•	amend any of our organizational documents in any manner which could reasonably be expected to adversely affect the sale of the ICS Business;

•	merge or consolidate with any entity or acquire any interest in any business or entity that in any manner could reasonably be expected to adversely affect the sale of the ICS Business;

•	liquidate, dissolve, or effect any recapitalization or reorganization in any form;

•

sell, lease, license, transfer, encumber, or otherwise dispose of any of the purchased assets or any interests therein that are material, individually or in the aggregate, to the ICS Business, except for such assets or interests therein that are used, consumed, performed, replaced, or sold in the ordinary course of business or permitted encumbrances;

•	create, incur, assume, or suffer to exist any new encumbrance (except permitted encumbrances) affecting any of the purchased assets;

•

change any of our accounting principles or practices used in the preparation of financial statements, or revalue or reclassify in any material respect any of the purchased assets or assumed liabilities, except as required by generally accepted accounting principles;

•

change in any material respect our pricing policies or credit practices, the rate or timing of our payment of accounts payable or our collection of accounts receivable or change our earnings accrual rates on contracts, except as required by generally accepted accounting principles;

•	fail to pay any creditor any amount owed to such creditor in the ordinary course of business in accordance with our business practices, unless such amount is being contested or disputed in good faith;

•	enter into or renew any contract with or engage in any transaction with any affiliate for which TeleTech could have any liability;

•

make any capital investment in, any loan to or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) which could reasonably be expected, individually or in the aggregate, to adversely affect any of the purchased assets;

•

except for the purchase of supplies in the ordinary course of business, make any capital expenditures or commitments for capital expenditures involving more than $50,000 in respect of the ICS Business;

•	enter into, terminate, renew, amend in any material respect, or waive any material right under, any material contract, except in the ordinary course of business;

•	take or fail to take any action that will cause a termination of or material breach or default under any material contract;

•

make or change any material tax election, settle or compromise any material tax liability, file any amendment to a tax return, settle any material claim or material assessment in respect of taxes or consent to any extension or waivers of the limitation period applicable to any material claim or assessment in respect of taxes, or change in any respect any accounting method in respect of taxes, with respect to the ICS Business or the purchased assets, subject to certain limited exceptions;

•

settle or compromise any pending or threatened legal proceeding for more than $50,000 in any way that would have any adverse impact upon, or create any material liability for, TeleTech or, after the closing, the ICS Business;

•

except as required by applicable law, in accordance with the terms of any benefit plan, or with respect to any individual who will not become an employee of TeleTech, (i) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former manager, officer, employee or any agent of the ICS Business, (ii) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements, (iii) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any manager, officer, or consultant of the ICS Business, other than execution of our standard employment terms and conditions by new employees in the ordinary course of business, (iv) establish, adopt, or amend any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock, or other benefit plan or arrangement covering any present or former manager, director, officer, or employee, or any beneficiaries thereof, of the ICS Business, (v) undertake any office closing or employee layoffs, except in the ordinary course of business, or (vi) increase the compensation, bonus, or other benefits payable or to become payable to any manager, director, or officer or employee of the ICS Business, except in the ordinary course of business;

•	cancel or fail to renew all current insurance policies in respect of the ICS Business at the same limits in effect as of the date of the Acquisition Agreement up to and through the closing date;

•

take or fail to take any action that may have any adverse impact upon, or create any material liability for, TeleTech or the ICS Business relating to the infringement of any intellectual property right of any other person; or

•

agree, resolve or commit to do any of the foregoing or any other action that would be reasonably likely to cause any of the conditions to the consummation of the transactions contemplated by the Acquisition Agreement to not be satisfied.

Solicitation of Other Offers and Restrictions on Solicitations of Other Offers

The Acquisition Agreement provides that, until the closing of the sale of the ICS Business or the earlier termination of the Acquisition Agreement, we will not (nor will we authorize or permit any of our representatives, affiliates, subsidiaries, officers, directors, employees, or advisors to):

•	directly or indirectly solicit, initiate, or encourage the submission of any Acquisition Proposal (as defined below);

•

enter into any letter of intent, agreement in principle, acquisition agreement, or any other similar agreement with respect to any Acquisition Proposal (each, a “Third Party Acquisition Agreement”); or

•

directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding the restrictions set forth above, until receipt of the requisite stockholder approval of the Acquisition Agreement, we may, in response to an unsolicited Acquisition Proposal that does not result in a breach of the restrictions set forth above, (i) furnish information to the person making such Acquisition Proposal pursuant to a customary confidentiality and standstill agreement not less restrictive than the confidentiality agreement between us and TeleTech related to the sale of the ICS Business and (ii) participate in discussions or negotiations with such person regarding any Acquisition Proposal, if our board (a) believes in good faith the Acquisition Proposal to be bona fide, (b) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), (d) determines that the failure to take any of the above actions would not be consistent with its fiduciary duties to our stockholders, and (d) provides to TeleTech, within 48 hours of receiving an Acquisition Proposal, the materials terms thereof along with the identify of the person making it. We must keep TeleTech reasonably informed of the status of any such Acquisition Proposal.

Neither our board nor any committee thereof will withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TeleTech, its recommendation that our stockholders approve the Acquisition Agreement or approve or recommend or propose publicly to approve or recommend to our stockholders, or otherwise permit or cause the Company to accept or enter into, an Acquisition Proposal (any such action, an “Adverse Recommendation Change”). In addition, the Company will not approve, recommend, publicly propose or enter into any Third Party Acquisition Agreement, nor, with certain exceptions, release any third party from, or waive any provisions of, any confidentiality and standstill agreement to which the Company is a party. Notwithstanding the foregoing, if our board, prior to receipt of the requisite stockholder approval of the Acquisition Agreement, (i) receives an Acquisition Proposal that does not result in a breach of the Acquisition Agreement and that it determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) constitutes a Superior Proposal, and (ii) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to our stockholders, then the board may (a) make an Adverse Recommendation Change and/or (b) cause the Company to enter into a Third Party Acquisition Agreement with respect to such Superior Proposal, but only if we have concurrently with entering into such Third Party Acquisition Agreement terminated this Acquisition Agreement pursuant to its terms.

If our board determines to effect an Adverse Recommendation Change or to authorize the Company to enter into a Third Party Acquisition Agreement with respect to a Superior Proposal, we must provide written notice to TeleTech thereof, along with a copy of the Superior Proposal, at least five days prior to such Adverse Recommendation Change or Third Party Acquisition Agreement becoming effective; provided that any material amendment to the terms of such Superior Proposal after the initial notice will require us to provide a new notice to TeleTech and restart the five day period referred to above. In determining whether to effect an Adverse Recommendation Change or to cause the Company to enter into a Third Party Acquisition Agreement in response to a Superior Proposal, our board will negotiate in good faith with TeleTech (to the extent TeleTech desires to negotiate) with respect to any offer from TeleTech and take into account in good faith any changes to the terms of this Acquisition Agreement proposed by TeleTech (in response to an Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal.

The term “Acquisition Proposal” means any written inquiry, proposal, or offer relating to a possible (i) amalgamation, merger, consolidation, tender offer, or similar transaction involving the ICS Business or the Company, other than an amalgamation, merger, consolidation, or similar transaction involving the Company but not involving the purchased assets or assets to which TeleTech receives benefit under the Transition Services Agreement; (ii) sale, lease, or other disposition, directly or indirectly (including by way of merger, consolidation, share, or unit exchange or otherwise) of any of the purchased assets or assets to which TeleTech receives benefit under the Transition Services Agreement, other than the sale, lease, or other disposition of the purchased assets used, consumed, replaced, or sold in the ordinary course of business; (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share, or unit exchange or otherwise) our securities (or options, rights, or warrants to purchase or securities convertible into, such securities) other than option grants to our employees in the ordinary course of business or any issuance, sale, or other disposition that will close after the sale of the ICS Business to TeleTech and which will not preclude the consummation of such sale; (iv) liquidation, dissolution, recapitalization, or other similar type of transaction with respect to the Company other than any of the purchased assets or assets to which TeleTech receives benefit under the Transition Services Agreement or any such transaction that will close after the sale of the ICS Business to TeleTech and which will not preclude the consummation of such sale; (v) transaction which is similar in form, substance, or purpose to any of the foregoing transactions; or (vi) public announcement of an agreement, proposal, plan, or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” does not include (a) the transactions contemplated by the Acquisition Agreement or (b) any transaction not involving the purchased assets or assets to which TeleTech receives benefit under the Transition Services Agreement.

The term “Superior Proposal” means any bona fide Acquisition Proposal, including any Acquisition Proposal relating solely to the ICS Business, made by a third party (i) on terms which our board determines in good faith, after consultation with the Company’s outside legal counsel and qualified financial advisors, to be more favorable from a financial point of view to our stockholders than the transactions contemplated by the Acquisition Agreement, taking into account all the terms and conditions of such proposal, and the Acquisition Agreement (including any proposal by TeleTech to amend the terms of the Acquisition Agreement and the transactions contemplated thereby), (ii) that is not subject to a financing condition (and if financing is required, such financing is then fully committed to the third party), (iii) that includes termination rights of the third party on terms no less favorable to the Company than the terms set forth in the Acquisition Agreement, and (iv) that, in the good faith, reasonable judgment of our board is reasonably capable of being completed, taking into account all financial, regulatory, legal, and other aspects of such proposal, without unreasonable delay, all from a third party capable of performing such terms.

Stockholder Approval

We agreed to hold a stockholders’ meeting as soon as reasonably practicable following the execution of the Acquisition Agreement and the mailing of the related proxy statement for the purpose of voting on the approval of the sale of the ICS Business. Pursuant to the terms of the Acquisition Agreement, our board will use its reasonable, good faith efforts to obtain the approval of our stockholders of the sale of the ICS Business.

Other Covenants and Agreements

The Acquisition Agreement contains certain other customary covenants and agreements relating to, among other things:

•

the providing of notice information with respect to any matter arising after the execution of the Acquisition Agreement which, if existing or occurring prior to such execution, would have been required to be disclosed under the terms of the Acquisition Agreement;

•	the filing of this proxy statement with the SEC (and cooperation in response to any comments from the SEC with respect to such statement);

•	TeleTech’s access to our properties, management, books, and records in respect of the ICS Business;

•	the parties’ retention of business records relating to periods prior to the closing date for a period of six years after the execution of the Acquisition Agreement;

•

the giving of all required notices to third parties and governmental authorities, and the use of commercially reasonable efforts to obtain all licenses and permits, consents, waivers, approvals, authorizations, declarations, and filings that are required to consummate the transactions contemplated by the Acquisition Agreement;

•	affiliate agreements;

•	confidentiality;

•	the use of the eLoyalty mark and logo;

•	the delivery of monthly financial statements and a pre-closing financial statement in respect of the ICS Business;

•

the use of commercially reasonable efforts to cooperate with and assist TeleTech (i) in transferring all transferrable licenses and permits to TeleTech to the extent such licenses and permits are not necessary or desirable for the Company after the closing, (ii) in obtaining for TeleTech those licenses and permits as may be necessary to operate and conduct the ICS Business as now conducted or to occupy any premises in which the ICS Business is operated or conducted, (iii) in negotiating in good faith with the applicable third parties buyout agreements, early termination agreements, or similar agreements with respect to certain leased equipment, and (iv) in negotiating in good faith with the applicable third parties agreements regarding TeleTech’s use after the closing of certain intellectual property and software licenses; and

•	cooperation in good faith prior to the closing to amend and update certain exhibits to the Acquisition Agreement.

Employee Matters

On the closing date, TeleTech will make offers of employment to certain of our employees identified by them and listed on the confidential disclosure schedule to the Acquisition Agreement. Any such employee who accepts TeleTech’s offer of employment and commences employment with TeleTech shall be referred to, individually, as a “Transferred Employee” and, collectively, as the “Transferred Employees.” Following the closing date, TeleTech will provide (i) to each Transferred Employee compensation at least equal to that provided by us to such Transferred Employee immediately prior to the closing date and (ii) to Transferred Employees generally, employee benefits comparable, in the aggregate, to those provided by TeleTech to similarly situated employees of TeleTech. In addition, TeleTech has agreed, with certain exceptions, to take the following actions with respect to Transferred Employees: (a) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any TeleTech benefit plans; (b) provide each Transferred Employee, to the extent commercially practicable, with credit for any payments toward out of pocket limits and deductibles paid prior to the closing date in satisfying any applicable deductible or out-of-pocket requirements under any TeleTech benefit plan; and (c) for eligibility and vesting purposes (but not benefit accruals) treat all service by the Transferred Employees with the Company before the closing date as service with TeleTech.

Pursuant to the terms of the Acquisition Agreement, we will remain responsible for the payment of all wages and other remuneration due to our employees with respect to their services as our employees prior to the closing date. TeleTech will not assume any obligations to any of our current or former employees, including but not limited to any obligations, commitments, or liabilities related to employment, compensation, severance, and benefits incurred on or prior to the closing date, except for certain non-benefit related liabilities reflected on the ICS Business’s closing date balance sheet. We will hold TeleTech harmless from and against all direct and indirect costs, expenses, and liabilities of any sort arising from or relating to any claims by or on behalf of our employees with respect to liabilities under our benefit plans, severance pay, or termination pay, liabilities relating to consultation requirements with any works council or union, and transfers or undertakings in the applicable foreign jurisdiction, and similar obligations relating to the termination of such employees’ employment with the Company. In addition, we agreed to terminate, waive, and release any rights or remedies that we may have with respect to the solicitation of employment or employment by TeleTech of any Transferred Employee, including any claims or rights we may have against TeleTech or any Transferred Employee under any non-hire, non-solicitation, non-competition, confidentiality, or employment agreement or any cause of action based on similar rights arising by contract, at common law, or by statute or regulation. In addition, we and TeleTech agreed to comply (and to cooperate in good faith to the extent necessary to permit each party to comply) with certain applicable federal, state, local, and foreign laws, rules and regulations regarding the transfer of employees.

Conditions to the Sale of the ICS Business

Conditions to Each Party’s Obligation

Each party’s obligation to complete the sale of the ICS Business is subject to the satisfaction or waiver of the following conditions:

•	there must exist no valid judicial order which prohibits the consummation of the transactions contemplated by the Acquisition Agreement; and

•

the sale of the ICS Business and the Acquisition Agreement must have been approved by the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote at the Annual Meeting (sometimes referred to in this proxy statement as the requisite stockholder approval).

Conditions to TeleTech’s Obligation

TeleTech’s obligation to complete the sale of the ICS Business is subject to the satisfaction or waiver of certain conditions, including the following:

•

each of the representations and warranties made by us in the Acquisition Agreement must be true and correct in all respects without regard to any materiality qualifier thereon on and as of the closing date as though such representation or warranty was made on and as of the closing date (other than those made as of a specified date earlier than the closing date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•	we must have performed in all material respects all obligations required to be performed by us under the Acquisition Agreement at or prior to the closing;

•	all consents and approvals required under the Acquisition Agreement must have been obtained and in full force and effect;

•	EBITDA for the twelve month period ended on March 31, 2011 shall exceed $8,000,000; and

•

we must have delivered to TeleTech (i) bills of sale, assignments, deeds, or other applicable documents of transfer necessary to effect the sale of the purchased assets, (ii) executed counterparts to the certain related agreements; (iii) a FIRPTA affidavit; (iv) “clearance” and “bulk sales” certificates with respect to any taxing jurisdiction requested by TeleTech; (v) the ICS Business Closing Date Balance Sheet (as defined in the Acquisition Agreement); (vi) an officer’s certificate with respect to the satisfaction of the foregoing conditions relating to representations and warranties made, and obligations required to be performed, by us under the terms of the Acquisition Agreement; and (vii) such documentation as may be reasonably requested by TeleTech to vest good and valid title to the Irish Sub in a subsidiary of TeleTech.

Conditions to Our Obligation

Our obligation to complete the sale of the ICS Business is subject to the satisfaction or waiver of certain conditions, including the following:

•

the representations and warranties made by TeleTech in the Acquisition Agreement must be true and correct in all material respects on and as of the closing date as though such representation or warranty was made on and as of the closing date (other than those made as of a specified date earlier than the closing date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date);

•	TeleTech must have performed in all material respects all obligations required to be performed by it under the Acquisition Agreement at or prior to the closing; and

•

TeleTech must have delivered to us (i) the purchase payment described above; (ii) executed counterparts to the Related Agreements; (iii) an officer’s certificate with respect to the satisfaction of the foregoing conditions relating to representations and warranties made, and obligations required to be performed, by TeleTech under the terms of the Acquisition Agreement; and (iv) such other customary documents, instruments or certificates as shall be reasonably requested by us and as shall be consistent with the terms of the Acquisition Agreement.

Termination of the Acquisition Agreement

The Acquisition Agreement may only be terminated:

•	by mutual written consent of us and TeleTech;

•	by either us or TeleTech, if:

•

the closing shall not have occurred on or before July 3, 2011, provided that such right to terminate is not available to any party whose failure to perform any of its obligations under the Acquisition Agreement resulted in the failure of the closing to be so consummated by such date; or

•

any final, nonappealable order by a court of competent jurisdiction is issued which precludes the consummation of the closing or the transaction contemplated by the Acquisition Agreement or the Related Agreements (by injunction or otherwise), provided that such right to terminate is not available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the Acquisition Agreement;

•	by TeleTech, if:

•	the requisite stockholder approval is not obtained within 90 days after execution of the Acquisition Agreement by the parties;

•	an Adverse Recommendation Change occurs;

•	we willfully and materially breach the terms of the Acquisition Agreement dealing with third-party Acquisition Proposals in any respect adverse to TeleTech;

•

we intentionally or recklessly breach any representation or warranty, covenant, or agreement contained in the Acquisition Agreement, and such breach, individually or in combination with any other breach, would cause any of the conditions to TeleTech’s obligation to complete the sale of the ICS Business not to be satisfied; or

•

in the course of us providing TeleTech information with respect to any matter arising after the execution of the Acquisition Agreement, any such information, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the ICS Business; and

•	by us, if:

•

we enter into a Third Party Acquisition Agreement providing for a Superior Proposal, provided that we may only exercise this termination right if we have complied with certain relevant obligations under the Acquisition Agreement; or

•

TeleTech breaches any representation or warranty, covenant, or agreement contained in the Acquisition Agreement, and such breach, individually or in combination with any other such breach, would cause any of the conditions to our obligation to complete the sale of the ICS Business not to be satisfied.

Termination Fees

We must pay to TeleTech a fee equal to (i) $1,500,000 plus (ii) all of TeleTech’s reasonable out-of-pocket expenses, including all attorneys’ fees, financial advisors’ fees, accountants’ fees, and filing fees (the “Termination Expenses”), up to an aggregate amount not to exceed $500,000, in the following circumstances:

•	TeleTech terminates the Acquisition Agreement on the basis of an Adverse Recommendation Change;

•

TeleTech terminates the Acquisition Agreement on the basis of a willful and material breach by us of the terms of the Acquisition Agreement dealing with third-party Acquisition Proposals in any respect adverse to TeleTech; or

•	we terminate the Acquisition Agreement on the basis of our entry into a Third Party Acquisition Agreement providing for a Superior Proposal.

If TeleTech terminates the Acquisition Agreement on the basis that (i) the requisite stockholder approval is not obtained within 90 days after execution of the Acquisition Agreement by the parties or (ii) we intentionally or recklessly breach any representation or warranty, covenant, or agreement contained in the Acquisition Agreement, and such breach, individually or in combination with any other breach, would cause any of the conditions to TeleTech’s obligation to complete the sale of the ICS Business not to be satisfied, then we will pay TeleTech a fee equal to the Termination Expenses.

Noncompetition and Nonsolicitation

In connection with the sale of the ICS Business, we have agreed that, for a period of five years after the closing date of the sale of the ICS Business, we will not and will cause our subsidiaries not to own an interest in, operate, join, control, advise, work for, consult to, have a financial interest that provides any control of, or participate in any person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or remarketing products or services competitive with or in substantially the same line of business as the ICS Business, or any part thereof, as of the closing date. Notwithstanding the foregoing, neither we nor our affiliates are prohibited from (i) maintaining and/or undertaking passive investments in less than 5% of the outstanding stock of any publicly-traded corporation or (ii) engaging in the business operated by the Company and its subsidiaries as of the closing date (but immediately after giving effect to the sale of the ICS Business), and any other business incidental or relating thereto, including, among other things, (a) the provision of solutions to improve the reliability of call recording, (b) the process of employing human behavioral modeling to analyze and improve customer solutions and help optimize the performance of call center agents, (c) the process of employing human behavioral modeling and analytics in the areas of Fraud Analytics, Collections Analytics, Back Office Analytics, Predictive Modeling, Email Analytics, and Student Analytics, (d) the implementation and hosting of related hardware and software, and (e) the provision of related training and add-on consulting services.

In addition, we have agreed that, for a period of three years after the closing date of the sale of the ICS Business, we will not and will cause our subsidiaries not to take any action, formal or informal, direct or indirect, to induce any employee of TeleTech (or of any of its respective affiliates) to terminate his or her employment with TeleTech (or of any of its respective affiliates), or attempt to interfere with the relationship or prospective relationship between TeleTech (or of any of its respective affiliates) and any creditor, licensee, customer, prospective customer, employee, or other party. Notwithstanding the foregoing, we shall not be restricted from making general solicitations of employment (including the use of general advertisements and recruiting agencies) not specifically directed at the employees of TeleTech (or of any of its respective affiliates) and hiring any person (i) who responds thereto, or (ii) whose employment has been previously terminated by TeleTech (or of any of its respective affiliates).

Indemnification

Subject to the certain limitations set forth below, we must indemnify and hold harmless TeleTech and its managers, members, officers, and employees (in their capacity as such), and its and their affiliates and agents, against and in respect of any and all losses incurred directly or indirectly, in connection with, arising from or as a result of (i) any material breach of any of the covenants made in the Acquisition Agreement by us or any of our affiliates, (ii) any breach of any of the representations and warranties made in the Acquisition Agreement by us, (iii) the ownership, use, or possession of the excluded assets, (iv) the retained liabilities, (v) the ownership and operation of the continuing business following the closing of the sale of the ICS Business, or (vi) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of us or any of our affiliates on or prior to the closing date of the sale of the ICS Business. In general, we are not obligated to make TeleTech whole for any losses suffered as a result of any breach of our representations or warranties or a material breach of our notification covenant until TeleTech suffers losses in excess of $200,000, at which point we are obligated to indemnify the indemnified party to the full extent of all losses, subject to limitations set forth below. Notwithstanding the foregoing, we are obligated to indemnify TeleTech for all losses with respect to claims based upon breaches of representations and warranties relating to (a) authorization, valid execution and delivery, and enforceability of the Acquisition Agreement, (b) conflicts or violations under charter documents, contracts and instruments of law, (c) title and condition of the purchased assets, (d) taxes, and (e) brokers’ or finders’ fees. Our liability for any claim for indemnification brought by TeleTech based upon a breach of a representation or warranty or a material breach of our notification covenant is limited to $2,000,000, except for indemnification claims based on fraud or any breach of a representation or warranty made in connection with breaches of the representations and warranties relating to (1) authorization, valid execution and delivery, and enforceability of the Acquisition Agreement, (2) conflicts or violations under charter documents, contracts and instruments of law, (3) title and condition of the purchased assets, (4) taxes, and (5) brokers’ or finders’ fees, for which there is no limit.

Subject to the certain limitations set forth below, TeleTech must indemnify and hold harmless us and our directors, stockholders, officers and employees (in their capacity as such), and their affiliates and agents against and in respect of any and all losses incurred directly or indirectly in connection with, arising from or as a result of (i) any material breach of any of the covenants made in the Acquisition Agreement by TeleTech or any of its respective affiliates, (ii) any breach of any of the representations or warranties made in the Acquisition Agreement by TeleTech, (iii) the assumed liabilities, (iv) the ownership and operation of the ICS Business following the closing of the sale of the ICS Business (other than in respect of the retained liabilities), or (v) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of TeleTech or any of its affiliates on or prior to the closing date of the sale of the ICS Business. TeleTech is generally not obligated to make us whole for any losses suffered as a result of any breach of its representations or warranties until we suffer losses in excess of $200,000, at which point TeleTech is obligated to indemnify us to the full extent of all losses, subject to limitations set forth below. Notwithstanding the foregoing, TeleTech is obligated to indemnify us for all losses with respect to claims based upon breaches of representations and warranties relating to (a) authorization, valid execution and delivery, and enforceability of the Acquisition Agreement, (b) conflicts or violations under charter documents, contracts and instruments of law, (c) governmental consents, permits, approvals and filings required in connection with the sale of the ICS Business, and (d) brokers’ or finders’ fees. TeleTech’s liability for any claim for indemnification brought by us based upon a breach of a representation or warranty is limited to $2,000,000, except for indemnification claims based on fraud or any breach of a representation or warranty made in connection with breaches of the representations and warranties relating to (1) authorization, valid execution and delivery, and enforceability of the Acquisition Agreement, (2) conflicts or violations under charter documents, contracts and instruments of law, (3) governmental consents, permits, approvals and filings required in connection with the sale of the ICS Business, and (4) brokers’ or finders’ fees.

Tax Matters

Under the terms of the Acquisition Agreement, we and TeleTech will each pay or cause to be paid fifty percent (50%) of all transfer, documentary, sales, use, value-added, property, gross receipts, stamp, registration or other similar taxes incurred in connection with the transfer and sale of the purchased assets. In addition, we will pay TeleTech an amount equal to all taxes with respect to the Irish Sub that have accrued but were not paid before the closing date to the extent such taxes were not included as a liability on the ICS Business’s balance sheet. TeleTech will pay all post-closing period taxes applicable to the ICS Business or the purchased assets and all assumed taxes.

We will prepare and file, or cause to be prepared and timely filed, all tax returns related to the Irish Sub, the ICS Business, and the purchased assets for all pre-closing tax periods. TeleTech will prepare and file, or cause to be prepared and timely filed, all tax returns related to the Irish Sub, the ICS Business, and the purchased assets for all post-closing tax periods.

We will receive the sole benefit of all refunds for taxes with respect to which the liabilities are either retained by us or assumed by TeleTech, including all refunds related to the Irish Sub for pre-closing tax periods. All refunds for post-closing tax periods applicable to the ICS Business or the purchased assets will be for the sole benefit of TeleTech. All refunds for transfer taxes will be for the equal benefit of the parties.

Expenses

Except as otherwise set forth in the Acquisition Agreement, each party will pay all costs and expenses incident to its negotiation and preparation of the Acquisition Agreement and to its performance and compliance with all agreements and conditions contained therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Amendment and Waiver

The Acquisition Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by us and TeleTech, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the Acquisition Agreement shall operate as a waiver thereof.

Terms of Other Agreements

Terms of the Voting Agreements

In connection with the Acquisition Agreement, the Company’s directors, executive officers and certain stockholders, who, as of the Record Date, collectively had voting power over approximately 48.5% of the issued and outstanding shares of eLoyalty Stock, entered into voting agreements with TeleTech. Under the terms of the voting agreements, each stockholder has irrevocably appointed TeleTech’s secretary as proxy for such stockholder to vote his, her, or its shares, including any shares acquired after the date of the agreement, (i) for the Proposal to Sell the ICS Business, the Name Change Charter Amendment, and the other transactions contemplated by, and in each case pursuant to, the terms of the Acquisition Agreement, and (ii) against any proposal regarding any Acquisition Proposal (as defined above). The proxy automatically terminates upon termination of the Acquisition Agreement or upon any material amendment or modification of the Acquisition Agreement that adversely affects the consideration payable to us.

Under the terms of the voting agreement that TeleTech entered into with our directors and executive officers, SHV and certain affiliates of SHV (the “Insider Stockholders”), who, as of the Record Date, collectively had voting power over approximately 33% of the issued and outstanding shares of eLoyalty Stock, the Insider Stockholders have also agreed that, subject to certain exceptions, they will not transfer any shares prior to the closing date of the proposed sale. The voting agreements that TeleTech entered into with RKB Capital, LP, Peter D. Schleider, Peninsula Master Fund, Ltd. and Alydar Partners, LLC (the “Non-Insider Stockholders”), who, as of the Record Date, collectively had voting power over approximately 15% of the issued and outstanding shares of eLoyalty Stock, provide that, subject to certain exceptions, the Non-Insider Stockholders will not transfer any shares for at least ten business days following the date of the agreements.

The forms of the voting agreements entered into with the Insider Stockholders and the Non-Insider Stockholders are attached to this proxy statement as Annex B. The foregoing summary of the voting agreements does not purport to be complete, and all stockholders are urged to read the form voting agreements attached hereto as Annex B in their entirety.

Terms of the Escrow Agreement

Pursuant to the terms of the Acquisition Agreement, $1.5 million of the total purchase price will be funded into an escrow account to satisfy our obligations under any indemnification claims that may be made by TeleTech. In connection with the Acquisition Agreement, we and TeleTech will enter into an escrow agreement with an escrow agent effective upon the closing of the sale of the ICS Business, pursuant to which the escrow agent will hold $1,500,000 until the six month anniversary of the closing, subject to any claims that may be made by TeleTech.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

PROPOSAL #1, THE PROPOSAL TO SELL THE ICS BUSINESS.

eLOYALTY CORPORATION

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial information sets forth the pro forma consolidated results of operations of the Company for fiscal years ended 2010, 2009, and 2008, which ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively, and the pro forma balance sheets of the Company as of January 1, 2011 and December 26, 2009.

The unaudited pro forma consolidated statements of operations have been derived from the Company’s historical consolidated financial information and give effect to the proposed sale of all of the assets and assumption of certain liabilities of the Company’s ICS Business, in exchange for approximately $40.85 million in cash, subject to adjustment, as if such sale had occurred on the first day of fiscal years 2010, 2009, and 2008, which began on December 27, 2009, December 28, 2008, and December 30, 2007, respectively. In addition, the unaudited pro forma consolidated balance sheets have been derived from the Company’s historical consolidated financial information and give effect to the proposed sale of the ICS Business as if it had occurred on each of the balance sheet dates.

The unaudited pro forma consolidated statements of operations are based on the assumptions and adjustments described in the accompanying notes and do not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the transaction. These unaudited pro forma consolidated financial statements include no assumptions regarding the use of proceeds (other than to pay transaction related expenses), which are presented as additional cash on the unaudited pro forma consolidated balance sheets. Accordingly, the actual effect of the transaction, due to this and other factors, could differ from the pro forma adjustments presented herein. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

The unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the transaction been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities Exchange Commission on March 17, 2011. The historical financial information included in Company’s Annual Report on Form 10-K is also attached hereto as Annex D.

eLOYALTY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

JANUARY 1, 2011

(In thousands, except share and per share data)

	Historical eLoyalty	Pro Forma Adjustment		Pro Forma eLoyalty
ASSETS:
Current Assets:
Cash and cash equivalents	$20,872	$30,049	a	$50,921
Restricted cash	2,460	—		2,460
Receivables, net	8,613	(6,572	)b	2,041
Prepaid expenses	13,746	(9,443	)b	4,303
Other current assets	892	(596	)b	296

Total current assets	46,583	13,438		60,021
Equipment and leasehold improvements, net	5,867	(1,470	)b	4,397
Goodwill	2,643	(1,671	)b	972
Intangibles, net	428	(76	)b	352
Other long-term assets	10,671	(7,090	)b	3,581

Total assets	$66,192	$3,131		$69,323

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY:

Current Liabilities:
Accounts payable	$2,498	$(2,134	)b	$364
Accrued compensation and related costs	3,033	(986	)b	2,047
Unearned revenue	24,212	(16,327	)b	7,885
Other current liabilities	4,983	(721	)b	4,262

Total current liabilities	34,726	(20,168)		14,558
Long-term unearned revenue	15,928	(11,243	)b	4,685
Other long-term liabilities	1,592	(30	)b	1,562

Total liabilities	52,246	(31,441)		20,805

Series B Stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,549,078 shares issued and outstanding at January 1, 2011, with a liquidation preference of $19,367 at January 1, 2011	18,100	—		18,100
Stockholders’ (Deficit) Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—		—
Common stock, $0.01 par value; 50,000,000 shares authorized; 15,642,822 shares issued at January 1, 2011; and 14,786,005 outstanding at January 1, 2011	156	—		156
Additional paid-in capital	207,985	—		207,985
Accumulated deficit	(204,139)	34,572	c	(169,567)
Treasury stock, at cost, 856,817 shares at January 1, 2011	(4,468)	—		(4,468)
Accumulated other comprehensive loss	(3,688)	—		(3,688)

Total stockholders’ (deficit) equity	(4,154)	34,572		30,418

Total liabilities and stockholders’ (deficit) equity	$66,192	$3,131		$69,323

See accompanying notes to unaudited pro forma consolidated financial statements.

eLOYALTY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

DECEMBER 26, 2009

(In thousands, except share and per share data)

	Historical eLoyalty	Pro Forma Adjustment		Pro Forma eLoyalty
ASSETS:
Current Assets:
Cash and cash equivalents	$28,982	$31,818	a	$60,800
Restricted cash	3,745	—		3,745
Receivables, net	9,313	(5,874	)b	3,439
Prepaid expenses	10,126	(4,982	)b	5,144
Other current assets	944	(673	)b	271

Total current assets	53,110	20,289		73,399
Equipment and leasehold improvements, net	6,194	(729	)b	5,465
Goodwill	2,643	(1,671	)b	972
Intangibles, net	476	—		476
Other long-term assets	8,180	(4,313	)b	3,867

Total assets	$70,603	$13,576		$84,179

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current Liabilities:
Accounts payable	$3,634	$(2,686	)b	$948
Accrued compensation and related costs	5,762	(2,406	)b	3,356
Unearned revenue	20,436	(10,026	)b	10,410
Other current liabilities	5,067	(669	)b	4,398

Total current liabilities	34,899	(15,787)		19,112
Long-term unearned revenue	9,526	(5,725	)b	3,801
Other long-term liabilities	1,705	(138	)b	1,567

Total liabilities	46,130	(21,650)		24,480

Series B Stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,616,169 shares issued and outstanding at December 26, 2009, with a liquidation preference of $19,733 at December 26, 2009	18,442	—		18,442
Stockholders’ (Deficit) Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—		—
Common stock, $0.01 par value; 50,000,000 shares authorized; 14,871,521 shares issued at December 26, 2009; and 14,220,279 outstanding at December 26, 2009	149	—		149
Additional paid-in capital	203,627	—		203,627
Accumulated deficit	(190,821)	35,226	c	(155,595)
Treasury stock, at cost, 651,242 shares at December 26, 2009	(3,295)	—		(3,295)
Accumulated other comprehensive loss	(3,629)	—		(3,629)

Total stockholders’ equity	6,031	35,226		41,257

Total liabilities and stockholders’ equity	$70,603	$13,576		$84,179

See accompanying notes to unaudited pro forma consolidated financial statements.

eLOYALTY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JANUARY 1, 2011

(In thousands, except per share data)

Historical eLoyalty	Pro Forma Adjustment(d)	Pro Forma eLoyalty
Revenue:
Services	$71,808	$(41,548)	$30,260	e
Product	12,581	(12,581)	—

Revenue before reimbursed expenses (net revenue)	84,389	(54,129)	30,260
Reimbursed expenses	3,715	(3,090)	625

Total revenue	88,104	(57,219)	30,885
Operating expenses:
Cost of services	43,326	(27,936)	15,390
Cost of product	10,360	(10,360)	—

Cost of revenue before reimbursed expenses	53,686	(38,296)	15,390
Reimbursed expenses	3,715	(3,090)	625

Total cost of revenue, exclusive of depreciation and amortization shown below:	57,401	(41,386)	16,015
Selling, general and administrative	38,273	(9,366)	28,907
Severance and related costs	1,180	(686)	494
Depreciation	4,074	(784)	3,290
Amortization of intangibles	144	(4)	140

Total operating expenses	101,072	(52,226)	48,846

Operating loss	(12,968)	(4,993)	(17,961)
Interest and other (expense), net	(121)	—	(121)

Loss from continuing operations before income taxes	(13,089)	(4,993)	(18,082)
Income tax provision	(93)	—	(93)

Loss from continuing operations	(13,182)	(4,993)	(18,175)
Loss on discontinued operations	(136)	—	(136)

Net loss	(13,318)	(4,993)	(18,311)
Dividends related to Series B Stock	(1,273)	—	(1,273)

Net loss available to common stockholders	$(14,591)	$(4,993)	$(19,584)

Per common share:
Basic loss from continuing operations	$(0.96)	$—	$(1.33)

Basic loss from discontinued operations	$(0.01)	$—	$(0.01)

Basic net loss available to common stockholders	$(1.06)	$—	$(1.43)

Diluted loss from continuing operations	$(0.96)	$—	$(1.33)

Diluted loss from discontinued operations	$(0.01)	$—	$(0.01)

Diluted net loss available to common stockholders	$(1.06)	$—	$(1.43)

Shares used to calculate basic net loss per share	13.70	—	13.70

Shares used to calculate diluted net loss per share	13.70	—	13.70

Stock-based compensation, primarily restricted stock, is included in individual line items above:
Cost of services	$99	$(31)	$68
Selling, general and administrative	5,102	(786)	4,316
Severance and related costs	76	(57)	19

See accompanying notes to unaudited pro forma consolidated financial statements.

eLOYALTY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 26, 2009

(In thousands, except per share data)

Historical eLoyalty	Pro Forma Adjustment(d)	Pro Forma eLoyalty
Revenue:
Services	$79,862	$(48,037)	$31,825	e
Product	17,780	(17,780)	—

Revenue before reimbursed expenses (net revenue)	97,642	(65,817)	31,825
Reimbursed expenses	3,971	(3,233)	738

Total revenue	101,613	(69,050)	32,563
Operating expenses:
Cost of services	52,442	(32,595)	19,847
Cost of product	14,814	(14,814)	—

Cost of revenue before reimbursed expenses	67,256	(47,409)	19,847
Reimbursed expenses	3,971	(3,233)	738

Total cost of revenue, exclusive of depreciation and amortization shown below:	71,227	(50,642)	20,585
Selling, general and administrative	35,163	(10,427)	24,736
Severance and related costs	1,341	(371)	970
Depreciation	4,242	(490)	3,752
Amortization of intangibles	223	—	223

Total operating expenses	112,196	(61,930)	50,226

Operating loss	(10,583)	(7,120)	(17,703)
Interest and other income, net	53	—	53

Loss from continuing operations before income taxes	(10,530)	(7,120)	(17,650)
Income tax provision	(44)	—	(44)

Loss from continuing operations	(10,574)	(7,120)	(17,694)
Loss on discontinued operations	(46)	—	(46)

Net loss	(10,620)	(7,120)	(17,740)
Dividends related to Series B Stock	(1,292)	—	(1,292)

Net loss available to common stockholders	$(11,912)	$(7,120)	$(19,032)

Per common share:
Basic loss from continuing operations	$(0.80)	$—	$(1.33)

Basic loss from discontinued operations	$—	$—	$—

Basic net loss available to common stockholders	$(0.90)	$—	$(1.44)

Diluted loss from continuing operations	$(0.80)	$—	$(1.33)

Diluted loss from discontinued operations	$—	$—	$—

Diluted net loss available to common stockholders	$(0.90)	$—	$(1.44)

Basic weighted average shares outstanding	13.26	—	13.26

Diluted weighted average shares outstanding	13.26	—	13.26

Stock-based compensation, primarily restricted stock, is included in individual line items above:
Cost of services	$504	$(270)	$234
Selling, general and administrative	5,793	(1,254)	4,539
Severance and related costs	248	—	248

See accompanying notes to unaudited pro forma consolidated financial statements.

eLOYALTY CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008

(In thousands, except per share data)

Historical eLoyalty	Pro Forma Adjustment(d)	Pro Forma eLoyalty
Revenue:
Services	$77,796	$(41,612)	$36,184	e
Product	9,777	(9,777)	—
Revenue before reimbursed expenses (net revenue)	87,573	(51,389)	36,184
Reimbursed expenses	3,624	(2,325)	1,299

Total revenue	91,197	(53,714)	37,483
Operating expenses:
Cost of services	53,586	(28,690)	24,896
Cost of product	7,945	(7,945)	—

Cost of revenue before reimbursed expenses	61,531	(36,635)	24,896
Reimbursed expenses	3,624	(2,325)	1,299

Total cost of revenue, exclusive of depreciation and amortization shown below:	65,155	(38,960)	26,195
Selling, general and administrative	41,182	(11,395)	29,787
Severance and related costs	1,635	(52)	1,583
Depreciation	3,845	(507)	3,338
Amortization of intangibles	340	—	340

Total operating expenses	112,157	(50,914)	61,243

Operating loss	(20,960)	(2,800)	(23,760)
Interest and other income, net	70	—	70

Loss from continuing operations before income taxes	(20,890)	(2,800)	(23,690)
Income tax provision	(15)	—	(15)

Loss from continuing operations	(20,905)	(2,800)	(23,705)
Loss on discontinued operations	(748)	—	(748)

Net loss	(21,653)	(2,800)	(24,453)
Dividends related to Series B Stock	(1,296)	—	(1,296)

Net loss available to common stockholders	$(22,949)	$(2,800)	$(25,749)

Per common share:
Basic loss from continuing operations	$(2.02)	$—	$(2.29)

Basic loss from discontinued operations	$(0.07)	$—	$(0.07)

Basic net loss available to common stockholders	$(2.21)	$—	$(2.48)

Diluted loss from continuing operations	$(2.02)	$—	$(2.29)

Diluted loss from discontinued operations	$(0.07)	$—	$(0.07)

Diluted net loss available to common stockholders	$(2.21)	$—	$(2.48)

Basic weighted average shares outstanding	10.37	—	10.37

Diluted weighted average shares outstanding	10.37	—	10.37

Stock-based compensation, primarily restricted stock, is included in individual line items above:
Cost of services	$3,345	$(1,472)	$1,873
Selling, general and administrative	11,335	(3,413)	7,922
Severance and related costs	103	—	103

See accompanying notes to unaudited pro forma consolidated financial statements.

eLOYALTY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial information gives effect to the proposed sale of all of the assets and the assumption of certain liabilities of the Company’s ICS Business by TeleTech in exchange for $40.85 million in cash, subject to adjustment as set forth in the Acquisition Agreement. The Company expects to account for the disposition as a discontinued operation in its consolidated financial statements in accordance with the Accounting Standards Codification (“ASC”) 205-20, Accounting for the Impairment or Disposal of Long Lived Assets, if stockholder approval of the transaction is obtained.

During the periods presented, the ICS Business operated as an operating segment within the Company. As such, the Company did not maintain separate, stand-alone financial statements for the ICS Business. Accordingly, the financial information of the ICS Business has been prepared from the Company’s historical accounting records and does not purport to reflect a balance sheet and statement of operations that would have resulted if the ICS Business had been a separate, stand-alone company.

The unaudited pro forma consolidated statements of operations for the years ended January 1, 2011, December 26, 2009, and December 27, 2008 have been derived from the Company’s historical consolidated financial information and give effect to the proposed sale as if it had occurred on December 27, 2009, December 28, 2008, and December 30, 2007, respectively. In addition, the unaudited pro forma consolidated balance sheets as of January 1, 2011 and December 26, 2009 have been derived from the Company’s historical consolidated financial information and give effect to the proposed sale of the ICS Business as if it had occurred on each of the balance sheet dates.

The unaudited pro forma consolidated statements of operations are based on the assumptions and adjustments described in the accompanying notes and do not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the transaction. These unaudited pro forma consolidated financial statements include no assumptions regarding the use of proceeds (other than to pay transaction related expenses), which are presented as additional cash on the unaudited pro forma consolidated balance sheets. Accordingly, the actual effect of the transaction, due to this and other factors, could differ from the pro forma adjustments presented herein. However, management believes that the assumptions used and the adjustments made are reasonable under the circumstances and given the information available.

These unaudited pro forma consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the transaction been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma consolidated financial statements and the accompanying notes should be read together with the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 filed with the Securities and Exchange Commission on March 17, 2011. The historical financial information included in Company’s Annual Report on Form 10-K is also attached hereto as Annex D.

eLOYALTY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

Pro forma adjustments reflect those adjustments which are directly attributable to the transaction and include the following (amounts in thousands):

a)	Represents the purchase price of $40,850 less estimated direct transaction costs of $1,945. Also reflects the adjustment to proceeds for Managed Services and Working Capital Adjustments defined in Acquisition Agreement. The Managed Services adjustment reflects the net difference between total unearned revenue and associated prepaid/deferred costs. Managed Services adjustments of ($11,728) and ($6,970) were included in Cash and Cash equivalents in fiscal years 2010 and 2009, respectively. The Managed Services adjustments are based upon the net difference between total unearned revenue and associated prepaid/deferred costs as of each balance sheet date. The actual Managed Services adjustment will be determined as of the closing date and, therefore, may differ materially from the amounts presented. The Working Capital adjustment reflects the adjustment (up or down) that will be made to the proceeds based on the difference between (i) the ratio between current assets, excluding current prepaid/deferred costs, and current liabilities, excluding current unearned revenue, as of the closing date and (ii) 1.21. Working Capital adjustments of $2,872 and ($117) were included in Cash and Cash equivalents in fiscal years 2010 and 2009, respectively.

b)	Eliminates the assets to be acquired and liabilities to be assumed by TeleTech in connection with the disposition of the ICS Business.

c)	Represents the estimated gain on sale of net assets before federal, state, and foreign taxes.

d)	Eliminates the financial results of operations of the ICS Business, as adjusted for removal of revenue and direct costs of traditional CRM Consulting Services, includes facility costs associated with the office in Austin, Texas, which is primarily used by the ICS Business, and includes corporate and administrative costs that have been attributed to the ICS Business.

Pro Forma Services Revenue

e)	Pro Forma services revenue, after the sale of the ICS Business, includes consulting services and subscription services from our Behavioral Analytics™ Service, as well as legacy revenue. Legacy revenue consists of (i) traditional CRM consulting services, which historically has been included in our ICS business segment, and (ii) marketing managed services, which historically has been included in our Behavioral Analytics™ Service business segment. Pro Forma services revenues are broken down as follows:

	For the Fiscal Years Ended
	2010	2009	2008
Behavioral Analytics™ Consulting Services revenue	$584	$711	$1,498
Behavioral Analytics™ Subscription Services revenue	24,147	18,406	11,614
Legacy revenue	5,529	12,708	23,072

Total	$30,260	$31,825	$36,184

UNAUDITED FINANCIAL STATEMENTS OF THE INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION

The following unaudited financial statements, for fiscal years 2010, 2009, and 2008, which ended January 1, 2011, December 26, 2009, and December 27, 2008, respectively, were prepared to present, pursuant to the Acquisition Agreement, the assets to be acquired, the liabilities to be assumed, and the related revenues and direct expenses of the ICS Business.

The accompanying unaudited financial statements of the ICS Business exclude certain liabilities of the ICS Business (as not all liabilities are to be assumed) and exclude traditional CRM consulting revenue and direct expenses previously included in the Company’s segment reporting for the ICS Business. In addition, allocated facility costs associated with our office in Austin, Texas, which is primarily utilized by the ICS Business, and corporate and administrative costs that have been attributed to the ICS Business, are included in these unaudited financial statements.

The accompanying financial statements have been prepared from the Company’s historical accounting records and do not purport to reflect the revenues and direct expenses that would have resulted if the ICS Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the ICS Business had operated as an unaffiliated, independent business. Since only certain assets are to be acquired and certain liabilities are to be assumed, a balance sheet and statement of stockholders’ equity are not applicable.

As an operating segment of eLoyalty, the ICS Business is dependent upon eLoyalty for all of its working capital and financing requirements.

The unaudited financial statements of the ICS Business should be read in conjunction with our audited consolidated financial statements, including notes thereto, in our Annual Report filed on Form 10-K for the year ended January 1, 2011.

INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION UNAUDITED STATEMENTS OF ASSETS AND LIABILITIES

AS OF JANUARY 1, 2011 AND DECEMBER 26, 2009

(In thousands)

	January 1, 2011	December 26, 2009
ASSETS
Receivables, net	$6,572	$5,874
Prepaid expenses	9,443	4,982
Other current assets	596	673
Equipment and leasehold improvements, net	1,470	729
Goodwill	1,671	1,671
Intangibles, net	76	—
Other long-term assets	7,090	4,313

Total assets	$26,918	$18,242

LIABILITIES
Accounts payable	$2,134	$2,686
Accrued compensation and related costs	986	2,406
Unearned revenue	16,327	10,026
Other current liabilities	721	669
Long-term unearned revenue	11,243	5,725
Other long-term liabilities	30	138

Total Liabilities	31,441	21,650

NET LIABILITIES	$4,523	$3,408

INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands)

	For the Fiscal Years Ended
	2010	2009	2008
Revenue:
Services	$41,548	$48,037	$41,612
Product	12,581	17,780	9,777

Revenue before reimbursed expenses (net revenue)	54,129	65,817	51,389
Reimbursed expenses	3,090	3,233	2,325

Total revenue	57,219	69,050	53,714
Direct expenses:
Cost of services	27,936	32,595	28,690
Cost of product	10,360	14,814	7,945
Reimbursed expenses	3,090	3,233	2,325
Selling, general and administrative	9,366	10,427	11,395
Severance and related costs	686	371	52
Depreciation	784	490	507
Amortization of intangibles	4	—	—

Total direct expenses	52,226	61,930	50,914

Excess of revenues over direct expenses	$4,993	$7,120	$2,800

INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Fiscal Years Ended
	2010	2009	2008
Cash Flows from Operating Activities:
Net income	$4,993	$7,120	$2,800
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	788	490	507
Stock-based compensation	817	1,524	4,885
(Reversal) provision for uncollectible amounts	(60)	47	27
Severance and related cost	57	—	—
Changes in assets and liabilities:
Receivables	(668)	89	(1,169)
Prepaid expenses	(7,267)	(3,947)	2,269
Other assets	73	191	(433)
Accounts payable	(553)	(200)	822
Accrued compensation and related costs	(1,417)	600	150
Unearned revenue	11,841	6,253	(4,147)
Other liabilities	40	(386)	(11)

Net cash provided by operating activities	8,644	11,781	5,700

Cash Flows from Investing Activities:
Capital expenditures and other	(1,593)	(415)	(78)

Net cash used in investing activities	(1,593)	(415)	(78)

Cash Flows from Financing Activities:
Principal payments under capital lease obligations	(110)	(85)	(3)
Net distributions to eLoyalty Corporation	(6,967)	(11,300)	(5,583)

Net cash used in financing activities	(7,077)	(11,385)	(5,586)

Effect of exchange rate changes on cash and cash equivalents	26	19	(36)

Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$13	$107	$216
Capital equipment purchased on credit	13	107	216

See accompanying notes to consolidated financial statements.

INTEGRATED CONTACT SOLUTIONS BUSINESS UNIT OF eLOYALTY CORPORATION NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Dollars in millions, except share and per share data)

Note One—Description of Business

The ICS Business is engaged in the business of monitoring and supporting contact centers and related business applications, providing consulting and system integration services related to Cisco Voice over Internet Protocol solutions (including related hardware and software product resales), and providing operational consulting services to enhance customer services business performance through improved process efficiencies, redesign of call flows, and improved contact center operations.

Note Two—Summary of Significant Accounting Policies

Fiscal Year-End

The fiscal year-end dates presented for fiscal years 2010, 2009, and 2008 are January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Fiscal year 2010 consisted of fifty-three weeks instead of fifty-two weeks, which did not have a material impact on the ICS Business’s financial position or results of operations.

Basis of presentation

The accompanying unaudited financial statements, for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008, were prepared to present, pursuant to the Acquisition Agreement, the assets to be acquired, the liabilities to be assumed, and the related revenues and direct expenses of the ICS Business.

The accompanying unaudited financial statements of the ICS Business exclude certain liabilities of the ICS Business (as not all liabilities are to be assumed) and exclude traditional CRM consulting revenue and direct expenses previously included in the Company’s segment reporting for the ICS Business. In addition, allocated facility costs associated with our office in Austin, Texas, which is primarily utilized by the ICS Business, and corporate and administrative costs that have been attributed to the ICS Business, are included in these unaudited financial statements.

The accompanying financial statements have been prepared from the Company’s historical accounting and do not purport to reflect the revenues and direct expenses that would have resulted if the ICS Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the ICS Business had operated as an unaffiliated, independent business. Since only certain assets are to be acquired and certain liabilities are to be assumed, a balance sheet and statement of stockholders’ equity are not applicable.

As an operating segment of eLoyalty, the ICS Business is dependent upon eLoyalty for all of its working capital and financing requirements.

Use of Estimates

The preparation of these financial statements requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those amounts.

Revenue Recognition

Integrated Contact Solutions Business Unit

Managed services revenue included in the ICS Business consists of fees generated from the Company’s contact center support and monitoring services. Support and monitoring services are generally contracted for a fixed fee, and the revenue is recognized ratably over the term of the contract. Support fees that are contracted on a time-and-materials basis are recognized as the services are performed for the client.

For fixed fee Managed services contracts, where the ICS Business provides support for third-party software and hardware, revenue is recorded at the gross amount of the sale. If the contract does not meet the requirements for gross reporting, then Managed services revenue is recorded at the net amount of the sale.

Consulting services revenue included in the ICS Business consists of the modeling, planning, configuring, or integrating of an Internet Protocol network solution within the ICS Business’s clients’ contact center environments. These services are provided to the client on a time-and-materials or fixed-fee basis. For the integration of a system, the ICS Business recognizes revenue as the services are performed, with performance generally assessed on the ratio of hours incurred to date compared to the total estimated hours over the entire term of the contract. For all other consulting services, the ICS Business recognizes revenue as the services are performed for the client.

Revenue from the sale of Product, which is generated from the resale of third-party software and hardware by the ICS Business, is generally recorded at the gross amount of the sale.

Within the Integrated Contact Solutions Service Line, Consulting services, Managed services, and the resale of Product may be sold and delivered together. In arrangements that include the resale of software, vendor-specific objective evidence (“VSOE”) must be determined for each of the individual elements. If VSOE does not exist for the allocation of revenue to the various elements of the arrangement, then all revenue from the arrangement is deferred until all elements of the arrangement without VSOE have been delivered to the client. Upon the delivery of the element without VSOE, revenue is allocated to this element based on the total value of the arrangement less the VSOE amounts established for the other elements. If the remaining undelivered elements are post-contract support (“PCS”) or other deliverables with similar attribution periods, then the arrangement revenue is recognized ratably over the remaining service period.

Multiple-element arrangements are segmented into separate earning processes when the elements have objective and reliable evidence of fair value and have value to the customer on a stand-alone basis. Revenue related to contracts with multiple elements is allocated based on the fair value of the element and is recognized in accordance with the ICS Business’s revenue recognition policy for each type of element, as described above. If the fair value for any undelivered element cannot be established, then revenue is deferred until all elements have been delivered to the client. If PCS or similar services are the only remaining activity without established fair value, then the revenue for the entire arrangement is recognized ratably over the service period.

Reimbursed expenses revenue includes billable costs related to travel and other out-of-pocket expenses incurred while performing services for the ICS Business’s clients. The cost of third-party product and support may be included within this category if the transaction does not satisfy the requirements for gross reporting. An equivalent amount of reimbursable expenses is included in Cost of revenue.

Payments received for Managed services contracts in excess of the amount of revenue recognized for these contracts are recorded as unearned revenue until revenue recognition criteria are met.

Cost of Revenue before Reimbursed Expenses, Exclusive of Depreciation and Amortization

Cost of services primarily consists of labor costs including salaries, fringe benefits, and incentive compensation of the ICS Business delivery personnel and Selling, general and administrative personnel working on direct, revenue-generating activities and third-party pass-through costs related to the Company’s Managed services. Cost of services also includes employee costs for travel expenses, training, laptop computer leases, and other expenses of a non-billable nature. Cost of services excludes depreciation and amortization.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries, incentive compensation, commissions, and employee benefits for business development, account management, solution development/support, marketing and administrative costs of the ICS Business. Corporate administrative costs directly attributable to the ICS Business, as well as allocated facility costs associated with the Austin location, primarily used by the ICS Business, are also included in the these costs. The personnel costs included here are net of any labor costs directly related to the generation of revenue, which are represented in Cost of services.

The selling, general and administrative expenses are not necessarily indicative of the expenses that would have been incurred had the ICS Business operated as a separate stand-alone business during the periods presented. It is not practical for management to reasonably estimate the expenses that would have been incurred by the ICS Business had it operated as a separate stand alone business.

Unearned Revenue

Current unearned revenue was $16.3 million and $10.0 million as of January 1, 2011 and December 26, 2009, respectively. Current unearned revenue reflects prepayment by the ICS Business’s clients in advance of the ICS Business’s recognition of this revenue. Payments are generally received in advance from clients that are utilizing the ICS Business’s Managed services. Current unearned revenue will be recognized within the next 12 months.

Long-term unearned revenue was $11.2 million and $5.7 million as of January 1, 2011 and December 26, 2009, respectively. Long-term unearned revenue reflects prepayment by the ICS Business’s clients in advance of the ICS Business’s recognition of this revenue. Payments are generally received in advance from clients that are utilizing the ICS Business’s Managed services. Long-term unearned revenue reflects revenue that will be recognized beyond the next 12 months.

Equipment and Leasehold Improvements

Computers, software, furniture, and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life or the lease term. The useful life for computers and software is three years. For enterprise software applications where a longer useful life is deemed appropriate, five years is used. For furniture and equipment, a useful life of five years is used. Maintenance and repair costs are expensed as incurred. The cost and related accumulated depreciation of assets sold or disposed of are eliminated from the respective accounts and the resulting gain or loss is included in the statements of operations. The carrying value of equipment and leasehold improvements is periodically reviewed to assess recoverability based on future undiscounted cash flows. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value.

The ICS Business accounts for software developed for internal use in accordance with the guidance provided under ASC Topic 350, which addresses accounting for the costs of computer software developed or obtained for internal use. As such, costs incurred that relate to the planning and post-implementation phases of development are expensed. Costs incurred during the application development stage are capitalized and amortized over the asset’s estimated useful life, which is generally three to five years.

The ICS Business leases certain equipment using both capital leases and operating leases. Assets leased under capital leases are recorded at the present value of future lease payments and depreciated on a straight line basis. All capital leases are for terms of either 30 or 36 months.

Equipment and leasehold improvements consist of the following:

	As of
	January 1, 2011	December 26, 2009
Computers and software	$4.9	$5.1
Furniture and equipment	0.3	0.3
Leasehold improvements	0.2	0.2

Equipment and leasehold improvements, gross	5.4	5.6
Accumulated depreciation and amortization	(3.9)	(4.9)

Equipment and leasehold improvements, net	$1.5	$0.7

Depreciation expense was $0.8 million, $0.5 million, and $0.5 million, for fiscal years 2010, 2009, and 2008, respectively. Assets acquired under capital leases were $0.0 million, $0.1 million, and $0.2 million in fiscal years 2010, 2009, and 2008, respectively. Depreciation expense on capital lease assets was $0.1 million, $0.1 million, and $0.0 million in fiscal years 2010, 2009, and 2008, respectively.

Goodwill

Goodwill is tested annually for impairment using a two-step test approach. In the first step, the fair value of the reporting unit is compared with its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

There has been no impairment identified as a result of the annual review of goodwill as of January 1, 2011 and December 26, 2009. The carrying value of goodwill was $1.7 million as of January 1, 2011 and December 26, 2009, respectively.

Intangible Assets

Intangible assets reflect costs related to trademark applications. Trademark applications are amortized over 120 months. The original cost of intangible assets as of January 1, 2011 was $0.1 million. The ICS Business did not have any intangible assets as of December 26, 2009. Accumulated amortization of intangible assets as of January 1, 2011 was four thousand dollars. No accumulated amortization of intangible assets existed at December 26, 2009. Amortization expense of intangible assets is currently anticipated to be eight thousand dollars in fiscal year 2011 and annually thereafter.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining fair value of stock-based awards at the grant date requires certain assumptions. Stock-based compensation totaled $0.9 million, $1.5 million, and $4.9 million for the years ended January 1, 2011, December 26, 2010, and December 27, 2008, respectively. The table below provides a breakdown of stock-based compensation between direct cost categories:

	For the Fiscal Year
	2010	2009	2008
Stock-based compensation
Cost of services	$31	$270	$1,472
Selling, general and administrative	786	1,254	3,413
Severance and related costs	57	—	—

Total	$874	$1,524	$4,885

Note Three—Receivables, Net

Receivables consist of the following:

	As of
	January 1, 2011	December 26, 2009
Amounts billed to clients	$5.7	$5.2
Unbilled revenue	1.0	0.8

	6.7	6.0
Allowances for doubtful accounts	(0.1)	(0.1)

Receivables, net	$6.6	$5.9

Amounts billed to clients represent fees and reimbursable project-related expenses. Unbilled revenue represents fees, project-related expenses, materials, and subcontractor costs performed in advance of billings in accordance with contract terms. Unbilled revenue at January 1, 2011 and December 26, 2009 consists of amounts due from clients and is anticipated to be collected within normal terms. The ICS Business maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments and clients indicating their intention to dispute their obligation to pay for contractual services provided by us. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Note Four—Current Prepaid Expenses

Current prepaid expenses were $9.4 million and $5.0 million as of January 1, 2011 and December 26, 2009, respectively. Current prepaid expenses primarily consist of third-party support costs related to our ICS Business’s Managed services. These costs are recognized over the contract terms of the respective agreements, which are generally one to five years. Costs included in current prepaid expenses will be recognized within the next 12 months. Current prepaid expenses consisted of the following:

	As of
	January 1, 2011	December 26, 2009
Prepaid third-party support costs	$9.0	$4.7
Other	0.4	0.3

Total	$9.4	$5.0

Note Five—Other Long-Term Assets

Other long-term assets were $7.1 million and $4.3 million as of January 1, 2011 and December 26, 2009, respectively. Other long-term assets primarily consist of third-party support costs related to managed services agreements. These costs are recognized over the terms of the respective agreements, which are generally one to five years. Costs included in long-term assets will be recognized over the remaining term of the agreements beyond the first 12 months. Other long-term assets consisted of the following:

	As of
	January 1, 2011	December 27, 2008
Prepaid third-party support costs	$6.7	$4.1
Other	0.4	0.2

Total	$7.1	$4.3

Note Six—Restructuring Charges

Severance costs are comprised primarily of contractual salary and related fringe benefits over the severance payment period. During fiscal years 2010, 2009, and 2008, the ICS Business recognized pre-tax charges of $0.7 million, $0.4 million, and $0.1 million, respectively. For fiscal year 2010, the ICS Business recorded $0.7 million of expense related to severance and related costs for the elimination of 37 positions. The $0.4 million of expense recorded in fiscal year 2009 was primarily due to the elimination of 15 positions, and $0.1 million of expense recorded in fiscal year 2008 related to severance and related costs for the elimination of four positions.

During fiscal years 2010, 2009, and 2008, the ICS Business made cash payments of $0.7 million, $0.4 million, and $0.1 million, respectively, related to cost-reduction actions, which were primarily severance and related costs. The ICS Business expects substantially all remaining severance payments to be paid out by the first quarter of 2011 pursuant to agreements entered into with affected employees.

The severance and related costs and their utilization for the fiscal years ended 2008, and 2009, and 2010 are as follows:

	Employee Severance	Facilities	Total
Balance, December 29, 2007	$—	$—	$—

Charges	0.1	—	0.1
Adjustments	—	—	—

Charged to severance and related costs	0.1	—	0.1
Payments	(0.1)	—	(0.1)

Balance, December 27, 2008	—	—	—

Charges	0.4	—	0.4
Adjustments	—	—	—

Charged to severance and related costs	0.4	—	0.4
Payments	(0.4)	—	(0.4)

Balance, December 26, 2009	—	—	—

Charges	0.7	—	0.7
Adjustments	—	—	—

Charged to severance and related costs	0.7	—	0.7
Payments	(0.7)	—	(0.7)

Balance, January 1, 2011	$—	$—	$—

The $22 thousand and $8 thousand that remained reserved at January 1, 2011 and December 26, 2009, respectively, relate to severance and related costs and are in “Accrued Compensation and Related Costs.”

Note Seven—Leases

Capital Leases

The ICS Business acquired $0.0 million and $0.1 million of computer equipment, software, and leasehold improvements using capital leases during fiscal years 2010 and 2009, respectively. There was $0.1 million, $0.1 million, and $0.0 million of depreciation on capital leases during 2010, 2009, and 2008, respectively. All capital leases are for a term of either 30 or 36 months.

The following is a schedule, by year, of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of January 1, 2011:

Year	Amount
2011	$0.1
2012	—
2013	—
Thereafter	—

Total minimum lease payments	$0.1
Less: estimated executory costs	—

Net minimum lease payments	$0.1
Less: amount representing interest	—

Present value of minimum lease payments	$0.1

	As of
	January 1, 2011	December 26, 2009
Computers and software	$0.3	$0.3
Accumulated depreciation and amortization	(0.2)	(0.1)

Computers and software, net	$0.1	$0.2

Operating Leases

The ICS Business leases property and computers under leases expiring at various dates through July 31, 2012. Rental expense for all operating leases approximated $0.3 million, $0.4 million, and $0.4 million, for fiscal years ended 2010, 2009, and 2008, respectively.

Future minimum rental commitments under non-cancelable operating leases with terms in excess of one year are as follows:

Year	Amount
2011	$0.2
2012	—
2013	—
2014	—
2015	—
Thereafter	—

Total minimum payments required	$0.2

PROPOSAL #2: THE NAME CHANGE CHARTER AMENDMENT

Purpose of Name Change Charter Amendment

Stockholders will also consider at the Annual Meeting a proposal to amend the Charter to change our name to Mattersight Corporation upon the closing of the sale of the ICS Business. We are selling the rights to use the registered trademark “eLoyalty” to TeleTech. Therefore, after the closing of the sale of the ICS Business, we will be unable to continue using the name “eLoyalty,” subject to limited exceptions, without TeleTech’s consent. Furthermore, we believe that the name “Mattersight Corporation” more closely aligns our public identity with our Behavioral Analytics™ Service Business Unit, which will be our only remaining business and the sole focus of our board of directors and management. If our stockholders approve the sale of the ICS Business but do not approve the Name Change Charter Amendment, we will pursue other legal means of changing our name, including pursuant to a reverse merger into a subsidiary of the Company. However, effecting the name change through a reverse merger may be more expensive and may divert management’s attention from the operation of our business because a reverse merger may require consents of third parties under some of our existing commercial agreements and other contracts.

Effect of Name Change Charter Amendment

If the Name Change Charter Amendment is approved by the stockholders and becomes effective, the rights of stockholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates that bear the name “eLoyalty Corporation,” nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Uncertificated shares currently held in direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Mattersight Corporation.”

Nasdaq Symbol

The Company’s Common Stock is currently listed for trading on the Nasdaq Global Market under the symbol “ELOY.” If the stockholders approve the Name Change Charter Amendment, we expect that the trading symbol for our Common Stock on the Nasdaq Global Market will be changed to “MATR”; an application to reserve this ticker symbol has been submitted to Nasdaq. We also expect that a new CUSIP number will be assigned to the Common Stock following the name change.

No Appraisal or Dissenters’ Rights

You will not experience any change in your rights as a stockholder as a result of the Name Change Charter Amendment. None of Delaware law, the Charter, or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Name Change Charter Amendment, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Name Change Charter Amendment.

Vote Required to Approve the Name Change Charter Amendment

The approval of holders of a majority of the shares of eLoyalty Stock outstanding as of the Record Date will be required for approval of the proposal. Abstentions and broker “non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as votes “AGAINST” the proposal.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #2, THE NAME CHANGE CHARTER AMENDMENT.

PROPOSAL #3: PROPOSAL TO ADJOURN THE ANNUAL MEETING

The Annual Meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. Any adjournment may be made without notice, other than by an announcement made at the Annual Meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment requires, assuming a quorum is present, the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present at the Annual Meeting. If a quorum is not present at the Annual Meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Annual Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Sell the ICS Business and the Name Change Charter Amendment. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting as adjourned or postponed.

No Appraisal or Dissenters’ Rights

You will not experience any change in your rights as a stockholder as a result of the Proposal to Adjourn the Annual Meeting. None of Delaware law, the Charter, or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Proposal to Adjourn the Annual Meeting, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Proposal to Adjourn the Annual Meeting.

Vote Required to Approve the Proposal to Adjourn the Annual Meeting

Approval of the Proposal to Adjourn the Annual Meeting will require the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present at the Annual Meeting.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #3, THE NAME CHANGE CHARTER AMENDMENT.

PROPOSAL #4: ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors, each of which is elected for a three-year term. Only one class of directors stands for election at each annual meeting of eLoyalty’s stockholders. At this year’s Annual Meeting, the Class III directors stand for election. Three directors, Kelly D. Conway, David B. Mullen, and Michael J. Murray, have been nominated by the independent members of our board of directors to stand at the Annual Meeting for election to a three-year term expiring at the 2014 annual meeting of stockholders, for the reasons described below. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the meeting, then the persons named as proxies in the enclosed proxy card will have discretionary authority to vote for a substitute nominee selected by the independent members of our board of directors. It is not anticipated that any of the nominees will be unavailable for election.

Vote Required for the Election of Directors

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees for the three director seats who receive the most affirmative votes of shares outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

Recommendation of Our Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL #4, THE ELECTION OF KELLY D. CONWAY, DAVID B. MULLEN, AND MICHAEL J. MURRAY.

Director Qualifications

Our board of directors consists of seven directors, each of whom is well-qualified to serve on our board of directors and represent our stockholders’ best interests. As described below under the caption “Selection of Director Nominees,” the independent directors then in office (the “Nominating Directors”) select nominees with a view to establishing a board of directors that is comprised of members who:

•	have the highest professional and personal ethics, consistent with our values and standards;

•	are committed to enhancing stockholder value;

•	have sufficient time to carry out their duties;

•	provide insight and practical wisdom based on experience; and

•	are capable of representing the interests of all stockholders.

We believe that each of the director nominees and other directors brings these qualifications to our board of directors. Moreover, they provide a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that contribute to an effective board of directors, as well as public board experience, and knowledge of the technology industry and our business.

The following describes the key qualifications, business skills, experience, and perspectives that each of our directors brings to the board of directors, in addition to the general qualifications described above and the information included in the biographical summaries provided below:

•

Kelly D. Conway: Twelve years’ service as the Chief Executive Officer of the Company, with extensive knowledge of, and experience with, the information-technology industry and our operations, strategy, financial position, and management team.

•

Tench Coxe: Eleven years’ service as Chairman of our board of directors, with extensive knowledge of, and experience with, the information-technology industry and our operations, strategy, and financial position; over 20 years’ experience in the venture capital business; and extensive experience on public company boards.

•

Henry J. Feinberg: Experience as Executive Chairman, Chief Executive Officer, and in various other senior management capacities, at various private and public corporations, as well as being a partner at a technology venture fund.

•

John T. Kohler: Experience as the Chief Executive Officer of a publicly-held technology and consulting company; over 30 years’ experience in other executive capacities; past experience on public company boards, including audit and compensation committees; and deep knowledge of our operations.

•

David B. Mullen: Fifteen years’ experience as a Chief Financial Officer, and over 25 years’ experience in other executive capacities at publicly-held technology companies; past experience on public company boards, particularly on audit committees; and strong financial acumen.

•

Michael J. Murray: Over 30 years of banking and finance experience, including service as the President of Global Corporate Investment Banking at Bank of America; extensive experience on public company boards; and deep knowledge of the Company.

•

John C. Staley: Experience as the Managing Partner—Lake Michigan Area of Ernst & Young LLP; extensive experience on public company boards, particularly on audit committees; strong financial acumen; and deep knowledge of the Company.

Nominees

Class III Directors: Current Terms Expiring at the 2011 Annual Meeting and New Term Expiring at the 2014 Annual Meeting

Kelly D. Conway, age 54, is the President and Chief Executive Officer of eLoyalty, a position he has held since its incorporation in May 1999 as a subsidiary of Technology Solutions Company (“TSC”) (eLoyalty spun off from TSC in February 2000). Mr. Conway joined TSC in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995, and became Group President in October 1998. He has been a director of eLoyalty since May 1999.

David B. Mullen, age 60, is the former Executive Vice President and Chief Financial Officer of Navteq Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices, Internet-based mapping applications and government and business solutions, having held that position from December 2002 to January 2010. Navteq was acquired by Nokia Corporation in July 2008 and is now a wholly-owned subsidiary thereof. Mr. Mullen currently acts as an independent consultant. He has been a director of eLoyalty since March 2009.

Michael J. Murray, age 66, is the retired President of Global Corporate and Investment Banking at Bank of America Corporation, a banking and financial services company. He held such office from 1998 until his retirement in July 2000. From March 1997 until the merger between Bank of America and NationsBank in 1998, Mr. Murray headed Bank of America Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a Bank of America Vice Chairman and head of the United States and International Groups in September 1995. He serves as a director of Con-Way Inc. Mr. Murray has been a director of eLoyalty since June 1999.

Other Directors

Class I Directors: Current Terms Expiring at the 2012 Annual Meeting

Tench Coxe, age 53, is a managing director of the general partner of SHV, a venture capital company located in Palo Alto, California, and has held that position since 1987. Mr. Coxe is a director of NVIDIA Corporation and various private companies. He has been a director of eLoyalty and the Chairman of our board of directors since February 2000.

John T. Kohler, age 64, is the former President and Chief Executive Officer of TSC. Mr. Kohler held such office from 1995 until his retirement in February 2000. He joined TSC as Senior Vice President in 1992, was promoted to Executive Vice President and named to the Office of the Chairman in 1993, and became President and Chief Operating Officer in 1994. He has been a General Partner of American Home Technology since 2000. Mr. Kohler has been a director of eLoyalty since May 1999.

Class II Directors: Current Terms Expiring at the 2013 Annual Meeting

Henry J. Feinberg, age 59, is Executive Chairman of Yield Management Systems located in Chicago, Illinois. Previously, Mr. Feinberg was a Partner at Technology Crossover Ventures, a venture capital firm located in Palo Alto, California. He has been a director of eLoyalty since May 2007.

John C. Staley, age 69, is the former Managing Partner—Lake Michigan Area of Ernst & Young LLP, a global audit and tax firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley is presently a director of Hospira, Inc. and Nicor Inc., as well as various private companies. In the past five years, Mr. Staley also served on the board of CenterPoint Energy, Inc. He has been a director of eLoyalty since August 2002.

BOARD LEADERSHIP AND CORPORATE GOVERNANCE

The business and affairs of eLoyalty are managed under the direction of our board of directors. Our board of directors has responsibility for establishing broad corporate policies relating to the overall performance of eLoyalty, rather than managing day-to-day operating details. Members of our board of directors stay informed of our business and operations by participating in quarterly board and committee meetings and through discussions with the Chief Executive Officer and other members of the executive management team.

Corporate Governance

Having been elected by our stockholders, it is the responsibility of our board of directors to govern the Company’s business and affairs. Our board of directors approves the executive management team, acts as an advisor to executive management, and monitors the performance of executive management and the Company. Our board of directors reviews the Company’s corporate strategy, financial objectives, and operating plans, and is responsible for overseeing risk management and internal compliance.

Board Independence

In accordance with the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), each board of directors must have a majority of independent directors. As such, with respect to each director, our board of directors has made a determination as to whether or not the director qualifies as independent. Under our independence determination procedure, no director may qualify as independent unless our board of directors affirmatively determines that (1) the director meets NASDAQ’s independence standards, and (2) based on a review of all of the facts and circumstances of each non-management director’s relationship with eLoyalty, there is no business, commercial, or personal relationship that would impact the performance by the director of his board duties.

Our board of directors has determined that six of our seven directors—Messrs. Coxe, Feinberg, Kohler, Mullen, Murray, and Staley—are independent. Mr. Conway is not independent because he is eLoyalty’s President and Chief Executive Officer.

Board Leadership Structure

Our board of directors is led by an independent Chairman, Mr. Coxe. Our Chief Executive Officer, Mr. Conway, is the only member of our board of directors who is not an independent director. eLoyalty believes that this is the most appropriate structure for the Company in light of the differences between the roles of Chairman and Chief Executive Officer. The Chief Executive Officer is responsible for setting the strategic direction of the Company and for the day-to-day leadership and performance of the Company, whereas the Chairman provides guidance to the Chief Executive Officer. Furthermore, this structure enhances the accountability of the Chief Executive Officer to our board of directors and strengthens our board’s independence from management. We have had this leadership structure since our inception.

Board Oversight of Risk

Our executive management team is responsible for its day-to-day risk management activities. Our board of directors oversees these risk management activities, delegating its authority in this regard to the Audit Committee of the board (the “Audit Committee”). The Audit Committee is responsible for discussing with executive management policies with respect to financial risk and enterprise risk management. The Audit Committee also oversees the Company’s corporate compliance programs, including Section 404 compliance. In addition to the Audit Committee’s risk management oversight, our board of directors regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

The Company’s Associate General Counsel and Corporate Secretary reports directly to the Chief Executive Officer rather than the Chief Financial Officer, thereby providing him with additional visibility to the Company’s risk profile. Our board of directors believes that the Audit Committee’s risk oversight function, together with the efforts of the full board and the Chief Executive Officer in this regard, enables our board of directors to effectively oversee eLoyalty’s risk management activities.

Board Meetings and Attendance

Our board of directors held six meetings during the fiscal year ended January 1, 2011. During this period, each of the incumbent directors attended 85% or more of the aggregate number of board meetings and of the board committees on which he served. Our board of directors met in executive session four times in 2010. eLoyalty does not have a specific policy regarding board members’ attendance at its annual stockholders’ meetings. The 2010 Annual Meeting was attended by Mr. Conway.

Selection of Director Nominees

Responsibility. Our board of directors does not have a nominating or similar committee, although it has adopted a standing resolution, which provides that all nominees for membership on the board must be selected, or recommended to the full board for selection, by the Nominating Directors in accordance with the rules of NASDAQ. Under this standing resolution, the Nominating Directors are responsible for: (i) reviewing and, as applicable, recommending to the full board, possible candidates for membership on the board of directors, and assisting in attracting qualified candidates to fill vacant or newly created directorships; (ii) reviewing and recommending to the full board a slate of directors to be proposed for election at the annual stockholders’ meeting and included in the proxy statement for such meeting, as well as reviewing and recommending to the full board any directors to fill vacancies that may exist on the board of directors; and (iii) reviewing the function and composition of the committees of the board and recommending to the full board qualified persons for membership on such committees. The affirmative vote of at least a majority of the Nominating Directors is required to approve any action that may or must be taken by the Nominating Directors. The Nominating Directors have the ability to retain, at eLoyalty’s expense, special legal, accounting, or other consultants or experts they deem necessary in the performance of their duties under the standing resolution. Our board of directors believes that, in light of the independent directors’ responsibility for eLoyalty’s nominating processes under this resolution, it is unnecessary to have a separate nominating or similar committee of the board. The Nominating Directors have not held meetings separate from the board in their capacities as such. Our board of directors’ standing resolution is available on our website, at www.eLoyalty.com. A copy of the standing resolution may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

Stockholder Nominees. The Nominating Directors will consider properly submitted stockholder nominations for candidates for membership on our board of directors as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating Directors should include the nominee’s name and qualification for board membership. In addition, they must be submitted within the timeframe and to the address specified under “Submission of Stockholder Proposals for 2012” on page 114.

Identifying and Evaluating Nominees for Directors. In discharging its responsibilities to nominate candidates for election to our board of directors, the Nominating Directors have not specified any minimum qualifications for serving on the board nor do they operate under a formal diversity policy. However, the Nominating Directors endeavor to identify, evaluate, and approve candidates with a diversity of business experience and personal skills in technology, finance, marketing, financial reporting, and other areas that may be expected to contribute to an effective board. The Nominating Directors seek to assure that our board of directors is composed of individuals who have experience relevant to the needs of eLoyalty and who have the highest professional and personal ethics, consistent with our values and standards. Candidates should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Each director must represent the interests of all stockholders.

The Nominating Directors utilize a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Directors through current board members, professional search firms (which may receive a fee), stockholders, or other persons. These candidates are evaluated at regular or special meetings of our board of directors, and may be considered at any point during the year. As described above, the Nominating Directors will consider properly submitted stockholder nominations for candidates for the board on the same basis as director-nominated candidates. All properly submitted recommendations will be aggregated and considered by the Nominating Directors.

Board Committee Structure and Responsibilities

Our board of directors has two standing committees to assist it in the discharge of its responsibilities: an Audit Committee and a Compensation Committee. In addition, our board of directors formed a Special Committee in December 2010 in connection with the Sale of the ICS Business. Each of these committees is described below.

Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our public accountants (including resolution of disagreements between management and the public accountants regarding financial reporting) subject, if applicable, to stockholder ratification of the public accountants’ appointment, for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us. The Audit Committee approves all audit engagement fees and terms and all non-audit engagements with the public accountants as required by applicable law and the requirements of NASDAQ. In connection with its duties, the Audit Committee regularly meets privately with our independent public accountants. The Audit Committee has adopted a policy for the receipt, retention, and treatment of complaints or concerns regarding accounting-related matters. See “Communications with the Board” on page 81. The Audit Committee operates under a written charter, the current version of which was adopted by our board of directors in March 2004. The Audit Committee reviews and reassesses the adequacy of this Charter annually. The Audit Committee Charter is available on our website, at www.eLoyalty.com. A copy of the Audit Committee Charter may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

The Audit Committee, which met eight times during fiscal 2010, currently has four members: Mr. Staley, as Chairman, and Messrs. Murray, Mullen, and Kohler. Our board of directors has determined that each of Messrs. Kohler, Mullen, and Staley qualifies as an “audit committee financial expert”, as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002, and that Mr. Murray meets the financial literacy requirements of NASDAQ.

A report of the Audit Committee appears later in this proxy statement on page 110.

Compensation Committee. The Compensation Committee, which met four times during fiscal 2010, currently has three members: Mr. Coxe, as Chairman, and Messrs. Feinberg and Kohler. The Compensation Committee administers the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the eLoyalty Corporation 2000 Stock Incentive Plan (the “2000 Plan”), reviews and acts with respect to stock incentive and other employee benefit plans, approves or makes recommendations to our board of directors with respect to the salary and annual incentive compensation of, and stock awards for, our executive officers, and assesses the risk associated with our material incentive compensation programs. In administering the 1999 Plan and the 2000 Plan, the Compensation Committee may delegate certain of its duties to one or more of our officers as permitted by law and to the extent otherwise consistent with the terms of the 1999 Plan or 2000 Plan, as the case may be. The Compensation Committee has not engaged a compensation consultant. Compensation for senior executives is determined by the Compensation Committee after analyzing the Company’s performance and the applicable executive, based on recommendations of our management. The Compensation Committee operates under a written charter, which was adopted by our board of directors in February 2011. The Compensation Committee will review and reassess the adequacy of this Charter annually. The Compensation Committee Charter is available on our website, at www.eLoyalty.com. A copy of the Compensation Committee Charter may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

A report of the Compensation Committee appears later in this proxy statement on page 90.

Special Committee. In December 2010, our board of directors formed a Special Committee to review and evaluate the potential uses of proceeds from the proposed sale of the ICS Business and engage in discussions with the holders of Series B Stock. Our board of directors determined to designate the Special Committee because certain members of the board are holders of Series B Stock or may be deemed affiliates of holders of Series B Stock. The members of the Special Committee, Messrs. Mullen, Kohler, and Staley, with Mr. Mullen serving as Chairman, are disinterested directors who do not, directly or indirectly, hold any shares of Series B Stock. Our board of directors has determined to designate the Special Committee as a standing committee for the purposes of, among other things, assessing from time to time whether we have available funds for a full or partial distribution of the liquidation preference to the holders of Series B Stock and continuing to engage in related discussions and negotiations with the holders of Series B Stock.

Communications with the Board

Anyone who has a concern about our conduct, or about our accounting, internal accounting controls, or auditing matters, may communicate that concern directly to our board of directors, the Audit Committee, or the directors who are not employees of eLoyalty or any of its subsidiaries (“Non-Employee Directors”). All concerns related to audit or accounting matters will be forwarded to the Audit Committee Chair for his review, as well as to eLoyalty’s Corporate Secretary and Chief Financial Officer (unless the report alleges that person’s involvement). After the Audit Committee Chair’s initial review and a summary of the matter is prepared, the concern will be forwarded to the remaining Audit Committee members. All other concerns will be forwarded upon receipt to the appropriate directors for their review, as well as to eLoyalty’s Corporate Secretary and Chief Financial Officer (unless the report alleges that person’s involvement in the matter).

All reported concerns will be simultaneously reviewed and addressed by eLoyalty’s Corporate Secretary or her designee. The status of all outstanding concerns addressed to our board of directors, the Non-Employee Directors, or the Audit Committee will be reported to the board on a quarterly basis. The board or the Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern reported to them. eLoyalty’s corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with our board of directors, any individual director, the Non-Employee Directors, or the Audit Committee may do so by writing to eLoyalty’s Corporate Secretary at 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. eLoyalty maintains a separate, internal system for the receipt of communications from employees.

Code of Ethics

eLoyalty has adopted a Code of Ethical Business Conduct, which sets the standard for ethics and compliance for all of its employees, including officers and directors. The Code of Ethical Business Conduct is available on eLoyalty’s website, at www.eLoyalty.com. A copy of the Code of Ethical Business Conduct may also be obtained by sending a written request to the Corporate Secretary at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

Transactions with Related Persons

eLoyalty’s Code of Ethical Business Conduct requires that all business transactions be at arms’ length, negotiated in good faith, and based on merit alone. All of eLoyalty’s employees have a responsibility and duty of loyalty to eLoyalty and all business decisions are to be made in the best interests of eLoyalty, which means putting eLoyalty’s interests first. If a situation arises that would constitute a related-party transaction under SEC rules, then the independent directors will review the propriety of, and approve or disapprove, such transaction.

There were no transactions, relationships, or arrangements proposed during 2010 that would constitute related-person transactions under item 404 of Regulation S-K under the Securities Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires eLoyalty’s directors and executive officers, as well as any persons who beneficially own more than 10% of our Common Stock, to file with the SEC initial reports and reports of changes in beneficial ownership of such stock. Persons subject to Section 16 are required by SEC regulations to furnish eLoyalty with copies of all Section 16(a) reports that they file.

Based on its review of copies of such reports filed through or furnished to eLoyalty and on written representations from certain reporting persons that no other reports were required, eLoyalty believes that all required Section 16(a) reports filed during or for fiscal 2010 with respect to persons who were subject to Section 16(a) reporting obligations during such period were filed on a timely basis.

DIRECTOR COMPENSATION

Meeting Attendance Fees

As agreed to by the Compensation Committee at its February 2009 meeting, during eLoyalty’s fiscal year ended January 1, 2011, Non-Employee Directors each received $750 for their attendance at each meeting of the board, $1,000 per Audit Committee meeting attended, and $250 for each Compensation Committee meeting attended (each of which was held in tandem with a meeting of the board). If any Compensation Committee meetings had been held apart from a board meeting, then each Compensation Committee member would have received $500 per meeting attended; there were no separate Compensation Committee meetings in 2010. The members of the Special Committee each received $750 for each meeting of the Special Committee held in 2010. eLoyalty also reimburses directors for any travel-related expenses incurred in attending meetings of the board and its committees; however, eLoyalty has adopted the practice of holding its board meetings by video conference, thereby minimizing the need to reimburse for these expenses.

Initial Grant and Annual Grants

In addition to meeting attendance fees, Non-Employee Directors are eligible to receive automatic grants of stock options under the 1999 Plan, which provides for each Non-Employee Director to receive: (i) an option to purchase 50,000 shares of Common Stock upon commencement of service as a director (an “Initial Grant”); and (ii) an option to purchase 5,000 shares of Common Stock on the day after each annual meeting of stockholders during which such service continues (an “Annual Grant”). Stock options granted to Non-Employee Directors have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date and a maximum term of ten years. Each Initial Grant vests ratably over a period of 48 months from the end of the month following the grant date. Each Annual Grant vests ratably over a period of 48 months, commencing with a vesting of 25% of such Annual Grant on May 31st of the year following the grant date and 6.25% of such Annual Grant on each quarterly vesting date thereafter.

In addition, at its February 2009 meeting, as ratified by unanimous written consent, our board of directors agreed that each Non-Employee Director would receive a one-time option to purchase 50,000 shares of Common Stock under the 1999 Plan. These stock options had an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, which was February 18, 2009, and a maximum term of ten years, pursuant to the 1999 Plan. Vesting is scheduled to occur ratably over a period of 16 quarters, with the first quarterly vesting having occurred on February 28, 2009.

2010 Director Compensation

The following table summarizes the compensation that our Non-Employee Directors earned during 2010 for their service as members of our board of directors.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Tench Coxe	$14,250	$19,624	$33,874
Henry J. Feinberg	$6,250	$19,624	$25,874
John T. Kohler	$14,250	$19,624	$33,874
Michael J. Murray	$13,250	$19,624	$32,874
David B. Mullen	$13,250	$19,624	$32,874
John C. Staley	$11,250	$19,624	$30,874

(1)	Reflects the grant date fair value of the options granted during 2010, which was computed in accordance with FASB Accounting Standards Codification (“ASC”) 718. The assumptions used with respect to the valuation of option grants are set forth in our Form 10-K for the fiscal year ended January 1, 2011 under “eLoyalty Corporation Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note Fourteen—Stock-Based Compensation.”

The aggregate number of option awards outstanding for each Non-Employee Director as of January 1, 2011 is:

	Outstanding Options
Name	Vested	Unvested
Tench Coxe	92,513	34,687
Henry J. Feinberg	69,479	45,521
John T. Kohler	104,493	34,687
Michael J. Murray	107,066	34,687
David B. Mullen	22,250	33,750
John C. Staley	74,811	34,687

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership Information

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of Common Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Exchange Act) as of February 28, 2011, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Common Stock; (ii) each of the four named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors, including the director nominees, of eLoyalty; and (iv) all current named executive officers and directors of eLoyalty as a group. To eLoyalty’s knowledge, the table also shows, for such individuals and group, the percentage of eLoyalty’s total voting power beneficially owned as of such date (based on the number of shares of Common Stock and Series B Stock, which generally votes with the Common Stock, so owned). Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Common Stock(1)(2)	Percent of Total Voting Power(1)
Tench Coxe and various entities affiliated with Sutter Hill Ventures
c/o Sutter Hill Ventures	4,746,690	(3)	28.0%	24.8%
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304

Jay C. Hoag, Richard H. Kimball, and various entities affiliated with Technology Crossover Ventures	2,984,405	(4)	17.1%	15.6%
528 Ramona Street
Palo Alto, CA 94301

John A. Murphy and various entities affiliated with Alydar Partners, LLC	1,272,696	(5)	8.2%	6.6%
222 Berkeley Street, 17th Floor
Boston, MA 02116

Kelly D. Conway	1,379,692		8.8%	7.2%

S Squared Technology, LLC	843,000	(6)	5.4%	4.4%
515 Madison Avenue
New York, NY 10022

Peninsula Capital Management, LP and Scott Bedford	1,000,000	(7)	6.4%	5.2%
235 Pine Street, Suite 1600
San Francisco, CA 94104

RKB Capital, LP	800,000	(8)	5.1%	4.2%
294 East Grove Lane, Suite 200A
Wayzata, MN 55391

Michael J. Murray	354,708		2.3%	1.9%
Steven C. Pollema	143,655		*	*
John T. Kohler	114,869		*	*
John C. Staley	107,181		*	*
Henry J. Feinberg	78,282		*	*
William B. Noon	77,847		*	*
Christine R. Carsen	51,201		*	*
David B. Mullen	33,438		*	*

All directors and named executive officers as a group (10 individuals)	5,994,252		36.1%	31.3%

*	Less than 1 percent.

(1)	Includes shares of Common Stock that may be acquired on or within 60 days after February 28, 2011 through the exercise of stock options outstanding as of such date, as follows: Mr. Coxe, 96,263 shares; Mr. Kohler, 108,243 shares; Mr. Feinberg, 76,355 shares; Mr. Mullen, 25,438 shares; Mr. Murray, 110,816 shares; Mr. Staley, 78,561 shares; Mr. Conway, 175,000 shares; Mr. Noon, 750 shares; Mr. Pollema, 66,250 shares; Ms. Carsen, 0 shares; and all current directors and named executive officers of eLoyalty as a group, 737,676 shares. With respect to each of these individuals and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.
(2)	Includes shares of Common Stock that may be acquired within 60 days after February 28, 2011 through exercise of the conversion feature associated with the shares of Series B Stock held by such person or group, in the amounts reflected for such person or group in the table under the heading “Series B Stock Ownership Information” below. With respect to each of these persons and such group, these shares have been deemed to be outstanding in computing the percent of class in the preceding table.
(3)

Mr. Coxe is a managing director of the general partner of each of Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P., which hold of record 2,183,260 shares, 5,853 shares, and 14,847 shares, respectively, of Common Stock. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Common Stock held of record by such partnerships. In addition, this amount also includes 4,894 shares and 96,263 options to purchase Common Stock held by Mr. Coxe (Mr. Coxe shares pecuniary interest in these shares with other individuals pursuant to a contractual relationship); 348,122 shares held in The Coxe Revocable Trust, of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power; and 13,818 shares held by Rooster Partners, LP of which Mr. Coxe is a trustee of a trust which is the general partner. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 19,183 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 72,453 shares held by Acrux Partners, LP of which Mr. Anderson is the trustee of a trust which is the general partner, 41,389 shares held by Anvest, L.P. of which Mr. Anderson is the trustee of a trust which is the general partner, and 13,100 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 73,803 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 85,838 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 156,976 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee, 19,759 shares held by a retirement trust for the benefit of Mr. Younger, and 10,849 shares held by Yovest, L.P. of which Mr. Younger is the trustee of a trust which is the general partner. Mr. Younger disclaims beneficial ownership of the revocable trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 41,356 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Gregory P. Sands is a trustee, 6,697 shares held in the Gregory P. Sands Charitable Remainder Unitrust of which Mr. Sands is the trustee, and 980 shares held by a retirement trust for the benefit of Mr. Sands. Mr. Sands disclaims beneficial ownership of the trust agreement’s and the unitrust’s shares except to the extent of his pecuniary interest therein. Includes 1,671 shares owned by James C. Gaither individually, 29,412 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee, and 1,785 shares held by Tallack Partners, L.P. of which Mr. Gaither is the trustee of a trust which is the general partner. Mr. Gaither disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 74,314 shares held in The White Family Trust of which James N. White is a trustee and 4,974 shares held by a retirement trust for the benefit of Mr. White. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 56,285 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 20,597 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee and 7,663 shares held by a retirement trust for the benefit of Mr. Sweet. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein. Includes 9,052 shares held in the Sheehan 2003 Trust of which Andrew T. Sheehan is a trustee.

Mr. Sheehan disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Although the share amounts in this footnote do not include any shares of Series B Stock, the number of shares owned and corresponding ownership percentage in the preceding table do give effect to the conversion of any Series B Stock held.

(4)	Includes 1,372 shares held by TCV III (GP), 6,524 shares held by TCV III, L.P., 173,418 shares held by TCV III (Q), L.P., 7,851 shares held by TCV III Strategic Partners, L.P., 889,052 shares held by TCV IV, L.P., and 33,383 shares held by TCV IV Strategic Partners, L.P. Although the share amounts in this footnote do not include any shares of Series B Stock, the number of shares owned and corresponding ownership percentage in the preceding table do give effect to the conversion of any Series B Stock held. Jay C. Hoag and Richard H. Kimball are the managing members of Technology Crossover Management III, L.L.C. (“TCM III”) and Technology Crossover Management IV, L.L.C. (“TCM IV”). TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P, and TCV III Strategic Partners, L.P. (collectively the “TCV III Funds”), and TCM IV is the sole general partner of TCV IV, L.P, and TCV IV Strategic Partners, L.P. (collectively the “TCV IV Funds”). TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Common Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may also be deemed to have sole investment power and shared voting power over all shares of Common Stock held by the TCV Funds. Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.
(5)	This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 14, 2011 with respect to Common Stock beneficially owned as of December 31, 2010. Based on the information contained therein, John A. Murphy shares voting and investment power with respect to 1,272,696 shares. Mr. Murphy is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies, which own and share voting and investment power with respect to 322,672 shares and 1,272,696 shares, respectively, of Common Stock. Alydar Capital, LLC is the general partner of Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., and Alysun QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alysheba Fund, L.P. (which owns and has sole voting and investment power with respect to 9,020 shares of Common Stock), Alysheba QP Fund, L.P. (which owns and has sole voting and investment power with respect to 252,637 shares of Common Stock), Alysun Fund, L.P. (which owns and has sole voting and investment power with respect to 11,865 shares of Common Stock), Alysun QP Fund, L.P.(which owns and has sole voting and investment power with respect to 49,150 shares of Common Stock), Alysun Fund Limited (which owns and has sole voting and investment power with respect to 32,533 shares of Common Stock), and Alysheba Fund Limited (which owns and has sole voting and investment power with respect to 917,491 shares of Common Stock). Mr. Murphy disclaims beneficial ownership of all such shares.
(6)	This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 11, 2011 with respect to Common Stock beneficially owned as of December 31, 2010. Based on the information contained therein, Seymour L. Goldblatt and Kenneth A. Goldblatt share sole voting and investment power with respect to 843,000 shares of Common Stock, including 166,698 shares beneficially owned by S Squared Capital II Management, LLC and 676,302 shares beneficially owned by S Squared Technology, LLC. Seymour L. Goldblatt and Kenneth A. Goldblatt disclaim beneficial ownership of all such shares, except to the extent of their pecuniary interest therein.
(7)	This information, which is not within the direct knowledge of eLoyalty, has been derived from a Schedule 13G/A filed with the SEC on February 14, 2011 with respect to Common Stock beneficially owned as of December 31, 2010. Based on the information contained therein, Peninsula Capital Management, LP and its affiliate, Scott Bedford, beneficially own and share voting and investment power with respect to 1,000,000 shares of Common Stock.
(8)	This information, which is not within the direct knowledge of eLoyalty, was provided to the Company by Mr. Peter Schleider and independently verified through beneficial ownership reports. Based on this information, Mr. Schleider beneficially owns sole voting and investment power with respect to 800,000 shares of Common Stock.

Series B Stock Ownership Information

To eLoyalty’s knowledge, the following table sets forth information regarding beneficial ownership of Series B Stock (as beneficial ownership is determined for purposes of Rule 13d-3 under the Exchange Act) as of February 28, 2011, except as otherwise indicated, by: (i) each person or group that beneficially owns more than 5% of the outstanding shares of Series B Stock; (ii) each of the five named executive officers of eLoyalty named in the Summary Compensation Table appearing later in this proxy statement; (iii) each of the directors, including the director nominees, of eLoyalty; and (iv) all current named executive officers and directors of eLoyalty as a group. The Series B Stock generally votes with the Common Stock as a single class. See the table under the heading “Common Stock Ownership Information” above, for information regarding the aggregate voting power of eLoyalty held by the individuals and groups listed below. Except as otherwise indicated below, each owner has sole voting and investment power with respect to all shares listed as beneficially owned.

Name and Address of Beneficial Owner	Number of Shares of Series B Stock Beneficially Owned		Percent of Outstanding Series B Stock
Jay C. Hoag, Richard H. Kimball, and various entities affiliated with Technology Crossover Ventures	1,872,805	(1)	52.8%
528 Ramona Street
Palo Alto, CA 94301

Tench Coxe and various entities affiliated with Sutter Hill Ventures c/o Sutter Hill Ventures	1,331,497	(2)	37.5%
755 Page Mill Road, Suite A-200
Palo Alto, CA 94304

Michael J. Murray	23,243		*
Kelly D. Conway	3,862		*
William B. Noon	234		*
Steven C. Pollema	53		*
John T. Kohler	—		—
David B. Mullen	—		—
John C. Staley	—		—
Henry J. Feinberg	—		—
Christine R. Carsen	—		—

All directors and named executive officers as a group (10 individuals)	1,013,714		28.6%

*	Less than 1 percent.
(1)	Messrs. Hoag and Kimball are the two managing members of TCM III and TCM IV. TCM III is the managing general partner of TCV III (GP) and the sole general partner of TCV III, L.P., TCV III (Q), L.P., and TCV III Strategic Partners, L.P., and TCM IV is the sole general partner of the TCV IV Funds. Each of the TCV Funds holds of record shares of Series B Stock, and TCM III and TCM IV may be deemed to have sole voting and investment power with respect to the shares of Series B Stock held by the TCV III Funds and the TCV IV Funds, respectively. As a result of their position as the managing members of TCM III and TCM IV, each of Messrs. Hoag and Kimball may be deemed to have sole investment power and shared voting power over all shares of Series B Stock held by the TCV Funds. All of the shares of Series B Stock shown in the preceding table as beneficially owned by Messrs. Hoag and Kimball are held of record by the TCV Funds. TCM III and TCM IV and Messrs. Hoag and Kimball disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein. The numbers of shares of Series B Stock held of record by each of the TCV Funds are as follows: TCV III (GP), 2,285 shares; TCV III, L.P., 10,852 shares; TCV III (Q), L.P., 288,422 shares; TCV III Strategic Partners, L.P., 13,057 shares; TCV IV, L.P., 1,501,673 shares; and TCV IV Strategic Partners, L.P., 56,516 shares.

(2)	Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P., and Sutter Hill Entrepreneurs Fund (QP), L.P. hold of record 806,840 shares, 8,854 shares, and 22,418 shares, respectively, of Series B Stock. Mr. Coxe is a managing director of the general partner of each of these entities. In such capacity, Mr. Coxe is deemed to have shared voting and investment power over all shares of Series B Stock held of record by such partnerships. Also includes 148,210 shares held in The Coxe Revocable Trust of which Mr. Coxe and his spouse are trustees and as to which each has voting and investment power. Mr. Coxe disclaims beneficial ownership of such shares held by such limited partnerships and trust except to the extent of his pecuniary interest therein. Includes 3,738 shares held in The Anderson Living Trust of which David L. Anderson is the trustee, 42,309 held by Acrux Partners, LP of which Mr. Anderson is a trustee of a trust which is the general partner, 28,020 shares held by Anvest, L.P. of which Mr. Anderson is the general partner, and 4,559 shares held by a retirement trust for the benefit of Mr. Anderson. Mr. Anderson disclaims beneficial ownership of the living trust’s and the limited partnerships’ shares except to the extent of his pecuniary interest therein. Includes 19,922 shares held in The Baker Revocable Trust of which G. Leonard Baker, Jr. is a trustee and 59,103 shares are held by Saunders Holdings, L.P. of which Mr. Baker is a general partner. Mr. Baker disclaims beneficial ownership of the trust’s and the limited partnership’s shares except to the extent of his pecuniary interest therein. Includes 83,942 shares held in The William H. Younger, Jr. Revocable Trust of which William H. Younger is the trustee. Mr. Younger disclaims beneficial ownership of the revocable trust’s shares except to the extent of his pecuniary interest therein. Includes 21,739 shares held in the Gregory P. and Sarah J.D. Sands Trust Agreement of which Mr. Sands is a trustee. Mr. Sands disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 10,092 shares owned by James C. Gaither individually and 4,960 shares held in The Gaither Revocable Trust of which Mr. Gaither is the trustee. Mr. Gaither disclaims beneficial ownership of the trust’s shares except to the extent of his pecuniary interest therein. Includes 33,711 shares held in The White Family Trust of which James N. White is a trustee. Mr. White disclaims beneficial ownership of the family trust’s shares except to the extent of his pecuniary interest therein. Includes 17,825 shares held in the Jeffrey W. and Christina R. Bird Trust Agreement of which Jeffrey W. Bird is a trustee. Mr. Bird disclaims beneficial ownership of the trust agreement’s shares except to the extent of his pecuniary interest therein. Includes 15,255 shares held in The David and Robin Sweet Living Trust of which David E. Sweet is a trustee. Mr. Sweet disclaims beneficial ownership of the living trust’s shares except to the extent of his pecuniary interest therein.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary in any of our other filings under the Exchange Act or the Securities Act, before or after the date of this proxy statement, that incorporate future SEC filings made by us, none of the information under the following “Report of the Compensation Committee” or “Report of the Audit Committee” will be incorporated by reference into any of our other filings with the SEC and shall not be deemed to be “Soliciting Material” under SEC rules. In addition, this proxy statement includes several website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in eLoyalty’s 2011 Notice of Annual Meeting and Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in eLoyalty’s 2011 Notice of Annual Meeting and Proxy Statement for filing with the SEC.

Tench Coxe, Chair

Henry J. Feinberg

John T. Kohler

COMPENSATION AND RISK

In early 2011, we conducted a risk assessment of our compensation policies and practices for all employees, including non-executive officers. We reviewed our employee compensation plans and programs, and noted numerous design elements that manage and mitigate risk without diminishing the incentive nature of the compensation, including: a balanced mix between cash and equity and between annual and longer-term incentives; and the use of discretionary and qualitative factors in the granting of individual incentive- and commission-based awards.

We also reviewed our compensation programs for certain design features that may have the potential to encourage excessive risk-taking, including: highly leveraged payout curves; unreasonable thresholds; awards with unlimited upside and no downside risk; and steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds. We concluded that our compensation programs do not include such design features. Finally, we analyzed our overall enterprise risks and whether our compensation programs have the potential to impact individual behavior in a manner that could exacerbate these enterprise risks. We concluded that our compensation programs are structured in a way that does not exacerbate enterprise risk. Based on our review, we believe that our employee compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Mr. Coxe, as Chairman, and Messrs. Feinberg and Kohler. None of Messrs. Coxe, Feinberg, or Kohler is a current or former officer or employee of eLoyalty and none has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act, as amended. During the last fiscal year, no executive officer of eLoyalty served on the board of directors or compensation committee of any other company whose executive officers served as a director or member of the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides information regarding the fiscal 2010 compensation program for our named executive officers, specifically, our principal executive officer, our principal financial officer, and the executive officers who were our next most highly compensated executives as of the end of fiscal 2010 (collectively, the “Named Executive Officers”). These individuals were:

•	Kelly D. Conway, President and Chief Executive Officer;

•	William B. Noon, Vice President and Chief Financial Officer;

•	Steven C. Pollema, Vice President, Integrated Contact Solutions Business Unit; and

•	Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal 2010. It also provides an overview of our executive compensation objectives and challenges, as well as our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at its specific compensation decisions for our Named Executive Officers, including the key factors considered by the Compensation Committee in setting their compensation.

Our compensation philosophy has been focused on supporting and enabling the Company’s transformation from a consulting services company to an analytics and managed services company. The Company has kept cash compensation (base salaries plus bonuses) relatively low compared to market cash compensation to conserve cash, and has granted restricted stock awards to incent management to build a high-growth, high-recurring-revenue business. This approach has enabled eLoyalty to develop and expand its two primary service lines: the Behavioral Analytics™ Service and Integrated Contact Solutions (“ICS”), which have grown their combined revenues from $17 million in 2004 to $77 million in 2010.

The Compensation Committee oversees our executive compensation program, approving or presenting recommendations to our board of directors with respect to the compensation of our Named Executive Officers. In addition, the Compensation Committee administers our stock-based incentive plans and establishes and reviews general policies relating to compensation and benefits of all our employees. None of the directors that serve on the Compensation Committee are officers or employees of eLoyalty.

Compensation Program

Overview. The principal framework for the compensation of our Named Executive Officers and other eligible employees is the eLoyalty Vice President and Executive Compensation Program (the “Compensation Program”). The objective of the Compensation Program is to support and enable the Company’s transformation from a consulting services company to an analytics and managed services company. In order to support this objective, the Compensation Committee reviews and approves all elements of compensation for each Named Executive Officer, taking into account recommendations from eLoyalty’s Chief Executive Officer (for compensation other than his own), as well as competitive market guidance provided at the request of the Compensation Committee. The Compensation Committee uses a combination of structured compensation frameworks and subjective business judgment to determine actual salaries, bonuses, and restricted stock awards. In general, the total compensation awarded to eLoyalty’s executives is designed to be equitable and market competitive. eLoyalty broadly defines its competitive market for executive talent and investment capital to be the technology, software, managed services, and business consulting industries. In determining executive compensation, eLoyalty does not perform formal benchmarking, but rather continuously calibrates the Compensation Program based on its senior-level recruiting activity and a general understanding of compensation practices within the competitive market.

Executive Compensation Decision-Making Process

Determining Compensation for the Chief Executive Officer. In 2010, Mr. Conway’s compensation package consisted of a $425,000 annual base salary, an earned annual incentive of $448,688 (paid in the form of restricted stock), and a restricted stock grant of 200,000 shares of Common Stock. Mr. Conway’s annual salary and cash bonus are established under the terms of his employment agreement with the Company. As of February 28, 2011, Mr. Conway owned approximately 1,200,830 million shares of Common Stock. On an annual basis, Mr. Conway has been awarded significant restricted stock grants rather than additional cash compensation because the Compensation Committee believes that increasing Mr. Conway’s level of stock ownership aligns his interests with those of our stockholders.

Determining Compensation for the Other Named Executive Officers

Approach. The Named Executive Officers comprise the Company’s leadership team. The Compensation Program for the Named Executive Officers is designed to motivate individual performance, as members of the leadership team, to drive the Company’s overall success and long-term stockholder value. As a result, the Named Executive Officers are incentivized to perform in respect of objectives both within and outside of the officer’s primary area of responsibility. In addition, the total compensation awarded to the Company’s executives is designed to be internally equitable and market competitive.

Discretion and Judgment of the Compensation Committee. The Compensation Committee determines the compensation for the Named Executive Officers. Each year, the Compensation Committee reviews the performance of each Named Executive Officer against his or her established goals to determine if changes in the officer’s compensation are appropriate based on the considerations described below. Mr. Conway does not participate in the Compensation Committee’s deliberations or decisions with regard to his own compensation. At the Compensation Committee’s request, Mr. Conway provides input regarding the performance and appropriate compensation of the other Named Executive Officers. The Compensation Committee gives considerable weight to Mr. Conway’s evaluation of the other Named Executive Officers because of his direct knowledge of each Named Executive Officer’s performance and contributions.

The Role of Stockholder Say-on-Pay Votes

In this Proxy Statement, we are providing our stockholders with the opportunity to cast an advisory vote on our executive Compensation Program. Proposals 6 and 7 below provide information regarding the proposals for the stockholder votes on our Named Executive Officer compensation program in 2011 and on the frequency with which this advisory vote should be conducted in future years. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Elements of Compensation

The Compensation Program consists of three principal elements of compensation, listed below:

•	long-term equity incentive awards in the form of restricted stock grants;

•	annual performance-based cash incentive awards (bonuses); and

•	base salary.

In addition, certain Named Executive Officers are entitled to post-termination severance and acceleration of vesting of stock options and shares of restricted stock upon a termination and/or a change of control (as described below in “Potential Payments Upon Termination or Change in Control” on page 104). Our other benefits consist of life and health insurance and a qualified 401(k) savings plan.

The Company continuously calibrates the Compensation Program based on senior-level recruiting activity and a general understanding of compensation practices within the competitive market. More specifically, Mr. Conway uses his experience in the industry and his general understanding of industry compensation trends and practices to inform his subjective recommendation for target bonus and restricted stock award amounts for the other Named Executive Officers. Similarly, the members of our Compensation Committee bring their collective experience within the industry and on other boards of directors and committees to bear in setting compensation levels for our Named Executive Officers.

Long-Term Equity Incentives

Overview. The goal of our long-term, equity-based incentive awards is to retain key executives, attract new executives, and align the interests of Named Executive Officers with stockholders. As described below, the ICS Incentive Program serves as the long-term incentive component of the compensation of ICS Business employees.

Restricted Stock Grants. The Company believes restricted stock grants incentivize its executives’ performance and further align their interests with those of stockholders because the value of restricted stock grants increases or decreases with the Company’s stock price. In addition, the grant date value of a restricted stock award is greater than the grant date value of a stock option, based on generally-accepted equity award valuation models. As a result, the Company is able to grant restrictive stock awards of fewer shares to deliver the same grant date value than it would if it were to grant stock options to its executives, which in turn reduces the dilutive effects of long-term equity awards on the Company’s stock.

Purpose of Long Vesting Periods. The annual restricted stock awards granted to the Company’s Named Executive Officers have a four year vesting period because the Company believes that long vesting periods encourage its executives to focus on the Company’s long-term business objectives and long-term stock price performance. In addition, these long vesting periods are a significant factor in retaining executives thereby providing consistency in Company leadership. In the past, the annual restricted stock awards vested 25% one year after the grant date, with the remainder vesting on an equal quarterly basis thereafter for 16 quarters. However, for the last two years, the annual restricted stock awards have vested on an equal quarterly basis over a four year period, commencing with the quarterly vesting occurring at the end of May. This change in the vesting schedule was designed to give participants a more immediate benefit at a time when base salary levels were reduced across the Company. The Compensation Committee has discretion to grant awards with different vesting schedules for new hires or in other cases, as may be recommended by management.

2010 and 2011 Equity Grants. In 2010, we granted restricted stock awards to the Named Executive Officers, as follows: 200,000 shares to Mr. Conway; 15,000 shares to Mr. Noon; and 10,000 shares to Ms. Carsen. In addition, at the February 2011 meeting of the Compensation Committee, the following restricted stock awards were approved: 200,000 shares to Mr. Conway; 30,000 shares to Mr. Noon; and 15,000 shares to Ms. Carsen. Mr. Pollema did not receive a grant of shares in 2010 or 2011 due to his participation in the ICS Incentive Program. The Compensation Committee and Mr. Conway (other than with respect to his own award) approved the stock award levels for each Named Executive Officer, based upon a subjective assessment that such levels were consistent with industry practice, reflected the experience and responsibility levels of the officers and were sufficient to retain the officers. The grants awarded to the Named Executive Officers are subject to vesting in equal quarterly increments over a four-year period, commencing on May 31st of the year in which the grants were approved.

ICS Incentive Program. In November 2009, we launched a long-term incentive program for the ICS Business (the “ICS Incentive Program”), under the terms of which performance unit awards would be granted to certain employees of the business unit, including Mr. Pollema. The performance units were awarded under the 1999 Plan.

Under the terms of the ICS Incentive Program, Mr. Pollema received an initial award of 15,000 performance units, which amount was established and approved by the Compensation Committee in its discretion. Each performance unit has an initial projected value of $73.85, assuming achievement of a projected level of value of the ICS Business above a baseline value of $36 million that was established by the Compensation Committee. The amount earned, if any, for each vested performance unit will vary based on (i) the ultimate value of the ICS Business relative to the baseline value of $36 million and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business value will make up a pool that is divided among all participants based on the relative size of awards). The performance period for the award began on October 1, 2009, and ends on December 29, 2012. On the last day of the performance period, the performance units granted will become fully vested. In the event of a sale of the ICS Business, a sale of the Company, a spin-off of the ICS Business, or a termination of Mr. Pollema’s employment due to death or Disability (as defined under the ICS Incentive Program) (each, an “Acceleration Event”), such vesting will be accelerated, as follows: (a) 50% of the performance units granted will be deemed to have vested as of the date of the Acceleration Event and (b) 50% of the performance units will be deemed to have vested ratably on a daily basis from the grant date over a period ending on December 31, 2010, up to the date of the Acceleration Event. Any performance units remaining unvested as of the date of the Acceleration Event will be forfeited. Mr. Pollema must remain continuously employed until the earlier of an Acceleration Event or December 29, 2012 in order to receive payment. If Mr. Pollema’s employment terminates for any reason (other than due to death or Disability) prior to the earlier of an Acceleration Event or December 29, 2012, then the performance units will be forfeited and he will not be entitled to any payment for the performance units. However, if Mr. Pollema is terminated without Cause (as defined in the 1999 Plan) during the six-month period (1) ending on December 29, 2012 or (2) prior to the occurrence of an Acceleration Event other than his termination due to death or Disability, Mr. Pollema will be deemed to have remained employed up to the end of such six-month period, and the percentage of performance units deemed to have vested shall be calculated as of the effective date of Mr. Pollema’s termination.

On the date determined by the Compensation Committee for the settlement of performance units following the earlier of an Acceleration Event or December 29, 2012 (the “Distribution Date”), Mr. Pollema will earn and be paid the aggregate value (calculated as described above) of his vested performance units, which will be settled in shares of Common Stock, with the number of shares to be calculated using the average closing price of Common Stock during the 10 trading days prior to the Distribution Date.

Cash Compensation

Overview. eLoyalty believes that base salaries should be based on the competitive marketplace for the specific responsibilities of the position as well as the experience, knowledge, and demonstrated performance of the individual. From time to time, in the discretion of the Compensation Committee and based on the recommendations of Mr. Conway (except with respect to his own base salary), merit-based salary increases are approved.

Base Salaries. In 2010, the Compensation Committee determined, in its subjective judgment and based on their demonstrated performance in the preceding year, that Mr. Noon’s salary should be increased from $190,000 to $200,000, and that Ms. Carsen’s salary should be increased from $170,000 to $175,000. The base salaries of Mr. Conway and Mr. Pollema remained unchanged at $425,000 and $300,000, respectively.

Bonuses. The amount of individual annual cash-based incentives awarded to all participants in the Compensation Program is based on two factors: (i) the target bonus amount of each participant, as established in his or her employment agreement or as otherwise established by the Chief Executive Officer and approved by the Compensation Committee; and (ii) individual performance levels for the relevant fiscal year as measured against assigned performance goals (detailed below).

In establishing individual target bonus amounts, the Compensation Committee has focused bonuses on rewarding and retaining Named Executive Officers and other vice presidents who are considered most essential to growing our Behavioral Analytics™ Service and Integrated Contact Solutions service lines.

Mr. Conway is assigned four performance goals and each other executive is assigned two or three performance goals, all of which are derived from the Company’s annual goals for the relevant year. The Company’s annual goals are established by Mr. Conway and our board of directors (see table below for 2010 annual goals). The goals assigned to each individual are those that the Compensation Committee has determined the individual plays an integral role in the Company’s achieving.

2010 Annual Goals. Each quarter in fiscal 2010, the Compensation Committee, with input requested and received from Mr. Conway, evaluated eLoyalty’s performance against the Company’s 2010 annual goals. At its February 2011 meeting, the Compensation Committee reviewed eLoyalty’s performance against the 2010 annual goals and determined that eLoyalty had attained its goals, as and to the extent described in the table below.

Performance Measure	Description	Comment	% Attainment Determined by the Compensation Committee
Company Profit and Loss Performance (“Company P&L”)	Actual adjusted earnings for the Company versus the adjusted earnings plan of $2.0 million	Adjusted earnings were ($2.4 million);	0%

Behavioral Analytics™ Service Business Unit Profit and Loss Performance (“BA P&L”)	Actual business unit margin for the Behavioral Analytics™ Service business unit versus the business unit margin plan of ($2.1 million)	Behavioral Analytics™ Service business unit margin was ($2.4 million)	75%

Behavioral Analytics™ Service Business Unit Bookings (“BA Bookings”)	Actual bookings of the business unit versus the business unit’s bookings plan of $40 million	Actual bookings were $50 million	100%

Behavioral Analytics™ Service Product Development (“BA Development”)	Development of new functionality (subjective measure)	Developed significant new functionality, including First Call Resolution, Desktop Analytics, and Fraud Analytics	100%

Cash Management (“Cash Flow”)	Actual ending cash balance and days sales outstanding (“DSO”) versus plan of $26.6 million/40 day DSO	Ending cash balance was $23.3 million and ending DSO was 33 days	80%

ICS Business Unit Profit and Loss Performance (“ICS P&L”)	Actual business unit margin for the ICS Business versus the business unit margin plan of $12.5 million	ICS Business unit margin was $8.7 million	0%

ICS Business Unit Momentum (“ICS Momentum”)	Increasing sales bookings for 2011 revenue for the ICS Business (subjective measure)	Backlog in 2010 grew 80%	100%

Compliance	Timely and accurate financial and securities reporting and filing (subjective measure)	Financial and securities reporting and filing met or exceeded expectations	100%

Behavioral Analytics™ Service Business Unit Contracts and Intellectual Property Management (“BA Contracts and IP”)	Timely contracting and robust intellectual property reviews (subjective measure)	Contracting for the Behavioral Analytics™ Service business unit and intellectual property reviews met or exceeded expectations.	100%

As indicated above, the performance measures of BA Development, ICS Momentum, Compliance, and BA Contracts and IP were each subjective in nature and not subject to quantification.

Based on its evaluation of the Company’s attainment of each of its 2010 goals, as and to the extent indicated above, the Compensation Committee approved payment of bonuses to certain participants in the Compensation Program. The actual amount of each individual’s annual bonus was determined by (i) assigning a percentage of each individual’s target bonus amount to each of the assigned performance goals, to derive a dollar amount associated with 100% achievement of the goal, (ii) multiplying the dollar amount associated with each performance goal by the appropriate percentage as indicated in the table above, to derive the actual bonus associated with such performance goal, and (iii) calculating the total bonus by adding together each of the amounts derived pursuant to the preceding clause.

Individual Annual Bonuses

(1) Target Bonus Amount of Named Executive Officers. The target bonus amount for each of the Named Executive Officers in 2010 was as follows: $583,000 for Mr. Conway; $80,000 for Mr. Noon; $325,000 for Mr. Pollema, and $65,000 for Ms. Carsen. The Compensation Committee and Mr. Conway approved the bonus targets for Mr. Noon and Ms. Carsen, based upon a subjective assessment that such levels were consistent with industry practice, reflected the experience and responsibility levels of the officers, and were sufficient to retain the officers. The bonus target levels for Mr. Conway and Mr. Pollema were contained in their respective employment contracts, which were similarly negotiated and set based on the aforementioned subjective assessments.

(2) Calculation of Individual Annual Bonuses. Using the formula indicated above, the Compensation Committee calculated and approved individual annual bonuses as follows:

	Target Bonus	Goal 1	Goal 2	Goal 3	Goal 4	Total
Kelly D. Conway	$583,000	BA Bookings	BA Development	Company P&L	BA P&L
% of Bonus		50%	20%	15%	15%
% Attainment		100%	100%	0%	75%
Bonus Amount		$291,500	$116,600	$0	$65,588	$473,688	*

William B. Noon	$80,000	Company P&L	Cash Flow	Compliance
% of Bonus		40%	40%	20%
% Attainment		0%	80%	100%
Bonus Amount		$0	$25,600	$16,000		$41,600	*

Steven C. Pollema**	$325,000	ICS P&L	ICS Momentum
% of Bonus		75%	25%
% Attainment		0%	100%
Bonus Amount		$0	$0 **			$0	**

Christine R. Carsen	$65,000	BA Bookings	BA Contracts and IP	Compliance
% of Bonus		40%	30%	30%
% Attainment		100%	100%	100%
Bonus Amount		$26,000	$19,500	$19,500		$65,000

*	In consideration of Mr. Noon’s extraordinary performance in connection with the sale of the ICS Business, Mr. Conway agreed to allocate $25,000 of his potential bonus to Mr. Noon. Accordingly, final bonus amounts approved by the Compensation Committee were $448,688 for Mr. Conway and $66,600 for Mr. Noon.
**	The Compensation Committee exercised its discretion not to award Mr. Pollema a bonus in light of the pending sale of the ICS Business.

In order to conserve cash, the bonuses awarded to the Named Executive Officers will be paid in restricted stock, which will vest on February 28, 2012. The number of shares for each bonus was calculated using the closing stock price on February 16, 2011, the date of the award.

Stock Incentive Plans

We administer two stock incentive plans, the 1999 Plan and the 2000 Plan, pursuant to which we grant equity-based awards such as restricted stock.

1999 Plan. Effective June 22, 1999, we adopted the 1999 Plan, which was amended and restated most recently as of May 15, 2008. The 1999 Plan will automatically terminate on May 15, 2018. The 1999 Plan is administered by the Compensation Committee, which may, in certain circumstances, delegate certain of its duties to one or more of the Named Executive Officers, but the full board retains the right to administer the 1999 Plan in all respects. The Compensation Committee has the power to interpret the 1999 Plan and to adopt rules for the administration, interpretation, and application of the plan according to its terms. Each year, on the first day of our fiscal year, the number of shares available to be issued under the 1999 Plan (other than with respect to incentive stock options) automatically increases by 5% of the number of issued and outstanding shares of Common Stock as of that date. As of January 1, 2011, there were 992,468 shares available for issuance or delivery under the 1999 Plan.

The principal purpose of the 1999 Plan is to attract, motivate, reward, and retain selected employees, consultants, agents, and directors through the granting of stock-based compensation awards. Employees and directors are eligible to be granted awards under the 1999 Plan. The Compensation Committee determines who will receive awards under the 1999 Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 1999 Plan. The 1999 Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, and other stock-based awards. The specific terms of the awards are included in the individual award agreements.

2000 Plan. The 2000 Plan, which is similar to the 1999 Plan, was adopted May 12, 2000 and was amended and restated as of September 24, 2001. The 2000 Plan is administered by the Compensation Committee, but the full board retains the right to administer the 2000 Plan in all respects. The 2000 Plan will automatically terminate on September 23, 2011. The maximum percentage of shares with respect to which awards may be granted under the 2000 Plan to officers and to other Section 16 employees is 20% of the total number of shares available for awards under the 2000 Plan, as adjusted. As of January 1, 2011, there were 81,366 shares available for issuance or delivery under the 2000 Plan.

The 2000 Plan allows for awards to eligible employees, consultants, and independent contractors, including only non-qualified stock options and stock awards (both restricted stock and fully-vested bonus stock). Non-Employee Directors are not eligible for awards under the 2000 Plan. Options and stock awards may be subject to performance measures and vesting requirements. The terms of the awards, including rights upon termination of employment, are included in individual award agreements.

Change in Control and Severance Benefits

We provide the opportunity for our Named Executive Officers to be protected under the severance and, for certain Named Executive Officers, change of control provisions, contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and ensure that these executives are not influenced by their personal situation and are able to be objective in evaluating a potential change in control transaction, should one arise. Our severance and change of control provisions are summarized in “Potential Payments upon Termination or Change in Control” on page 104.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

EXECUTIVE COMPENSATION

2010 Summary Compensation Table(1)

The following table sets forth information regarding 2010 compensation for each of our 2010 Named Executive Officers; 2009 and 2008 compensation is presented for such executives who were also named executive officers in 2009 and 2008. In accordance with SEC rules, 2008 compensation is not presented for Mr. Noon and Ms. Carsen because they were not named executive officers in those years.

Name and Principal Position	Year	Salary(4)		Bonus(5)		Stock Awards(6)		Option Awards(7)		Non-Equity Incentive Plan Compensation(5)		All Other Compensation(8)		Total
Kelly D. Conway President and Chief Executive Officer	2010 2009 2008	$ $ $	425,000 423,750 508,989	$	— — 325,000	$ $ $	1,314,000 604,000 446,200	$	— — 591,940	$ $	448,688 583,000 —	$ $	— 1,973 5,175	$ $ $	2,187,688 1,612,723 1,877,304

William B. Noon(2) Vice President and Chief Financial Officer	2010 2009	$ $	197,500 192,219		$25,000 —	$ $	104,726 60,400		— —	$ $	41,600 70,000	$	— 1,973	$ $	368,826 324,592

Steven C. Pollema Vice President, ICS Business Unit	2010 2009 2008	$ $ $	300,000 291,875 318,151	$	— — 100,000	$ $ $	65,000 1,183,192 223,100	$	— — 207,179		$195,000 —	$ $	— 1,973 5,175	$ $ $	365,000 1,672,040 853,605

Christine R. Carsen(3) Vice President, Associate General Counsel and Corporate Secretary	2010 2009	$ $	173,750 174,583		— —	$ $	64,618 52,850		— —	$ $	65,000 55,000	$	— 1,809	$ $	303,368 284,242

(1)	For a description of the employment agreements entered into between eLoyalty and each of the current Named Executive Officers, see “Employment Agreements” on page 100.
(2)	Effective February 12, 2009, Mr. Noon was named as the Company’s Vice President and Chief Financial Officer.
(3)	Effective February 12, 2009, Ms. Carsen was named as the Company’s Corporate Secretary (in addition to her position of Vice President, Associate General Counsel, and Chief Privacy Officer).
(4)	In connection with the salary replacement program during 2008, the then-current named executive officers were granted part of their salary in the form of shares of Common Stock; for 2008, the salary column includes the value of shares granted to the relevant named executive officers in lieu of salary through the end of that year. As reported above, 2010 and 2009 base salaries accounted for approximately 19% and 26%, respectively, of total compensation for Mr. Conway, and 65% and 29%, respectively on average for the other Named Executive Officers.
(5)	Amounts of bonuses for 2009 have been re-characterized as non-equity incentive plan compensation because, as with 2010 annual incentives, determination of awards was based on attainment of pre-established goals in a more formulaic way than in years prior to 2009. Mr. Noon received a discretionary bonus of $25,000 in 2010 in consideration of his extraordinary performance in connection with the sale of the ICS Business.
(6)	Reflects the grant date fair value of the stock awards granted to Named Executive Officers in each applicable year, which was computed in accordance with FASB ASC 718. In 2009, for Mr. Pollema this amount includes a grant date fair value of $1,107,692 for his award of performance units under the ICS Incentive Program. The target value of Mr. Pollema’s award is $1,107,692. The actual value of each vested performance unit will vary based on (i) the ultimate value of the ICS Business relative to the baseline value and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). There is no specified maximum value. The assumptions used with respect to the valuation of stock grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended January 1, 2011 under “eLoyalty Corporation Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note Fourteen—Stock-Based Compensation.” The amounts reported for 2008 have been restated to reflect the grant date fair value for the respective years, in accordance with SEC rules.
(7)	Reflects the grant date fair value of the options granted during 2008 to the applicable executives, which was computed in accordance with FASB ASC 718. The assumptions used with respect to the valuation of option grants are set forth in eLoyalty’s Form 10-K for the fiscal year ended January 1, 2011 under “eLoyalty Corporation Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note Fourteen—Stock-Based Compensation.” These amounts have been restated to reflect the grant date fair value for the respective years, in accordance with SEC rules.
(8)	In 2010, employer contributions to an eLoyalty qualified defined contribution plan were suspended.

Employment Agreements

The Named Executive Officers, Messrs. Conway, Noon, and Pollema, and Ms. Carsen, have employment agreements with us. The material terms of such agreements are summarized in the following paragraphs.

Employment Agreement with Mr. Conway

Under his employment agreement, Mr. Conway’s annual base salary is set at $480,000, subject to annual review and discretionary adjustment. As discussed previously, Mr. Conway’s annual base salary was reduced to $425,000 by the Compensation Committee, effective April 2009, and was not increased in 2010. In addition to base salary, he is eligible to participate in our other compensation programs, including annual bonus, equity incentive awards, and other employee benefit programs. Mr. Conway’s agreement does not specify a term of employment and states that he is an employee at will. His employment agreement provides that we may terminate his employment at any time, with or without Cause (as defined in the agreement), and that Mr. Conway may terminate his employment with or without Good Reason (as defined in the agreement).

The sale of the ICS Business constitutes a change of control under the terms of Mr. Conway’s employment agreement. Mr. Conway’s employment agreement provides that, upon a Change in Control, the vesting of his restricted stock awards and stock option grants shall be accelerated for a period of three years following the Change in Control. If the sale of the ICS Business closes as proposed, Mr. Conway would be entitled to vesting of 476,278 shares of Common Stock and 31,250 options. The sale of the ICS Business would also constitute “Good Reason” under the terms of the employment agreement, which would allow Mr. Conway to terminate his employment and receive severance.

The Compensation Committee and Mr. Conway are currently discussing certain amendments to Mr. Conway’s employment agreement that would include, among other things, a waiver the accelerated vesting and “Good Reason” severance rights. In view of the reduction in the size and scope of the Company’s operations following the sale of the ICS Business, it is expected that the employment agreement amendments would also include reductions in Mr. Conway’s base salary, target bonus amount, and future severance rights. Finally, in consideration of these amendments and in recognition of Mr. Conway’s significant efforts in connection with the proposed sale transaction, it is expected that the employment agreement amendments will provide for a transaction bonus payable to Mr. Conway upon the closing of the proposed sale. We expect that the amendments to Mr. Conway’s employment agreement will be finalized prior to closing the proposed sale of the ICS Business.

The current terms of Mr. Conway’s termination by us without Cause, by Mr. Conway for Good Reason, in connection with a Change in Control, or upon Mr. Conway’s death or Disability (as defined in the agreement) are described in “Potential Payments upon Termination or Change in Control” beginning on page 104.

Employment Agreements with Other Named Executive Officers

In addition to the employment agreement with Mr. Conway, we have employment agreements with Messrs Noon and Pollema and Ms. Carsen. These employment agreements generally provide for a base salary and eligibility to receive an annual performance bonus. The agreement of Mr. Pollema establishes a target amount for the annual performance bonus and also provides for grants of equity in the form of options or restricted shares. The actual amount of the bonus is generally discretionary and is determined based upon his performance and eLoyalty’s performance against established annual goals. All of the agreements with Named Executive Officers include certain customary non-competition, non-solicitation, and proprietary information and invention provisions.

The employment agreement with Mr. Pollema provides that his employment may be terminated, with or without Cause (as defined in the agreement), by Mr. Pollema or by us. Mr. Pollema may also terminate his employment for Good Reason (as defined in the agreement). If we terminate Mr. Pollema’s employment for Cause or he resigns without Good Reason, he is entitled to no further compensation or benefits other than those earned through the effective date of termination.

The employment agreements with Mr. Noon and Ms. Carsen provide that they may be terminated, with or without reason at any time, by the executive or us. If we terminate the executive’s employment for Serious Misconduct (as defined in the agreement) or the executive resigns for any reason, the executive is entitled to no further compensation or benefits other than those earned through the effective date of termination.

The terms of the termination events detailed above for each executive are described in “Potential Payments upon Termination or Change in Control” beginning on page 104.

2010 Grants of Plan-Based Awards(1)

The following table summarizes awards made to our Named Executive Officers in 2010. All equity-based awards were made under the 1999 Plan.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Target/Maximum ($)(2)	Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Kelly D. Conway	2/08/10		200,000	$1,184,000
	2/28/10		12,334	$130,000
		$583,000
William B. Noon	2/08/10		15,000	$88,800
	2/28/10		1,511	$15,926
		$80,000
Steven C. Pollema	2/28/10		6,167	$65,000
		$325,000
Christine R. Carsen	2/08/10		10,000	$59,200
	2/28/10		514	$5,418
		$65,000

(1)	All grants were approved by the Compensation Committee. Restricted stock includes a feature whereby we may withhold shares from vesting of the award, as applicable (which is generally treated as a sale of those shares back to eLoyalty at fair market value) to satisfy tax withholding obligations related to the grantee. Restricted stock grants generally vest in 16 equal quarterly increments equal to 6.25% of the shares of restricted stock granted. In the event dividends are paid to owners of Common Stock, dividends would be paid on the restricted shares, in the same amount and at the same time as paid to other owners of Common Stock.
(2)	This represents the potential amounts payable under our 2010 annual incentive program. No set threshold amounts are specified under the 2010 annual incentive program.
(3)	Valuation assumptions are found under “eLoyalty Corporation Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note Fourteen—Stock-Based Compensation” in eLoyalty’s Form 10-K for the fiscal year ended January 1, 2011.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table shows the total number of stock options (vested and unvested) and unvested restricted stock awards outstanding for eLoyalty’s Named Executive Officers as of January 1, 2011. These amounts do not include the shares of stock granted at the February 2011 board meeting. For information regarding the total beneficial ownership of eLoyalty securities by its Named Executive Officers, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 85.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kelly D. Conway	68,750	31,250	$10.54	2/19/2018	291,875	(3)	$1,868,000	—		—
	100,000	—	$21.95	2/20/2017

William B. Noon	250	—	$18.90	5/16/2011	24,437	(4)	$156,397	—		—
	500	—	$17.50	4/02/2011

Steven C. Pollema	24,063	10,937	$10.54	2/19/2018	22,416	(5)	$143,462	15,000	(7)	$80,741	(7)
	20,000	—	$21.95	2/20/2017
	20,000	—	$20.10	6/01/2011

Christine R. Carsen	—	—	—	—	19,847	(6)	$127,021	—		—

(1)	With respect to Mr. Conway, comprised of the following:
•	Initial option award of 100,000 on February 19, 2008; vesting 6,250 per quarter; 31,250 remaining unvested.

With respect to Mr. Pollema, comprised of the following:

•	Initial option award of 35,000 on February 19, 2008; vesting 2,187 per quarter; 10,937 remaining unvested.

(2)	Market value is calculated based on the number of shares multiplied by the closing market price of Common Stock on December 31, 2010 which was $6.40 per share.

(3)	Comprised of the following:
•	Initial grant of 75,000 on May 31, 2006; vesting 3,750 per quarter; 7,500 remaining unvested;
•	Initial grant of 30,000 on February 19, 2008; vesting 1,875 per quarter; 9,375 remaining unvested;
•	Initial grant of 200,000 on February 11, 2009; vested 50,000 on February 28, 2010 and then vesting 12,500 per quarter; 112,500 remaining unvested; and
•	Initial grant of 200,000 on February 8, 2010; vesting 12,500 per quarter; 162,500 remaining unvested.

(4)	Comprised of the following:
•	Initial grant of 10,000 on May 31, 2006; vesting 500 per quarter; 1,000 remaining unvested;
•	Initial grant of 20,000 on February 11, 2009; vested 5,000 on February 28, 2010 and then vesting 1,250 per quarter; 11,250 remaining unvested; and
•	Initial grant of 15,000 on February 8, 2010; vesting 937 per quarter; 12,187 remaining unvested.

(5)	Comprised of the following:
•	Initial grant of 35,000 on May 31, 2006; vesting 1,750 per quarter; 3,500 remaining unvested;
•	Initial grant of 1,100 on August 31, 2006; vesting 55 per quarter; 165 remaining unvested;

•	Initial grant of 15,000 on February 19, 2008; vesting 938 per quarter; 4,688 remaining unvested; and
•	Initial grant of 25,000 on February 11, 2009; vested 6,250 on February 28, 2010 and then vesting 1,562 per quarter; 14,063 remaining unvested.

(6)	Comprised of the following:
•	Initial grant of 7,500 on November 6, 2008; vesting 468 per quarter; 1,877 remaining unvested;
•	Initial grant of 17,500 on February 11, 2009; vested 4,375 on February 28, 2010 and then vesting 1,093 per quarter; 9,845 remaining unvested; and
•	Initial grant of 10,000 on February 08, 2010; vesting 625 per quarter; 8,125 remaining unvested

(7)	Mr. Pollema was awarded 15,000 performance units under the ICS Incentive Program, which equates to 12,616 shares of Common Stock based on a share price of $6.40 on December 31, 2010. The target value of Mr. Pollema’s award as of the grant date was $1,107,692 and as of December 31, 2010 was $80,741, in each case based on the probable outcome of the performance conditions as of such date. The actual value of each vested performance unit will vary based on (i) the ultimate value of the ICS Business relative to the baseline value of $36 million and (ii) the number of other participants receiving similar performance units (because a fraction of the total increase in ICS Business value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). There is no specified maximum value.

2010 Options Exercised and Stock Vested

The following table shows restricted stock awards for our Named Executive Officers that vested during 2010. As of January 1, 2011, the only outstanding stock options were those set forth in the table “Outstanding Equity Awards at 2010 Fiscal Year End” on page 102. No stock options were exercised by our Named Executive Officers in 2010.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Kelly D. Conway	163,533	$941,577
William B. Noon	15,336	$87,403
Steven C. Pollema	29,574	$165,562
Christine R. Carsen	11,918	$68,184

(1)	Value is calculated by multiplying the number of shares vesting by the closing market price of Common Stock on the respective vesting dates of the restricted stock awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We are not obligated to make any cash payments to our Named Executive Officers if we terminate their employment for Cause (with respect to Messrs. Conway and Pollema) or Serious Misconduct (with respect to Mr. Noon and Ms. Carsen) or if the executive resigns other than for Good Reason (with respect to Messrs. Conway and Pollema only). In connection with a termination of the employment of either Mr. Conway or Mr. Pollema by us without Cause or a termination for Good Reason by Mr. Conway or Mr. Pollema, no payments are due unless the executive executes a general release. The agreements of Mr. Noon and Ms. Carsen do not require execution of a general release.

Relevant Definitions

The following terms, which are relevant to this discussion, are defined in the Named Executive Officers’ employment agreements as follows:

Cause. A termination for “Cause” occurs if eLoyalty terminates Mr. Conway’s or Mr. Pollema’s employment for any of the following reasons:

(i)	conviction, including a plea of guilty or no contest, of any felony or any crime involving moral turpitude or dishonesty;

(ii)	fraud upon eLoyalty (or an affiliate), embezzlement, or misappropriation of corporate funds;

(iii)	willful acts of dishonesty materially harmful to eLoyalty;

(iv)	activities materially harmful to eLoyalty’s reputation;

(v)	executive’s willful misconduct, willful refusal to perform his or her duties, or substantial willful disregard of his or her duties; or

(vi)	material breach of the employment agreement or any other agreement with or policy of eLoyalty, causing material harm to eLoyalty, or breach of any statutory duty or common law duty owed to eLoyalty.

Serious Misconduct. A termination for “Serious Misconduct” occurs if eLoyalty terminates Mr. Noon’s or Ms. Carsen’s employment for any of the following reasons:

(i)	fraud, embezzlement, or misappropriation of corporate funds;

(ii)	other acts of dishonesty, conviction of a felony, or other crime involving moral turpitude;

(iii)	activities materially harmful to eLoyalty’s reputation;

(iv)	willful refusal to perform or substantial disregard of the executive’s assigned duties (including, but not limited to, refusal to travel or work requested hours);

(v)	any significant violation of any statutory or common law duty of loyalty to eLoyalty; or

(vi)	any material breach or violation by the executive of any provision of the agreement or any policy of eLoyalty that eLoyalty may have in effect from time to time.

Good Reason. Under the employment agreements for Messrs. Conway and Pollema, an executive generally may terminate his employment for “Good Reason” if any of the following conditions occur:

(i)	the executive’s base salary is reduced below the amount set forth in his or her agreement, unless the salaries of the three most highly paid executives (excluding the executive) are reduced proportionately;

(ii)	the executive’s target bonus is reduced, unless the target bonuses of the three most highly paid executives (excluding the executive) are reduced proportionately;

(iii)	the executive is involuntarily relocated to any location outside of the metropolitan area in which his or her primary office is located;

(iv)	a significant diminution in the executive’s position (including offices, titles, and reporting relationships), authority, duties, or responsibilities;

(v)	eLoyalty materially breaches the terms of the agreement; or

(v)	eLoyalty fails to assign the agreement to a successor upon a Change in Control.

Mr. Conway’s agreement provides that the failure of our board of directors to nominate Mr. Conway as a director constitutes Good Reason. His agreement also provides that a Change in Control, in and of itself, will not constitute Good Reason unless it results in a significant diminution of his position as described in clause (iv) above.

Mr. Pollema’s agreement provides that the definition of Good Reason does not include the diminution of responsibilities if such diminution of responsibilities is in the ordinary course of either: (i) eLoyalty becoming, pursuant to a Change in Control, part of a larger organization in which the executive directly reports to the chief executive officer of such organization; or (ii) eLoyalty becoming, pursuant to a Change in Control, either a subsidiary or equivalent separate functional business unit of a larger business organization. The definition of Good Reason in Mr. Conway’s agreement does not include such diminution of responsibilities only if he is appointed to serve as a Chief Executive Officer of the larger organization with all such accompanying authority, duties, and responsibilities.

Change in Control. Under the employment agreements for Messrs. Conway and Pollema, a “Change in Control” means:

(i)	the acquisition by any individual, entity, or group of beneficial ownership of 25% or more of eLoyalty’s outstanding Common Stock or voting securities;

(ii)	a change in the identity of a majority of the members of our board of directors from those who constituted the board at the time eLoyalty was spun off from TSC (the “Incumbent Board”), counting any new director whose election was approved by a majority of the members of the Incumbent Board as a member of the Incumbent Board;

(iii)	the consummation of a reorganization, merger or consolidation involving eLoyalty or a sale or other disposition of all or substantially all of eLoyalty’s assets, other than in a transaction following which the beneficial owners of more than 60% of the outstanding Common Stock and voting securities prior to the transaction beneficially own 60% or more of the outstanding Common Stock and voting securities of the surviving or acquiring entity, in substantially the same relative proportion before and after the transaction; or

(iv)	the consummation of a plan of complete dissolution or liquidation of eLoyalty.

For each of the employment agreements, the definition of Change in Control derives from the 1999 Plan.

Disability. Under the employment agreements for each of the Named Executive Officers other than Mr. Conway, “Disability” has the meaning provided under the terms of the Company’s then-current long-term disability program. Under the employment agreements for Mr. Conway and, if no such long-term disability program is then in effect, Mr. Pollema, “Disability” means a permanent disability rendering the executive unable to perform his or her duties for 90 consecutive days or 180 days in any 12-month period, as determined by an independent physician appointed by our board of directors.

Non-Competition

For a period of one year following a termination for any reason, the executive cannot, for himself or an agent, partner, or employee of any person, firm, or corporation:

(i)

with respect to Mr. Conway, engage in the practice of providing consulting or related services for any eLoyalty client or prospect to or for whom the executive directly or indirectly performed or provided consulting or related services, or with whom the executive had personal contact, or prospect to whom the executive submitted (or assisted or participated in any way in the submission of) a proposal, during the executive’s prior two years of employment with eLoyalty;

(ii)	with respect to Mr. Pollema, perform services of the type performed by the executive during his employment with eLoyalty or any services substantially similar thereto for any eLoyalty client or prospective client to or for whom the executive directly or indirectly performed services, or prospect to whom the executive submitted (or assisted or participated in any way in the submission of) a proposal, during the executive’s prior two years of employment with eLoyalty; and

(iii)	with respect to Mr. Noon and Ms. Carsen, perform services of the type performed by the executive during his or her employment with eLoyalty or any services substantially similar thereto in any country in which eLoyalty has performed services or sold products during the preceding three years, for any eLoyalty client for whom the executive performed services, or prospective eLoyalty client to whom the executive submitted (or assisted in the submission of) a proposal during the executive’s prior year of employment with eLoyalty.

Non-Solicitation

For a period of one year following a termination for any reason, the executive cannot:

(i)	with respect to Messrs. Conway and Pollema, directly or indirectly hire, solicit, encourage, or otherwise induce or assist in the inducement away from eLoyalty any customer, client, contractor, consultant, or other person or party with whom eLoyalty has a contractual relationship, any eLoyalty client or any eLoyalty employee;

(ii)	with respect to Mr. Noon and Ms. Carsen, induce or assist in the inducement of any eLoyalty employee away from eLoyalty’s employ or from the faithful discharge of such employee’s contractual and fiduciary obligations to serve eLoyalty’s interests with undivided loyalty, or directly or indirectly solicit any eLoyalty client to become a client of the executive or any person or entity other than eLoyalty.

Termination for Good Reason, without Cause, or due to Death or Disability

Assuming the employment of our Named Executive Officers were terminated (i) by Mr. Conway or Mr. Pollema for Good Reason or by us other than for Cause or Serious Misconduct or (ii) as a result of the Named Executive Officer’s death or Disability, each as of January 1, 2011, the following individuals would be entitled to payments in the amounts set forth opposite his or her name in the following table. The details are described in the footnotes to the table. Also, any additional benefits payable due to a termination in connection with a Change in Control are included in the footnotes to the table.

Name	Salary	Bonus(9)	Health Benefits	Vesting(10)(11)	Total
Kelly D. Conway
Good Reason or Without Cause(1)	$637,500	$515,844	$30,384	$1,388,000	$2,571,728
Death or Disability(2)	$425,000	$515,844	$20,256	$1,868,000	$2,829,100

William B. Noon
Without Serious Misconduct(3)	$100,000	$0	$2,556	$0	$102,556
Death or Disability(4)	$0	$0	$0	$156,397	$156,397

Steven C. Pollema
Good Reason or Without Cause(5)	$300,000	$162,500	$20,256	$87,456	$570,212
Death or Disability(6)	$300,000	$162,500	$20,256	$143,462	$626,218

Christine R. Carsen
Without Serious Misconduct(7)	$43,750	$0	$411	$0	$44,161
Death or Disability(8)	$0	$0	$0	$127,027	$127,021

(1)	Upon termination by Mr. Conway for Good Reason or by eLoyalty without Cause, Mr. Conway would be paid the following amounts as severance: a lump sum amount of $637,500, representing 18 months of salary; health benefits of $1,688 per month for up to 18 months; and a bonus of $515,844, calculated as 100% of average of his annual bonus for the preceding year and the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock and stock options that would have vested if he were employed for 24 months after termination, amounting to 216,875 shares of restricted stock with a value of $1,388,000.

Upon a Change in Control occurring January 1, 2011, Mr. Conway would be entitled to the vesting of restricted stock and options that would have vested if Mr. Conway provided an additional 36 months of continuous service (whether or not he incurred a termination in connection with the Change in Control), amounting to 279,375 shares of restricted stock with a value of $1,788,000.

(2)	Upon termination as a result of Mr. Conway’s death or Disability, he (or his estate) would be paid a lump sum amount of $425,000, representing 12 months of salary; health benefits of $1,688 per month for 12 months; and a total bonus of $515,844, calculated as an average of 100% of the bonus for the prior year and 100% of the target bonus for the current year. In addition, upon termination as a result of death or Disability, Mr. Conway’s unvested shares of restricted stock would vest, amounting to 291,875 shares of restricted stock with a value of $1,868,000.

(3)	Upon termination by eLoyalty without Serious Misconduct, Mr. Noon would receive, as severance: 180 days of continued salary payments, totaling $100,000, and health benefits of $426 per month for up to 180 days. Mr. Noon is not entitled to a severance bonus or accelerated vesting for shares of restricted stock granted during the term of his employment in this event. Mr. Noon is entitled to no severance benefits in connection with a termination by Mr. Noon for Good Reason.

(4)	Upon termination as a result of Mr. Noon’s death or Disability, he is not entitled to any severance payments except that his unvested shares of restricted stock would vest, amounting to 24,437 shares of restricted stock with a value of $156,397.

(5)	Upon termination by Mr. Pollema for Good Reason or by eLoyalty without Cause, Mr. Pollema would be paid the following amounts as severance: a lump sum of $300,000, representing 12 months of salary; health benefits of $1,688 per month for up to 12 months; and a bonus of $162,500, calculated as 100% of the average of his bonus for the prior year and the target bonus for the current year. In addition, he would be entitled to accelerated vesting for shares of restricted stock that would have vested if he were employed for 12 months after termination, amounting to 13,665 shares of restricted stock with a value of $87,456 (or 24 months after termination, if such termination occurred within six months following a Change in Control or if Mr. Pollema terminated employment for Good Reason due to eLoyalty’s failure to assign the employment agreement to a successor upon a Change in Control, amounting to 20,853 shares of restricted stock with a value of $133,459).

Upon a Change in Control or other triggering event occurring January 1, 2011, Mr. Pollema would vest in 15,000 performance units and receive 12,616 shares of stock with a value of $80,741 under the terms of the ICS Incentive Program (whether or not he incurred a termination in connection with the Change in Control or other triggering event).

(6)	Upon termination as a result of Mr. Pollema’s death or Disability, he (or his estate) would be paid a lump sum of $300,000, representing 12 months of salary; health benefits of $1,688 per month for 12 months; and a total bonus of $162,500, calculated as 100% of the average of his bonus for the prior year and the target bonus for the current year. In addition, upon termination as a result of death or Disability, (i) Mr. Pollema’s unvested shares of restricted stock would vest, amounting to 22,416 shares of restricted stock with a value of $143,462, and (ii) Mr. Pollema would vest in 15,000 performance units and receive 12,616 shares of stock with a value of $80,741 under the terms of the ICS Incentive Program.

(7)	Upon termination by eLoyalty without Serious Misconduct, Ms. Carsen would receive the following amounts as severance: 90 days of continued salary payments, totaling $43,750; and health benefits of $137 per month for up to 90 days. Ms. Carsen is not entitled to a severance bonus or accelerated vesting for shares of restricted stock granted during the term of her employment in this event. Ms. Carsen is entitled to no severance benefits in connection with a termination by Ms. Carsen for Good Reason.

(8)	Upon termination as a result of Ms. Carsen’s death or Disability, she is not entitled to any severance payments except that Ms. Carsen’s unvested shares of restricted stock would vest, amounting to 19,847 shares of restricted stock with a value of $127,021.

(9)	Solely for purposes of calculating the amounts in the table: The bonuses for 2010 were calculated as an average of the stock bonus and the target bonus. The bonuses for 2009 were calculated as an average of the cash bonus and the target bonus. The bonuses for 2008 were calculated as an average of the amount equal to the dollar equivalent of restricted shares of Common Stock granted in 2008 and the target bonus. Bonuses paid to the current Named Executive Officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2010 Summary Compensation Table” on page 99.

These calculations are no guarantee of what the amounts would be under any other circumstances. Any of the amounts set forth above may vary, depending on the performance of eLoyalty and the executive as well as several other circumstances.

The terms of the employment agreements of Messrs. Conway and Pollema require that these bonuses are paid within seven days after termination.

(10)	For purposes of this table, shares of restricted stock were valued at the closing price on December 31, 2010 of $6.40 for Common Stock.

(11)	Messrs. Conway and Pollema have options that would vest under the circumstances provided for in the table. For purposes of these calculations, however, the options are not included because they had exercise prices above eLoyalty’s closing stock price of $6.40 on December 31, 2010.

PRINCIPAL ACCOUNTING FEES AND SERVICES

For fiscal year 2010 and 2009, fees for services provided by Grant Thornton LLP (“Grant Thornton”) were as described below. The Audit Committee has concluded that the provision of the services rendered by Grant Thornton with respect to the fees described below was compatible with maintaining Grant Thornton’s independence.

Audit Fees

Total audit fees paid to Grant Thornton for the 2010 and 2009 fiscal years were $403,000 and $411,000, respectively. Of the total audit fees paid in fiscal year 2010, $393,000 was for professional services rendered for the audits of the consolidated financial statements of eLoyalty and internal controls of eLoyalty and $10,000 was for statutory audit work for eLoyalty affiliates in non-U.S. jurisdictions.

Audit-Related Fees

No audit-related fees were paid to Grant Thornton for fiscal year 2010. For fiscal year 2009, Grant Thornton was paid $3,000 in audit-related fees for accounting consultations.

Tax Fees

For fiscal year 2010, Grant Thornton was paid $123,000 in tax fees. No tax fees were paid to Grant Thornton for fiscal year 2009.

All Other Fees

No fees other than those described above were paid to Grant Thornton for fiscal years 2010 or 2009.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided to eLoyalty by Grant Thornton. Pre-approval generally is provided at a regular meeting of the Audit Committee, covers a period of at least two years, and is, at a minimum, reviewed annually. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by Grant Thornton in accordance with this pre-approval and the fees for the services performed to-date. The Audit Committee, or its Chairman, may also pre-approve other particular services on a case-by-case basis. All services provided to eLoyalty by Grant Thornton during 2010 and 2009 were pre-approved by the Audit Committee in accordance with this policy. Specifically, the Audit Committee pre-approved Grant Thornton’s provision of audit services for 2010 and 2009. In addition, at the October 2009 meeting, the Audit Committee pre-approved Grant Thornton’s provision of domestic tax services for 2010 through 2012.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with eLoyalty’s management and Grant Thornton the audited financial statements of eLoyalty contained in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011. The Audit Committee also has discussed with Grant Thornton the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees), as amended by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with Grant Thornton its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board that the audited financial statements be included in eLoyalty’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011 filed with the Securities and Exchange Commission on March 17, 2011.

John C. Staley, Chair

John T. Kohler

David B. Mullen

Michael J. Murray

PROPOSAL #5: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton acted as independent public accountants for eLoyalty for 2010. The Audit Committee appointed Grant Thornton as independent public accountants for eLoyalty to audit eLoyalty’s consolidated financial statements for 2011.

eLoyalty has been advised that representatives of Grant Thornton will be at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required for Ratification of Independent Public Accountants

The ratification of the appointment of Grant Thornton as our independent public accountants will require the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present at the Annual Meeting.

Recommendation of Our Board of Directors

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” PROPOSAL #5, THE PROPOSAL TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON AS eLOYALTY’s INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL #6: SAY ON PAY PROPOSAL

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted on July 21, 2010 (the “Dodd-Frank Act”) requires that we, as a public company, include in this proxy statement a non-binding, advisory stockholder vote regarding the compensation of our Named Executive Officers as described in the Compensation Discussion and Analysis section, the compensation tables, and related tables and disclosures provided herein (commonly referred to as “Say on Pay”). Therefore, pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote on the following advisory resolution:

RESOLVED, that the stockholders of eLoyalty Corporation approve the compensation of our Named Executive Officers, as described in the Compensation and Analysis section, the compensation tables, and the related tables and disclosures provided in this proxy statement (the “Say on Pay Proposal”).

As discussed in the Compensation Discussion and Analysis section, the compensation tables, and related tables and disclosures provided herein, the objective of our Compensation Program is to support and enable the Company’s transformation from a consulting services company to an analytics and managed services company. Our Compensation Program is designed such that cash compensation is relatively low compared to the market in order to conserve cash; rather, we emphasize restricted stock awards in order to incentivize its executives’ performance and further align their interests with those of our stockholders. In general, the total compensation awarded to our executives is designed to be internally equitable and market competitive.

Your vote on the Say on Pay Proposal is advisory, and therefore is not binding on the Company, the Compensation Committee, or the board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the board of directors, or to create or imply any additional fiduciary duties for the Company or the board. Nonetheless, because the board of directors and the Compensation Committee value the opinions of our stockholders, they will carefully consider the outcome of the vote when evaluating any future actions with respect to the compensation of our Named Executive Officers.

Vote Required to Approve the Say on Pay Proposal

Approval of the Say on Pay Proposal will require the affirmative vote of holders of a majority of shares of eLoyalty Stock outstanding and entitled to vote and present at the Annual Meeting.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS STRONGLY SUPPORTS THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM AND RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL #6, THE SAY ON PAY PROPOSAL.

PROPOSAL #7: FREQUENCY VOTE ON SAY ON PAY

The Dodd-Frank Act and Section 14A of the Exchange Act also require that we, as a public company, include in this proxy statement a non-binding, advisory stockholder vote regarding the frequency with which our stockholders will have a future advisory vote with respect to the compensation of our Named Executive Officers, as provided in the Say on Pay Proposal described above. Companies must give stockholders the choice regarding the frequency on which they will cast their advisory vote regarding the Say on Pay proposal, whether it be every year, every two years, or every three years (commonly referred to as “Frequency Vote on Say on Pay”). Stockholders may also abstain from making a choice.

We are asking our stockholders to vote on whether a non-binding, advisory vote of the stockholders of eLoyalty Corporation with respect to the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement, shall be held at an annual meeting of stockholders every year, every two years, or every three years.

Our board of directors recommends that our stockholders cast their advisory vote on the Say on Pay proposal every three years, as this frequency would result in the Company obtaining stockholders’ valuable feedback regarding executive compensation, while at the same time recognizing the Company’s emphasis on long-term incentive compensation. As disclosed in our Compensation Discussion and Analysis, our executive compensation program is structured simply, with only three primary components: long-term equity incentives; base salary; and annual performance-based cash incentives. This structure has been maintained by the Company over the past several years, which has lead to a stable compensation program, with minimal adjustments required on an annual basis. Furthermore, our compensation program emphasizes long-term equity incentives, which vest over a period of four years. This long vesting period is intended to incentivize our executives to enhance the long-term performance of the Company as well as long-term stockholder value. Thus, a vote every three years is consistent with our executive compensation philosophy and approach and will allow us to ensure that any changes to our compensation program are responsive to stockholders and in the Company’s best interest.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be the choice of stockholders. Stockholders are not voting to approve or disapprove the board’s recommendation. As with your vote on the Say on Pay Proposal above, your Frequency Vote on Say on Pay is advisory, and therefore is not binding on the Company, the Compensation Committee, or our board of directors. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or our board of directors, or to create or imply any additional fiduciary duties for the Company or our board. Nonetheless, because our board of directors and the Compensation Committee value the opinions of our stockholders, they will carefully consider the outcome of the vote and may ultimately decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Vote Required for the Frequency Vote on Say on Pay

The Frequency Vote on Say on Pay will be determined by a plurality of the votes cast at the Annual Meeting. This means that the frequency that receives the most affirmative votes of shares outstanding and entitled to vote as of the Record Date and present in person or represented by proxy at the Annual Meeting will be the choice of stockholders.

Recommendation of Our Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “3 YEAR” FREQUENCY ALTERNATIVE FOR THE ADVISORY SAY ON PAY VOTE ON EXECUTIVE COMPENSATION.

OTHER BUSINESS

Our board of directors does not know of any further business to be presented at the Annual Meeting. However, should any other matters arise that are properly presented and require a vote of eLoyalty stockholders, the persons named as proxies on the enclosed proxy card intend to vote on those matters in accordance with their judgment as to the best interests of eLoyalty.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2012

Deadline for Inclusion in Proxy Statement

Any stockholder proposal to be considered by eLoyalty for inclusion in the Proxy Statement and form of proxy for next year’s Annual Meeting of Stockholders must be received by eLoyalty’s Corporate Secretary at its principal executive offices, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, no later than [—], 2011, and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Stockholder proposals that are not intended for inclusion in a proxy statement for an annual meeting, but that stockholders intend to introduce at an annual meeting, as well as proposed stockholder nominations for the election of directors at an annual meeting, must each comply with the advance notice procedures set forth in eLoyalty’s By-Laws in order to be brought properly before that annual stockholders’ meeting. In addition, with respect to any such stockholder proposals, eLoyalty may utilize discretionary authority conferred by proxy in voting thereon if, among other matters, the stockholder proponent does not give timely notice of the matter to eLoyalty in accordance with such By-Law procedures. In general, written notice of such a stockholder proposal or a director nomination must be delivered to eLoyalty’s Corporate Secretary not less than 75 days or more than 100 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s annual meeting of stockholders, the written notice must be received no earlier than February 9, 2012 and no later than March 5, 2012.

In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that must also be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Corporate Secretary of eLoyalty at the address specified on the first page of this proxy statement.

If the presiding officer at the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, then such business will not be transacted or such defective nomination will not be accepted.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

The cost of soliciting proxies will be borne by eLoyalty. In addition to soliciting proxies through the mail, certain employees of eLoyalty may solicit proxies in person, by facsimile, or by telephone, without additional compensation. As is customary, eLoyalty will, upon request, reimburse brokers, banks, custodians, and other nominee holders of record for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of eLoyalty shares.

The SEC’s rules permit eLoyalty to deliver a single set of proxy materials to one address shared by two or more of its stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, eLoyalty may deliver only one set of proxy materials to multiple stockholders who share an address. eLoyalty agrees to deliver promptly, upon request, a separate copy of the proxy materials to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials, or if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future proxy materials for your household, please contact Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045 or call 847-582-7000.

Your vote is important. Please submit your proxy with voting instructions by telephone or through the Internet by following the instructions provided as soon as possible or complete the enclosed proxy card with your voting instructions and mail it in the enclosed postage-paid envelope.

By Order of the Board of Directors,

/s/ Christine R. Carsen

Christine R. Carsen, Vice President, Associate

General Counsel, and Corporate Secretary

We will furnish without charge to each person whose proxy is solicited upon the written request of such person a copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the Securities and Exchange Commission on March 17, 2011, including the financial statements and financial statement schedules (upon request, exhibits thereto will be furnished subject to payment of a specified fee). Requests for copies of such report should be directed to Christine R. Carsen, Vice President, Associate General Counsel, and Corporate Secretary, eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045.

ANNEX A

Execution Copy

ACQUISITION AGREEMENT

by and among

MAGELLAN ACQUISITION SUB, LLC,

TELETECH HOLDINGS, INC.

and

ELOYALTY CORPORATION

DATED AS OF MARCH 17, 2011

A--i-

(continued)

A--ii-

(continued)

A--iii-

(continued)

A--iv-

(continued)

Page

EXHIBITS

Exhibit A	List of Approving Stockholders

Exhibit B	Form of Transition Services Agreement

Exhibit C-1	First Form of Voting Agreement

Exhibit C-2	Second Form of Voting Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Purchase Price Allocation Methodology

Exhibit 1.1(a)(i)	EBITDA Principles and Methodologies

Exhibit 1.1(b)	List of certain Permitted Encumbrances

Exhibit 1.1(c)	Seller Knowledge Parties

Exhibit 2.1(c)	Assumed Real Property Leases

Exhibit 2.1(d)	Certain Equipment

Exhibit 2.1(f)	Miscellaneous Purchased Assets

Exhibit 2.1(h)	Intellectual Property

Exhibit 2.1(k)	Assumed Licenses

Exhibit 2.1(o)	Certain Equipments

Exhibit 2.2(n)	Miscellaneous Excluded Assets

Exhibit 2.3(a)	Assumed Contracts

Exhibit 2.3(d)	Miscellaneous Assumed Liabilities

Exhibit 2.6	Wire Transfer Instructions

Exhibit 6.6	Required Consents

Exhibit 6.14	IP Licenses

A--v-

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of this 17th day of March, 2011, by and among eLoyalty Corporation, a Delaware corporation (“Seller”), TeleTech Holdings, Inc., a Delaware corporation (“Parent”), and Magellan Acquisition Sub, LLC, a Colorado limited liability company (“Buyer”) and a wholly-owned subsidiary of Parent. Capitalized terms are defined in ARTICLE I.

RECITALS

WHEREAS, Seller, as conducted through Seller’s Integrated Contact Solutions Business Unit (the “ICS Business Segment”), is engaged in the business of (i) monitoring and supporting contact centers and related business applications, (ii) providing consulting and system integration services related to Cisco Voice over Internet Protocol solutions (including related hardware and software product resale), and (iii) providing operational consulting services to enhance customer service business performance through improved process efficiencies, redesign of call flows, and improved contact center operations (the “ICS Business”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets, and Seller desires to assign, and Buyer desires to assume from Seller, the Assumed Liabilities, in each case, on the following terms and conditions; and

WHEREAS, concurrently with the execution of this Acquisition Agreement, Buyer and each Approving Stockholder is entering into a Voting Agreement pursuant to which such Approving Stockholder has agreed, inter alia, to vote in favor of the approval and adoption of this Acquisition Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms, whenever used herein, will have the following meanings for all purposes of this Acquisition Agreement:

“Accounts Payable” means all bona fide trade accounts payable of Seller incurred exclusively in connection with the ICS Business in the Ordinary Course accrued as of the Effective Time, excluding Intercompany Payables, up to the amounts therefor set forth on the Closing Date Statement.

“Accounts Receivable” means all bona fide accounts receivable and other rights to payment of Seller in respect of the ICS Business, and the full benefit of all security for any such account or right to payment, including all accounts representing amounts receivable in respect of goods sold or shipped or services rendered in connection with the ICS Business in the Ordinary Course accrued as of the Effective Time, and any claim, remedy or other right related to the foregoing.

“Acquisition Agreement” means this Acquisition Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules and Exhibits hereto.

“Acquisition Proposal” has the meaning set forth in Section 6.11(g)(i).

“Affiliate”, with respect to any specified Person, means any Person which, directly or indirectly, controls, is controlled by, or under common control with, such specified Person and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Approving Stockholder” means each Person listed on Exhibit A.

“Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property, Contracts and Intellectual Property.

“Assumed Contracts” has the meaning set forth in Section 2.3(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Licenses” has the meaning set forth in Section 2.1(k).

“Assumed Real Property Leases” has the meaning set forth in Section 2.1(c).

“Assumed Taxes” has the meaning set forth in Section 2.3(e).

“Benefit Plan(s)” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former Worker, or any beneficiary or dependent thereof, whether or not written or subject to ERISA, that is sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or for which Seller has any Liability or would reasonably be expected to have any Liability by reason of having an ERISA Affiliate, other than any Statutory Plan or any “multiemployer plan” within the meaning of Section 3(37) of ERISA including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA and any bonus, incentive, deferred compensation, vacation, retirement fund, stock purchase, stock option, equity, phantom stock, severance, employment, change of control or fringe benefit plan.

“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Illinois or the State of Colorado.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 9.1.

“Buyer Plans” has the meaning set forth in Section 5.4.

“Buyer’s Accountant” means PricewaterhouseCoopers LLP.

“CERCLA” has the meaning set forth in the definition of “Environmental Law” in this Section 1.1.

“Closing” means the consummation of the transactions contemplated by this Acquisition Agreement, as provided for in Section 2.6.

“Closing Date” means the date that is Seller’s first month-end for accounting purposes following the date on which the conditions precedent set forth in ARTICLE VII (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have occurred, have been satisfied or otherwise waived in accordance with the terms hereof.

“Closing Date Managed Services Amount” has the meaning set forth in Section 2.7(a).

“Closing Date Statement” has the meaning set forth in Section 2.7(a).

“Closing Date Working Capital” means the dollar value equal to the difference between (a) the dollar value of Current Assets (excluding short-term Prepaid-Cost Deferrals) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at the close of business on the Closing Date and as set forth on the Closing Date Statement. For purposes of this Acquisition Agreement, the terms “Current Assets”, “Prepaid-Cost Deferrals”, “Current Liabilities” and “Unearned Revenue” shall have meanings correlative to the manner in which such terms are used in the ICS Business Balance Sheet. Notwithstanding the foregoing, Current Assets and Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Closing Payment” means Forty Million Eight Hundred Fifty Thousand U.S. Dollars ($40,850,000).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of September 21, 2010, by and between Seller and Buyer.

“Continuing Business” means the business operated by Seller and its Subsidiaries as of the Closing Date (but immediately after giving effect to the Closing), and any other business incidental or relating thereto, including, among other things, (a) the provision of solutions to improve the reliability of call recording, (b) the process of employing human behavioral modeling to analyze and improve customer solutions and help optimize the performance of call center agents, (c) the process of employing human behavioral modeling and analytics in the areas of fraud analytics, collections analytics, back office analytics, predictive modeling, email analytics, and student analytics, (d) the implementation and hosting of related hardware and software, and (e) the provision of related training and add-on consulting services.

“Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument.

“Covered Equipment” has the meaning set forth in Section 2.1(o).

“Covered Leases” has the meaning set forth in Section 2.1(o).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III.

“EBITDA”, with respect to any given twelve month period, shall have the meaning set forth on Exhibit 1.1(a)(i) and shall be calculated in accordance with the principles, methodologies, practices and categories set forth on Exhibit 1.1(a)(i).

“EDA Set-Off Election” has the meaning set forth in Section 2.5(a)(ii).

“EEA Set-Off Election” has the meaning set forth in Section 2.5(a)(iii)(A).

“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. Central Standard Time on the Closing Date.

“Employee Withholding Documents” has the meaning set forth in Section 5.1(h).

“Employees” means the ICS Employees and the ICS-Allocated Employees.

“Encumbrances” means mortgages, deeds of trust, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, rights of way, restrictive covenants or conditions and all other encumbrances.

“Environmental Condition” means (a) any condition at or migrating from any Leased Real Property arising out of any Release of Hazardous Materials, or (b) any condition at any third party location arising out of a Release of Hazardous Materials treated, stored, disposed, generated, used, owned or controlled by Seller (in respect of the ICS Business) or with respect to which Seller (in respect of the ICS Business) arranged for or permitted the transportation or disposal of any Hazardous Material.

“Environmental Law” means any or all Laws relating to pollution, the protection of health, safety, the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (b) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (c) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; (e) the Federal Clean Air Act, 42 U.S.C. §7401 et seq.; and (f) the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., together with all rules, regulations and orders issued thereunder or any state or foreign equivalents thereto, and each as any of the same may have been amended up to the date hereof.

“Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

“Equipment” means all capital assets, including computers, laptops, servers, tablet computers, wires, wiring, cables, connectors, machinery, equipment, furnishings, fixtures, office equipment, motor vehicles, and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) primarily used in connection with the ICS Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means (i) a member of any “controlled group of corporations” (as defined in Section 414(b) of the Code) of which Seller is or was a member, (ii) a trade or business, whether or not incorporated, that is or was under common control (within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA) with Seller, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which Seller is or was a member, or (iv) an entity that is or was required to be aggregated with Seller pursuant to Section 414(o) of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Escrow Amount” has the meaning set forth in Section 2.5(a).

“Escrow Expiration Date” has the meaning set forth in Section 9.3.

“Escrow Fund” has the meaning set forth in Section 2.5(a).

“Estimated Deficiency Amount” shall mean, where the Estimated Target Working Capital is greater than the Estimated Working Capital, the amount by which the Estimated Target Working Capital is greater than the Estimated Working Capital.

“Estimated Excess Amount” shall mean, where the Estimated Working Capital is greater than the Estimated Target Working Capital, the amount by which the Estimated Working Capital is greater than the Estimated Target Working Capital.

“Estimated Target Working Capital” means the dollar value equal to the difference between (a) the product of (i) 1.21 and (ii) the dollar value of Current Liabilities (excluding short-term Unearned Revenue) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at Prior Month End and as set forth on the PME Statement. Notwithstanding the foregoing, Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Estimated Working Capital” means the dollar value equal to the difference between (a) the dollar value of Current Assets (excluding short-term Prepaid-Cost Deferrals) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at Prior Month End and as set forth on the PME Statement. Notwithstanding the foregoing, Current Assets and Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Assets” means all of the assets, properties, rights and interests of Seller that are set forth in Section 2.2.

“Final Deficiency Amount” has the meaning set forth in Section 2.7(i).

“Final Excess Amount” has the meaning set forth in Section 2.7(j).

“Final Managed Services Amount” means the Closing Date Managed Services Amount, as finally determined in accordance with Section 2.7(b) or (c), as the case may be.

“Final Target Working Capital” means the dollar value equal to the difference between (a) the product of (i) 1.21 and (ii) the dollar value of Current Liabilities (excluding short-term Unearned Revenue) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at the close of business on the Closing Date and as set forth on the Closing Date Statement, as finally determined pursuant to Section 2.7. Notwithstanding the foregoing, Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Financial Statements” means the audited consolidated statements of income, equity and cash flows of Seller for the fiscal year ended December 26, 2009, and the audited consolidated balance sheet of Seller as of December 26, 2009, all prepared in accordance with GAAP consistently applied.

“GAAP” means U.S. generally accepted accounting principles.

“Government Contract” shall mean any Contract entered into between Seller or any of its Subsidiaries and (i) the United States government, (ii) any prime contractor to the United States government (in its capacity as such) or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Authority” means any United States federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in or with respect to which liability or standards of conduct are imposed under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos containing materials, urea formaldehyde and polychlorinated biphenyls.

“ICS-Allocated Employees” means those individuals employed by Seller who are primarily associated with and allocated to the ICS Business and who are identified on Disclosure Schedule 3.21(d)(ii).

“ICS Benefit Plan” means a Benefit Plan providing benefits to any current or former Worker of the ICS Business.

“ICS Business” has the meaning set forth in the Recitals.

“ICS Business Accounting and Process System” has the meaning set forth in Section 6.14(b).

“ICS Business Balance Sheet” has the meaning set forth in the definition of “ICS Business Segment Financial Statements” contained in this Section 1.1.

“ICS Business Closing Date Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment as of immediately prior to the consummation of the Closing.

“ICS Business Segment” has the meaning set forth in the Recitals.

“ICS Business Segment Financial Statements” means the unaudited balance sheet of Seller with respect to the ICS Business Segment as of January 1, 2011 (the “ICS Business Balance Sheet”) and the unaudited statement of income of Seller with respect to the ICS Business Segment for the period which began on December 27, 2009 and ended January 1, 2011.

“ICS Employees” means those individuals employed by Seller in respect of or assigned to the ICS Business Segment and who are identified on Disclosure Schedule 3.21(d)(i).

“ICS Software” has the meaning set forth in Section 3.19(a).

“Indemnification Basket” has the meaning set forth in Section 9.6(a).

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Independent Accountant” means Deloitte LLP.

“Insurance Policies” has the meaning set forth in Section 2.2(l).

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, whether registered or unregistered, including all: patents and patent applications and the right to file any continuation, continuation-in-part, divisional, reissue or reexamination applications therefore; trademarks, service marks, and trade dress, trade names, brand names, fictitious names, logos, slogans, designs or other designators of origin and registrations and applications for registration therefor; internet domain names, uniform resource locators and email addresses; trade secrets, Know-How, and confidential and proprietary business or technical information (including customer and supplier lists, pricing and cost information, business and marketing plans and data); copyrights and copyrightable subject matter or protectable designs and registrations and applications for registration therefor; and all proprietary rights in formulae, processes, software programs, technology, databases, inventions and discoveries, whether or not patentable, copyrightable or otherwise subject to registration.

“Intercompany Payables” means payables due from Seller in connection with the ICS Business, to (a) any division or business unit of Seller other than the ICS Business Segment, or (b) any of Seller’s Affiliates.

“IP License” means any license, sublicense, distributor agreement, covenant not-to-sue or other agreement or permission, including the right to receive royalties or any other consideration, pertaining to Intellectual Property.

“Irish Entity” means eLoyalty International Limited, an Irish company wholly-owned by Seller.

“Irish Entity Equity” has the meaning set forth in Section 2.1(n).

“Irish Scheme” means the Irish Entity’s Group Pension Scheme administered by Hibernian Life & Pensions Limited.

“IRS” means the United States Internal Revenue Service.

“Know-How” means the Intellectual Property related to any tools, processes, or methodologies used by Seller to perform the Services.

“Law” means any federal, state or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-Governmental Authority, and includes rules and regulations of any regulatory authority or self-regulatory organization compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

“Leased Real Property” means all real property subject to a lease pursuant to which Seller (in relation to the ICS Business) is a lessee or tenant as of the date hereof.

“Legal Proceedings” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding, whether public or private, and whether formal or informal), hearing, inquiry, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, litigation or prosecution commenced, whether brought, initiated, conducted, asserted or maintained by a court or Governmental Authority or any other Person.

“Liabilities” means all liabilities, claims, obligations, costs, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, accrued or unaccrued, or liquidated or unliquidated.

“Licenses and Permits” has the meaning set forth in Section 3.14.

“Local Currency” means the currency of the jurisdiction in which Seller of each applicable Purchased Asset is located.

“Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, assessments, damages, dues, amounts paid in settlement, defense costs, Taxes, Encumbrances, costs, expenses (including reasonable attorneys’, accountants’ and experts’ fees and disbursements), fines, interests and penalties paid to or recovered by a third party with respect thereto, of any nature whatsoever, but excluding any special, exemplary, punitive, treble, indirect, remote, speculative or consequential damages (including internal costs, but excluding, with respect to any Assumed Contract, lost profits that are probable and reasonably foreseeable in the event of a breach of any representation of warranty in Article III or any covenant of Seller contained herein relating to such Assumed Contract, which lost profits, for avoidance of doubt, shall constitute “Losses”)(other than any such damages awarded to any third party against an Indemnified Party).

“Managed Services Determination Date” has the meaning set forth in Section 2.7(e).

“Managed Services Amount” means, as of any date, (i) the sum of (a) Unearned Revenue and (b) Long-Term Unearned Revenue minus (ii) the sum of (a) Prepaids—Cost Deferrals and (b) Long-Term Prepaids—Cost Deferrals (each of which shall be, for purposes of determining the Closing Date Managed Services Amount, as set forth on the Closing Date Statement). For purposes of this Acquisition Agreement, the terms “Long-Term Unearned Revenue” and “Long-Term Prepaids—Cost Deferrals” shall have meanings correlative to the manner in which such terms are used in the ICS Business Balance Sheet.

“Managed Services Transfer Amount” means an amount, in U.S. dollars, equal to the Managed Services Amount as at Prior Month End.

“Material Adverse Effect” means any material adverse effect, circumstance or change, or any violation or other matter, if such material adverse effect, circumstance, change, violation or other matter, either individually or in the aggregate with all other effects, circumstances, changes, violations or other matters, has or could reasonably be expected to have (either before or after the Closing) a material adverse effect on the business, prospects, Assets, condition (including financial condition) or results of operations of the ICS Business Segment, taken as a whole, but excluding any effect, circumstance, change, violation or other matter to the extent directly resulting from or directly attributable to any of the following: (a) economic effects or changes that are generally applicable to the industries or markets in which Seller operates in respect of the ICS Business Segment, (b) general changes in the United States or world financial markets or general economic conditions, (c) any adverse change, event, development or effect arising from or relating to (i) any Laws or regulatory conditions issued by any Governmental Authority that does not relate only to the ICS Business Segment or (ii) any changes in GAAP or other accounting requirements or principles or interpretation thereof, (d) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (e) actions or omissions of Seller or any of its Subsidiaries that are taken after the date hereof and required by this Agreement or taken with the prior written consent of Buyer, and (f) the commencement or continuation of a natural disaster, war, armed hostilities, acts of terrorism or any other local, international or national calamity, whether or not involving the United States (except, in the case of clauses (a), (b) and (f), to the extent such effect, change or occurrence disproportionately affects Seller in respect of the ICS Business Segment in a material adverse way when compared to other Persons in the same industry or market). For purposes of this Acquisition Agreement, a Material Adverse Effect relating to the financial condition or results of operations of Seller in respect of the ICS Business Segment taken as a whole shall be deemed (A) to exist or have occurred where any such effect, circumstance, change, violation or other matter, in the aggregate with all other effects, circumstances, changes, violations or other matters could reasonably be expected to result (either before or after the Closing) in (X) Losses or Liability to Buyer of $750,000 or more in the aggregate within 12 months of the Closing or (Y) EBITDA for any twelve month period ending at the end of a calendar quarter during 2011 equaling no more than 92.5% of EBITDA for the corresponding twelve month period ended at the end of the corresponding calendar quarter during 2010, and (B) not to exist or have occurred where any such effect, circumstance, change, violation or other matter, in the aggregate with all other effects, circumstances, changes, violations or other matters could not reasonably be expected to result (either before or after the Closing) in (X) Losses or Liability to Buyer of $750,000 or more in the aggregate within 12 months of the Closing or (Y) EBITDA for any twelve month period ending at the end of a calendar quarter during 2011 equaling no more than 92.5% of EBITDA for the corresponding twelve month period ended at the end of the corresponding calendar quarter during 2010.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Non-U.S. Benefit Plans” means all Benefit Plans other than U.S. Benefit Plans.

“Notice of Claim” has the meaning set forth in Section 9.3.

“Notice Period” has the meaning set forth in Section 6.18(c).

“Off-the-Shelf Software” means software owned by third parties and licensed to Seller on a non-exclusive basis and in substantially the same form offered to other non-exclusive licensees, excluding all “open source” software.

“Order” means any award, decision, injunction, judgment, writ, order, direction, summons, decree, ruling, demand, subpoena, assessment, reassessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority or by any arbitrator, whether final, interim or interlocutory.

“Ordinary Course” means, with respect to Seller (in respect of the ICS Business), the ordinary course of commercial operations customarily engaged in by Seller (in respect of the ICS Business) consistent with past custom and practice (including with respect to frequency and amount).

“Other Confidential Information” has the meaning set forth in Section 6.8(b).

“Party” means any of Seller, Buyer or Parent, and “Parties” means all of them.

“Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed on Exhibit 1.1(b), (b) liens relating to Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent, (c) liens for landlords, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law, (d) such matters of record, imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the ownership, use, value or marketability of the Purchased Assets or the ICS Business, (e) licenses granted to others, in each case under clauses (b) and (c) hereof, which secure payment obligations with respect to amounts not yet due and payable (or the validity of which is being contested in good faith and by appropriate Legal Proceedings), and for which reserves in the full amount necessary to satisfy the Encumbrances have been set aside, (f) Encumbrances, shortages in area or any other facts that would be disclosed by a physical inspection of the Leased Real Property, (g) present and future zoning, building codes, entitlements and other land use regulations adopted by any Governmental Authority regulating the use or occupancy of the Leased Real Property or the activities conducted thereon, provided, that the Leased Real Property and its current use does not currently violate any of the same, (h) municipal by-laws and other agreements with any Governmental Authority having jurisdiction over the Leased Real Property, provided, that the Leased Real Property and its current use does not currently violate any of the same, and (i) any Encumbrances that are released or otherwise terminated at or prior to Closing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof, and a foreign equivalent of any of the foregoing or other entity.

“PME Statement” shall have the meaning ascribed to such term in Section 6.16.

“Post-Closing Periods” means all taxable periods commencing the day after the Closing Date.

“Pre-Closing Periods” means all taxable periods commencing on or prior to the Closing Date.

“Prior Month End” means close of business on the last day of Seller’s fiscal month end immediately preceding the Closing Date.

“Prior Month End Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment dated as of the Prior Month End.

“Proxy Statement” means a proxy statement relating to the Seller Stockholder Meeting, as may be amended or supplemented from time to time.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plans” has the meaning set forth in Section 3.22(b).

“Records” has the meaning set forth in Section 6.5.

“Related Agreements” means (a) the Transition Services Agreement, (b) the Voting Agreements with the Approving Stockholders, and (c) the Escrow Agreement.

“Release” means any spilling, leaking, emitting, discharging, disposing, depositing, escaping, leaching, migration or dumping into the environment.

“Representatives” has the meaning set forth in Section 6.11(a).

“Required Consents” has the meaning set forth in Section 6.6.

“Retained Liabilities” means liabilities of Seller set forth in Section 2.4.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Adverse Recommendation Change” has the meaning set forth in Section 6.11(c).

“Seller Adverse Recommendation Notice” has the meaning set forth in Section 6.11(d).

“Seller Board” means the Board of Directors of Seller or any authorized committee thereof.

“Seller Board Recommendation” has the meaning set forth in Section 3.26.

“Seller Common Stock” means Seller’s common stock, $0.01 par value.

“Seller Confidential Information” has the meaning set forth in Section 6.8(c).

“Seller Series B Stock” means Seller’s Series B convertible preferred stock, $0.01 par value.

“Seller Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Seller Common Stock and Seller Series B Stock voting in accordance with the provisions of Seller’s certificate of incorporation and by-laws as in effect on the date of such vote approving the sale of the ICS Business Segment pursuant to the terms set forth in this Acquisition Agreement and the amendment of Seller’s certificate of incorporation to change Seller’s corporate name.

“Seller Stockholder Meeting” has the meaning set forth in Section 6.3(a).

“Seller SEC Reports” has the meaning set forth in Section 3.7.

“Seller Withdrawal Recommendation” has the meaning set forth in Section 6.11(c).

“Seller’s Accountant” means Grant Thornton LLP.

“Seller’s Knowledge” shall mean the actual knowledge of any of the individuals set forth on Exhibit 1.1(c), after due inquiry and reasonable investigation.

“Services” has the meaning set forth in Section 3.15.

“Set-Off Election” has the meaning set forth in Section 2.5(a)(ii).

“Severance Costs” has the meaning set forth in Section 5.1(b)(ii).

“Software” means (i) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source, object, executable or binary code, and whether provided on electronic media or otherwise preinstalled on computers or other equipment, (ii) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays on any web sites, (v) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof, and (vi) all other works of authorship and media relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Solvent” has the meaning set forth in Section 3.28.

“Standard Procedure” has the meaning set forth in Section 5.1(h).

“Statutory Plans” means retirement savings and benefit plans that Seller or any of Seller’s Affiliates is required by applicable Law to participate in or contribute to in respect of an employee, officer or director of Seller or any beneficiary or dependent thereof, including plans administered pursuant to applicable health, Tax, workplace safety insurance and employment insurance legislation, but excluding any such benefit plan that is sponsored or maintained by Seller or any of Seller’s Affiliates.

“Subsidiary” of a Person means any other Person, fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such Person directly or indirectly through one or more other Persons.

“Superior Proposal” has the meaning set forth in Section 6.11(g)(ii).

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income (including income tax required to be deducted or withheld from or accounted for in respect of any payment), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, Employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, workers compensation, employee health, real property, personal property, sales, use, transfer, value added, goods and services, social services, registration, alternative or add-on minimum, estimated or other tax, duty, rate or other levy and any other taxes, duties, levies, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, including any interest, penalties or additions to tax in respect of the foregoing, whether or not disputed.

“Tax Liability” shall mean any Liability with respect to Taxes.

“Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Termination Expenses” has the meaning set forth in Section 10.2(c)(i)(B).

“Termination Fee” has the meaning set forth in Section 10.2(c)(i)(A).

“Third Party Acquisition Agreement” has the meaning set forth in Section 6.11(a).

“Third Party Software” has the meaning set forth in Section 3.19(a).

“Third Person” has the meaning set forth in Section 9.4.

“Third Person Claim” has the meaning set forth in Section 9.4.

“Transferred Employees” means those Employees who, pursuant to Section 5.1(a), accept employment with Buyer or any of its Affiliates or whose employment transfers from Seller or an Affiliate of Seller to Buyer or any of its Affiliates by operation of Law. Employees of Seller (in respect of the ICS Business Segment) who, as of the Effective Time, are on approved leave of absence for military, workers’ compensation, short or long-term disability, family illness, or parental leave shall be included.

“Transition Services Agreement” means an agreement in the form attached hereto as Exhibit B by and between Buyer and Seller regarding services to be provided by Seller to Buyer during the transition period immediately following the sale of the ICS Business.

“UK Scheme” means the Irish Entity’s Group Personal Pension Scheme administered by Standard Life.

“U.S. Benefit Plan” means a Benefit Plan maintained in the United States.

“U.S. Transferred Employees” means the Transferred Employees who are Employees employed by Seller in respect of the ICS Business Segment in the United States.

“Voting Agreement” means each agreement, in the form attached as Exhibit C-1 or Exhibit C-2 hereto, by and between Buyer, on the one hand, and one or more Approving Stockholders, on the other (each such agreement, a “Voting Agreement”). For avoidance of doubt, all Approving Stockholders shall enter into Voting Agreement with Buyer.

“WARN Act” has the meaning set forth in Section 5.1(f).

“Worker” means any employee, officer, director, consultant, contingent worker, leased employee, or independent contractor of Seller or any of its Affiliates.

“Working Capital Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment dated as of the close of business of the Closing Date.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Acquisition Agreement, as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer (or such Affiliates of Buyer as Buyer may direct), and Buyer (or such Affiliates of Buyer as Buyer may direct) shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest to and in all of the Assets owned by Seller that are necessary for or primarily used in, or necessary for or primarily held for use in, the ICS Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the

Effective Time, free and clear of all Encumbrances other than Permitted Encumbrances (the “Purchased Assets”); provided, however, that in no event shall the Purchased Assets include any Excluded Assets or Assets to which Buyer receives the benefit under the Transition Services Agreement. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest in, to and under:

(a) all Accounts Receivable;

(b) all Pre-Paid – Cost Deferrals, current and long-term, primarily relating to the Purchased Assets of the ICS Business;

(c) all leases that are set forth on Exhibit 2.1(c) pursuant to which Seller leases Leased Real Property (the “Assumed Real Property Leases”);

(d) all Equipment other than Covered Equipment, including that set forth on Exhibit 2.1(d), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(e) all rights of Seller in, to and under the Assumed Contracts;

(f) all Assets listed on Exhibit 2.1(f);

(g) all of Seller’s rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties primarily relating to the ICS Business, liquidated or unliquidated, including unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent they relate to Excluded Assets or Retained Liabilities;

(h) all Intellectual Property required to operate, or primarily related to, the ICS Business, including the name eLoyalty and all Intellectual Property listed on Exhibit 2.1(h) and all goodwill associated therewith;

(i) all books, records, files and papers (whether in original or copied form), whether in hard copy or computer format, primarily relating to the ICS Business, including engineering information and records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, as well as all books and records in respect of the ICS Business necessary for Buyer to be able to comply with all applicable requirements (including reporting requirements) of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, in respect of the ICS Business;

(j) all goodwill associated with the ICS Business and the Purchased Assets;

(k) all rights of Seller in, to and under those Licenses and Permits set forth on Exhibit 2.1(k) (the “Assumed Licenses”);

(l) (i) if there was an Estimated Deficiency Amount and Buyer has not made an EDA Set-Off Election, cash and cash equivalents in amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount;

(ii) if (A) there was an Estimated Excess Amount and (B) Buyer has not made an EEA Set-Off Election and (C) the Estimated Excess Amount is less than the Managed Services Transfer Amount, cash and cash equivalents in amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount;

(m) all of Seller’s right, title and interest to and in any and all insurance proceeds relating to any Purchased Assets to the extent the corresponding Liability is an Assumed Liability hereunder;

(n) all of the outstanding shares (or comparable equity interests) of the Irish Entity, whether held by Seller or any other Person (the “Irish Entity Equity”);

(o) all of Seller’s right, title and interest to and in the Equipment (and all rights of Seller in, to and under the leases with respect to such Equipment pursuant to which Seller is a lessee as of the date hereof (such leases, the “Covered Leases”)) set forth on Exhibit 2.1(o) (such equipment, the “Covered

Equipment”), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; and

(p) all other Assets owned by Seller that are primarily used in, or are necessary for, the operation of the ICS Business (including all Assets of Seller outstanding immediately prior to the Closing and set forth on the ICS Business Closing Date Balance Sheet that are not listed in clauses (a) through and (o) above) other than the Excluded Assets or Assets to which Buyer receives the benefit under the Transition Services Agreement.

2.2 Excluded Assets. Notwithstanding any provision in this Acquisition Agreement or any other writing to the contrary, all other assets, properties, rights, licenses and businesses owned by Seller (the “Excluded Assets”) shall be retained by Seller and shall be excluded from the Purchased Assets, including all of the following:

(a) cash and cash equivalents (other than: (i) cash and cash equivalents in amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount if there was an Estimated Deficiency Amount and Buyer has not made an EDA Set-Off Election, or (ii) cash and cash equivalents in amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount if (A) there was an Estimated Excess Amount and (B) Buyer has not made an EEA Set-Off Election and (C) the Estimated Excess Amount is less than the Managed Services Transfer Amount);

(b) intercompany accounts receivable;

(c) any assets used by Seller in connection with businesses (including the Continuing Business) other than the ICS Business, provided that such assets are not primarily used in, or necessary for, the ICS Business;

(d) any Assets relating to the Benefit Plans of Seller;

(e) any Assets which primarily relate to or primarily correspond to a Retained Liability;

(f) all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations of Seller, other than those transferred pursuant to Section 2.1(h);

(g) all real property interests of Seller not set forth on Exhibit 2.1(c);

(h) the issued and outstanding shares of stock of any Subsidiary of Seller (other than the outstanding shares (or similar equity interests) of the Irish Entity);

(i) any Assets used by any of Seller’s strategic business units (other than the ICS Business Segment), provided that such Assets are not primarily used in, or necessary for the operation of, the ICS Business;

(j) all rights of Seller in, to and under all Licenses and Permits not transferred to Buyer pursuant to Section 2.1(k);

(k) other than any and all assets part of the Purchased Assets pursuant to Section 2.1(m), any Contracts of insurance, any insurance policies held by Seller or any of its Affiliates (the “Insurance Policies”), or any related prepaid Assets in respect of the ICS Business (including prepaid insurance attributable to insurance coverage provided by Seller which will not continue following the Closing Date);

(l) any marketing materials of Seller (including any photographs displayed on Seller’s website, proposals, presentation materials or otherwise), but only to the extent such marketing materials do not contain any trademarks, service marks, trade names, corporate names, brand names, domain names, logos, designations or any other Intellectual Property transferred pursuant to Section 2.1(h);

(m) all rights of Seller in, to and under Contracts that are not Assumed Contracts, Assumed Real Property Leases or Covered Leases with respect to the Covered Equipment; and

(n) the Assets set forth on Exhibit 2.2(n).

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Acquisition Agreement, as of the Effective Time, Seller shall assign and transfer to Buyer (or such Affiliate of Buyer as Buyer may direct), and Buyer (or such Affiliate of Buyer as Buyer may direct) shall assume and agree to discharge and perform when due the following Liabilities of Seller relating to the ICS Business (the “Assumed Liabilities”); provided, however, that in no event shall the Assumed Liabilities include any Retained Liability:

(a) all obligations of Seller as of the Effective Time for performance after the Effective Time under the executory portion of each Covered Lease (but solely with respect to Covered Equipment), Assumed Real Property Lease and Contract listed on Exhibit 2.3(a) (the “Assumed Contracts”), but not including any Liability for any breach or default (with or without notice or lapse of time) thereunder accruing during, arising out of or related to the period on or prior to the Effective Time;

(b) all Liabilities relating to Transferred Employees that are assumed by Buyer or Parent pursuant to Section 5.1 and set forth on the ICS Business Closing Date Balance Sheet;

(c) obligations associated with Unearned Revenue, current and long-term, relating solely to Assumed Contracts and that are set forth on the ICS Business Closing Date Balance Sheet;

(d) the Liabilities set forth on Exhibit 2.3(d);

(e) (i) all employment and payroll Taxes relating to the Transferred Employees that have been accrued on or before the Closing Date to the extent attributable to wages payable after the Closing Date, (ii) all real property or personal property Taxes relating to the Purchased Assets that have been accrued on or before the Closing Date but are payable after the Closing Date and (iii) all Taxes of the Irish Entity that have been accrued for periods (or portions thereof) ending on or before the Closing Date but are payable after the Closing Date; but only, in each case, to the extent such items have been included as a Liability on the ICS Business Closing Date Balance Sheet (collectively, the “Assumed Taxes”);

(f) all environmental Liabilities relating to the Assumed Real Property Leases (to the extent such environmental Liabilities are set forth on the ICS Business Closing Date Balance Sheet) or the conduct of the ICS Business after the Closing; and

(g) any other Liabilities of Seller outstanding immediately prior to the Closing and set forth on the ICS Business Closing Date Balance Sheet (including Accounts Payable that are not Retained Liabilities under Section 2.4(j) below and any sales or value-added Tax payable with respect to Accounts Receivable that has been accrued on the ICS Business Closing Date Balance Sheet).

2.4 Retained Liabilities. Except for the Assumed Liabilities, all other Liabilities and obligations of Seller and its Affiliates (collectively, the “Retained Liabilities”) shall be retained by Seller and its Affiliates and shall not be assumed or discharged by Buyer. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a) any Liability which relates to or corresponds to an Excluded Asset;

(b) except as provided in Section 5.1, any and all Liabilities related to Benefit Plans, Statutory Plans, and “multiemployer plans” within the meaning of Section 3(37) of ERISA, all Liabilities for which Seller may be liable by reason of having or having had an ERISA Affiliate, and other Employee matters to be retained by Seller as provided in this Acquisition Agreement;

(c) any and all Liabilities of Seller arising under this Acquisition Agreement;

(d) any and all indebtedness for money borrowed from others;

(e) except as provided in Section 2.3(f), all environmental Liabilities (including in respect of any Environmental Law);

(f) any matters disclosed or required to be disclosed on Disclosure Schedule 3.11;

(g) any and all Liabilities of Seller which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the ICS Business, prior to or on the Closing Date, whether or not disclosed on the schedules hereto, that are not Assumed Liabilities hereunder;

(h) any and all Liabilities of Seller relating to, arising out of, or incurred with respect to any and all employees (and their beneficiaries) of Seller (whether or not such employees become employees of Buyer), all former employees of Seller (and their beneficiaries), and any employee Contracts of Seller or any of its Subsidiaries and Affiliates (including, but not limited to, any severance payments payable to any of Seller’s employees), and employee payroll and related Taxes, other than any such Liability assumed by Parent or Buyer pursuant to and in accordance with Section 5.1 (provided that, for avoidance of doubt, the Liabilities assumed by Parent or Buyer pursuant to and in accordance with Section 5.1 shall not include Liabilities of Seller relating to, arising out of, or incurred with respect to any employee Contracts entered into by Seller with Steve Pollema, Steve Parowski, Mike McKnight, Ian Kerr or Steve Drew);

(i) other than Assumed Taxes, any and all Liabilities of Seller relating to Taxes, including, without limitation, any Taxes attributable to Seller’s operation of the ICS Business, ownership of the Purchased Assets or employment of the Transferred Employees for periods (or portions thereof) ending on or before the Closing Date;

(j) Accounts Payable and any and all other Liabilities of Seller relating to, arising out of, or incurred with respect to any and all Contracts that are not Assumed Contracts or Assumed Real Property Leases;

(k) Accounts Payable and any and all other Liabilities of Seller (other than obligations of Seller as of the Effective Time for performance by Buyer after the Effective Time under the executory portion thereof with respect to Covered Equipment) relating to Covered Leases; and

(l) any and all Liabilities of Seller relating to Indebtedness of Seller or any Affiliate thereof.

Notwithstanding anything to the contrary contained herein, Seller’s obligation to pay the Tax Liabilities of the Irish Entity for all purposes allocable to the periods ending (or deemed to end) on or before the Closing Date shall be treated as a Retained Liability of Seller for all purposes of this Agreement.

2.5 Consideration. The aggregate consideration that Buyer shall pay Seller for the Purchased Assets and other rights of Buyer hereunder shall be the Closing Payment, subject to adjustment as provided in Section 2.7 (the “Purchase Price”).

(a) The Closing Payment, as increased by any Estimated Excess Amount or as decreased by any Estimated Deficiency Amount, will be payable by Buyer to Seller in immediately available funds, and shall be paid as follows:

(i) One Million Five Hundred Thousand U.S. Dollars ($1,500,000) (the “Escrow Amount”) via wire transfer of immediately available funds into an escrow account to be distributed in accordance with the terms of this Acquisition Agreement and an escrow agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”). The Escrow Amount, as adjusted from time to time, together with any undistributed interest earned thereon, is sometimes referred to herein as the “Escrow Fund.”

(ii) If there is an Estimated Deficiency Amount, an amount, via wire transfer of immediately available funds, equal to (A) the Closing Payment minus (B) the sum of (1) the Escrow Amount and (2) either (a) if so elected in writing by Buyer no later than two (2) Business Days prior to the Closing Date, an amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount (the “EDA Set-Off Election”), or (b) if Buyer has not made the EDA Set-Off Election, an amount equal to zero; provided, that if Buyer has not made the EDA Set-Off Election, an amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount shall be payable by Seller to Buyer in immediately available funds.

(iii) If there is an Estimated Excess Amount and:

(A) such amount is less than the Managed Services Transfer Amount, an amount, via wire transfer of immediately available funds, equal to (1) the Closing Payment minus (2) the sum of

(a) the Escrow Amount and (b) either (i) if so elected in writing by Buyer no later than two (2) Business Days prior to the Closing Date, an amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount (the “EEA Set-Off Election”), or (ii) if Buyer has not made the EEA Set-Off Election, an amount equal to zero; provided, that if Buyer has not made the EEA Set-Off Election and the Estimated Excess Amount is less than the Managed Services Transfer Amount, an amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount will be payable by Seller to Buyer in immediately available funds, or

(B) such amount is greater than the Managed Services Transfer Amount, an amount, via wire transfer of immediately available funds, equal to (1) the sum of (x) the Closing Payment and (y) an amount equal to the Estimated Excess Amount minus the Managed Services Transfer Amount, minus (2) the Escrow Amount.

2.6 Closing. The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Neal, Gerber & Eisenberg LLP in Chicago, Illinois, or on such other date and at such other place as the Parties may agree in writing.

(a) At Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) the documents and other items identified in Section 7.9, and

(ii) by wire transfer of immediately available funds, in accordance with wire transfer instructions for Buyer set forth on Exhibit 2.6, an amount, if any, equal to:

(A) the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount if there is an Estimated Deficiency Amount and Buyer has not made the EDA Set-Off Election, or

(B) the Managed Services Transfer Amount minus the Estimated Excess Amount if there is an Estimated Excess Amount that is less than the Managed Services Transfer Amount and Buyer has not made the EEA Set-Off Election.

(b) At Closing, Buyer shall deliver:

(i) the Escrow Amount in accordance with Section 2.5(a)(i) above, and

(ii) to Seller (A) the documents and other items identified in Section 8.7 and (B) the Closing Payment and, if there is an Estimated Excess Amount that exceeds the Managed Services Transfer Amount, an amount equal to the Estimated Excess Amount minus the Managed Services Transfer Amount, in each case by wire transfer of immediately available funds, in accordance with the wire transfer instructions for Seller set forth on Exhibit 2.6.

2.7 Managed Services & Working Capital Adjustments. The Purchase Price shall be adjusted as of the Closing in the following manner:

(a) As soon as practicable following the Closing Date, but in any event no later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller the Working Capital Balance Sheet, together with a statement (the “Closing Date Statement”), which shall: (A) set forth (1) the Managed Services Amount as of the Closing Date (the “Closing Date Managed Services Amount”), (2) the Closing Date Working Capital, and (3) the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, each prepared from Seller’s books and records in respect of the ICS Business Segment and in accordance with Seller’s historical accounting principles, methods, practices and categories (and, in the case of the Working Capital Balance Sheet, prepared in accordance with GAAP, consistently applied); and (B) reflect no write-up of any individual Asset of the ICS Business which was included in the ICS Business Balance Sheet and is included in the Working Capital Balance Sheet to a value greater than its value on the ICS Business Balance Sheet. Buyer and Buyer’s Accountant shall make all of their work papers and other reasonably relevant documents in connection with the preparation of the Working Capital Balance Sheet and the Closing Date Statement available to Seller and Seller’s Accountant, and shall make the persons in charge of the preparation of the Working Capital Balance Sheet and Closing Date Statement available for reasonable inquiry by Seller and Seller’s Accountant.

(b) Seller shall notify Buyer in writing as soon as practicable, and in no event more than twenty (20) days, following receipt of the Working Capital Balance Sheet and the Closing Date Statement if it does not agree with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, set forth thereon, in which case Buyer and Buyer’s Accountant, on the one hand, and Seller and Seller’s Accountant, on the other, shall use their good faith efforts during the ten (10) day period following the date Buyer received such notice from Seller to resolve any differences they may have as to the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be. If Seller fails to notify Buyer in writing within such twenty (20) day period that it does not agree with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, set forth on the Closing Date Statement, then the Closing Date Managed Services Amount, the Closing Date Working Capital and the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, reflected therein, shall be deemed to have been accepted by Seller and shall become final and binding.

(c) If Seller disagrees with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, then such written notice will identify with reasonable specificity the calculations with which Seller disagrees or Seller’s other bases for such disagreement. If Seller and Buyer cannot reach agreement during the ten (10) day period, they shall submit their disagreements within ten (10) days after the expiration of such ten (10) day period to the Independent Accountant, which shall conduct such additional review as it deems necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be. The Independent Accountant shall act as an expert and not as an arbitrator and, in resolving the disagreements referred to it, shall review the disagreements referred to it in accordance with the principles and methodologies set forth in this Section 2.7. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Seller and Buyer have not reached agreement pursuant to the preceding sentence. The Independent Accountant’s determination of the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, which shall be completed as promptly as practicable but in no event later than twenty (20) days following its engagement pursuant to this Section 2.7, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of Seller and Buyer for all purposes.

(d) Fees, Costs and Expenses of Independent Accountant.

(i) If the Closing Date Managed Services Amount as determined by the Independent Accountant is closer to the Closing Date Managed Services Amount advocated by (i) Seller than it is to the Closing Date Managed Services Amount advocated by Buyer, then Buyer shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7, or (ii) Buyer than it is to the Closing Date Managed Services Amount advocated by Seller, then Seller shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7; provided, however, that if the Closing Date Managed Services Amount advocated by Buyer is less than 10% higher or lower than the Closing Date Managed Services Amount advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(ii) If the Closing Date Working Capital as determined by the Independent Accountant is closer to the Closing Date Working Capital advocated by (i) Seller than it is to the Closing Date Working Capital advocated by Buyer, then Buyer shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7, or (ii) Buyer than it is to the Closing

Date Working Capital advocated by Seller, then Seller shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7; provided, however, that if the Closing Date Working Capital advocated by Buyer is less than 10% higher or lower than the Closing Date Working Capital advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(iii) If both the Closing Date Managed Services Amount and the Closing Date Working Capital are disputed, then the differences between the amounts advocated by each of Buyer, on the one hand, and Seller, on the other hand, as compared to the Independent Accountant, shall be aggregated and the Party who has advocated a greater aggregate difference shall pay the fees and expenses of the Independent Accountant for the services rendered pursuant to this Section 2.7; provided, however, that if the aggregate amount advocated by Buyer is less than 10% higher or lower than the aggregate amount advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(e) If the Final Managed Services Amount is greater than the Managed Services Transfer Amount, then Seller shall, no later than three (3) Business Days following the date of such final determination (the “Managed Services Determination Date”), pay to Buyer (or such Affiliate(s) of Buyer as Buyer may direct) an amount equal to the difference between the Final Managed Services Amount and the Managed Services Transfer Amount.

(f) If the Final Managed Services Amount is less than the Managed Services Transfer Amount, then Buyer shall, no later than three (3) Business Days following the Managed Services Determination Date, pay to Seller (or such Affiliate(s) of Seller as Seller may direct), an amount equal to the difference between the Managed Services Transfer Amount and the Final Managed Services Amount.

(g) If (i) the Closing Date Working Capital is greater than the Final Target Working Capital and (ii) (A) there was an Estimated Deficiency Amount or (B) there was an Estimated Excess Amount the amount of which is less than the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital, then Buyer shall pay to Seller, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital minus (2) the Estimated Excess Amount, if any, plus (3) the Estimated Deficiency Amount, if any.

(h) If (i) the Closing Date Working Capital is greater than the Final Target Working Capital and (ii) there was an Estimated Excess Amount the amount of which is greater than the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital, then Seller shall pay to Buyer, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the Estimated Excess Amount minus (2) the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital.

(i) If (i) the Final Target Working Capital is greater than the Closing Date Working Capital and (ii) (A) there was an Estimated Excess Amount or (B) there was an Estimated Deficiency Amount the amount of which is less than the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital, then Seller shall pay to Buyer, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital minus (2) the Estimated Deficiency Amount, if any, plus (3) the Estimated Excess Amount, if any (such amount, or the amount payable pursuant to Section 2.7(h) being referred to herein as the “Final Deficiency Amount”).

(j) If (i) the Final Target Working Capital is greater than the Closing Date Working Capital and (ii) there was an Estimated Deficiency Amount the amount of which is greater than the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital, then Buyer shall pay to

Seller, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the Estimated Deficiency Amount minus (2) the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital (such amount, or the amount payable pursuant to Section 2.7(g) being referred to herein as the “Final Excess Amount”).

(k) Estimated Target Working Capital, Estimated Working Capital, Final Target Working Capital and Closing Date Working Capital shall each be calculated consistent with Seller’s historical accounting principles, methods, practices and categories.

2.8 Taxes.

(a) Seller and Buyer shall each pay or cause to be paid fifty percent (50%) of all transfer, documentary, sales, use, value-added, property, gross receipts, stamp, registration or other similar Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Acquisition Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred. Buyer and Seller agree to obtain any certificate, including any resale clearance or “bulk sales” tax certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The costs of obtaining any such certificate shall be borne equally by Buyer and Seller. Except as otherwise provided herein, Seller shall prepare or cause to be prepared and shall timely file all necessary Tax Returns and other documentation with respect to any Taxes described in this Section 2.8(a), and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

(b) Seller shall prepare and file, or cause to be prepared and timely filed, (i) all Tax Returns of Seller, (ii) all Tax Returns of the Irish Entity for all taxable periods ending on or before the Closing Date; and (iii) all Tax Returns relating to the ICS Business Segment and the Purchased Assets for all taxable periods ending on or before the Closing Date.

(c) Buyer shall prepare and file, or cause to be prepared and timely filed, (i) all Tax Returns of Buyer, (ii) all Tax Returns of the Irish Entity for all taxable periods ending after the Closing Date (including without limitation all Tax Returns with respect to any period during 2011 that would be payable if the relevant Tax period ended on and included the Closing Date), and (iii) all Tax Returns relating to the ICS Business Segment and the Purchased Assets for all taxable periods ending after the Closing Date.

(d) Seller shall pay (i) its allocable share of the transfer Taxes provided for in Section 2.8(a) and (ii) all Taxes that are Retained Liabilities. Following the filing at any time after the date hereof of Tax Returns for the Irish Entity, Seller shall promptly pay Buyer an amount equal to all Taxes with respect to the Irish Entity that have accrued but were not paid before the Closing Date (including without limitation any Taxes attributable to the fiscal year ended December 31, 2010 or any Taxes attributable to any period during 2011 that would be payable if the relevant Tax period ended on and included the Closing Date) to the extent such Taxes were not included as a Liability on the ICS Business Closing Date Balance Sheet.

(e) Buyer will pay (i) its allocable share of the transfer Taxes provided in Section 2.8(a), (ii) all Post-Closing Period Taxes applicable to the ICS Business Segment or the Purchased Assets and (iii) all Assumed Taxes.

(f) All refunds for Taxes that are Retained Liabilities or Assumed Taxes (including all refunds of Taxes of the Irish Entity for a Pre-Closing Period) shall be for the sole benefit of the Seller, and all refunds for Post-Closing Period Taxes applicable to the ICS Business or the Purchased Assets shall be for the sole benefit of the Buyer. All refunds for transfer Taxes provided for in Section 2.8(a) shall be for the equal benefit of Buyer and Seller. To the extent Buyer or Seller obtains a refund that in whole (or in part) is for the benefit of the other Party, such Party shall within ten (10) days of receipt pay such amount to the other Party.

2.9 Allocation of Purchase Price.

(a) Exhibit E hereto provides the methodology that the Parties will use for purposes of determining the allocation of the Purchase Price, and any Assumed Liabilities properly taken into account, among the Purchased Assets for U.S. federal, state, local and, where applicable, foreign tax purposes.

(b) The allocation as finally determined pursuant to this Section 2.9 and Exhibit E shall be binding on Seller and Buyer for all Tax reporting purposes, and Seller and Buyer shall not take inconsistent positions with respect to, and shall each use commercially reasonable efforts to sustain, such allocation in any subsequent Tax audit or similar proceeding, and each of Seller and Buyer agrees to cooperate with the other in preparing IRS Form 8594 (to the extent required to reflect the allocation), and, upon the reasonable request of any other Party, to furnish any other Party with a copy of such form (or if the request occurs prior to filing, a draft copy of such form) within a reasonable period of the request.

2.10 Transfer of Purchased Assets and Assumed Liabilities.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities shall pass to Buyer when the legal title thereto shall be transferred to Buyer.

(b) Subject to Section 2.7 hereof, if the legal interest or legal title to or in any of the Purchased Assets to be sold, assigned, transferred or conveyed pursuant to this Acquisition Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in such Purchased Assets shall not be sold, assigned, transferred or conveyed at the Effective Time. Seller shall use commercially reasonable efforts to obtain such consents or approvals as may be necessary to complete such transfers as soon as practicable after the Closing.

(c) If any such consent or approval shall not be obtained, (i) Seller, to the maximum extent permitted by Law, shall cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer all benefits intended to be assigned to Buyer under the relevant Assumed Real Property Leases, Covered Leases with respect to the Covered Equipment, Assumed Contracts and Assumed Licenses, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach thereof by such other party or otherwise; provided, however, that Seller shall not be required to compromise any right, asset or benefit or provide any other consideration for the benefit of any such other party thereto; (ii) Buyer shall, at its own cost and for its own benefit, perform, to the maximum extent permitted by Law, the obligations of Seller with respect to any such Assumed Real Property Lease, Covered Lease with respect to the Covered Equipment, Assumed Contract, Assumed License or other Asset to the extent it is obtaining all benefits of any such Assumed Real Property Lease, Covered Lease with respect to the Covered Equipment, Assumed Contract, Assumed Licenses or other Asset; and (iii) Buyer shall have no obligation pursuant to Section 2.3 or otherwise with respect to any Assumed Real Property Lease, Covered Leases with respect to the Covered Equipment, Assumed Contract or Assumed License with respect to which it is not obtaining all benefits intended to be assigned to Buyer thereunder, and, notwithstanding any provision to the contrary contained herein, Seller shall indemnify the Buyer Indemnified Persons against and in respect of any and all Losses incurred, directly or indirectly, as a result of the failure to obtain any consent or approval that is listed on Exhibit 6.6 under the heading “Material Contract Required Consents.”

(d) Subject to Section 2.8, Seller shall bear all costs and expenses associated with the assignment to Buyer and its Affiliates of all the Purchased Assets, including Intellectual Property, and Buyer shall bear all costs and expenses associated with the recordation by Buyer of such Intellectual Property.

(e) As of the Effective Time, Buyer agrees and undertakes to assume the Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations under the Assumed Liabilities.

(f) The provisions of this Section 2.10 shall not affect the right of Buyer not to consummate the transactions contemplated by this Acquisition Agreement if the condition to its obligations hereunder contained in Section 7.4 has not been fulfilled. Nothing in this Acquisition Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased Assets or Assumed Liabilities which, as a matter of Law or by the terms of any legally binding Contract to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

2.11 Further Assurances. From and after the Closing, the Parties shall, without payment of any further consideration, do such acts and timely execute and deliver such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as specifically set forth in the Schedule of Exceptions of even date herewith prepared and signed by Seller and delivered to Buyer simultaneously with the execution hereof (the “Disclosure Schedules”), or (b) to the extent relating solely to the Excluded Assets, Retained Liabilities or any of the operations of Seller other than the ICS Business, Seller makes the following representations and warranties to Buyer, each of which is true and complete as of the date of this Acquisition Agreement (or, if made as of a specified date, as of such date). Seller hereby acknowledges that Buyer is entering into this Acquisition Agreement in reliance upon the truthfulness and completeness of the representations and warranties of Seller set forth in this ARTICLE III, each of which shall be deemed material to Buyer.

3.1 Existence and Power; Authorization.

(a) Seller has full corporate power and authority to conduct the ICS Business as and to the extent now conducted and to own, use and lease the Purchased Assets. Seller has all requisite power and authority to execute and deliver this Acquisition Agreement and the Related Agreements to which it is a party, and, upon receiving Seller Stockholder Approval in accordance with the DGCL, this Acquisition Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Seller is duly incorporated, validly existing and in good standing under the DGCL. Seller is duly qualified or licensed to transact business as a foreign entity and is in good standing in each jurisdiction that requires such qualification or license for the conduct of the ICS Business, each of which is set forth on Disclosure Schedule 3.1(b), except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) This Acquisition Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and, upon receiving Seller Stockholder Approval in accordance with the DGCL and this Acquisition Agreement, the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller.

3.2 No Conflicts; Consents.

(a) Except as set forth on Disclosure Schedule 3.2(a), neither the execution and delivery by Seller of this Acquisition Agreement or any of the Related Agreements to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Seller; (ii) materially violate any Law or Order to which Seller is a party or to which Seller, the ICS Business or any of the Purchased Assets or Assumed Liabilities may be subject (assuming receipt of the Seller Stockholder Approval and the consents listed on Disclosure Schedule 3.2(b)); or (iii) other than a breach of any anti-assignment or change-in-control prohibition contained in any such Contract that is not a Material Contract, constitute a material violation or material breach of, be in conflict with in a material manner, constitute or create (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) of any obligation under any Assumed Contract or have any material adverse consequence with respect to Buyer’s rights under or with respect to such Assumed Contract after the Closing Date.

(b) Other than the Seller Stockholder Approval, except as set forth on Disclosure Schedule 3.2(b), no material permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority are required in connection with the execution, delivery or performance of this Acquisition Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.3 Title and Condition of Assets; Sufficiency.

(a) Seller has, and, subject to Section 2.10, Buyer shall receive at Closing, good and marketable title to, or valid leasehold or similar interests in, all of the Purchased Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets have been maintained in the Ordinary Course, and are in good operating condition and repair (subject to normal wear and tear). Except as set forth on Disclosure Schedule 3.3(a), and except for Excluded Assets, the Purchased Assets include all assets reflected on the ICS Business Balance Sheet, other than those disposed of in compliance with Section 3.9 or in accordance with Section 6.1.

(b) Except for the Excluded Assets or as set forth on Disclosure Schedule 3.3(b), as of the Effective Time, the Purchased Assets constitute all the assets, tangible and intangible, primarily used or necessary to conduct the ICS Business as presently conducted, and include all of the operating assets, Intellectual Property rights and contracts primarily used or necessary to conduct the ICS Business. For the avoidance of doubt, notwithstanding any disclosures made pursuant to the representations and warranties of this ARTICLE III, Seller agrees that all Encumbrances other than Permitted Encumbrances shall be discharged or released in full at or prior to Closing.

3.4 Equipment.

(a) Set forth on Part 1 of Disclosure Schedule 3.4(a) is a true and correct list of all Equipment material or otherwise necessary to the operation of the ICS Business. Other than the Covered Leases with respect to the Covered Equipment, there are no leases with respect to the Equipment pursuant to which Seller is a lessee as of the date hereof. Part 2 of Disclosure Schedule 3.4(a) sets forth a list of facilities from which the ICS Business operates and the categories of Equipment within each facility that will be included in the Purchased Assets or excluded from the Purchased Assets, as appropriate.

(b) Except as set forth on Disclosure Schedule 3.4(b) Seller has, and Buyer shall receive at Closing (in relation to the ICS Business), good and marketable title to the Equipment.

3.5 Accounts Receivable. The Accounts Receivable (a) arose from bona fide sales actually made or Services actually performed or products actually sold or resold by Seller in the Ordinary Course and are payable in the Ordinary Course on terms consistent with Seller’s past practices, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity), (c) to Seller’s Knowledge, are not subject to any valid set-off or counterclaim by the debtor, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (e) except as set forth on Disclosure Schedule 3.5, to Seller’s Knowledge, are collectible in the Ordinary Course in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Closing Date Statement, (f) are not owed by any Affiliate of Seller, and (g) are not the subject of any Legal Proceedings brought by or on behalf of Seller. Seller has not received any notice from any account debtor regarding any dispute over any of the Accounts Receivable. None of the Accounts Receivable constitutes duplicate billings of other Accounts Receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the Accounts Receivable.

3.6 Financial Statements. Attached as Part 1 of Disclosure Schedule 3.6 are the Financial Statements and the ICS Business Segment Financial Statements. Except as described in Part 2 of Disclosure Schedule 3.6, (a) the Financial Statements of Seller (i) present fairly, in all material respects, the financial position and results of operations of Seller at the dates and for the periods indicated, and (ii) were prepared, in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and are accurate and complete in all material respects; and (b) the ICS Business Segment Financial Statements (i) present fairly, in all material respects, the financial position and results of operations of the ICS Business Segment at the dates and for the periods indicated, and (ii) were prepared, in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and the ICS Business Segment and are accurate and complete in all material respects.

3.7 Seller SEC Reports. Since January 1, 2009, Seller has filed or furnished on a timely basis all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, filed or furnished since such time, including after the date hereof, the “Seller SEC Reports”), except for the failure to file or furnish such Seller SEC Reports that would not reasonably be expected to have a Material Adverse Effect. Each Seller SEC Report complied as of its filing or furnishing date, or as of its last date of amendment, in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Seller SEC Report was filed or furnished. True and correct copies of all Seller SEC Reports filed or furnished prior to the date hereof have been furnished to Buyer or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date of this Acquisition Agreement, on the date of such amended or superseded filing or furnishing), each Seller SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary to be stated in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Seller’s subsidiaries are required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of Seller SEC Reports. Except as set forth on Disclosure Schedule 3.7, since January 1, 2009 there have been no significant deficiencies or material weaknesses in the design or operation of Seller’s internal control over financial reporting in respect of the ICS Business.

3.8 Taxes. Except as set forth on Disclosure Schedule 3.8:

(a) Each of the Irish Entity and Seller, with respect to the ICS Business, Transferred Employees and Purchased Assets, has filed all Tax Returns required to be filed by it in a timely manner (taking into account all extensions of due dates), and all such Tax Returns are accurate, complete and correct as to Taxes payable with respect to the Irish Entity, the ICS Business, Transferred Employees or Purchased Assets. All Taxes due and owing by the Irish Entity or Seller, with respect to the Irish Entity, the ICS Business, Transferred Employees and Purchased Assets, have been duly and timely paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the ICS Business Balance Sheet. Disclosure Schedule 3.8(a) sets forth a list of (i) any extension of time within which to file such Tax Return (other than Tax Returns relating to Taxes that are Retained Liabilities) and (ii) all Taxes (other than Taxes that are Retained Liabilities) currently being contested in good faith by appropriate proceedings.

(b) In the past four (4) years, with respect to the Irish Entity, the ICS Business or the Purchased Assets, no written claim has ever been made by a Governmental Authority in a jurisdiction where neither Seller nor the Irish Entity has filed a Tax Return that Seller or the Irish Entity is or may be subject to taxation by that jurisdiction.

(c) There are no Tax examinations or audits of, nor any Tax-related Legal Proceeding against, Seller or the Irish Entity that have been asserted or threatened by any Governmental Authority or that are pending or being conducted currently relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees.

(d) In the past four (4) years, neither Seller nor the Irish Entity has received, with respect to the Irish Entity, the ICS Business or the Purchased Assets, from any Governmental Authority any (i) written notice indicating an intent to open an audit with respect to any material Tax matter, (ii) written request for information related to material Tax matters, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Government Authority against it.

(e) Except for the Permitted Encumbrances, there are no Encumbrances for Taxes upon the Irish Entity, the ICS Business or any of the Purchased Assets.

(f) In the past four (4) years, neither Seller nor the Irish Entity has received any written ruling of a taxing authority with respect to Taxes relating to the Irish Entity, the ICS Business or the Purchased Assets, or any other written and legally binding Contract with a Governmental Authority with respect to Taxes relating to the Irish Entity, the ICS Business or the Purchased Assets.

(g) Each of Seller and the Irish Entity has complied (and until the Closing Date will comply) with all applicable Laws, rules, and regulations in connection with the payment and withholding of Taxes relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees and has, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and paid over to the proper Governmental Authorities all required amounts.

(h) Neither Seller nor the Irish Entity has executed any outstanding waivers, extensions of time or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf) relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees.

(i) Buyer is not assuming under this Acquisition Agreement any obligations to make any payments in connection with or related to the transactions contemplated by this Acquisition Agreement that are nondeductible under Section 280G of the Code.

The representations and warranties in this Section 3.8 and Section 3.22 represent the sole and exclusive representations regarding Taxes, including compliance with Tax laws, the payment of Taxes, and accruals for Taxes on any financial statement or books and records.

3.9 Events Subsequent to ICS Business Balance Sheet. Since September 25, 2010, except as reflected in the ICS Business Segment Financial Statements and set forth on Disclosure Schedule 3.9, in connection with the ICS Business Segment:

(a) no third party has accelerated, terminated, made modifications to, or canceled any Material Contract to which Seller is a party;

(b) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to any Purchased Assets that is, individually or in the aggregate, material to the operations of Seller in respect of the ICS Business Segment;

(c) there has not been any material strike, work stoppage or slowdown;

(d) there has not been, other than in the Ordinary Course, any sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any Encumbrance other than Permitted Encumbrances on, the Purchased Assets;

(e) Seller has not taken any action that if taken after the date hereof would constitute a violation of Section 6.1;

(f) Seller has not committed to do any of the foregoing except as contemplated by this Acquisition Agreement or as agreed to in writing by Buyer;

(g) Seller has remained at all times a Cisco Gold Certified Partner and does not know of any reason why such Cisco Gold Certified Partner designation may be lost; and

(h) there has not been a Material Adverse Effect.

3.10 Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the ICS Business Balance Sheet, or (ii) as disclosed in Disclosure Schedule 3.10, there are no material Liabilities against, relating to or affecting the ICS Business (including with respect to the Irish Entity), other than Liabilities incurred in the Ordinary Course after the date of the ICS Business Balance Sheet.

3.11 Litigation. Except as set forth on Disclosure Schedule 3.11, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any of the Purchased Assets involving the payment of an amount in excess of $25,000 or seeking injunctive relief. Seller (with respect to the ICS Business Segment) is not, and the Purchased Assets are not, subject to any Order.

3.12 Real Property. Disclosure Schedule 3.12 sets forth the addresses of the Leased Real Property and a true and complete list (including the date and name of the parties thereto) of all Assumed Real Property Leases. Seller has delivered or made available to Buyer a true and complete copy of each Assumed Real Property Lease and of any subordination and/or non-disturbance Contracts presently in effect and related thereto. Seller (in relation to the ICS Business) has a valid leasehold interest in the Assumed Real Property Leases, free and clear of all Encumbrances, except Permitted Encumbrances to the extent such Permitted Encumbrances do not materially interfere with the current use of the Assumed Real Property Leases. With respect to the Assumed Real Property Leases, except as set forth on Disclosure Schedule 3.12, neither Seller nor, to Seller’s Knowledge, any other party to any Assumed Real Property Lease, is in default in any material respect under any such lease and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such default, or permit the termination of, or acceleration of rent under, such lease.

3.13 Material Contracts.

(a) Except for the Assumed Real Property Leases listed on Disclosure Schedule 2.1(c), the Covered Leases, and any Contract included in the Excluded Assets, Disclosure Schedule 3.13(a) sets forth a complete and correct list of each of the following Contracts (true and complete copies of all such Contracts or if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to Buyer prior to the execution of this Acquisition Agreement) to which Seller (in respect of the ICS Business) or the Irish Entity is a party as of the date hereof (collectively with the Assumed Real Property Leases and the Covered Leases, the “Material Contracts”):

(i) each open purchase order issued by Seller in relation to the ICS Business for which there is not a contemporaneously executed statement of work or other Contract for an amount in excess of $50,000;

(ii) all Contracts involving the performance of Services or the delivery of goods by Seller (in respect of the ICS Business): (A) that, in the aggregate, accounted for at least 75% of all revenue of Seller (in respect of the ICS Business) during fiscal year 2010 (listed in decreasing order of revenue, beginning with the Contract that accounted for most of Seller’s revenue (in respect of the ICS Business) during fiscal year 2010); or (B) executed by Seller since January 1, 2011;

(iii) any Contract (other than Contracts referenced in Section 3.13(a)(iv) below) involving performance of Services or delivery of goods to Seller at any time during fiscal year 2010 or fiscal year 2011 in relation to the ICS Business in respect of which payments in excess of $50,000 were or are reasonably anticipated to be paid;

(iv) any Contract involving the subcontracting by Seller of the performance of Services or delivery of goods at any time during fiscal year 2010 or fiscal year 2011 or at any time after the date hereof in relation to the ICS Business in respect of which payments in excess of $75,000 were or are reasonably anticipated to be paid;

(v) any Contract relating to the ICS Business that was not entered into in the Ordinary Course and that involves expenditures or receipts of Seller at any time during the past twelve (12) months or at any time after the date hereof in excess of $50,000;

(vi) each Contract pursuant to which Seller (in respect of the ICS Business) is bound, and Buyer after the Closing Date will be bound, by non-competition, non-solicitation or confidentiality obligations, other than Contracts entered into by Seller in the Ordinary Course or compliance with which would not be reasonably expected to have a material impact on the operation of the ICS Business as currently conducted or after the Closing;

(vii) each Contract containing non-competition or non-solicitation obligations for the benefit of Seller (in respect of the ICS Business), other than any Contract entered into by Seller in the Ordinary Course or under which the consequences of a breach by any party thereto of the non-competition or non-solicitation obligations contained therein for the benefit of Seller could not reasonably be expected to have, individually or in the aggregate, a material impact on Buyer or any of its assets, including the Purchased Assets, after the Closing;

(viii) any Contract, other than Contracts entered into by Seller in the Ordinary Course, pursuant to which Seller (in respect of the ICS Business): (A) uses any Intellectual Property of any other Person (other than Off-the-Shelf Software), (B) incorporates any Intellectual Property of any other Person in any of its products or Services, (C) granted or agreed to grant any other Person the right to use any Intellectual Property, (D) developed or had developed any Intellectual Property, or (E) assigned or agreed to assign ownership of any Intellectual Property;

(ix) any distributor Contract, reseller Contract, manufacturer’s representative Contract, or any consultant, sales representative, franchise, development broker or sales agent Contract (other than any Contracts with Seller’s employees), in each case relating to the ICS Business pursuant to which Services have been performed at any time during the past twelve (12) months or will be performed at any time after the date hereof and requiring payment by either party of more than $75,000 annually;

(x) any bailment, consignment or other similar arrangement, including as may relate to Equipment or other assets of any customer, supplier or third party and relating to the ICS Business;

(xi) any Contract for the purchase of goods or Services:

(A) involving payment by Seller (in respect of the ICS Business) of amounts over the remaining life of such Contract reasonably anticipated by Seller to exceed $75,000 in the aggregate, or

(B) pursuant to which Seller (in respect of the ICS Business) has agreed to purchase all of its requirements for the goods and/or Services in question or which contain minimum volume or dollar guarantees or commitments or which otherwise limit the purchasing or selling relationship of Seller (in respect of the ICS Business) or any customer licensee or lessee thereof;

(xii) any Contract requiring capital expenditures by Seller (in respect of the ICS Business) in excess of $50,000;

(xiii) any stand-alone (A) Contract or agreement of guarantee, surety, support, indemnification (excluding items covered by Section 3.15), assumption or endorsement of, or any similar commitment by Seller (in respect of the ICS Business) to become liable for the obligations or other Liabilities of any other Person, (B) offset, countertrade or barter agreement of Seller (in respect of the ICS Business), or (C) letter of credit, bond or other similar indemnity agreement as to which Seller (in respect of the ICS

Business) is the beneficiary, but excluding endorsements of instruments for collection of accounts receivable in the Ordinary Course;

(xiv) each power of attorney currently outstanding that may affect the ICS Business or Buyer after the Closing;

(xv) any Contract with any union or other employee representative of a group of employees relating to wages, hours and other conditions of employment and relating to the ICS Business;

(xvi) any teaming agreement that is outside the Ordinary Course or any partnership or joint venture agreement affecting the ICS Business;

(xvii) any Contract between Seller in connection with the ICS Business, on the one hand, and any subsidiary, shareholder, director, or officer or Affiliate, or family member of such Affiliate, of Seller in connection with the ICS Business on the other hand;

(xviii) any Contract or option relating to the acquisition or sale by Seller (in respect of the ICS Business) of any asset or group of assets material to the ICS Business, or any other ownership interest in the ICS Business;

(xix) any stand-alone indemnification or other similar agreement pursuant to which Seller (in respect of the ICS Business) is or could become obligated to indemnify or hold harmless any other Person;

(xx) any Contract outside of the Ordinary Course to which Seller is a party or by which Seller or its Assets are bound relating to the ICS Business containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person or (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party;

(xxi) any Contract relating to the ICS Business entered into other than in the Ordinary Course that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xxii) any Contract with any Governmental Authority or any Government Contracts entered into during fiscal year 2010 or during fiscal year 2011;

(xxiii) any employee benefit plan, program, policy, practice, Contract or other arrangement providing benefits to any current or former employee, officer, director, consultant, contingent worker, leased employee, or independent contractor of the Irish Entity, or any beneficiary or dependent thereof, that is sponsored, maintained, contributed to or required to be contributed to by the Irish Entity (including without limitation any bonus, incentive, deferred compensation, vacation, retirement fund, stock purchase, stock option, equity, phantom stock, severance, employment, change of control or fringe benefit plan); or

(xxiv) any amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth on Disclosure Schedule 3.13(b): (i) assuming due authorization, execution and delivery by the other parties thereto, each Material Contract is a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, is in full force and effect; (ii) the terms of all Material Contracts have been complied with in all material respects by Seller and, to Seller’s Knowledge, by the other parties to such Material Contracts; and (iii) Seller and, to Seller’s Knowledge, each other party to each Material Contract have performed all material obligations required to be performed by them respectively thereunder and Seller is not, and, to Seller’s Knowledge, no other party thereto is, in breach or default, or is alleged to be in breach or default, in any respect thereunder.

3.14 Licenses and Permits. Seller has all material local, state, federal and foreign licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) for Seller to operate and conduct the ICS Business as now conducted or to occupy any premises in which the ICS Business is operated or conducted. Disclosure Schedule 3.14 contains a true and complete list of all material Licenses and Permits used or held for use by Seller in respect of the ICS Business (and all pending applications for any such Licenses and Permits). There is no material default on the part of Seller (or with the giving of notice or lapse of time or both, would be in material default), under any of the material Licenses and Permits. To Seller’s Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

3.15 Services. Part 1 of Disclosure Schedule 3.15 contains Seller’s standard terms and conditions of sale, other than warranties supplied by applicable Law or warranties that may arise as a result of the customers’ standard terms and conditions being determined to be applicable notwithstanding Seller’s standard terms and conditions. Except as set forth on Part 2 of Disclosure Schedule 3.15, (i) there is currently no pending, and since January 1, 2009 there has been no pending or, to Seller’s Knowledge, threatened, Legal Proceeding and, to Seller’s Knowledge, Seller (in respect of the ICS Business) has no material Liability with respect to any product sold, resold or offered by, directly or indirectly, or any service performed or offered by Seller, in each case in respect of the ICS Business (all such services, collectively, “Services”); and (ii) all of the Services performed by Seller in respect of the ICS Business are, and since January 1, 2009 and up to and including the Closing Date will be, in conformance with any express warranties provided in connection with the sale of such Services.

3.16 Compliance with Laws. Except as set forth in Disclosure Schedule 3.16:

(a) Seller (in respect of the ICS Business) is currently, and since January 1, 2009 has been, in material compliance with all applicable Laws to which it (with respect to the ICS Business), the ICS Business, the Purchased Assets or the Assumed Liabilities is or may be subject in connection with the ICS Business; provided, however, that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance is addressed by compliance representations contained elsewhere in this Article III.

(b) neither Seller nor any of its Representatives has in connection with the ICS Business (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or other similar applicable Law, or (iii) made or accepted any other unlawful payment, contribution, expenditure or gift; and

(c) Seller is (in connection with the ICS Business) in material compliance with all United States and other foreign or local applicable Laws relating to import and export controls and (i) has not, since January 1, 2009, violated any such Laws or made a voluntary disclosure with respect to violations of such applicable Laws; (ii) presently is not the subject of, and since January 1, 2009, has not been the subject of any Legal Proceeding for alleged or actual underpayment of duties, fees or other amounts, suspension of export privileges, government sanction or other enforcement action; (iii) has not made or provided any material false statement or omission to any Governmental Authority or to any customer in connection with importation or exportation of merchandise, including valuation, classification, duty treatment, eligibility for favorable duty rates or other special treatment, country-of-origin declaration or marking, export licensing, or any other matter arising out of applicable Laws pertaining to import and export controls, and (iv) has not, in respect of the ICS Business, since January 1, 2009, imported or exported any merchandise.

3.17 Environmental Matters. Seller (relating to Assumed Real Estate Leases) is currently and has at all times been in material compliance with all applicable Environmental Laws and Environmental Permits. Disclosure Schedule 3.17 lists all Environmental Permits required by Seller for the operation of the ICS Business and the occupancy of its facilities. Except as set forth in Disclosure Schedule 3.17 (i) there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened, against Seller (relating to Assumed Real Estate Leases) or with respect to the Purchased Assets relating to or arising from any Environmental Laws or Environmental Permits; (ii) there is no Environmental Condition that could reasonably be expected to give rise to an investigatory, corrective or remedial obligation under any Environmental Law; (iii) Seller (relating to Assumed Real Estate Leases) has not received any written notice from any Governmental Authority or other Person asserting that any condition exists at any of Seller’s facility locations, or any third party location where Seller has transported or disposed, or arranged for the transportation or disposal, of Equipment or Hazardous Materials, which constitutes or has resulted in a material violation of or Liability under any Environmental Law or that any claim is being asserted against Seller (relating to Assumed Real Estate Leases) by reason of any such material violation or Liability; (iv) no Encumbrance has been recorded under any Environmental Law against Seller’s facility locations (relating to Assumed Real Estate Leases); (v) none of Seller’s (relating to Assumed Real Estate Leases) facility locations is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System database, both promulgated under CERCLA, or on any state, local or foreign list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law; (vi) Seller has provided to Buyer copies of all environmental assessment or investigation reports, studies or analyses relating to Seller (relating to Assumed Real Estate Leases) that have been prepared within the last five (5) years and are in Seller’s possession or control, or (vii) Seller has no Liability, and has received no notice of any claims or Liabilities, regarding any Environmental Condition or any Liability arising under any Environmental Law relating to the disposal, recycling or re-sale of Equipment or computer parts or components.

3.18 Intellectual Property. Part 1 of Disclosure Schedule 3.18 sets forth a complete and accurate list of all registered or applied for Intellectual Property included in the Purchased Assets, other than ICS Software. Except as set forth on Part 2 of Disclosure Schedule 3.18: (i) Seller (in respect of the ICS Business) has all right, title and interest in and to the items set forth on Disclosure Schedule 3.18, (ii) Seller (in respect of the ICS Business) has valid rights to use the Know-How, and (iii) Seller has valid rights to use all of the items set forth on Disclosure Schedule 2.1(h), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances. All of the items set forth on Disclosure Schedule 3.18 have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and have not lapsed, expired or been abandoned, and none of such Intellectual Property the value of which is contingent upon maintenance of the confidentiality or trade secret status thereof has been disclosed by Seller to any third party other than employees, representatives and agents with an obligation to maintain such confidentiality or trade secret status or third parties subject to non-disclosure agreements with appropriate protections for confidential information which constitutes a trade secret. Except as set forth on Part 3 of Disclosure Schedule 3.18, since September 30, 2007, Seller (in respect of the ICS Business) has not received any written notice asserting that Seller is infringing the Intellectual Property of any other Person in the conduct of the ICS Business, and the operation of the ICS Business as presently conducted does not infringe the Intellectual Property of any other Person. Except as set forth on Part 4 of Disclosure Schedule 3.18, no claims are currently pending or, to Seller’s Knowledge, threatened, by any Person with respect to the Intellectual Property used in the conduct of the ICS Business. Except as set forth on Part 5 of Disclosure Schedule 3.18, to Seller’s Knowledge, no Intellectual Property included in the Purchased Assets is being infringed or misappropriated by a third party. Except as set forth on Part 6 of Disclosure Schedule 3.18, the rights granted under Section 6.10 of this Acquisition Agreement, together with the Intellectual Property set forth on Disclosure Schedule 3.18 and the ICS Software constitute all Intellectual Property that are material to the ICS Business as presently conducted in the Ordinary Course.

3.19 Software.

(a) Part 1 of Disclosure Schedule 3.19(a) sets forth a correct and complete list of all computer software owned by Seller that are used in or related to the ICS Business (“ICS Software”) and all computer software used by Seller (in respect of the ICS Business) pursuant to an IP License, other than Off-the-Shelf Software and open source software (“Third Party Software”), indicating in each case whether such software is ICS Software or Third Party Software. Seller (in respect of the ICS Business) is the owner of all right, title and interest in and to the ICS Software set forth on Part 2 of Disclosure Schedule 3.19(a), free and clear of all Encumbrances, as of the Closing Date. To Seller’s Knowledge, all works of authorship and all other materials subject to copyright protection that are included in ICS Software, including all Software related thereto, are original and were either created by employees of Seller within the scope of their employment or are otherwise works made for hire, and all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to Seller. With respect to ICS Software, Seller is in possession of source code sufficient to compile the related object code. With respect to Third Party Software and Off-the-Shelf Software, Seller has not received notice beyond the pricing provisions of any Contracts for such software that could reasonably be interpreted to suggest or indicate that Seller will not be able to (i) maintain such software, or (ii) obtain maintenance services therefor (including the right to receive updates and new releases) at prices that are not substantially in excess of prices for which Seller is currently receiving such services.

(b) Disclosure Schedule 3.19(b) sets forth a correct and complete list of all IP Licenses of Seller (in respect of the ICS Business) for Third Party Software, excluding IP Licenses relating to “open source” software and “freeware”. The Off-the-Shelf Software listed on Disclosure Schedule 3.19(b) includes the aggregate number of users authorized pursuant to each license held by Seller for each such Off-the-Shelf Software product (or information regarding such other metric by which use of any given Off-the-Shelf Software product may be authorized under the license for such product), and the aggregate number of copies of each such Off-the-Shelf Software product installed on any of the Purchased Assets. Except pursuant to the IP Licenses set forth on Disclosure Schedule 3.19(b), Seller is not (in respect of the ICS Business) a party to or bound by any Contract requiring the payment by Seller of any royalty or license payment for any Intellectual Property.

(c) Disclosure Schedule 3.19(c) sets forth: (i) all “open source” software included in the Purchased Assets, and (ii) all “open source” software licensed as such to Seller and included in any Third Party Software, and to Seller’s Knowledge, all “open source” software embedded in any Third Party Software by a third party without disclosure to Seller or without corresponding open source license terms for such embedded open source software, that is used in development, production or performance of the Services. None of the ICS Software is subject to any “open source” software type license obligations that could reasonably require Seller to make generally available, or make any public disclosure of, any source code of such software. For purposes of this Section 3.19(c), the term “open source” software includes all software licensed to Seller or by Seller to third parties, under licenses substantially similar to those approved by the Open Source Initiative, including the GNU General Public License, the GNU Lesser Public License, the Artistic License, the Berkeley Software Distribution (BSD) License and the Apache License.

3.20 Insurance. Disclosure Schedule 3.20 sets forth a summary of all policies of insurance relating exclusively or in part to the ICS Business and also includes a list of any pending insurance claims relating to Seller with respect to the ICS Business that involve amounts in excess of $50,000.

3.21 Labor Matters.

(a) Except as set forth on Disclosure Schedule 3.21(a), there is no material controversy existing, pending or, to Seller’s Knowledge, threatened with any association or union or collective bargaining representative of the Employees, nor was there any occurrence of the same in the last two (2) years.

(b) Except as set forth on Disclosure Schedule 3.21(b), there is no charge or complaint relating to an unfair labor practice pending against Seller (in respect of the ICS Business) nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to Seller’s Knowledge, threatened, against Seller (in respect of the ICS Business), nor was there any such occurrence in the last two (2) years.

(c) Except as set forth on Disclosure Schedule 3.21(c), there are no collective bargaining, works council and similar agreements between Seller (in respect of the ICS Business) or any employers’ or trade association of which Seller (in respect of the ICS Business) is a member and any trade union, staff association or other body representing employees of Seller (in respect of the ICS Business).

(d) Disclosure Schedule 3.21(d) contains a complete and accurate listing of (i) all employees employed by Seller in respect of or assigned to the ICS Business (“ICS Employees”) and (ii) those certain other employees allocated to, and primarily associated with, the ICS Business (not including the employees covered under clause (i) of this Section 3.21(d)) (“ICS-Allocated Employees”), in each case as of the end of the Business Day prior to the date hereof including those employees who are on any kind of leave of absence, family illness or layoff status.

(e) Except as set forth on Disclosure Schedule 3.21(e), there are no pending workers’ compensation claims involving Seller (in respect of the ICS Business).

(f) Except as set forth on Disclosure Schedule 3.21(f), there is no charge or complaint pending or, to Seller’s Knowledge, threatened, before any Governmental Authority alleging unlawful discrimination or harassment, violation of any wage and hour laws or any other violation of any Laws for the protection of employees by Seller (in respect of the ICS Business), nor was there any occurrence of the same in the last two (2) years.

3.22 Employee Benefit Matters.

(a) Except as set forth in Part 1 of Disclosure Schedule 3.22(a), each ICS Benefit Plan has been maintained and administered in material compliance with its terms and applicable Laws. Except as set forth in Part 2 of Disclosure Schedule 3.22(a), Seller and its Affiliates have made full payment of, or have accrued pending full payment of, all amounts which are required under the terms of each ICS Benefit Plan and in accordance with applicable Laws to be paid by Seller and its Affiliates as a contribution to each ICS Benefit Plan.

(b) Disclosure Schedule 3.22(b) identifies each of the ICS Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code or is intended to qualify for favorable tax treatment under the Laws of any jurisdiction (the “Qualified Plans”). With respect to the Qualified Plans, each has received a favorable determination letter from the IRS (or may rely on an opinion letter with respect to such plan’s qualification from the IRS) or qualification letters from the tax authority of the relevant jurisdiction (to the extent such qualification letters are issuable in such jurisdiction) and such letters remain in effect and have not been revoked. No issue concerning qualification under Section 401(a) of the Code of any Qualified Plan is pending before the IRS (except for routine requests for determination and qualification), or, to Seller’s Knowledge, is threatened by the IRS and no condition exists and no event has occurred that would reasonably be expected to result in the loss or the revocation of such status.

(c) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to, or any Liability with respect to, or within the six (6) years preceding the date hereof has sponsored, maintained, contributed to or had an obligation to contribute to, or any Liability with respect to, any plan that is subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA).

(d) No Benefit Plan provides benefits under an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), to or on behalf of any Transferred Employee following retirement or other termination of employment other than: (i) continuation coverage in compliance with Section 4980B of the Code, (ii) disability benefits under any Benefit Plan which have been fully provided for by insurance or otherwise, or (iii) benefits in the nature of severance pay.

(e) Neither Seller nor any of its Affiliates has engaged in any material “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406 with respect to the ICS Benefit Plans, for which a statutory or administrative exemption does not exist, and all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the ICS Benefit Plans, have complied in all material respects with the requirements of Section 404 of ERISA.

(f) Except as set forth in Disclosure Schedule 3.22(f), other than routine claims for benefits, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened, against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans.

(g) Except as set forth in Disclosure Schedule 3.22(g), the consummation of the transactions contemplated by this Acquisition Agreement will not, either alone or in conjunction with another event, (i) entitle any Transferred Employee to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such Transferred Employee, or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any ICS Benefit Plan or impose any restrictions or limitations on Seller’s rights to administer, amend or terminate any ICS Benefit Plan. Except as set forth in Disclosure Schedule 3.22(g), no Transferred Employee is entitled to receive any additional payment (including any Tax gross up or other payment) from Seller that is being assumed by Buyer pursuant to this Acquisition Agreement as a result of the imposition of the excise Tax required by Section 4999(a) of the Code.

(h) Buyer will have no Liability under any Benefit Plan (including severance policy, practice, agreement, plan, or worker’s compensation program) of Seller as a result of or in connection with the transactions contemplated by this Acquisition Agreement or as a result of the termination by Seller of any persons employed by Seller on or prior to the Closing Date.

3.23 Customers and Suppliers.

(a) Part 1 of Disclosure Schedule 3.23(a) sets forth a list of the fifteen (15) most significant customers of Seller (in respect of the ICS Business) by revenue for each of the last two (2) fiscal years and the three (3)-month period ending January 1, 2011, and the amount of revenue and percentage of total revenue accounted for by each such customer during such periods. Except as set forth on Part 2 of Disclosure Schedule 3.23(a), Seller (in respect of the ICS Business) has no pending disputes with any such customer, and to Seller’s Knowledge, no dispute is threatened by or against any such customer. As of the date of this Acquisition Agreement, Seller has not received any notice that any such customer (and, to Seller’s Knowledge, no such customer) has ceased or intends to cease or materially reduce the purchase of products or Services from Seller (in respect of the ICS Business) after the Closing. Since January 1, 2010, no such customer has modified the material terms of (i) any existing Contract or (ii) to Seller’s Knowledge, its business relationship with Seller, and, to Seller’s Knowledge, no customer listed on Disclosure Schedule 3.23(a) intends to modify the material terms of any existing Contract or business relationship with Seller (in respect of the ICS Business).

(b) Part 1 of Disclosure Schedule 3.23(b) sets forth a list of the names of and dollar volumes attributable to the five (5) most significant suppliers of Seller (in respect of the ICS Business) by revenue for the last fiscal year. Except as set forth on Part 2 of Disclosure Schedule 3.23(b), Seller (in respect of the ICS Business) has no pending disputes with any such supplier and, to Seller’s Knowledge, no dispute is threatened, and Seller (in respect of the ICS Business) has not received any notice that any such supplier intends to change the existing business relationship or the terms and conditions under which it currently sells such products, services or other property to Seller (in respect of the ICS Business).

3.24 Affiliate Transactions. Except as set forth on Part 1 of Disclosure Schedule 3.24, no Affiliate of Seller (and no business of Seller not included in the ICS Business) provides any services, to or for the benefit of the ICS Business Segment. Except as set forth on Part 2 of Disclosure Schedule 3.24, and other than in his or her capacity as an Employee of Seller, no officer, director or Affiliate of Seller is a party to any Contract or transaction with Seller (in respect of the ICS Business) or is entitled to any payment or transfer of any assets from Seller (in respect of the ICS Business) or has any interest in any property used by Seller (in respect of the ICS Business) or has an interest in any customer or supplier of Seller (in respect of the ICS Business) or provider of any services to Seller (in respect of the ICS Business).

3.25 Brokers, Finders. Except as set forth on Disclosure Schedule 3.25, no finder, broker, agent, or other intermediary acting on behalf of Seller is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

3.26 Seller Board. The Seller Board, at a meeting duly called and held prior to the date hereof, and not subsequently rescinded or modified in any way, has duly (i) declared the advisability of and approved this Acquisition Agreement and the Related Agreements and determined that this Acquisition Agreement, the Related Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of Seller, its subsidiaries and its stockholders as a whole and (ii) resolved to recommend that the stockholders of Seller vote in favor of a resolution approving the transactions contemplated herein at the Seller Stockholder Meeting (the “Seller Board Recommendation”). Seller has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Acquisition Agreement. No other state takeover statute is applicable to the transactions contemplated by this Acquisition Agreement.

3.27 Requisite Stockholder Approval. The Seller Stockholder Approval is the only vote of the holders of any class or series of capital stock of Seller that is necessary under applicable Law, Seller’s certificate of incorporation and by-laws to approve this Acquisition Agreement.

3.28 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated hereby, Seller will be Solvent. As used herein, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of such Person, (b) the present fair salable value of the Assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably low amount capital. The amount of contingent Liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

3.29 Fairness Opinion. Prior to the date hereof, Seller has received an opinion from NeXtAdvisors, LLC that, as of the date thereof, the consideration to be received by Seller in connection with the transactions contemplated by this Acquisition Agreement is fair, from a financial point of view, to Seller.

3.30 Proxy Statement. The Proxy Statement and other materials prepared by Seller and distributed to the holders of Seller Common Stock and the holders of Seller Series B Stock in connection with the purchase and sale of the ICS Business contemplated herein, including any amendments or supplements thereto, will comply in all respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the holders of Seller Common Stock and the holders of Seller Series B Stock, or at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Buyer or Parent for inclusion in the Proxy Statement.

3.31 Government Contracts.

(a) Except as disclosed on Disclosure Schedule 3.31(a), with respect to each Government Contract (i) Seller and its Subsidiaries have complied, in all material respects, with all terms and conditions and all applicable Laws; (ii) no written notice has been received by Seller or any of its Subsidiaries within the past three (3) years alleging that Seller or any of its Subsidiaries is in breach or violation of any Law or Contractual requirement; (iii) no written notice of termination, cure notice or show-cause notice has been received by Seller or any of its Subsidiaries; (iv) to Seller’s Knowledge, all Cost or Pricing Data (as defined in Federal Acquisition Regulation Section 15.401) and other information submitted by Seller, any of its Subsidiaries or Seller or any of its Subsidiaries’ subcontractors in support of the negotiation of such Government Contract, or modification thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission, current, accurate and complete; (v) no cost incurred by Seller or any of its Subsidiaries pertaining to such Government Contract (A) has been formally questioned or challenged, (B) is, to Seller’s Knowledge, the subject of any investigation or (C) has been disallowed by the United States government, and (vi) no money due to Seller or any of its Subsidiaries pertaining to such Government Contract has been withheld or offset nor has any claim been made to withhold or offset money, and to Seller’s Knowledge, Seller or any of its Subsidiaries is entitled to all progress payments received with respect thereto.

(b) Except as set forth on Disclosure Schedule 3.31(b), to Seller’s Knowledge, neither Seller nor any of its Subsidiaries nor any of their respective directors, managers, officers, employees or agents is (and for the last 3 years has been), with respect to the ICS Business, (i) under administrative, civil or criminal investigation, indictment or information by the United States government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract, or (ii) suspended or debarred from doing business with the United States government or declared nonresponsible or ineligible for government contracting. Within the past 3 years, neither Seller nor any of its Subsidiaries has made a voluntary disclosure to the United States government under the Department of Defense Voluntary Disclosure Program or any other similar program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. To Seller’s Knowledge, there are no circumstances that would reasonably warrant Department of Defense or Department of Energy suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the ICS Business. To Seller’s Knowledge, within the last 3 years, no payment has been made by Seller or any of its Subsidiaries, or by any person on behalf of Seller or any of its Subsidiaries, in connection with any Government Contract in violation of applicable procurement Laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended.

(c) Except as set forth on Disclosure Schedule 3.31(c), to Seller’ Knowledge, within the past 3 years, neither the United States government nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against Seller or any of its Subsidiaries relating to Government Contracts, nor has Seller or any of its Subsidiaries asserted any claim or initiated any dispute proceeding directly or indirectly against any such party concerning any Government Contract.

(d) Each Government Contract contains the provision set forth in Federal Acquisition Regulation 52.232-23 (Assignment of Claims).

(e) Neither Seller nor any of its Subsidiaries has experienced an Organizational Conflict of Interests (as such term is defined in Federal Acquisition Regulation 2.101) within the past 3 years.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any Affiliate of Seller with respect to the ICS Business, Seller, the Purchased Assets or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Buyer and Parent makes the following representations and warranties to Seller, each of which is true and complete as of the date of this Acquisition Agreement (or, if made as of a specified date, as of such date). Each of Buyer and Parent hereby acknowledges that Seller is entering into this Acquisition Agreement in reliance upon the truthfulness and completeness of the representations and warranties of Buyer and Parent set forth in this ARTICLE IV, each of which shall be deemed material to Seller.

4.1 Existence and Power; Authorization.

(a) Each of Buyer and Parent has full corporate power and authority to execute and deliver this Acquisition Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Buyer is duly organized, validly existing and in good standing under the laws of the State of Colorado. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(c) This Acquisition Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a legal, valid and binding obligation of both Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of each of Buyer and Parent.

4.2 No Conflicts; Consents.

(a) Neither the execution and delivery by Buyer or Parent of this Acquisition Agreement or any of the Related Agreements to which Buyer or Parent is a party, nor the consummation by Buyer or Parent of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the certificate of formation or operating agreement of Buyer; (ii) violate or conflict with any provision of the certificate of incorporation of bylaws of Parent; or (iii) materially violate any Law or Order to which either Buyer or Parent is a party or to which either Buyer or Parent or any of their respective Assets may be subject.

(b) To Buyer’s and Parent’s knowledge, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or third party are required in connection with the execution, delivery or performance of this Acquisition Agreement by Buyer and Parent or the consummation by Buyer and Parent of the transactions contemplated hereby.

4.3 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer or any Affiliate of Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

4.4 Financial Capability. Buyer has sufficient funds available to deliver the Purchase Price and to consummate the transactions contemplated by this Acquisition Agreement.

4.5 Litigation. There are no Legal Proceedings pending or, to Buyer’s or Parent’s knowledge, threatened, against Buyer, which if adversely determined would have a material adverse effect on Buyer’s or Parent’s performance under this Acquisition Agreement or the consummation of the transactions contemplated hereby. Neither Buyer nor Parent is subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority which could interfere with either Buyer’s or Parent’s ability to consummate the transactions contemplated by this Acquisition Agreement.

4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Buyer, Parent or any other Person makes any other express or implied representation or warranty on behalf of Buyer, Parent or any Affiliate of Buyer or Parent with respect to Buyer or Parent or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE V

EMPLOYEES

5.1 Buyer’s and Seller’s Obligations.

(a) Buyer shall, or shall cause one of its Affiliates to, make offers of employment, to be effective as of the Closing, to the Employees listed on Disclosure Schedule 5.1.

(b) Seller shall be responsible for the payment of all wages and other remuneration due to Employees with respect to their services as employees of Seller prior to the Effective Time.

(c) Except as set forth in Section 5.1(d), Buyer shall not assume any obligations to any Employee or current or former Worker, including any obligations or liabilities for employment, compensation, severance and employee-benefit related Liabilities, obligations and commitments (including, but not limited to, claims for wrongful dismissal, constructive dismissal, notice of termination of employment, pay in lieu of notice or termination, termination indemnities or other indemnities, any damages arising from a breach of an Employee’s or current or former Worker’s employment or service contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of an Employee’s or current or former Worker’s employment or service relationship, including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) incurred on or prior to the Closing Date that relate to any current or former Worker, including any ICS Employee (or any dependent or beneficiary thereof).

(d) Buyer shall assume all accrued Liabilities (other than employee-benefit related Liabilities, but including Liabilities with respect to accrued but unused paid time off under Seller’s paid time off policies for Transferred Employees) with respect to the Transferred Employees reflected on the ICS Business Closing Date Balance Sheet. For avoidance of doubt, Buyer is not assuming any of the Benefit Plans of Seller or any of its Affiliates, and Buyer shall have no liability whatsoever to Employees of Seller or Transferred Employees with respect to accrued or future benefits under any such Benefit Plans (except as otherwise provided in the immediately preceding sentence with respect to accrued but unused paid time off) whether or not any such Employees are offered employment by, or become employees of, Buyer, and Seller shall defend, indemnify and hold Buyer harmless from and against any claims that they have liability under such Benefit Plans. Seller shall hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of the Employees in respect to severance pay or termination pay, all liabilities relating to consultation requirements with any works council or union and transfer or undertakings in the applicable foreign jurisdiction, and similar obligations relating to the termination of such employees’ employment with Seller or any of its Affiliates.

(e) Seller hereby forbears, and shall cause its Affiliates to forbear, from the date of this Acquisition Agreement until the date that this Acquisition Agreement may be terminated in accordance with Section 10.2, from enforcing any rights or remedies that they may have with respect to the solicitation of employment or employment by Buyer of any Employee listed on Disclosure Schedule 5.1, any claims or rights Seller may have against Buyer or any such Employee listed on Disclosure Schedule 5.1 under any non-hire, non-solicitation, non-competition, confidentiality or employment agreement or any cause of action based on similar rights arising by contract, at common law or by statute or regulation, and Seller waives, and shall cause its Affiliates to waive, any such rights or remedies as of the Closing Date.

(f) Seller shall be responsible for providing to its Employees any notices required under the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection therewith, and similar state or foreign Laws (jointly, referred to throughout this Acquisition Agreement as the “WARN Act”) and shall hold harmless and indemnify Buyer from and against any liability or damages resulting from Seller’s failure to comply with the WARN Act.

(g) Seller shall provide group health coverage under Section 4980B of the Code to any Employee receiving or eligible to elect such coverage under Seller’s group health plan immediately prior to the Closing Date.

(h) Buyer and Seller agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”). With respect to Transferred Employees, Seller shall, in accordance with Revenue Procedure 2004-53, retain all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee

Withholding Documents”) with regard to wages paid through the day before the Closing Date. Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to Transferred Employees on and after the Closing Date. Seller shall have the right to retain copies of all books, records and employment records necessary to perform its obligations under this Section 5.1(h). Buyer and Seller shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure, including the sharing of information at no cost to the other Party.

5.2 No Third Party Beneficiaries. This ARTICLE V shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this ARTICLE V, express or implied, (a) is intended to confer on any other person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Acquisition Agreement; (b) shall require Buyer to maintain any specific employee benefit plan or to guarantee employment of any Employee for any period of time after Closing; and (c) shall constitute an amendment to any benefit plan. No provision of this Acquisition Agreement shall create any third party beneficiary rights in any Employee, or any beneficiary or dependents thereof.

5.3 Employee Notifications. Where required under local law, Seller will prior to the Closing Date, properly and timely notify, or where mandatory under applicable Law, consult or negotiate with, the local works council, union, labor board or relevant governmental agency concerning the transactions contemplated by this Acquisition Agreement.

5.4 Other Employee Matters. Following the Closing Date, Buyer shall provide (a) to each Transferred Employee compensation (including salary or wages and incentive compensation opportunities (including those incentive compensation programs set forth on Disclosure Schedule 5.4 and, to the extent set forth on the ICS Business Closing Date Balance Sheet, any post-Closing bonus payments set forth on Disclosure Schedule 6.1(b)), as applicable), at least equal to those provided by Seller to such Transferred Employee immediately prior to the Closing, and (b) to Transferred Employees generally employee benefits (including severance) comparable, in the aggregate, to those provided by Buyer to similarly situated employees of Buyer (“Buyer Plans”, including, for avoidance of doubt, coverage under Buyer’s group health plan); provided, however, that all Transferred Employees, as a condition to being employed by Buyer after the Closing Date on the terms and conditions set forth herein, shall have completed and executed any and all pre-employment forms, agreements and applications generally required of Buyer’s newly hired employees. Without limiting the foregoing, Buyer shall take the following actions with respect to Transferred Employees under any Buyer Plan for which such employee may become eligible after the Closing: (A) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any Buyer Plan on and after the Closing, to the extent such pre-existing condition or waiting period did not apply to the employee under a comparable plan of Seller immediately prior to the Closing, provided that with respect to any insured Benefit Plan, Buyer is able to obtain the consent of the applicable insurance company to such waiver without the payment of any additional cost, other than the standard premiums applicable for such coverage; (B) provide each Transferred Employee, to the extent commercially practicable, with credit for any payments toward out of pocket limits and deductibles paid prior to the Closing, for the calendar year in which the Closing occurs, in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plan; provided, however, that Seller or the Transferred Employee supplies the documentation required by the insurer to verify the amounts eligible for the credit; and (C) for eligibility and vesting purposes (but not benefit accruals) treat all service by the Transferred Employees with Seller before the Closing as service with Buyer and its Subsidiaries. If the Closing does not occur on the last day of a month, Seller shall continue to provide coverage until the last day of the month in which such Closing occurs to any Transferred Employee who is covered by a fully insured medical, dental, vision and/or prescription drug option under a Benefit Plan as of the Closing, if the insurers who provide such coverage consent and Buyer pays the premium for such coverage prorated from the date of Closing until the end of the month. Buyer shall accept, or cause to be accepted by a comparable Buyer Plan, transfer of account balances under any flexible spending account or qualified transportation fringe benefit account under any Benefit Plan which is intended to qualify under Section 125 or 132(f) of the Code for the Transferred Employees and shall pay to the Transferred Employees any benefits to which such Transferred Employees are entitled with respect to such account balances. Seller shall provide to Buyer such information as Buyer may reasonably request to comply with Buyer’s obligations under the preceding sentence. With respect to any transferred health flexible spending account for which Seller has reimbursed a Transferred Employee an amount in excess of the contributions collected from such Transferred Employee prior to the date of transfer, Buyer agrees to reimburse Seller for such excess amount, but only to the extent Buyer has collected the excess amount from the Transferred Employee.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Conduct of ICS Business until Closing.

(a) Except as set forth on Disclosure Schedule 6.1(a) or otherwise provided in this Acquisition Agreement, from and after the date of this Acquisition Agreement through the earlier of the Closing Date and the termination of this Acquisition Agreement in accordance with Section 10.2, Seller will: (i) conduct the operations of the ICS Business in the Ordinary Course, (ii) use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for the Purchased Assets to replace or repair, as applicable, such Purchased Assets and (iii) use commercially reasonable efforts to: (A) preserve intact Seller’s business organizations in respect of the ICS Business, (B) keep available the services of its current officers and the other ICS Employees, (C) preserve its relationships with customers, creditors and suppliers in respect of the ICS Business, (D) maintain its books, accounts and records in respect of the ICS Business and (E) comply with any applicable Laws. Nothing contained in this Acquisition Agreement will give Buyer, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing.

(b) Notwithstanding the foregoing, except as Buyer may otherwise consent to or approve in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), as required by applicable Law or as contemplated by this Agreement, prior to the Closing Date with respect to the ICS Business, Seller agrees (in respect of the ICS Business) not to take any of the following actions, directly or indirectly, on or prior to the Closing:

(i) amend its certificate of incorporation or bylaws (or equivalent governing documents) in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby;

(ii) merge or consolidate with any entity or acquire any interest in any business or entity (whether by purchase of assets, purchase of stock, merger or otherwise) that, with respect to Seller, in any manner could reasonably be expected to adversely affect the transactions contemplated hereby;

(iii) liquidate, dissolve or effect any recapitalization or reorganization in any form;

(iv) sell, lease, license, transfer, encumber or otherwise dispose of any of the Purchased Assets or any interests therein, in each case that are material, individually or in the aggregate, to the ICS Business, other than Permitted Encumbrances or Purchased Assets used, consumed, performed, replaced or sold in the Ordinary Course;

(v) create, incur, assume or suffer to exist any new Encumbrance (except Permitted Encumbrances) affecting any of the Purchased Assets;

(vi) change any of the accounting principles or practices used by it in the preparation of the Financial Statements or the ICS Business Segment Financial Statements, or revalue or reclassify in any material respect any of the Purchased Assets or the Assumed Liabilities, including any reductions in the reserve provisions relating to Accounts Receivable, except as required by GAAP;

(vii) change in any material respect its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of Accounts Receivable or change its earnings accrual rates on Contracts, except as required by GAAP;

(viii) fail to pay any creditor any amount owed to such creditor in the Ordinary Course in accordance with Seller’s business practices, unless such amount is being contested or disputed in good faith by Seller;

(ix) enter into or renew any Contract with or engage in any transaction (other than transactions pursuant to existing arrangements which have been disclosed on Disclosure Schedule 3.24) with any Affiliate of Seller for which Buyer could have any Liability;

(x) make any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions) which could reasonably be expected, individually or in the aggregate, to adversely affect any of the Purchased Assets;

(xi) except for the purchase of supplies in the Ordinary Course, make any capital expenditures or commitments for capital expenditures involving more than $50,000 in respect of the ICS Business;

(xii) enter into, terminate, renew, amend in any material respect or waive any material right under, any Material Contract, except in the Ordinary Course;

(xiii) take or fail to take any action that will cause a termination of or material breach or default under any Material Contract;

(xiv) make or change any material Tax election, settle or compromise any material Tax Liability, file any amendment to a Tax Return, settle any material claim or material assessment in respect of Taxes or consent to any extension or waivers of the limitation period applicable to any material claim or assessment in respect of Taxes, or change in any respect any accounting method in respect of Taxes, with respect to the ICS Business or the Purchased Assets, except if such action (A) relates to Taxes that are Retained Liabilities (and does not relate in any manner, for avoidance of doubt, to Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet) or (B) results in an accrual for Taxes that will be reflected as Assumed Taxes in the Working Capital Statement;

(xv) settle or compromise any pending or threatened Legal Proceeding for more than $50,000 in any way which would have any adverse impact upon, or create any material Liability for, Buyer or, after the Closing, the ICS Business;

(xvi) except as set forth on Disclosure Schedule 6.1(b), as may be required by applicable Law, in accordance with the terms of any Benefit Plan, with respect to the payments to be made on or after the Closing as set forth on Disclosure Schedule 6.1(b) or with respect to any individual who is not, or has indicated to Seller, or which has been communicated to Buyer, that such individual will not be, a Transferred Employee, (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former manager, officer, Employee or any agent of Seller (in respect of the ICS Business), (B) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements, (C) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any manager, officer, or consultant of Seller (in respect of the ICS Business), other than execution of Seller’s standard employment terms and conditions by new Employees in the Ordinary Course, (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former manager, director, officer or Employee, or any beneficiaries thereof, of Seller (in respect of the ICS Business), (E) undertake any office closing or Employee layoffs, except in the Ordinary Course, or (F) increase the compensation, bonus or other benefits payable or to become payable to any manager, director or officer or Employee of Seller (in respect of the ICS Business), except in the Ordinary Course;

(xvii) Seller shall not cancel or fail to renew all current policies of insurance in respect of the ICS Business at the same limits in effect as of the date hereof up to and through the Closing Date;

(xviii) take or fail to take any action that may have any adverse impact upon, or create any material Liability for, Buyer or the ICS Business with respect to the matters disclosed on Part 3 of Disclosure Schedule 3.18; or

(xix) agree, resolve or commit to do any of the foregoing or any other action that would be reasonably likely to cause any of the conditions to the consummation of the transactions contemplated by this Acquisition Agreement to not be satisfied.

6.2 Representations and Warranties; Supplemental Information. During the period beginning on the date of the execution of this Acquisition Agreement and ending upon the earlier to occur of the Closing and the termination of this Acquisition Agreement pursuant to Section 10.2, Seller shall have the right to amend the Disclosure Schedules or otherwise supplement or amend information previously delivered to Buyer or Parent with respect to any matter hereafter arising which, if existing or occurring at the date of this Acquisition Agreement, would have been required to be set forth or disclosed herein or therein, by giving written notice to Buyer and Parent of any addition, deletion, supplement or revision at any time up to the Closing; provided, however, that any such addition, deletion, supplement or revision shall be deemed not to be an amendment to this Acquisition Agreement or the Disclosure Schedules, shall not change the risk allocation set forth in this Acquisition Agreement between Seller, Parent and Buyer and, for avoidance of doubt, Seller’s liability after the Closing for Losses incurred or suffered by any Buyer Indemnified Person incident to, resulting from or in any way arising out of or in connection with any breach of or any inaccuracy in any representation or warranty made by Seller in this Acquisition Agreement shall be determined by reference to the Disclosure Schedules at the time of the execution of this Acquisition Agreement in accordance with Section 9.1(b) (and subject to the limitations set forth in Section 9.6). If any such additions, deletions, supplements or revisions disclose any events, conditions or states of facts that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, then Buyer may, at its option, terminate this Acquisition Agreement in accordance with Section 10.2(a)(x) without any liability to Seller (and without Seller having any liability to Buyer, other than as contemplated in Section 10.2) by giving written notice to Seller no later than ten days after receipt of any such supplemental information.

6.3 Stockholder Meeting; Proxy Material. Subject to Section 6.11:

(a) Seller shall cause a meeting of its stockholders (the “Seller Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the sale of the ICS Business in accordance with the terms of this Acquisition Agreement. The Seller Board shall use its reasonable, good faith efforts to obtain the Seller Stockholder Approval. Seller shall submit this Acquisition Agreement to its stockholders at the Seller Stockholder Meeting even if the Seller Board shall have submitted a Seller Withdrawal Recommendation.

(b) Subject to the reasonable cooperation of Buyer and Parent, Seller will use commercially reasonable efforts to prepare and file, within ten (10) Business Days of the date hereof, a preliminary Proxy Statement with the SEC and will use commercially reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Seller shall give Buyer and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Acquisition Agreement. If at any time prior to the Seller Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller will promptly prepare and mail to its stockholders such an amendment or supplement. Buyer and Parent shall cooperate with Seller, to the extent reasonably requested to do so, in the preparation of the Proxy Statement or any amendment or supplement thereto.

(c) None of the information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to Seller’s stockholders and at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will be prepared in accordance with and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.4 Access Pending Closing. Subject to applicable Law and confidentiality restrictions, Seller shall, at all reasonable times prior to Closing, make the properties, management, books and records of Seller, in respect of the ICS Business and management employees of Seller (in respect of the ICS Business), available during normal business hours to Buyer, its representatives, financial advisors, consultants, lenders and auditors, and Seller, in respect of the ICS Business and employees of Seller (in respect of the ICS Business), shall furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, however, in no event shall Seller be required to furnish or cause to be furnished any information or data concerning employees of the ICS Business that Seller could (after having consulted with outside counsel) reasonably deem to constitute a violation of any applicable Law or contractual obligation.

6.5 Books and Records. From and after the Closing, upon reasonable prior written notice, Buyer on the one hand, and Seller on the other hand, shall provide to each other, their respective Affiliates and their respective Representatives reasonable access (on-site or otherwise) during normal business hours, to all books and records of Seller (in respect of the ICS Business), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time for any reasonable purpose, including but not limited to (a) preparing Tax returns, (b) defending any claim in respect of which a Notice of Claim with respect to a Third Party Claim has been served, (provided, that solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this Acquisition Agreement, shall govern the obligation of each Party to provide the other Party, or its Affiliates with Records, as defined herein, and other information requested by Seller or its Affiliates with respect to such matter) and (c) preparing or reviewing the Closing Date Statement as referred to in Section 2.7. Unless otherwise consented to in writing, neither Seller, nor Buyer shall, for a period of six (6) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to each other such Records, at its own cost and expense. No Party shall be required by this Section 6.5 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

6.6 Government and Third Party Consents. Prior to the Closing, each of Seller and Buyer will cooperate in order to give all required notices to third parties and Governmental Authorities and each of Seller and Buyer will use commercially reasonable efforts to obtain all Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Disclosure Schedule 3.2(b) which are required to consummate the transactions contemplated by this Acquisition Agreement. Notwithstanding the foregoing, only those Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Exhibit 6.6 will be required to be obtained by Seller and Buyer on or prior to the Closing Date (collectively, the “Required Consents”). Notwithstanding the foregoing, neither Seller nor Buyer will be obligated to compromise any right, asset or benefit or provide any other consideration under any Contract to any third party to obtain the Required Consents.

6.7 Affiliate Agreements. Seller will cause all Contracts or other transactions between itself, on the one hand, and its Affiliates, on the other, as set forth on Disclosure Schedule 6.7 with respect to which there could be further or continuing Liability or obligation on the part of Buyer or any of its Affiliates (including its subsidiaries after the Closing) to be terminated prior to the Closing without any further or continuing Liability on the part of Buyer or any of its Affiliates, other than the Transition Services Agreement.

6.8 Confidentiality; Announcements.

(a) The Parties acknowledge that the terms, provisions and covenants of the Confidentiality Agreement shall remain in full force and effect until Closing.

(b) Buyer acknowledges that, in the course of its investigations of the ICS Business, Buyer, its Affiliates and their representatives have and will become aware of confidential information and confidential documents relating to the Excluded Assets and other aspects of Seller’s business (the “Other Confidential Information”), and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller. All Other Confidential Information reviewed by Buyer, its Affiliates or their representatives in connection with this Acquisition Agreement or the transactions contemplated hereby shall be kept confidential and shall not (except as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.8(b)), be disclosed or used by Buyer, its Affiliates or its representatives without Seller’s prior written consent; provided, however, that the term “Other Confidential Information” does not include information that would otherwise constitute Other Confidential Information that (i) is or becomes generally known to the public other than as a result of a breach of this Acquisition Agreement by Buyer or any of its Representatives or (ii) is or becomes known by Buyer from a source (other than Seller or its Representatives) that is not, to the knowledge of Buyer, any of its Representatives, any of its Subsidiaries or any of its Subsidiaries’ Representatives, prohibited from disclosing such information to Buyer or any of its Subsidiaries or any of their respective Representatives by a contractual, fiduciary or other obligation to Seller (provided that, for avoidance of doubt, Buyer and its Subsidiaries will inquire from any such source whether it is prohibited from disclosing to Buyer or any of its Subsidiaries information that would otherwise constitute Other Confidential Information by a contractual, fiduciary or other obligation to Seller). With respect to Other Confidential Information, as soon as practicable following Closing: (i) Buyer shall, and shall cause its Affiliates and their respective representatives to either (x) promptly destroy or cause the destruction of all copies of the written or electronic Other Confidential Information (including any copies thereof or extracts therefrom), in Buyer’s, its Affiliates’ or their respective representatives’ possession and confirm such destruction to Seller in writing or (y) promptly deliver to the disclosing Seller at Buyer’s own expense all copies of the written and electronic Other Confidential Information; and (ii) Buyer shall (and shall cause its Affiliates to) keep confidential and shall not use any Other Confidential Information unless required to disclose such information or documents pursuant to judicial order, regulation or law, and only after compliance with this Section 6.8(b). If Buyer or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Other Confidential Information, Buyer shall, and shall cause its Affiliates to, (i) promptly notify Seller in writing so Seller may seek a protective order or other appropriate remedy or, in Seller’s sole discretion, waive compliance with the terms of this Section 6.8 in such instance, and (ii) provide reasonable cooperation and assistance to Seller in opposing or limiting the compelled or required disclosure. If no such protective order or other remedy is obtained, or Seller waives compliance with the terms of this Section 6.8 in such instance, Buyer shall, and shall cause its Affiliates to, furnish only that portion of the Other Confidential Information, which Buyer is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents.

(c) Following the Closing, Seller shall keep confidential and shall not disclose or use, and shall cause its Subsidiaries to keep confidential and not disclose or use, any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, Know-How, trade secrets, customer lists, details of any Contracts, pricing policies, operational methods, marketing plans or strategies, products development techniques, plans or processes of Seller (in respect of the ICS Business) (“Seller Confidential Information”) that Seller or any of its Subsidiaries may have and such information shall not (except (x) as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.8(c) or (y) as required by the Exchange Act or the Securities

Act to be disclosed by Seller) be disclosed by Seller or its Subsidiaries without Buyer’s prior written consent; provided, however, that the term “Seller Confidential Information” does not include information that would otherwise constitute Seller Confidential Information that (i) is or becomes generally known to the public other than as a result of a breach of this Acquisition Agreement by Seller or any of its Representatives or (ii) is or becomes known by Seller from a source (other than Buyer or its Representatives) that is not, to the knowledge of Seller, any of its Representatives, any of its Subsidiaries or any of its Subsidiaries’ Representatives, prohibited from disclosing such information to Seller or any of its Subsidiaries or any of their respective Representatives by a contractual, fiduciary or other obligation to Buyer (provided that, for avoidance of doubt, Seller and its Subsidiaries will inquire from any such source whether it is prohibited from disclosing to Seller or any of its Subsidiaries information that would otherwise constitute Seller Confidential Information by a contractual, fiduciary or other obligation to Buyer). If Seller or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Seller Confidential Information, Seller shall, and shall cause its Affiliates to, (i) promptly notify Buyer in writing so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.8 in such instance, and (ii) provide reasonable cooperation and assistance to Buyer in opposing or limiting the compelled or required disclosure. If no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.8 in such instance, Seller shall, and shall cause its Affiliates to, furnish only that portion of the Seller Confidential Information, which Seller is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents. For avoidance of doubt, “Seller Confidential Information” shall include, without limitation, any information regarding the ICS Business, including all nonpublic information (in whatever form) relating to or arising from Seller or Buyer (in either case, in respect of the ICS Business), including trade secrets used, developed or acquired by Buyer in connection with the ICS Business, together with any analyses, records or data generated from such information and material; information concerning the manner and details of the operation, organization and management of Seller or Buyer (in either case, in respect of the ICS Business); financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the ICS Business, including, but not limited to: business plans and strategies, the identities of business customers and the specific individual customer representatives with whom Seller or Buyer (in either case, in respect of the ICS Business) works; the details of Seller’s or Buyer’s (in either case, in respect of the ICS Business) relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized by Seller or Buyer (in either case, in respect of the ICS Business); the details of Seller’s or Buyer’s (in either case, in respect of the ICS Business) relationships with such distributors, contractors and vendors; the natures of fees and charges made to Seller’s or Buyer’s (in either case, in respect of the ICS Business) customers; nonpublic forms, contracts and other documents used by Seller or Buyer (in either case, in respect of the ICS Business); all information concerning Seller’s or Buyer’s (in either case, in respect of the ICS Business) employees, agents and contractors, including such Persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used by Seller or Buyer (in either case, in respect of the ICS Business), whether proprietary to Seller or Buyer (in either case, in respect of the ICS Business) or used by Seller or Buyer (in either case, in respect of the ICS Business) under license from a third party; and all other information concerning its concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed Contracts and other business arrangements.

(d) The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Acquisition Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

6.9 Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Acquisition Agreement. In connection with the Liabilities assumed by Buyer and the Liabilities retained by Seller pursuant to this Acquisition Agreement, each of the Parties hereto shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in their defense of such assumed or retained Liabilities, by, among other things, providing such other Party with full access to pertinent records at such times as such other party or parties may reasonably request. With respect to the assignment of Intellectual Property, Seller and Buyer shall reasonably cooperate for the purposes of transferring the responsibility to administer and maintain the Intellectual Property to Buyer, including but not limited to the furnishing to Buyer of all material computer files, correspondence, and other records relating to the taxes, renewals, and all other filings and maintenance relating to the Intellectual Property. Notwithstanding the foregoing, neither Seller nor Buyer will be obligated to compromise any right, asset or benefit or provide any other consideration under any Contract to any third party in connection with its obligations under this Section 6.9.

6.10 Use of Seller Names and Marks.

(a) Seller will cease all use of all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations comprising or likely to be confused with the mark eLoyalty or the eLoyalty logo, or any other marks listed on Disclosure Schedule 2.1(h), in any fashion or combination, as well as eliminate the use of any other designation indicating affiliation with Seller or any of its Affiliates (including by amending, subject to obtaining any necessary prior approval, the organizational documents of Seller or any of its Affiliates to change Seller or such Affiliate’s corporate name), as soon as practicable after the Closing Date but not more than 180 days after the Closing Date; provided, however, that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings, which could result after the Closing Date in a legal commitment of Seller or any of its Affiliates, Seller will cease immediately after the Closing Date any use of the designations set forth on Disclosure Schedule 2.1(h) as well as of any other designation indicating affiliation after the Closing Date with Seller or any of its Affiliates. Within ten (10) Business Days after the Closing Date, Buyer shall notify, in writing, all customers, suppliers and financial institutions having current business relationships with Seller (in respect of the ICS Business) that the ICS Business has been acquired from Seller by Buyer.

(b) Notwithstanding Section 6.10(a), during the six (6)-month period commencing on the Closing Date, Seller shall maintain on the investor relations page of its Internet website at www.mattersight.com: (i) a clear notice that the ICS Business has been sold by Seller to Buyer; and (ii) a hyperlink to an alternate URL promoting the ICS Business, which URL shall be determined by Buyer in its sole discretion, provided that such URL complies with the provisions of this Acquisition Agreement.

(c) During the six (6)-month period commencing on the Closing Date, Buyer shall maintain on the investor relations page of its Internet website at www.teletech.com : (i) a clear notice that the ICS Business has been sold by Seller to Buyer and (ii) a hyperlink to an alternate URL promoting the Continuing Business, which URL shall be determined by Seller in its sole discretion, provided that such URL complies with the provisions of this Acquisition Agreement.

6.11 Other Offers.

(a) Subject to Section 6.11(b), from the date of this Acquisition Agreement until the earlier of the Effective Time and the termination of this Acquisition Agreement pursuant to Section 10.2, Seller shall not, nor shall it authorize or permit any of its Representatives, Affiliates, Subsidiaries, or any of their respective officers, directors or employees of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) to (i) directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement in principle, acquisition agreement or any other similar agreement (other than a confidentiality agreement entered into in accordance with Section 6.11(b) of this Acquisition Agreement) with respect to any Acquisition Proposal (each, a “Third Party Acquisition Agreement”) or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.11(a), at any time after the date of this Acquisition Agreement and prior to the receipt of the Seller Stockholder Approval, Seller may, in response to an unsolicited Acquisition Proposal which did not result from a breach of Section 6.11(a), (i) furnish information with respect to Seller and its Affiliates to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement, except that such confidentiality and standstill agreement between Seller and such Person shall not contain any provisions that would prevent Seller from complying with its obligations to provide the required disclosure to Buyer pursuant to this Section 6.11 and (ii) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal, if the Seller Board (A) believes in good faith the Acquisition Proposal to be bona fide, (B) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) determines that the failure to take any of the above actions would not be consistent with its fiduciary duties to the stockholders of Seller under applicable Law and (D) complies in all material respects with the requirements set forth in Section 6.11(e); provided, however, that Seller shall promptly provide to Buyer any material non-public information concerning Seller or any of its Affiliates that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided to Buyer. Upon execution of this Acquisition Agreement, Seller, its Representatives, its Subsidiaries and their respective Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and will request, to the extent permitted under the applicable confidentiality agreement, the prompt return or destruction of any confidential information previously furnished to such Persons that has not been previously returned to Seller. Seller shall ensure that its Representatives are aware of the provisions of this Section 6.11, and any violation of the restrictions contained in this Section 6.11 by the Seller Board (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 6.11 by Seller.

(c) (i) Except as expressly permitted by this Section 6.11(c), (A) the Seller Board and any committee thereof shall not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, its Seller Board Recommendation (the “Seller Withdrawal Recommendation”) or (2) approve or recommend or propose publicly to approve or recommend to the holders of Seller Common Stock and Seller Series B Stock, or otherwise permit or cause Seller to accept or enter into, an Acquisition Proposal (any action described in this clause (A) being referred to as a “Seller Adverse Recommendation Change”), (B) neither Seller nor any of its subsidiaries shall approve, recommend, publicly propose or enter into any Third Party Acquisition Agreement, (C) neither Seller nor any of its subsidiaries shall release any third party from, or waive any provisions of, any confidentiality and standstill agreement to which Seller is a party except to the extent the Seller Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a confidentiality or standstill agreement would not be consistent with the Seller Board’s fiduciary duties to the stockholders of Seller under applicable Law, and (D) neither the Seller Board nor any committee thereof shall agree or resolve to take any actions set forth in clause (A), (B) or (C) of this sentence. (ii) Notwithstanding the foregoing, prior to the Seller Stockholder Approval, subject to Section 6.11(d), if the Seller Board (A) receives an Acquisition Proposal that has not resulted from a breach of Seller’s obligations under this Section 6.11 and that it determines in good faith

(after consultation with outside legal counsel and a qualified financial advisor) constitutes a Superior Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to the stockholders of Seller under applicable Law, then the Seller Board may (x) make a Seller Adverse Recommendation Change and/or (y) cause Seller to enter into a Third Party Acquisition Agreement with respect to such Superior Proposal, but only if Seller shall have concurrently with entering into such Third Party Acquisition Agreement terminated this Acquisition Agreement pursuant to Section 10.2(a)(viii).

(d) If the Seller Board determines to effect a Seller Adverse Recommendation Change as provided in Section 6.11(c)(ii)(B)(x) or to authorize Seller to enter into a Third Party Acquisition Agreement with respect to a Superior Proposal as provided in Section 6.11(c)(ii)(B)(y), such Seller Adverse Recommendation Change or Third Party Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) day following Buyer’s receipt of written notice from Seller (a “Seller Adverse Recommendation Notice”) advising Buyer that the Seller Board intends to effect such Seller Adverse Recommendation Change, or to authorize Seller to enter into such Third Party Acquisition Agreement, which notice shall contain a copy of the Superior Proposal to which such Seller Adverse Recommendation Change or Third Party Acquisition Agreement relates; provided that any material amendment to the terms of such Superior Proposal after the initial Seller Adverse Recommendation Notice shall require a new Seller Adverse Recommendation Notice and restart the five (5) day period referred to above. In determining whether to effect a Seller Adverse Recommendation Change or to cause the Seller to enter into a Third Party Acquisition Agreement in response to a Superior Proposal, in each case, as provided in Section 6.11(c), the Seller Board shall negotiate in good faith with Buyer and its Representatives (to the extent Buyer desires to negotiate) with respect to any offer from Buyer and take into account in good faith any changes to the terms of this Acquisition Agreement proposed by Buyer (in response to a Seller Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal.

(e) Seller shall, within 48 hours of receipt of an Acquisition Proposal, advise Buyer orally and in writing of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal and the material terms of any such Acquisition Proposal. Seller shall keep Buyer reasonably informed of the status (including any change to the terms thereof) of any such Acquisition Proposal.

(f) Nothing contained in this Section 6.11 or elsewhere in this Agreement shall prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure other than (x) a “stop-look-and-listen” communication to the stockholders of Seller pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Seller), (y) an express rejection of any applicable Acquisition Proposal or (z) an express reaffirmation of the Seller Board Recommendation to the stockholders of Seller to vote in favor of a resolution approving the transactions contemplated herein, shall be deemed to be a Seller Adverse Recommendation Change or (ii) making any disclosure to Seller’s stockholders if, in the good faith judgment of the Seller Board after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall Seller or the Seller Board or any committee thereof take, agree or resolve to take any action prohibited by Section 6.11(c). Seller shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Acquisition Agreement.

(g) For purposes of this Acquisition Agreement:

(i) “Acquisition Proposal” means any written inquiry, proposal or offer relating to a possible (A) amalgamation, merger, consolidation, tender offer or similar transaction involving the ICS Business or Seller, other than an amalgamation, merger, consolidation or similar transaction involving Seller but not involving the Purchased Assets or Assets to which Buyer receives benefit under the Transition Services Agreement; (B) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise) of any of the Purchased Assets or Assets of which Buyer receives benefit under the Transition Services Agreement, other than the sale, lease or other disposition of the Purchased Assets used, consumed, replaced or sold in the Ordinary

Course; (C) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) Seller’s securities (or options, rights or warrants to purchase or securities convertible into, such securities) other than option grants to employees of Seller in the Ordinary Course of the ICS Business or any issuance, sale or other disposition that will close after the Closing Date and shall not preclude the consummation of the Closing; (D) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Seller other than any of the Purchased Assets or Assets of which Buyer receives benefit under the Transition Services Agreement or any such transaction that will close after the Closing Date and shall not preclude the consummation of the Closing; (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (F) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include (X) the transactions contemplated hereby or (Y) any transaction not involving the Purchased Assets or Assets to which Buyer receives benefit under the Transition Services Agreement.

(ii) “Superior Proposal” means any bona fide Acquisition Proposal, including any Acquisition Proposal relating solely to the ICS Business Segment, made by a third party (A) on terms which the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and qualified financial advisors, to be more favorable from a financial point of view to the holders of Seller Common Stock and Seller Series B Stock than the transactions contemplated by this Acquisition Agreement, taking into account all the terms and conditions of such proposal, and this Acquisition Agreement (including any proposal by Buyer to amend the terms of this Acquisition Agreement and the transactions contemplated by this Acquisition Agreement), (B) that is not subject to a financing condition (and if financing is required, such financing is then fully committed to the third party), (C) that includes termination rights of the third party on terms no less favorable to Seller than the terms set forth in this Acquisition Agreement, and (D) that, in the good faith, reasonable judgment of the Seller Board is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, without unreasonable delay, all from a third party capable of performing such terms; provided that the Seller Board shall not so determine that any such proposal is a Superior Proposal prior to complying in all material respects with Section 6.11(e) with respect to such proposal.

6.12 Delivery of Monthly Financials. Until the Closing Date, Seller shall, as promptly as practicable but in no event later than twenty (20) days after the end of each calendar month, prepare and deliver to Buyer (a) an accounts receivable aging report of Seller (in respect of the ICS Business) as of the end of such calendar month, (b) an unaudited income statement of Seller (in respect of the ICS Business) for such calendar month and (c) a list of each Seller transaction (in respect of the ICS Business) with a value of $20,000 that occurred during such month.

6.13 Non-Compete and Non-Solicit Provisions.

(a) For a period of five (5) years from and after the Closing Date, Seller shall not and will cause its Subsidiaries not to own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or remarketing products or services competitive with or in substantially the same line of business as the ICS Business, or any part thereof, as of the Closing Date; provided, however, that the foregoing will not restrict or prohibit Seller or any of its Affiliates from (i) maintaining and/or undertaking passive investments in less than 5% of the outstanding stock of any publicly-traded corporation or (ii) engaging in the Continuing Business.

(b) For a period of three (3) years from and after the Closing Date, Seller shall not and will cause its Subsidiaries not to take any action, formal or informal, direct or indirect, to (A) induce any employee of Buyer or Parent (or of any of their respective Affiliates) to terminate his or her employment with Buyer or Parent (or of any of their respective Affiliates), or attempt to interfere with the relationship or prospective relationship between Buyer or Parent (or of any of their respective Affiliates) and any creditor, licensee, customer, prospective customer, employee or other party; provided, however, that Seller shall not be restricted from making general solicitations of employment (including the use of general advertisements and recruiting agencies) not specifically directed at the employees of Buyer or Parent (or of any of their respective Affiliates) and hiring any person (a) who responds thereto, or (b) whose employment has been previously terminated by Buyer or Parent (or of any of their respective Affiliates).

(c) Seller acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of Sections 6.13(a) and (b) and Section 6.8(c) are fair and reasonably required for the protection of Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.13(a) or (b) or Section 6.8(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Acquisition Agreement will be enforceable against Seller as so modified. Each Party hereto agrees that any violation of the covenants contained in Section 6.13(a) or (b) or Section 6.8(c) is likely to cause irreparable damage to Buyer; therefore, in addition to any other remedies the Buyer may have under this Acquisition Agreement or otherwise, the Buyer will be entitled to seek an injunction from any court of competent jurisdiction restraining Seller from violating the covenant or any of its Affiliates from committing or continuing any violation of Section 6.13(a), or (b) or Section 6.8(c), and Seller shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of this Section 6.13 or Section 6.8(c).

(d) For a period of three (3) years from and after the Closing Date, Parent shall not and will cause its Subsidiaries not to take any action, formal or informal, direct or indirect, to (A) induce any employee of Seller (or of any of its Affiliates) to terminate his or her employment with Seller (or of any of its Affiliates), or attempt to interfere with the relationship or prospective relationship between Seller (or of any its Affiliates) and any creditor, licensee, customer, prospective customer, employee or other party; provided, however, that Parent shall not be restricted from making general solicitations of employment (including the use of general advertisements and recruiting agencies) not specifically directed at the employees of Seller (or of any of its Affiliates) and hiring any person (a) who responds thereto, or (b) whose employment has been previously terminated by Seller (or of any of its Affiliates).

(e) Parent acknowledges that the periods of restriction and the restraints imposed by the provisions of Section 6.13(d) are fair and reasonably required for the protection of Seller. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.13(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Acquisition Agreement will be enforceable against Parent as so modified. Each Party hereto agrees that any violation of the covenants contained in Section 6.13(d) is likely to cause irreparable damage to Seller; therefore, in addition to any other remedies Seller may have under this Acquisition Agreement or otherwise, Seller will be entitled to seek an injunction from any court of competent jurisdiction restraining Parent from violating the covenant or any of its Affiliates from committing or continuing any violation of Section 6.13(d), and Parent shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of Section 6.13(d).

6.14 Licenses and Permits; Buyout and Accounting Process & System Assistance.

(a) Seller shall use commercially reasonable efforts to cooperate with and assist Buyer and its Affiliates (i) in transferring all transferrable Licenses and Permits to Buyer or its designated Affiliate to the extent such Licenses and Permits are not necessary or desirable for Seller after the Closing, (ii) in obtaining for Buyer of its designated Affiliate, on a post-Closing basis, those Licenses and Permits as may be necessary to operate and conduct the ICS Business as now conducted or to occupy any premises in which the ICS

Business is operated or conducted, (iii) in negotiating in good faith with the applicable third parties buyout agreements, early termination agreements or similar agreements with respect to the Covered Equipment and the Covered Leases, and (iv) in negotiating in good faith with the applicable third parties agreements regarding Buyer’s use after the Closing of IP Licenses comparable to the IP Licenses of Seller (in respect of the ICS Business) for Third Party Software listed on Exhibit 6.14, including with respect to the aggregate number of users authorized pursuant to each such license.

(b) Each of Seller and Buyer shall use commercially reasonable efforts and cooperate in good faith with one another to cause the creation and verify the operation of a stand-alone accounting process and system to separately record and report on financial information with respect to the ICS Business in a manner allowing Buyer to comply with all applicable requirements (including reporting requirements) of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, in respect of the ICS Business (such accounting process and system, the “ICS Business Accounting and Process System”).

6.15 Notification. From and after the date of this Acquisition Agreement through the earlier of the Closing Date and the termination of this Acquisition Agreement in accordance with Section 10.2, Seller shall notify Buyer in writing as soon as Seller becomes aware of any of the following:

(a) the hiring, termination, dismissal or resignation of any senior executive of Seller involved in the ICS Business;

(b) any dispute with any material supplier or customer of Seller (in respect of the ICS Business) arising after the date of this Acquisition Agreement; and

(c) any written notice received by Seller that a material supplier or customer of Seller (in respect of the ICS Business) intends to change the existing business relationship or the terms and conditions under which it currently sells to or buys from Seller (in respect of the ICS Business).

6.16 Prior Month End Statement. No later than 14 Business Days following the Prior Month End, Seller shall prepare and deliver to Buyer the Prior Month End Balance Sheet, together with a statement (the “PME Statement”), which shall: (A) set forth (1) the Managed Services Transfer Amount, (2) the Estimated Working Capital, (3) the Estimated Target Working Capital, and (4) the determination of the Estimated Excess Amount or the Estimated Deficiency Amount, as the case may be, each prepared from Seller’s books and records in respect of the ICS Business Segment and in accordance with Seller’s historical accounting principles, methods, practices and categories (and, in the case of the Prior Month End Balance Sheet, prepared in accordance with GAAP, consistently applied); and (B) reflect no write-up of any individual Asset of the ICS Business which was included in the ICS Business Balance Sheet and is included in the Prior Month End Balance Sheet to a value greater than its value on the ICS Business Balance Sheet. Seller shall make all of its work papers and other reasonably relevant documents in connection with the preparation of the Prior Month End Balance Sheet and the PME Statement available to Buyer and shall make the persons in charge of the preparation of the Prior Month End Balance Sheet and PME Statement available for reasonable inquiry by Buyer.

6.17 Voting Agreements. Seller represents, warrants, covenants and agrees that, as of the date of this Agreement, Seller has obtained executed Voting Agreements, each in substantially the form attached as Exhibit C-1 or Exhibit C-2 hereto, as the case may be, from Approving Stockholders providing for irrevocable voting proxies for an aggregate of not less than 48% of the outstanding voting power of Seller in favor of the Seller Stockholder Approval at the Seller Stockholder Meeting. Seller further represents, warrants, covenants and agrees that such Voting Agreements or new or additional Voting Agreements, each in substantially the form attached as Exhibit C-1 or Exhibit C-2 hereto, as the case may be, shall be in full force and effect such that irrevocable voting proxies for an aggregate of not less than 48% of the outstanding voting power of Seller shall be voting in favor of the Seller Stockholder Approval at the Seller Stockholder Meeting. Seller shall provide Buyer with duly executed copies of any new or additional Voting Agreements entered into after the date hereof and any other information that Buyer may reasonably request to confirm Seller’s compliance with the agreements contained in this Section 6.17.

6.18 Pension Scheme Matters.

(a) Each of the UK Scheme and the Irish Scheme are defined contribution pension plans, and no Transferred Employee or other present or former Worker is entitled to any level of pension benefit calculated by reference to their salary, career earnings or otherwise.

(b) Neither Seller nor any of its Affiliates has any liability in respect of, nor could any such Person have any liability in respect of, a defined benefit pension plan in the UK or Ireland.

(c) There are no funding or underfunding issues in connection with the UK Scheme or the Irish Scheme.

6.19 Exhibit Update.

(a) Buyer and Seller shall cooperate in good faith prior to the Closing to amend Exhibit 2.3(a) to the extent necessary to reflect thereon any additional Assumed Contract reasonably requested by Buyer.

(b) Buyer and Seller shall cooperate in good faith prior to the Closing to amend Exhibit 6.6 to the extent necessary to reflect thereon any additional Required Consent as Seller and Buyer may mutually agree upon.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller in this Acquisition Agreement shall be true and correct in all respects without regard to any materiality qualifier thereon on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than those made as of a specified date earlier than the Closing Date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date), except for such failures under this Section 7.1 to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 7.1 shall not prohibit or modify Buyer’s post-Closing right to be indemnified by Seller, and Seller’s post-Closing obligation to indemnify Buyer, pursuant to Section 9.1(b) for breaches of representations or warranties as of the execution of this Acquisition Agreement or as of the Closing Date.

7.2 Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Acquisition Agreement at or prior to the Closing.

7.3 Officer’s Certificate. Seller shall deliver to Buyer at the Closing a certificate of an officer of Seller certifying that the conditions stated in Section 7.1 and Section 7.2 have been fulfilled.

7.4 Consents and Approvals. All Required Consents listed on Disclosure Schedule 6.6 shall have been obtained and shall be in full force and effect.

7.5 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

7.6 Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

7.7 EBITDA Threshold. EBITDA for the twelve month period ended on March 31, 2011 shall exceed $8,000,000.

7.8 Deliveries. Seller shall have made or tendered, or caused to be made or tendered, delivery to Buyer the following documents:

(a) bills of sale, assignments, deeds or other applicable documents of transfer necessary to effect the sale of the Purchased Assets which shall comply with all regulatory requirements of applicable Law of the corresponding jurisdiction as may be reasonably requested by Buyer to effect or evidence the transfer of the Purchased Assets and the Assumed Liabilities to Buyer, in each case duly executed by an authorized officer of Seller;

(b) an executed counterpart signature page to each of the Related Agreements, duly executed by Seller;

(c) a FIRPTA affidavit, in a form reasonably acceptable to Buyer;

(d) “clearance” and “bulk sales” certificates with respect to any taxing jurisdiction requested by Buyer;

(e) the ICS Business Closing Date Balance Sheet, which shall (i) have been prepared in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and the ICS Business Segment and (ii) be accurate and complete in all material respects;

(f) the certificate required by an officer of Seller pursuant to Section 7.3; and

(g) such documentation as may be reasonably requested by Buyer to vest good and valid title to the Irish Entity Equity in TeleTech Europe BV.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

8.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by each of Buyer and Parent in this Acquisition Agreement shall be true and correct in all respects (if and to the extent modified by the term “material,” “in all material respects,” “material adverse effect” or any other similar qualification based upon materiality) or in all material respects (if and to the extent not modified by any such qualification) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than those made as of a specified date earlier than the Closing Date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date); provided, however, that this Section 8.1 shall not prohibit or modify Seller’s post-Closing right to be indemnified by Buyer and Parent, and Buyer’s and Parent’s post-Closing obligation to indemnify Seller, pursuant to Section 9.2(b) for breaches of representations or warranties as of the execution of this Acquisition Agreement or as of the Closing Date.

8.2 Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Acquisition Agreement at or prior to the Closing.

8.3 Officer’s Certificate. Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in Section 8.1 and Section 8.2 have been fulfilled.

8.4 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

8.5 Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

8.6 Deliveries. Buyer shall have made or tendered, or caused to be made or tendered, delivery to Seller of all necessary funds in accordance with Section 2.6(b) and the following documents:

(a) an executed counterpart signature page to each of the Related Agreements, duly executed by Buyer;

(b) the certificate required by an officer of Buyer pursuant to Section 8.3; and

(c) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Acquisition Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the limitations set forth in this ARTICLE IX, and notwithstanding the closing conditions set forth in Section 7.1, Seller shall indemnify and hold harmless Buyer and its managers, members, officers and employees (in their capacity as such), and its and their Affiliates and agents (in all, the “Buyer Indemnified Persons”) against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:

(a) any material breach of any of the covenants made in this Acquisition Agreement by Seller or any of its Affiliates;

(b) any breach of any of the representations and warranties made in this Acquisition Agreement by Seller;

(c) the ownership, use or possession of the Excluded Assets;

(d) the Retained Liabilities;

(e) the ownership and operation of the Continuing Business following the Closing; or

(f) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of Seller or any of its Affiliates on or prior to the Closing Date.

9.2 Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE IX, Buyer and Parent shall, jointly and severally, indemnify and hold harmless Seller and its and directors, shareholders, officers and employees (in their capacity as such), and their Affiliates and agents against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:

(a) any material breach of any of the covenants made in this Acquisition Agreement by Buyer, Parent or any of their respective Affiliates;

(b) any breach of any of the representations or warranties made in this Acquisition Agreement by Buyer or Parent;

(c) the Assumed Liabilities;

(d) the ownership and operation of the ICS Business following the Closing (other than in respect of the Retained Liabilities); or

(e) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of Buyer or any of its Affiliates on or prior to the Closing Date.

9.3 Notice and Payment of Losses. Upon obtaining actual knowledge of any Loss, any Person entitled to indemnification under Section 9.1 or Section 9.2 (the “Indemnified Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted and any other relevant information in the possession of the Indemnified Party (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Indemnified Party thereof within thirty (30) days after receipt of the Notice of Claim. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, either party may initiate litigation in accordance with this Acquisition Agreement. If the Indemnifying Party does not dispute the Indemnified Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Indemnified Party’s Notice of Claim. For the period beginning on the Closing Date and ending on the six-month anniversary of the Closing Date (such date, the “Escrow Expiration Date”), any indemnification obligation of Seller pursuant to this ARTICLE IX shall be satisfied first from the Escrow Fund and, if the Escrow Fund is insufficient or has been fully distributed, by Seller. After the Escrow Expiration Date, any indemnification obligation of Seller pursuant to this Article IX shall be satisfied by Seller.

9.4 Defense of Third Party Claims. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party hereunder) (“Third Person”), the Indemnified Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to assume the defense of the claim alleged by such Third Person (a “Third Person Claim”) at its sole cost and expense; provided, that the Indemnifying Party notified the Indemnified Party in writing of its election to indemnify the Indemnified Party with respect to such Third Person Claim; and provided, further, that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Notwithstanding the foregoing, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller or Buyer (in either case, in respect of the ICS Business), or (y) seeks an injunction or other equitable relief against the Indemnified Party. After receiving notice of the Indemnifying Party’s election to assume the defense of a Third Party Claim, the Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case the Indemnifying Party shall assume the reasonable fees and expenses of such representation. For the avoidance of doubt, a claim or challenge asserted by a Governmental Authority, including the IRS, against an Indemnified Party shall be considered a Third Person Claim hereunder. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Person Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter, and the Indemnifying Party shall be responsible for the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense. If the Indemnifying Party does not offer reasonable assurances to the Indemnified Party as to the Indemnifying Party’s financial capacity to satisfy any final judgment or settlement, following a request from the Indemnified Party for such assurances, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter on the same basis as the immediately preceding sentence. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.5 Survival of Representations and Warranties. All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive for a period of six months following the Closing Date, and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim; provided that (a) the representations and warranties set forth in Sections 3.1(a) and (c), Section 3.2, the first sentence of

Section 3.3(a), and Sections 3.25, 4.1(a) and (c), 4.2 and 4.3 hereof shall survive the Closing indefinitely and (b) the representations and warranties set forth in Sections 3.8, 3.17, 3.21 and 3.22 hereof shall survive the Closing until 30 days after the expiration of the statute of limitations applicable to the matters set forth therein. No party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.6 Limitation on Indemnification.

(a) The provisions for indemnity under (i) Section 9.1(b) and Section 9.1(a) with respect to any material breach of Section 6.15, on the one hand, and (ii) Section 9.2(b), on the other hand, shall be effective only when the Losses for which indemnification is sought exceed U.S. $200,000 in the aggregate (the “Indemnification Basket”), in which case the Indemnified Party shall be entitled to indemnification for all of the Indemnified Party’s Losses in excess of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1(a) and (c), the first sentence of Section 3.2, and Sections 3.3(a), 3.8 and 3.25 and Sections 4.1(a) and (c), 4.2 and 4.3.

(b) The maximum amount of aggregate indemnifiable Losses which may be recovered by a Party pursuant to Section 9.1(a) with respect to any material breach of Section 6.15, 9.1(b) or 9.2(b), as the case may be, shall be an amount equal to $2,000,000 (the “Indemnification Cap”); provided that the Indemnification Cap shall not apply to claims based on fraud or any breach of a representation or warranty contained in Sections 3.1(a) and (c), the first sentence of Section 3.2, and Sections 3.3(a), 3.8 and 3.25 and Sections 4.1(a) and (c), 4.2 and 4.3.

(c) Notwithstanding anything in this Acquisition Agreement to the contrary, no Liability, obligation, Contract or other matter shall constitute a breach of any representation or warranty of Seller or entitle Buyer Indemnified Persons to indemnification hereunder, to the extent, but only to the extent, of the amount of such Liability, obligation, Contract or other matter was provided for in the Closing Date Statement.

(d) Notwithstanding anything in this Acquisition Agreement to the contrary, (i) Seller shall have no obligation to indemnify any Buyer Indemnified Person for (A) any Taxes (and related Losses) that are not Retained Liabilities (unless such Tax results from a breach by Seller of any covenant in Section 2.8), (B) Buyer’s allocable share of any transfer Taxes as provided under Section 2.8(a) (and related Losses) or (C) any Taxes resulting from any breach by Buyer of any covenant contained in Section 2.8 (and related Losses) and (ii) Buyer shall have no obligation to indemnify any Seller Indemnified Person for (A) any Taxes (and related Losses) that are Retained Liabilities (unless such Tax results from a breach by Buyer of any covenant in Section 2.8), (B) Seller’s allocable share of any transfer Taxes as provided under Section 2.8(a) (and related Losses) or (C) any Taxes resulting from any breach by Seller of any covenant contained in Section 2.8 (and related Losses).

9.7 Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Acquisition Agreement shall be considered, to the extent permissible under Law, as adjustments to the Closing Payment for all Tax purposes.

9.8 No Duplication of Losses. An Indemnified Party shall not be entitled to recover any amount due hereunder more than once in respect of the same Loss.

9.9 Limitation on Set-off. Each of Buyer, on behalf of itself and each other Buyer Indemnified Person, and Seller, on behalf of itself, agrees it shall have the right to set off any unresolved indemnification claim pursuant to this Article IX against any payment due pursuant to this Acquisition Agreement or any Related Agreement.

9.10 Exclusive Remedy. The indemnification provisions set forth in this ARTICLE IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Acquisition Agreement, Related Agreements or any other agreement ancillary hereto executed pursuant to this Acquisition Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notice. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Acquisition Agreement shall be deemed to have been duly given or made for all purposes if (i) hand-delivered, (ii) sent by a nationally recognized overnight courier for next Business Day delivery or (iii) sent by confirmed facsimile transmission as follows:

If to Buyer, at:

Magellan Acquisition Sub, LLC

c/o TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, CO 80112

Attn: Legal Department—General Counsel

Facsimile: (303) 397-8677

With a copy to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Facsimile: (312) 578-1796

If to Seller:

eLoyalty Corporation

150 Field Drive, Suite 250

Lake Forest, IL 60045

Attn: Legal Department—General Counsel

Facsimile: (775) 252-9987

With a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attn: Steven J. Gavin

Fax: (312) 558-5700

or at such other address as any party may specify by notice given to the other party in accordance with this Section 10.1. The date of giving of any such notice shall be the date of hand delivery, the next Business Day after delivery to the overnight courier service, or the date sent by facsimile, as the case may be.

10.2 Termination; Termination Fee.

(a) This Acquisition Agreement may only be terminated

(i) by mutual written consent of Seller and Buyer;

(ii) by Seller or Buyer, if the Closing shall not have occurred on or before July 3, 2011; provided, however, that the right to terminate this Acquisition Agreement under this Section 10.2(a)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Acquisition Agreement resulted in the failure of the Closing to be consummated by such date;

(iii) by Seller or Buyer, upon the issuance of any final, nonappealable order by a court of competent jurisdiction precluding the consummation of the Closing or the transaction contemplated by this Acquisition Agreement or the Related Agreements (by injunction or otherwise), provided that the right to terminate this Acquisition Agreement under this Section 10.2(a)(iii) shall not be available to a Party if the issuance of such final, nonappealable order was primarily due to the failure of such Party to perform any of its obligations under this Acquisition Agreement;

(iv) by Buyer if Seller Stockholder Approval is not obtained within 90 days of execution of this Acquisition Agreement by the Parties;

(v) by Buyer, if a Seller Adverse Recommendation Change shall have occurred;

(vi) by Buyer, if Seller shall have willfully and materially breached the terms of Section 6.11 of this Acquisition Agreement in any respect adverse to Buyer;

(vii) by Buyer, if Seller has intentionally or recklessly breached any representation or warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other breach, would cause any of the conditions in ARTICLE VII not to be satisfied;

(viii) by Seller, if Seller enters into a Third Party Acquisition Agreement providing for a Superior Proposal, in accordance with Section 6.11(c), provided, however, that Seller may only exercise this termination right if Seller has complied with its obligations under Section 6.11, including, without limitation, Section 6.11(d), and provided, further, that such termination shall not be effective unless concurrently therewith Seller fulfills its obligations under Section 10.2(c);

(ix) by Seller, if Buyer is in breach of any representation, warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other such breach, would cause any of the conditions in ARTICLE VIII not to be satisfied; or

(x) by Buyer, in accordance with Section 6.2.

(b) If this Acquisition Agreement is terminated as provided in Section 10.2(a), written notice of such termination shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Acquisition Agreement shall forthwith become null and void (other than Section 6.8, this ARTICLE X and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Acquisition Agreement at any time) and there shall be no liability as a result thereof on the part of any Party hereto or their respective Affiliates, except (i) any liability of Seller as provided in Section 10.2(c), and (ii) any liability of any Party for fraud, bad faith or any breach of this Acquisition Agreement.

(c) (i) If this Acquisition Agreement is terminated by Buyer pursuant to Section 10.2(a)(v), (vi), or (viii), then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to the sum of:

(A) $1,500,000 (the “Termination Fee”), and

(B) all reasonable out-of-pocket expenses, actually documented and incurred or payable by or on behalf of Buyer in connection with or in anticipation of the transactions contemplated by this

Acquisition Agreement and the Related Agreements (whether before or after the date of this Acquisition Agreement), including all attorney’s fees, financial advisor’s fees, accountants’ fees and filing fees up to an aggregate amount not to exceed $500,000 (“Termination Expenses”).

(ii) If this Acquisition Agreement is terminated by Buyer pursuant to Section 10.2(a)(iv) or Section 10.2(a)(vii), then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to the Termination Expenses.

(d) Buyer and Seller acknowledge and agree that the payment of the Termination Fee and/or Termination Expenses as contemplated by Section 10.2(c) is reasonable and not excessive in light of the nature of the transactions contemplated by this Acquisition Agreement. If Buyer has the right to receive the Termination Fee and/or Termination Expenses pursuant to Section 10.2(c), such Termination Fee and/or Termination Expenses shall be Buyer’s exclusive remedy for any breach by Seller other than for fraud or bad faith. The Parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated hereby and that, without these agreements, Buyer would not enter into this Acquisition Agreement. If Seller fails promptly to pay the Termination Fee and/or Termination Expenses and, in order to obtain such payment(s), Buyer commences a suit that results in a judgment against Seller for the Termination Fee or Termination Expenses, Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

10.3 Entire Agreement. This Acquisition Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter. The Parties hereto agree to execute such additional transfer agreements as may be required by local law applicable to Seller; provided, however, that in the event of any conflicting provisions, the provisions of this Acquisition Agreement shall prevail.

10.4 Guaranty. Parent irrevocably guarantees each obligation of Buyer, and the full and timely performance by Buyer of its obligations under the provisions of this Acquisition Agreement. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and, subject to applicable law, no release or extinguishment of Buyer’s liabilities and obligations (other than in accordance with the terms of this Acquisition Agreement) will affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of Seller, (a) any right to require Seller as a condition of payment or performance of Parent to proceed against Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer under this Acquisition Agreement or an Related Agreement. Parent understands that Seller is relying on this guarantee in entering into this Acquisition Agreement.

10.5 Severability. If any provision of this Acquisition Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Acquisition Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Acquisition Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Acquisition Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.6 Assignment; Binding Agreement. This Acquisition Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Acquisition Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other

Party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Buyer or by the Affiliates of Buyer. No such assignment shall relieve Buyer of any Liability or obligation hereunder.

10.7 Counterparts. This Acquisition Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.8 Expenses. Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Acquisition Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

10.9 Headings; Interpretation.

(a) The article and section headings contained in this Acquisition Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Acquisition Agreement. Each reference in this Acquisition Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Acquisition Agreement or a Schedule or Exhibit attached to this Acquisition Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Acquisition Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established. Whenever the words “include,” “includes” or “including” are used in this Acquisition Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Acquisition Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(b) Matters disclosed pursuant to one section of the Disclosure Schedules shall be deemed disclosed with respect to any other section of such Disclosure Schedules to the extent it is reasonably apparent on the face of such schedule that the matters so disclosed are applicable to such other section. The inclusion of any information in any section of the Disclosure Schedules or other document delivered by any of the Parties pursuant to this Acquisition Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

10.10 Governing Law. This Acquisition Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts to be carried out wholly within such State.

10.11 Submission to Jurisdiction. Each Party to this Acquisition Agreement consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Acquisition Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Acquisition Agreement in any other court. Each Party to this Acquisition Agreement agrees not to assert in any action or proceeding arising out of or relating to this Acquisition Agreement that the venue is improper, waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10.12 No Waiver. No disclosure of information made in this Acquisition Agreement or required to be made pursuant to this Acquisition Agreement shall be deemed to constitute a waiver of the Attorney-Client privilege or Work Product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

10.13 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Acquisition Agreement with respect thereto. The representations and warranties contained in this Acquisition Agreement are made for purposes of this Acquisition Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities laws.

10.14 Amendment and Waiver. Subject to Section 6.2, any provision of this Acquisition Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Acquisition Agreement to be executed as of the date first above written.

MAGELLAN ACQUISITION SUB, LLC

By:	/s/ JOHN R. TROKA, JR.
Name:	John R. Troka, Jr.
Title:	Interim Chief Financial Officer

TELETECH HOLDINGS, INC.

By:	/s/ JOHN R. TROKA, JR.
Name:	John R. Troka, Jr.
Title:	Interim Chief Financial Officer

ELOYALTY CORPORATION

By:	/s/ KELLY D. CONWAY
Name:	Kelly D. Conway
Title:	President and Chief Executive Officer

ANNEX B

FORM OF VOTING AGREEMENT –INSIDER STOCKHOLDERS

This VOTING AGREEMENT, dated as of March     , 2011 (this “Agreement”), is entered into by and among Magellan Acquisition Sub, LLC, a Colorado limited liability company (“Buyer”), and each stockholder listed on Schedule I hereto (each such stockholder being referred to herein as a “Stockholder”) of eLoyalty Corporation, a Delaware corporation (the “Company”), with respect to the shares of (i) Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 7% Series B Convertible Preferred Stock, par value $0.01 per share, of the Company owned by each such Stockholder (“Series B Stock” and, together with Common Stock, the “Shares”), in each case whether now owned or hereafter acquired by any such Stockholder.

W I T N E S S E T H:

WHEREAS, Buyer, TeleTech Holdings, Inc., a Delaware corporation, and the Company have entered into an Acquisition Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Acquisition Agreement”) pursuant to which the Company has agreed to sell and assign, and Buyer has agreed to purchase and assume, certain assets and liabilities of the Company;

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of, and has the power to vote (or cause to be voted), the Shares set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Acquisition Agreement, each Stockholder desires to vote in favor of the approval and adoption of the Acquisition Agreement, the change of the Company’s corporate name and the other transactions contemplated thereby at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof, or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise; and

WHEREAS, each capitalized term used but not otherwise defined in this Agreement has the meaning ascribed to such term in the Acquisition Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN COVENANTS

1.1 Lock-Up.

(a) Each Stockholder hereby covenants and agrees that, at any time prior to the Closing Date, such Stockholder will not, directly or indirectly, (i) (A) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit such Stockholder’s right to vote in any manner any of such Stockholder’s Shares, (B) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of any securities exchangeable, exercisable or convertible into Shares owned by such Stockholder, in each case whether now owned or hereafter acquired by such Stockholder, or (C) agree to do any of the foregoing, or (ii) take any action which would have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement.

(b) Notwithstanding the provisions of Section 1.1(a), (i) each Stockholder who is a natural person may transfer any or all of such Stockholder’s Shares to such Stockholder’s spouse, ancestors, descendants or any trust for any of their benefits and (ii) each Stockholder that is not a natural person may transfer any or all of such Stockholder’s Shares to its Affiliates; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, (x) each person to which any of such Shares or any interest in any of such Shares is or may be transferred (A) shall have executed and delivered to Buyer a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (B) shall have agreed in writing with Buyer to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2 No Solicitation. Prior to the Closing Date, no Stockholder shall, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 6.12 of the Acquisition Agreement.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of Law or otherwise, including without limitation, any Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares of the Company issued to or acquired by any Stockholder.

1.4 Grant of Proxy; Voting Agreement.

(a) Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to such Stockholder’s Shares and, during the period prior to the Closing Date, hereby irrevocably (except as provided in Section 6.1) appoints Buyer’s Secretary as proxy for such Stockholder to vote such Stockholder’s Shares for such Stockholder and in such Stockholder’s name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, (i) for the authorization of the sale of the ICS Business, the change of the Company’s corporate name and the other transactions contemplated by, and in each case pursuant to, the terms of the Acquisition Agreement (the “Proxy Matters”), and (ii) against any proposal regarding any Acquisition Proposal; provided, that such proxy shall automatically be terminated immediately upon termination of this Agreement in accordance with Section 6.1. Buyer hereby acknowledges that each proxy granted hereby shall not be effective for any other purpose and that each Stockholder shall retain the right to vote such Stockholder’s Shares at any annual, special or other meeting or action of the stockholders of the Company with respect to any matter other than the Proxy Matters. The parties acknowledge and agree that neither Buyer, nor Buyer’s successors, assigns, subsidiaries, divisions, employees, officers, managers, members, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees), and compensation of any kind or nature whatsoever to any Stockholder in connection with or as a result of any voting by officers of Buyer of the Shares subject to any irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company for the purpose set forth herein. The parties acknowledge and agree that no Stockholder nor any successor, assign or affiliate of any Stockholder shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees), and compensation of any kind or nature whatsoever to Buyer in connection with or as a result of any voting by officers of Buyer of the Shares subject to any irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company for the purpose set forth herein.

(b) Subject to Section 1.4(a), no irrevocable proxy established in Section 1.4(a) shall be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which any Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership).

1.5 Reliance By Buyer. Each Stockholder understands and acknowledges that Buyer is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

1.6 Public Announcement. Each party hereto agrees that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld), except as required by applicable federal securities laws and by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the party making such disclosure will first provide to the other parties the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. Notwithstanding the foregoing sentence, (a) each Stockholder hereby authorizes Buyer to publish and disclose in any announcement or disclosure required by the SEC, the NYSE or NASDAQ or any other national securities exchange, such Stockholder’s identity and ownership of such Stockholder’s Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and (b) Buyer hereby authorizes each Stockholder to make such disclosure or filings as may be required by the SEC, the NYSE, NASDAQ or any other national securities exchange. This Section 1.6 shall terminate and be null and void upon the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, hereby represents and warrants to Buyer, as of the date hereof, that:

2.1 Ownership. Such Stockholder holds of record or beneficially the Shares listed opposite such Stockholder’s name on Schedule I hereto.

2.2 Authorization. Such Stockholder is a natural person or a legal entity of the type set forth under such Stockholder’s name on Schedule I hereto. If such Stockholder is a natural person, such Stockholder is competent and has (and with respect to such Stockholder’s Shares acquired after the date hereof, will have) all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power, with respect to such Stockholder’s Shares with no restrictions on such Stockholder’s voting rights pertaining thereto, except as set forth in such Stockholder’s Shares. If such Stockholder is not a natural person, such Stockholder has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of formation, has all requisite power and authority to own such Stockholder’s Shares, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power, with respect to such Stockholder’s Shares with no restrictions on such Stockholder’s voting rights pertaining thereto, except as set forth in such Stockholder’s Shares. Such Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require such Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than a Schedule 13G or Schedule 13D and any other filings with the SEC that may be required pursuant to the Exchange Act or with the NASDAQ Global Select Market, or (b) violate, or cause a breach of or default under, or conflict with any organizational document, contract, agreement or understanding, any Law binding upon such Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on such Stockholder’s ability to vote any of such Stockholder’s Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Stockholder, as of the date hereof that:

3.1 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Buyer to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings (i) with the SEC pursuant to the Exchange Act, or (ii) pursuant to local law, or (b) violate, cause a breach of or default under, or conflict with any organizational document, contract, agreement or understanding, any Law binding upon Buyer, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on Buyer’s ability to satisfy its obligations under this Agreement.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The respective representations and warranties of each Stockholder and Buyer contained herein shall not be deemed waived or otherwise affected by any investigation made by any other party hereto. All representations and warranties shall terminate on the Closing Date.

ARTICLE V

SPECIFIC PERFORMANCE

Each Stockholder acknowledges that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Buyer upon the breach by such Stockholder of such covenants and agreements, Buyer shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

ARTICLE VI

MISCELLANEOUS

6.1 Termination Date. This Agreement and all obligations hereunder, as well as the proxy granted pursuant to Section 1.4, shall terminate upon the earlier of (a) the Closing Date, (b) the termination of the Acquisition Agreement pursuant to Section 10.2 thereof and (c) the date of any material amendment or modification of the Acquisition Agreement that adversely affects the consideration payable to the Company pursuant to the Acquisition Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article VI shall survive any termination of this Agreement.

6.2 Capacity as a Stockholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of such Stockholder’s Shares, and makes no agreement or understanding in such Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder serving on the Company board of directors or on the board of directors of any Company subsidiary or as an officer or fiduciary of the Company, any Company subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3 Additional Shares; Adjustments. If, after the date hereof, any Stockholder acquires beneficial or record ownership of any additional Shares (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or any other equity right of the Company, or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Stockholder of beneficial ownership of such Additional Shares.

6.4 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.

6.5 Binding Effect. This Agreement and the rights and obligations arising hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the parties hereto without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Buyer or by the Affiliates of Buyer. No such assignment shall relieve Buyer of any liability or obligation hereunder.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.10 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or five (5) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Buyer, to:

Magellan Acquisition Sub, LLC

c/o TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, CO 80112

Attn: Legal Department—General Counsel

Facsimile No.: (303) 397-8677

with a copy (which shall not constitute notice) to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Facsimile No.: (312) 578-1796

(b) If to a Stockholder, as set forth on the counterpart signature page of such Stockholder to this Agreement.

Any party may by notice given in accordance with this Section 6.10 to the other parties designate updated information for notices hereunder.

6.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.13 Further Assurances. From time to time, at Buyer’s request and without further consideration, each Stockholder shall execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.14 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right thereof by any party hereto will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.15 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

IN WITNESS WHEREOF, Buyer and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

MAGELLAN ACQUISITION SUB, LLC

By:
Name:
Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Name:
Title:

Address for Notice Purposes:

Facsimile:

[Signature Page to Voting Agreement]

SCHEDULE I

STOCKHOLDER INFORMATION

Stockholder Name/Organizational Form	Shares
Common: Series B:

FORM OF VOTING AGREEMENT—NON-INSIDER STOCKHOLDERS

This VOTING AGREEMENT, dated as of March     , 2011 (this “Agreement”), is entered into by and among Magellan Acquisition Sub, LLC, a Colorado limited liability company (“Buyer”), and the stockholder listed on Schedule I hereto (the “Stockholder”) of eLoyalty Corporation, a Delaware corporation (the “Company”), with respect to the shares of (i) Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 7% Series B Convertible Preferred Stock, par value $0.01 per share, of the Company owned by each such Stockholder, if any (“Series B Stock” and, together with Common Stock, the “Shares”), in each case whether now owned or hereafter acquired by any such Stockholder.

W I T N E S S E T H:

WHEREAS, Buyer, TeleTech Holdings, Inc., a Delaware corporation, and the Company have entered into an Acquisition Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Acquisition Agreement”) pursuant to which the Company has agreed to sell and assign, and Buyer has agreed to purchase and assume, certain assets and liabilities of the Company;

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner of, and has the power to vote (or cause to be voted), the Shares set forth opposite such Stockholder’s name on Schedule I hereto;

WHEREAS, in connection with the consummation of the transactions contemplated by the Acquisition Agreement, each Stockholder desires to vote in favor of the approval and adoption of the Acquisition Agreement, the change of the Company’s corporate name and the other transactions contemplated thereby at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof, or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise; and

WHEREAS, each capitalized term used but not otherwise defined in this Agreement has the meaning ascribed to such term in the Acquisition Agreement.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CERTAIN COVENANTS

1.1 Lock-Up.

(a) Each Stockholder hereby covenants and agrees that such Stockholder will not, directly or indirectly, (i) during the ten (10) Business Days following the date of this Agreement (the “Lock-Up Period”) (A) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit such Stockholder’s right to vote in any manner any of such Stockholder’s Shares, (B) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of any securities exchangeable, exercisable or convertible into Shares owned by such Stockholder, in each case whether now owned or hereafter acquired by such Stockholder, or (C) agree to do any of the foregoing (the actions set forth in subsection (i) are collectively referred to as a “Transfer”), or (ii) at any time prior to the Closing Date, take any action which would have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement.

(b) Notwithstanding the provisions of Section 1.1(a)(i), each Stockholder may Transfer any or all of such Stockholder’s Shares during the Lock-Up Period if, prior to and as a condition to the effectiveness of such Transfer, (x) each person to which any of such Shares or any interest in any of such Shares is or may be transferred (A) shall have executed and delivered to Buyer a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, and (B) shall have agreed in writing with Buyer to hold such Shares or interest in such Shares subject to all of the terms and provisions of this Agreement, and (y) this Agreement shall be the legal, valid and binding agreement of such person, enforceable against such person in accordance with its terms.

1.2 No Solicitation. Prior to the Closing Date, no Stockholder shall, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 6.12 of the Acquisition Agreement.

1.3 Certain Events. This Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of any or all of the Shares passes, whether by operation of Law or otherwise, including without limitation, any Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Shares of the Company issued to or acquired by any Stockholder.

1.4 Grant of Proxy; Voting Agreement.

(a) Each Stockholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to such Stockholder’s Shares and, during the period prior to the Closing Date, hereby irrevocably (except as provided in Section 6.1) appoints Buyer’s Secretary as proxy for such Stockholder to vote such Stockholder’s Shares for such Stockholder and in such Stockholder’s name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, (i) for the authorization of the sale of the ICS Business, the change of the Company’s corporate name and the other transactions contemplated by, and in each case pursuant to, the terms of the Acquisition Agreement (the “Proxy Matters”), and (ii) against any proposal regarding any Acquisition Proposal; provided, that such proxy shall automatically be terminated immediately upon termination of this Agreement in accordance with Section 6.1. Buyer hereby acknowledges that each proxy granted hereby shall not be effective for any other purpose and that each Stockholder shall retain the right to vote such Stockholder’s Shares at any annual, special or other meeting or action of the stockholders of the Company with respect to any matter other than the Proxy Matters. The parties acknowledge and agree that neither Buyer, nor Buyer’s successors, assigns, subsidiaries, divisions, employees, officers, managers, members, agents and affiliates shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees), and compensation of any kind or nature whatsoever to any Stockholder in connection with or as a result of any voting by officers of Buyer of the Shares subject to any irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company for the purpose set forth herein. The parties acknowledge and agree that no Stockholder nor any successor, assign or affiliate of any Stockholder shall owe any duty to, whether in law or otherwise, or incur any liability of any kind whatsoever, including without limitation, with respect to any and all claims, losses, demands, causes of action, costs, expenses (including reasonable attorney’s fees), and compensation of any kind or nature whatsoever to Buyer in connection with or as a result of any voting by officers of Buyer of the Shares subject to any irrevocable proxy hereby granted to Buyer at any annual, special or other meeting or action or the execution of any consent of the stockholders of the Company for the purpose set forth herein.

(b) Subject to Section 1.4(a), no irrevocable proxy established in Section 1.4(a) shall be terminated by any act of any Stockholder or by operation of law, whether by the death or incapacity of any Stockholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which any Stockholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership).

1.5 Reliance By Buyer. Each Stockholder understands and acknowledges that Buyer is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

1.6 Public Announcement. Each party hereto agrees that no press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld), except as required by applicable federal securities laws and by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the party making such disclosure will first provide to the other parties the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. Notwithstanding the foregoing sentence, (a) each Stockholder hereby authorizes Buyer to publish and disclose in any announcement or disclosure required by the SEC, the NYSE or NASDAQ or any other national securities exchange, such Stockholder’s identity and ownership of such Stockholder’s Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, and (b) Buyer hereby authorizes each Stockholder to make such disclosure or filings as may be required by the SEC, the NYSE, NASDAQ or any other national securities exchange. This Section 1.6 shall terminate and be null and void upon the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, severally and not jointly, hereby represents and warrants to Buyer, as of the date hereof, that:

2.1 Ownership. Such Stockholder holds of record or beneficially the Shares listed opposite such Stockholder’s name on Schedule I hereto.

2.2 Authorization. Such Stockholder is a natural person or a legal entity of the type set forth under such Stockholder’s name on Schedule I hereto. If such Stockholder is a natural person, such Stockholder is competent and has (and with respect to such Stockholder’s Shares acquired after the date hereof, will have) all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power, with respect to such Stockholder’s Shares with no restrictions on such Stockholder’s voting rights pertaining thereto, except as set forth in such Stockholder’s Shares. If such Stockholder is not a natural person, such Stockholder has been duly organized, and is validly existing and in good standing, under the laws of the jurisdiction of formation, has all requisite power and authority to own such Stockholder’s Shares, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power, with respect to such Stockholder’s Shares with no restrictions on such Stockholder’s voting rights pertaining thereto, except as set forth in such Stockholder’s Shares. Such Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

2.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require such Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than a Schedule 13G or Schedule 13D and any other filings with the SEC that may be required pursuant to the Exchange Act or with the NASDAQ Global Select Market, or (b) violate, or cause a breach of or default under, or conflict with any organizational document, contract, agreement or understanding, any Law binding upon such Stockholder, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on such Stockholder’s ability to satisfy its obligations under this Agreement. As of the date hereof, no proceedings are pending which, if adversely determined, will have an adverse effect on such Stockholder’s ability to vote any of such Stockholder’s Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Stockholder, as of the date hereof that:

3.1 Authorization. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require Buyer to file or register with, or obtain any permit, authorization, consent or approval of, any governmental agency, authority, administrative or regulatory body, court or other tribunal, foreign or domestic, or any other entity other than filings (i) with the SEC pursuant to the Exchange Act, or (ii) pursuant to local law, or (b) violate, cause a breach of or default under, or conflict with any organizational document, contract, agreement or understanding, any Law binding upon Buyer, except for such violations, breaches, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to have an adverse effect on Buyer’s ability to satisfy its obligations under this Agreement.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The respective representations and warranties of each Stockholder and Buyer contained herein shall not be deemed waived or otherwise affected by any investigation made by any other party hereto. All representations and warranties shall terminate on the Closing Date.

ARTICLE V

SPECIFIC PERFORMANCE

Each Stockholder acknowledges that Buyer will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Buyer upon the breach by such Stockholder of such covenants and agreements, Buyer shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

ARTICLE VI

MISCELLANEOUS

6.1 Termination Date. This Agreement and all obligations hereunder, as well as the proxy granted pursuant to Section 1.4, shall terminate upon the earlier of (a) the Closing Date, (b) the termination of the Acquisition Agreement pursuant to Section 10.2 thereof and (c) the date of any material amendment or modification of the Acquisition Agreement that adversely affects the consideration payable to the Company pursuant to the Acquisition Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from liability for any willful breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article VI shall survive any termination of this Agreement.

6.2 Capacity as a Stockholder; Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of such Stockholder’s Shares, and makes no agreement or understanding in such Stockholder’s capacity as a director, officer or employee of the Company or any of its subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by such Stockholder serving on the Company board of directors or on the board of directors of any Company subsidiary or as an officer or fiduciary of the Company, any Company subsidiary or any employee benefit plan or trust, acting in such person’s capacity as a director, officer, trustee and/or fiduciary.

6.3 Additional Shares; Adjustments. If, after the date hereof, any Stockholder acquires beneficial or record ownership of any additional Shares (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of the Company or any other equity right of the Company, or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Stockholder of beneficial ownership of such Additional Shares.

6.4 Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement.

6.5 Binding Effect. This Agreement and the rights and obligations arising hereunder shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

6.6 Entire Agreement; No Third Party Beneficiaries. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the parties hereto without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Buyer or by the Affiliates of Buyer. No such assignment shall relieve Buyer of any liability or obligation hereunder.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

6.10 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or five (5) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a) if to Buyer, to:

Magellan Acquisition Sub, LLC

c/o TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, CO 80112

Attn: Legal Department—General Counsel

Facsimile No.: (303) 397-8677

with a copy (which shall not constitute notice) to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Facsimile No.: (312) 578-1796

(b) If to a Stockholder, as set forth on the counterpart signature page of such Stockholder to this Agreement.

Any party may by notice given in accordance with this Section 6.10 to the other parties designate updated information for notices hereunder.

6.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to its principles of conflicts of Laws.

6.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.13 Further Assurances. From time to time, at Buyer’s request and without further consideration, each Stockholder shall execute and deliver to Buyer such documents and take such action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.14 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right thereof by any party hereto will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.15 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank—Signature Page Follows]

IN WITNESS WHEREOF, Buyer and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

MAGELLAN ACQUISITION SUB, LLC

By:
Name:
Title:

STOCKHOLDER:

By:
Name:
Title:

Address for Notice Purposes:

Facsimile:

[Signature Page to Voting Agreement]

SCHEDULE I

STOCKHOLDER INFORMATION

Stockholder Name/Organizational Form	Shares
Common: Series B:

ANNEX C

March 11, 2011

Board of Directors

eLoyalty Corporation

150 Field Drive

Suite 250

Lake Forest, IL 60045

To the Members of the Board of Directors:

eLoyalty Corporation (the “Company”) has engaged NeXtAdvisors, a unit of North Point Advisors LLC, a member of FINRA1 (“NeXtAdvisors”, “we” or “us”), to serve as an independent financial advisor to the Board of Directors (the “Board of Directors”) of the Company and to provide an opinion (the “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to the Company of the Consideration (as herein defined) to be received by the Company in the contemplated transaction described below (the “Proposed Transaction”). Any conclusion that the Consideration to be received by the Company is fair, from a financial point of view, would be based on whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses discussed with and approved in advance by the Company.

Description of the Proposed Transaction

The Proposed Transaction is the proposed sale of the Integrated Contact Solutions business (“ICS”) of the Company to TeleTech Holdings, Inc. (“TeleTech”), pursuant to an Acquisition Agreement (the “Agreement”), draft dated March 10, 2011, by and between the Company and TeleTech. The Agreement provides, among other things, for the sale of the assets that comprise ICS to TeleTech pursuant to the Agreement for consideration consisting of a cash payment to the Company of $40,850,000 and the assumption of certain liabilities of ICS. The cash payment shall be adjusted for (i) a working capital amount and (ii) a managed services transfer amount (such payment, as so reduced, the “Consideration”), and subject to an escrow for potential indemnification obligations. We understand the terms and conditions of the Proposed Transaction are fully set forth in the Agreement.

Scope of Analysis

This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the board of directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; and (iv) does not indicate that the consideration received is the

[1]	North Point Advisors, LLC is a securities broker/dealer registered with FINRA and the Securities and Exchange Commission and has registered offices in California and Illinois. North Point conducts business out of its Illinois office under the name NeXtAdvisors best possibly attainable under any circumstances. Instead, this Opinion merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses discussed with and approved in advance by the Company, which analyses did not include the Excluded Analyses (as defined below), among others. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analyses on which this Opinion is based. In rendering this Opinion, NeXtAdvisors is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the Company in the Proposed Transaction, or with respect to the fairness of any such compensation. This Opinion should not be construed as creating any fiduciary duty on the part of NeXtAdvisors to any party.

In connection with this Opinion, NeXtAdvisors has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. NeXtAdvisors also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. NeXtAdvisors’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below.

NeXtAdvisors, in arriving at its opinion, has, among other things:

1.	Reviewed certain internal financial information and other data relating to ICS and its financial prospects that were provided to us by the management of the Company, including financial forecasts and estimates prepared by the management of the Company;

2.	Discussed certain short and long-term challenges that management of the Company believes confront the Company if the Company were to retain ICS, including without limitation the question of customer concentration;

3.	Reviewed information obtained during discussions with members of the management and the board of directors of the Company concerning certain aspects of the Proposed Transaction and the business and financial prospects of ICS;

4.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that NeXtAdvisors deemed relevant, and an analysis of selected transactions that NeXtAdvisors deemed relevant;

5.	Compared the financial terms of the Proposed Transaction with publicly-available financial terms of certain other transactions that we believe to be generally relevant;

6.	Reviewed a draft of the Agreement dated March 10, 2011;

7.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company; and

8.	Conducted such other analyses and considered such other factors as NeXtAdvisors deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, NeXtAdvisors, with the Company’s consent:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

2.	Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.	Assumed that any estimates, evaluations, forecasts and projections furnished to NeXtAdvisors were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

4.	Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

5.	Assumed that the representations and warranties made in the Agreement are substantially accurate;

6.	Assumed that the final versions of all documents reviewed by NeXtAdvisors in draft form conform in all material respects to the drafts reviewed;

7.	Assumed that there has been no material change in the assets, financial condition, business, or prospects of ICS since the date of the most recent financial statements and other information made available to NeXtAdvisors;

8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Agreement without any amendments thereto or any waivers of any material terms or conditions thereof; and

9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in NeXtAdvisors’ analysis and in connection with the preparation of this Opinion, NeXtAdvisors has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

NeXtAdvisors has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and NeXtAdvisors disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of NeXtAdvisors after the date hereof.

NeXtAdvisors did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise), nor have we been furnished with any such evaluations or appraisals.

NeXtAdvisors is not expressing any opinion as to the market price or value of the common stock of the Company (“Company Common Stock”) after announcement of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, or an analysis of the Company’s credit worthiness, and does not address the legal, tax or accounting consequences of the Proposed Transaction on the Company or the holders of its securities. NeXtAdvisors has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Furthermore, NeXtAdvisors, with the Company’s consent, (i) did not review or perform any analyses with respect to any business of the Company other than ICS, and (ii) did not review or perform any analyses relating to the historical trading prices of the Company Common Stock, including without limitation any comparison of the Consideration to be received by the Company in the Proposed Transaction, on the one hand, to such historical trading prices and the value of the Company’s other businesses, on the other (the excluded analyses described in clauses (i) and (ii) are referred to together herein as the “Excluded Analyses”).

This Opinion is furnished for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without NeXtAdvisors’ express consent. In addition, the board of directors has not asked NeXtAdvisors to address, and its Opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. Neither this Opinion nor the services provided by NeXtAdvisors in connection herewith may be publicly disclosed or referenced in any manner, in whole or in part, without the prior written consent of NeXtAdvisors, which will not be unreasonably withheld, except that this Opinion may be disclosed in any proxy statement furnished to the Company’s stockholders in connection with the Proposed Transaction provided that this Opinion is quoted in full in such proxy statement.

This Opinion is solely that of NeXtAdvisors, and NeXtAdvisors’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between NeXtAdvisors and the Company dated June 8, 2010, as amended as of February 24, 2011 (as so amended, the “Engagement Letter”). This letter is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

NeXtAdvisors has acted as financial advisor to the Board of Directors and will receive a fee for its services. A portion of NeXtAdvisors’ fee is contingent upon whether or not the Proposed Transaction is successfully consummated, but NeXtAdvisors will not receive any other significant payment or compensation contingent upon whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the Engagement Letter, a portion of NeXtAdvisors’ fee is payable upon NeXtAdvisors’ stating to the Board of Directors that it is prepared to deliver its Opinion. In addition, the Company has agreed to indemnify NeXtAdvisors against certain liabilities arising from its engagement. Other than this engagement, during the two years preceding the date of this Opinion, NeXtAdvisors has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, NeXtAdvisors is of the opinion that as of the date hereof the Consideration to be received by the Company in the Proposed Transaction is fair from a financial point of view to the Company.

This Opinion has been approved by the Opinion Review Committee of NeXtAdvisors.

Respectfully submitted,

NextAdvisors, a division of North Point Advisors LLC

ANNEX D

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF eLOYALTY CORPORATION

Page
Financial Statements:
Report of Grant Thornton LLP Independent Registered Public Accounting Firm	D-2

Consolidated Balance Sheets—as of January 1, 2011 and December 26, 2009	D-3

Consolidated Statements of Operations—for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008	D-4

Consolidated Statements of Cash Flows—for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008	D-5

Consolidated Statements of Changes in Stockholders’ (Deficit) Equity and Comprehensive Loss—for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008	D-6

Notes to Consolidated Financial Statements	D-7

Financial Statement Schedule:

Schedule II-Valuation and Qualifying Accounts—for the fiscal years ended January 1, 2011, December 26, 2009, and December 27, 2008	D-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

eLoyalty Corporation

We have audited the accompanying consolidated balance sheets of eLoyalty Corporation (a Delaware corporation) and Subsidiaries (the “Company”) as of January 1, 2011 and December 26, 2009, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and comprehensive loss, and cash flows for each of the three years in the period ended January 1, 2011. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Schedule II- Valuation and Qualifying Accounts. We also have audited the Company’s internal control over financial reporting as of January 1, 2011 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 1, 2011 and December 26, 2009, and the results of its operations and its cash flows for each of the three years in the period ended January 1, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 1, 2011, based on criteria established in Internal Control—Integrated Framework issued by COSO.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 17, 2011

eLOYALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	January 1, 2011	December 26, 2009
ASSETS:
Current Assets:
Cash and cash equivalents	$20,872	$28,982
Restricted cash	2,460	3,745
Receivables, net	8,613	9,313
Prepaid expenses	13,746	10,126
Other current assets	892	944

Total current assets	46,583	53,110
Equipment and leasehold improvements, net	5,867	6,194
Goodwill	2,643	2,643
Intangibles, net	428	476
Other long-term assets	10,671	8,180

Total assets	$66,192	$70,603

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY:
Current Liabilities:
Accounts payable	$2,498	$3,634
Accrued compensation and related costs	3,033	5,762
Unearned revenue	24,212	20,436
Other current liabilities	4,983	5,067

Total current liabilities	34,726	34,899
Long-term unearned revenue	15,928	9,526
Other long-term liabilities	1,592	1,705

Total liabilities	52,246	46,130

Redeemable Series B Stock, $0.01 par value; 5,000,000 shares authorized and designated; 3,549,078 and 3,616,169 shares issued and outstanding at January 1, 2011 and December 26, 2009, respectively, with a liquidation preference of $19,367 and $19,733 at January 1, 2011 and December 26, 2009, respectively	18,100	18,442
Stockholders’ (Deficit) Equity:
Preferred stock, $0.01 par value; 35,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 15,642,822 and 14,871,521 shares issued at January 1, 2011 and December 26, 2009, respectively; and 14,786,005 and 14,220,279 outstanding at January 1, 2011 and December 26, 2009, respectively	156	149
Additional paid-in capital	207,985	203,627
Accumulated deficit	(204,139)	(190,821)
Treasury stock, at cost, 856,817 and 651,242 shares at January 1, 2011 and December 26, 2009, respectively	(4,468)	(3,295)
Accumulated other comprehensive loss	(3,688)	(3,629)

Total stockholders’ (deficit) equity	(4,154)	6,031

Total liabilities and stockholders’ (deficit) equity	$66,192	$70,603

See accompanying notes to consolidated financial statements.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Fiscal Years Ended
	2010	2009	2008
Revenue:
Services	$71,808	$79,862	$77,796
Product	12,581	17,780	9,777

Revenue before reimbursed expenses (net revenue)	84,389	97,642	87,573
Reimbursed expenses	3,715	3,971	3,624

Total revenue	88,104	101,613	91,197
Operating expenses:
Cost of services	43,326	52,442	53,586
Cost of product	10,360	14,814	7,945

Cost of revenue before reimbursed expenses	53,686	67,256	61,531
Reimbursed expenses	3,715	3,971	3,624

Total cost of revenue, exclusive of depreciation and amortization shown below:	57,401	71,227	65,155
Selling, general and administrative	38,273	35,163	41,182
Severance and related costs	1,180	1,341	1,635
Depreciation	4,074	4,242	3,845
Amortization of intangibles	144	223	340

Total operating expenses	101,072	112,196	112,157

Operating loss	(12,968)	(10,583)	(20,960)
Interest and other (expense) income, net	(121)	53	70

Loss from continuing operations before income taxes	(13,089)	(10,530)	(20,890)
Income tax provision	(93)	(44)	(15)

Loss from continuing operations	(13,182)	(10,574)	(20,905)
Loss on discontinued operations	(136)	(46)	(748)

Net loss	(13,318)	(10,620)	(21,653)
Dividends related to Series B Stock	(1,273)	(1,292)	(1,296)

Net loss available to common stockholders	$(14,591)	$(11,912)	$(22,949)

Per common share:
Basic loss from continuing operations	$(0.96)	$(0.80)	$(2.02)

Basic loss from discontinued operations	$(0.01)	$—	$(0.07)

Basic net loss available to common stockholders	$(1.06)	$(0.90)	$(2.21)

Diluted loss from continuing operations	$(0.96)	$(0.80)	$(2.02)

Diluted loss from discontinued operations	$(0.01)	$—	$(0.07)

Diluted net loss available to common stockholders	$(1.06)	$(0.90)	$(2.21)

Shares used to calculate basic net loss per share	13,701	13,255	10,365

Shares used to calculate diluted net loss per share	13,701	13,255	10,365

Stock-based compensation, primarily restricted stock, is included in individual line items above:
Cost of services	$99	$504	$3,345
Selling, general and administrative	5,102	5,793	11,335
Severance and related costs	76	248	103

See accompanying notes to consolidated financial statements.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Fiscal Years Ended
	2010	2009	2008
Cash Flows from Operating Activities:
Net loss	$(13,318)	$(10,620)	$(21,653)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	4,218	4,465	4,185
Stock-based compensation	5,201	6,297	14,680
Loss on discontinued operations	136	46	748
(Reversal) provision for uncollectible amounts	(78)	82	18
Severance and related costs	94	270	293
Deferred income taxes	1	7	(2)
Changes in assets and liabilities:
Receivables	750	668	1,140
Prepaid expenses	(6,311)	(6,395)	1,305
Other assets	54	(60)	(523)
Accounts payable	(1,136)	(273)	919
Accrued compensation and related costs	(2,728)	737	(296)
Unearned revenue	10,200	13,145	(2,362)
Other liabilities	(94)	(626)	112

Net cash (used in) provided by operating activities	(3,011)	7,743	(1,436)

Cash Flows from Investing Activities:
Capital expenditures and other	(2,812)	(3,327)	(698)
Proceeds from sale/leaseback of assets	423	—	—
Sale of short-term investments	—	337	—

Net cash used in investing activities	(2,389)	(2,990)	(698)

Cash Flows from Financing Activities:
Principal payments under capital lease obligations	(1,688)	(1,384)	(748)
Payment of Series B Stock dividends	(1,297)	(649)	(1,317)
Acquisition of treasury stock	(1,173)	(838)	(3,741)
Decrease (increase) in restricted cash	1,285	(90)	(1,200)
Proceeds from stock compensation and employee stock purchase plans, net	202	141	343
Proceeds from rights offering, net	—	—	14,845

Net cash (used in) provided by financing activities	(2,671)	(2,820)	8,182

Effect of exchange rate changes on cash and cash equivalents	(39)	(15)	(396)

(Decrease) increase in cash and cash equivalents	(8,110)	1,918	5,652
Cash and cash equivalents, beginning of period	28,982	27,064	21,412

Cash and cash equivalents, end of period	$20,872	$28,982	$27,064

Non-Cash Investing and Financing Transactions:
Capital lease obligations incurred	$1,398	$869	$2,429
Capital equipment purchased on credit	1,398	869	2,429
Change in net unrealized security loss	—	(108)	(343)
Supplemental Disclosures of Cash Flow Information:
Interest paid	$(157)	$(356)	$(536)

See accompanying notes to consolidated financial statements.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

AND COMPREHENSIVE LOSS

(In thousands, except share data)

	Common Stock Issued		Additional Paid-in Capital	(Accumulated Deficit)	Treasury Stock	Accumulated Other Compre- hensive Loss	Total Stock- holders’ (Deficit) Equity
	Shares	Amount
Balance, December 29, 2007	9,885,458	$99	$172,483	$(158,548)	$(2,731)	$(3,500)	$7,803

Net loss				(21,653)			(21,653)
Foreign currency translation						353	353
Unrealized (loss) on marketable securities						(343)	(343)

Comprehensive loss							(21,643)
Proceeds from rights offering, net	2,645,395	26	14,819				14,845
Issuance of Common Stock related to employee stock programs	1,941,885	19	7,897				7,916
Amortization/forfeitures of unearned compensation	(296,600)	(2)	8,325				8,323
Purchase of treasury shares					(3,741)		(3,741)
Issuance of treasury shares	(148,969)	(1)	(4,014)		4,015		—
Series B Stock conversions	125,533	1	639				640
Series B Stock dividend			(1,296)				(1,296)

Balance, December 27, 2008	14,152,702	$142	$198,853	$(180,201)	$(2,457)	$(3,490)	$12,847

Net loss				(10,620)			(10,620)
Foreign currency translation						(31)	(31)
Unrealized gain (loss) on marketable securities						(108)	(108)

Comprehensive loss							(10,759)
Issuance of Common Stock for option awards exercised	1,000		3				3
Issuance of Common Stock related to employee stock programs	736,482	7	461				468
Amortization/forfeitures of unearned compensation	(22,031)		5,584				5,584
Purchase of treasury shares					(838)		(838)
Series B Stock conversions	3,368		18				18
Series B Stock dividend			(1,292)				(1,292)

Balance, December 26, 2009	14,871,521	$149	$203,627	$(190,821)	$(3,295)	$(3,629)	$6,031

Net loss				(13,318)			(13,318)
Foreign currency translation						(59)	(59)

Comprehensive loss							(13,377)
Issuance of Common Stock for option awards exercised	895		2				2
Issuance of Common Stock related to employee stock programs	731,010	6	325				331
Amortization/forfeitures of unearned compensation	(27,695)		4,963				4,963
Purchase of treasury shares					(1,173)		(1,173)
Series B Stock conversions	67,091	1	341				342
Series B Stock dividend			(1,273)				(1,273)

Balance, January 1, 2011	15,642,822	$156	$207,985	$(204,139)	$(4,468)	$(3,688)	$(4,154)

See accompanying notes to consolidated financial statements.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions, except share and per share data)

Note One—Description of Business

eLoyalty helps its clients achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000 companies, the Company’s offerings include the Behavioral Analytics™ Service, Integrated Contact Solutions, and Consulting Services, aligned to enable focused business transformation.

The Company has been focused on growing and developing its business through two primary Business Units: the Behavioral Analytics™ Service and Integrated Contact Solutions. Through its Business Units, the Company generates three types of revenue: (1) Managed services revenue, which is recurring, annuity revenue from long-term (generally one- to five-year) contracts; (2) Consulting services revenue, which is generally project-based and sold on a time-and-materials or fixed-fee basis; and (3) Product revenue, which is generated through the resale of third-party software and hardware. The chart below shows the relationship between these Business Units and the types of revenue generated from each.

Business Unit	Managed Services Revenue	Consulting Services Revenue	Product Revenue
Behavioral Analytics™ Service	Subscription and amortized deployment revenue; marketing application hosting and email fulfillment revenue	Follow-on consulting revenue	None
Integrated Contact Solutions	Contact center monitoring and support revenue; remote application support revenue	System integration revenue for the Integrated Contact Solutions Service Line; consulting revenue for the traditional CRM Service Line	Hardware and software resale revenue, primarily from Cisco’s products

On March 17, 2011, the Company entered into an Acquisition Agreement providing for the sale of all its assets used in the Integrated Contact Solutions Business Unit to a subsidiary of TeleTech Holdings, Inc. (“TeleTech”). Under the terms of the Acquisition Agreement, TeleTech will pay to the Company $40.85 million in cash at closing, subject to adjustment, and assume certain liabilities of the Integrated Contact Solutions Business Unit. The purchase price adjustments are related to working capital and prepaid managed services contracts.

The Company expects the sale of the Integrated Contact Solutions Business Unit to close in the second quarter of 2011. However, the closing of the transaction is subject to various conditions, including approval by the Company’s stockholders, the receipt of required third-party consents and approvals, and other closing conditions customary for transactions of this type. No assurances can be given that the transaction will be consummated on the terms contemplated or at all. If the transaction is consummated as proposed, then the Company will continue to operate its Behavioral Analytics™ Business Unit and will change its corporate name to Mattersight Corporation.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note Two—Summary of Significant Accounting Policies

Fiscal Year-End

The fiscal year-end dates presented for fiscal years 2010, 2009, and 2008 are January 1, 2011, December 26, 2009, and December 27, 2008, respectively. Fiscal year 2010 consisted of fifty-three weeks instead of fifty-two weeks, which did not have a material impact on the Company’s financial position or results of operations.

Consolidation

The consolidated financial statements include the accounts of eLoyalty and all of its subsidiaries. All significant intercompany transactions have been eliminated.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those amounts.

Reclassifications and Revisions

Certain data center expenses that have been previously reported as Selling, general and administrative have been reclassified as Cost of services within the Company’s Behavioral Analytics™ Service Business Unit. The Company believes this revised classification provided a clearer understanding of its key profit/loss drivers. As a result, the Company reclassified $2.1 million and $2.0 million for fiscal years 2009 and 2008, respectively, from Selling, general and administrative to Cost of services. These changes did not have an impact on net loss.

Revenue Recognition

Behavioral Analytics™ Service Business Unit

Behavioral Analytics™ Service Line

Managed services revenue included in the Behavioral Analytics™ Service Line consists of planning, deployment, training, and subscription fees. Planning, deployment, and training fees, which are considered to be installation fees related to long-term subscription contracts, are deferred until an installation is complete and are then recognized over the term of the applicable subscription contract. The terms of these subscription contracts generally range from three to five years. Installation costs incurred are deferred up to an amount not to exceed the amount of deferred installation revenue and additional amounts that are recoverable based on the contractual arrangement. These costs are included in Prepaid expenses and Other long-term assets. Such costs are amortized over the term of the subscription contract. Costs in excess of the foregoing revenue amount are expensed in the period incurred.

The amount of revenue generated from Behavioral Analytics™ Service subscription fees is based on a number of factors, such as the number of agents accessing the Behavioral Analytics™ System and/or the number of hours of calls analyzed during the relevant month of the term of the subscription contract. This revenue is recognized as the service is performed for the client.

Consulting services revenue included in the Behavioral Analytics™ Service Line primarily consists of fees charged to the Company’s clients to provide post-deployment follow-on consulting services, which

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

generally consist of custom data analysis, the implementation of enhancements, and training. These follow-on consulting services are generally performed for the Company’s clients on a fixed-fee basis. Revenue is recognized as the services are performed, with performance generally assessed on the ratio of actual hours incurred to date compared to the total estimated hours over the entire term of the contract.

Marketing Managed Services Line

Marketing Managed Services revenue is derived from marketing application hosting and email fulfillment. Revenue related to hosting services is generally in the form of fixed monthly fees received from the Company’s clients and is recognized as the services are performed for each client. Any related setup fee would be recognized over the contract period of the hosting arrangement. Revenue related to email fulfillment services is recognized as the services are provided to the client, based on the number of emails distributed for the client.

Integrated Contact Solutions Business Unit

Integrated Contact Solutions Service Line

Managed services revenue included in the Integrated Contact Solutions Service Line consists of fees generated from the Company’s contact center support and monitoring services. Support and monitoring services are generally contracted for a fixed fee, and the revenue is recognized ratably over the term of the contract. Support fees that are contracted on a time-and-materials basis are recognized as the services are performed for the client.

For fixed fee Managed services contracts, where the Company provides support for third-party software and hardware, revenue is recorded at the gross amount of the sale. If the contract does not meet the requirements for gross reporting, then Managed services revenue is recorded at the net amount of the sale.

Consulting services revenue included in the Integrated Contact Solutions Service Line consists of the modeling, planning, configuring, or integrating of an Internet Protocol (“IP”) network solution within the Company’s clients’ contact center environments. These services are provided to the client on a time-and-materials or fixed-fee basis. For the integration of a system, the Company recognizes revenue as the services are performed, with performance generally assessed on the ratio of hours incurred to date compared to the total estimated hours over the entire term of the contract. For all other consulting services, the Company recognizes revenue as the services are performed for the client.

Revenue from the sale of Product, which is generated primarily from the resale of third-party software and hardware by the Company, is generally recorded at the gross amount of the sale.

Within the Integrated Contact Solutions Service Line, Consulting services, Managed services, and the resale of Product may be sold and delivered together. In arrangements that include the resale of software, vendor-specific objective evidence (“VSOE”) must be determined for each of the individual elements. If VSOE does not exist for the allocation of revenue to the various elements of the arrangement, then all revenue from the arrangement is deferred until all elements of the arrangement without VSOE have been delivered to the client. Upon the delivery of the element without VSOE, revenue is allocated to this element based on the total value of the arrangement less the VSOE amounts established for the other elements. If the remaining undelivered elements are post-contract support (“PCS”) or other deliverables with similar attribution periods, then the arrangement revenue is recognized ratably over the remaining service period.

A large portion of our Integrated Contact Solutions Service Line is related to being a Cisco reseller. If we become unable to continue as a Cisco reseller, there could be a material impact to our financial results.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Traditional CRM Service Line

Consulting services revenue included in the Company’s traditional CRM Service Line consists of fees generated from the Company’s operational consulting and systems integration services or from building systems for the Company’s clients. These services are provided to the Company’s clients on a time-and-materials or fixed-fee basis. For the integration or building of a system, the Company recognizes revenue as the services are performed, with performance generally assessed on the ratio of hours incurred to date compared to the total estimated hours over the entire term of the contract. For all other consulting services, the Company recognizes revenue as the services are performed for the client.

Managed services revenue included in the traditional CRM Service Line consists of fees generated from the Company’s remote application support. Contracts for remote application support can be based on a fixed-fee or time-and-materials basis. For fixed-fee support, revenue is recognized ratably over the contract period. For time-and-material contracts, revenue is recognized as the services are provided to the client.

Multiple-element arrangements are segmented into separate earning processes when the elements have objective and reliable evidence of fair value and have value to the customer on a stand-alone basis. Revenue related to contracts with multiple elements is allocated based on the fair value of the element and is recognized in accordance with the Company’s revenue recognition policy for each type of element, as described above. If the fair value for any undelivered element cannot be established, then revenue is deferred until all elements have been delivered to the client. If PCS or similar services are the only remaining activity without established fair value, then the revenue for the entire arrangement is recognized ratably over the service period.

Reimbursed expenses revenue includes billable costs related to travel and other out-of-pocket expenses incurred while performing services for the Company’s clients. The cost of third-party product and support may be included within this category if the transaction does not satisfy the requirements for gross reporting. An equivalent amount of reimbursable expenses is included in Cost of revenue.

Payments received for Managed services contracts in excess of the amount of revenue recognized for these contracts are recorded as unearned revenue until revenue recognition criteria are met.

Cost of Revenue before Reimbursed Expenses, Exclusive of Depreciation and Amortization

Cost of services primarily consists of labor costs including salaries, fringe benefits, and incentive compensation of the Company’s delivery personnel and Selling, general and administrative personnel working on direct, revenue-generating activities and third-party pass-through costs related to the Company’s Managed services. Cost of services also includes employee costs for travel expenses, training, laptop computer leases, and other expenses of a non-billable nature. Cost of services excludes depreciation and amortization.

Selling, General and Administrative

Selling, general and administrative expenses consist primarily of salaries, incentive compensation, commissions, and employee benefits for business development, account management, solution development/support, marketing and administrative personnel, as well as facilities costs, a provision for uncollectible amounts, and costs for the Company’s technology infrastructure and applications. The personnel costs included here are net of any labor costs directly related to the generation of revenue, which are represented in Cost of services.

Loss Per Common Share

The Company calculates loss per common share in accordance with the guidance provided under Earnings per Share. The per common share basic net loss available to common stockholders has been computed by

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

dividing the net loss available to common stockholders for each period presented by the weighted average shares outstanding. The per common share diluted loss available to common stockholders has been computed by dividing the net loss available to common stockholders by the weighted average shares outstanding plus the dilutive effect of common stock equivalents, which is primarily related to Series B Stock, using the “treasury stock” method. In periods in which there was a loss, the dilutive effect of common stock equivalents is not included in the diluted loss per share calculation as it was antidilutive.

Fair Value of Financial Instruments

The carrying values of current assets and liabilities approximated their fair values as of January 1, 2011 and December 26, 2009. Fair value is an exit price and establishes a three-tier valuation hierarchy for ranking the quality and reliability of the information used to determine fair values. The first tier, Level 1, uses quoted market prices in active markets for identical assets or liabilities. Level 2 uses inputs, other than quoted market prices for identical assets or liabilities in active markets, which are observable either directly or indirectly. Level 3 uses unobservable inputs in which there are little or no market data, and requires the entity to develop its own assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Cash and Cash Equivalents

The Company considers all highly liquid investments readily convertible into known amounts of cash (with original purchased maturities of three months or less) to be cash equivalents.

Restricted Cash

Restricted cash principally represents cash as security for the Company’s line of credit and letters of credit issued to support the Company’s capital lease obligations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, restricted cash, and receivables. Cash and cash equivalents and restricted cash consist of money market funds and deposits with high credit quality financial institutions. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limit. The Company’s receivables are derived from revenue earned from clients located primarily in the U.S. and are denominated in U.S. dollars. For fiscal year 2010, there were no clients that accounted for 10% or more of total revenue. For fiscal year 2009, one client, Sears Holdings Management Corporation, accounted for 15% of total revenue. For fiscal year 2008, one client, United HealthCare Services, Inc., accounted for 17% of total revenue. As of January 1, 2011, one client, Los Angeles Department of Water and Power, accounted for 13%, of total gross accounts receivable. As of December 26, 2009, two clients accounted for 10% or more of total net receivables: United Rentals, Inc. accounted for 13% and Blue Shield of California accounted for 12%.

Equipment and Leasehold Improvements

Computers, software, furniture, and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life or the lease term. The useful life for computers and software is three years. For enterprise software applications where a longer useful life is deemed appropriate, five years is used. For furniture and equipment, a useful life of five

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

years is used. Maintenance and repair costs are expensed as incurred. The cost and related accumulated depreciation of assets sold or disposed of are eliminated from the respective accounts and the resulting gain or loss is included in the statements of operations. The carrying value of equipment and leasehold improvements is periodically reviewed to assess recoverability based on future undiscounted cash flows. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value.

The Company accounts for software developed for internal use in accordance with the guidance provided under ASC Topic 350, which addresses accounting for the costs of computer software developed or obtained for internal use. As such, costs incurred that relate to the planning and post-implementation phases of development are expensed. Costs incurred during the application development stage are capitalized and amortized over the asset’s estimated useful life, which is generally three to five years.

The Company leases certain equipment using both capital leases and operating leases. Assets leased under capital leases are recorded at the present value of future lease payments and depreciated on a straight line basis. All capital leases are for terms of either thirty or thirty-six months.

Goodwill

Goodwill is tested annually for impairment using a two-step test approach. In the first step, the fair value of each reporting unit is compared with its carrying value. If the fair value exceeds the carrying value, then goodwill is not impaired and no further testing is performed. The second step is performed if the carrying value exceeds the fair value. The implied fair value of the reporting unit’s goodwill must be determined and compared to the carrying value of the goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment loss equal to the difference will be recorded.

A detailed determination of the fair value of a reporting unit may be carried forward from one year to the next if specific criteria have been met.

There has been no impairment identified as a result of the annual review of goodwill as of January 1, 2011 and the detailed determination of fair value as of December 26, 2009. The carrying value of goodwill was $2.6 million as of January 1, 2011 and as of December 26, 2009. The Company may incur an impairment of goodwill if its financial results are negatively impacted by current economic conditions and the Company continues to incur losses or its stock price declines.

Intangible Assets

Intangible assets reflect costs related to patent and trademark applications, Marketing Managed Services customer relationships acquired in 2004, and the 2003 purchase of a license for certain intellectual property. Patent and trademark applications are amortized over 120 months. The other intangible assets are fully amortized. The original cost of intangible assets as of January 1, 2011 and December 26, 2009 was $2.9 million and $2.8 million, respectively. Accumulated amortization of intangible assets as of January 1, 2011 and December 26, 2009 was $2.4 million and $2.3 million, respectively. Currently, amortization expense of intangible assets is expected to be $0.1 million for fiscal year 2011 and $0.1 million annually thereafter.

Other Long-Term Assets

Other long-term assets primarily consist of deferred costs related to the Company’s Behavioral Analytics™ Service-related Managed services and third-party support costs related to the Company’s Integrated Contact Solutions Managed services. These costs are recognized over the terms of the respective agreements, generally one to five years. Costs included in long-term assets will be recognized over the remaining term of the agreements beyond the first twelve months.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company uses an asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for the year, the basis of assets and liabilities and for tax loss carryforwards. The Company does not provide U.S. deferred income taxes on earnings of U.S. or foreign subsidiaries, which are expected to be indefinitely reinvested.

The Company has recorded income tax valuation allowances on its net deferred tax assets to account for the unpredictability surrounding the timing of realization of the Company’s U.S. and non-U.S. net deferred tax assets due to uncertain economic conditions. The valuation allowances may be reversed at a point in time when management determines realization of these tax assets has become more likely than not, based on a return to predictable levels of profitability.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Significant judgment is used to determine the likelihood of the benefit. There is additional guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements.

Stockholders’ (Deficit) Equity

Stockholders’ (deficit) equity includes common stock issued, additional paid-in capital, accumulated deficit, treasury stock, and accumulated other comprehensive loss. The 3.5 million shares of Series B Stock are not classified as permanent equity or a liability in the accompanying balance sheets. These shares of Series B Stock are conditionally redeemable and do not meet the definition of a mandatorily redeemable financial instrument. Holders of Series B Stock have the ability to initiate a redemption upon the occurrence of certain events that are considered outside the Company’s control.

Foreign Currency Translation

The functional currencies for the Company’s foreign subsidiaries are their local currencies. All assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end of period exchange rates. The resulting translation adjustments are recorded as a component of stockholders’ (deficit) equity and comprehensive income (loss). Income and expense items are translated at average exchange rates prevailing during the period. Foreign currency net losses were $0.1 million for fiscal year 2010, $0 for fiscal year 2009, and $0.4 million for fiscal year 2008. These foreign currency transactions from subsidiaries are included in interest and other income within the consolidated statements of operations.

Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. Determining fair value of stock-based awards at the grant date requires certain assumptions. The Company uses historical information as the primary basis for the selection of expected life, expected volatility, expected dividend yield assumptions, and anticipated forfeiture rates. The risk-free interest rate is selected based on the yields from U.S. Treasury Strips with a remaining term equal to the expected term of the options being valued.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-13, Revenue Recognition (ASC Topic 605)—Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force. This guidance modifies the fair value requirements of ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements, by allowing the use of the “best estimate of selling price” in addition to VSOE and vendor objective evidence (now referred to as TPE, standing for third-party evidence) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted.

In October 2009, the FASB also issued ASU No. 2009-14, Software (ASC Topic 985)—Certain Revenue Arrangements That Include Software Elements, a consensus of the FASB Emerging Issues Task Force. This guidance modifies the scope of ASC subtopic 965-605, Software-Revenue Recognition, to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product’s essential functionality.

ASU No. 2009-13 and ASU No. 2009-14 also require expanded qualitative and quantitative disclosures and are effective for fiscal years beginning on or after June 15, 2010. The Company has elected to adopt these updates effective for its fiscal year beginning January 2, 2011 and apply them prospectively from that date for new or materially modified arrangements. The Company does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In January 2010, the FASB issued ASU No. 2010-06, which provides new guidance related to the disclosures about transfers into and out of Levels 1 and 2 fair value classifications and separate disclosures about purchases, sales, issuances, and settlements relating to the Level 3 fair value classification. The Company’s financial assets and liabilities are typically measured using Level 1 inputs. The new guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure the fair value. In addition, the new guidance amends guidance on employers’ disclosures about post-retirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued an amendment to the guidance on Subsequent Events, ASU No. 2010-09, which removed the requirement for an SEC registrant to disclose the date through which subsequent events are evaluated. It did not change the accounting for or disclosure of events that occur after the balance sheet date but before the financial statements are issued. This amendment was effective upon issuance. The adoption of ASU No. 2010-09 had no material effect on the Company’s consolidated financial statements.

In December 2010, the FASB issued ASU No. 2010-28, Intangibles—Goodwill and Other (ASC 350), When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts ASU No. 2010-28, which modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. ASU No. 2010-28 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company does not expect the adoption of ASU 2010-28 to have a material impact on its consolidated financial statements.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2010, the FASB issued several ASUs, ASU No. 2010-01 through ASU No. 2010-29, and during 2009, ASU No. 2009-02 through ASU No. 2009-17. Except for ASUs No. 2009-13, 2009-14, 2010-06, 2010-09 and 2010-28 the ASUs entail technical corrections to existing guidance or affect guidance related to specialized industries and therefore have minimal, if any, impact on the Company.

Note Three—Severance and Related Costs

Severance costs are comprised primarily of contractual salary and related fringe benefits over the severance payment period. Facility costs include losses on contractual lease commitments, net of estimated sublease recoveries, and impairment of leasehold improvements, and certain office assets.

During fiscal years 2010, 2009, and 2008, the Company recognized pre-tax charges (including adjustments) of $1.2 million, $1.3 million, and $1.6 million, respectively. For fiscal year 2010, the Company recorded $1.2 million of expense related to severance and related costs for the elimination of sixty-three positions. The $1.3 million of expense recorded in fiscal year 2009 was primarily due to $1.2 million of restructuring actions taken in 2009 for the elimination of thirty-four positions and $0.1 million for an adjustment to sublease recoveries. The $1.6 million of expense recorded in fiscal year 2008 was primarily due to $1.1 million of restructuring actions taken in 2008 for the elimination of thirty positions and $0.5 million for the reduction of leased office space.

During fiscal years 2010, 2009, and 2008, the Company made cash payments of $1.2 million, $1.5 million, and $1.9 million, respectively, related to cost-reduction actions. During fiscal years 2010, 2009, and 2008 cash payments were primarily related to severance and related costs, office space reductions, and office closures. The Company expects substantially all remaining severance payments to be paid out by the first quarter of 2011 pursuant to agreements entered into with affected employees.

The severance and related costs and their utilization for the fiscal years ended 2008, and 2009, and 2010 are as follows:

	Employee Severance	Facilities	Total
Balance, December 29, 2007	$0.8	$—	$0.8

Charges	1.0	0.5	1.5
Adjustments	0.1	—	0.1

Charged to severance and related costs	1.1	0.5	1.6
Payments	(1.8)	(0.1)	(1.9)

Balance, December 27, 2008	0.1	0.4	0.5

Charges	1.2	—	1.2
Adjustments	—	0.1	0.1

Charged to severance and related costs	1.2	0.1	1.3
Payments	(1.3)	(0.2)	(1.5)

Balance, December 26, 2009	—	0.3	0.3

Charges	1.2	—	1.2
Adjustments	—	—	—

Charged to severance and related costs	1.2	—	1.2
Payments	(1.2)	—	(1.2)

Balance, January 1, 2011	$—	$0.3	$0.3

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of January 1, 2011, the $0.3 million that remained reserved relates to severance payments and facility lease payments, net of estimated sublease recoveries, and these lease payments will be paid pursuant to contractual lease terms through February 2015. The $0.3 million balance is apportioned among “Accrued Compensation and Related Costs”, “Other current liabilities”, and “Other long-term liabilities.” As of December 26, 2009, the $0.3 million that remained reserved relates to facility lease payments, net of estimated sublease recoveries, and these lease payments will be paid pursuant to contractual lease terms through February 2015. The $0.3 million balance is apportioned between “Other current liabilities” and “Other long-term liabilities.”

Note Four—Receivables, Net

Receivables consist of the following:

	As of
	January 1, 2011	December 26, 2009
Amounts billed to clients	$7.4	$7.7
Unbilled revenue	1.3	1.8

	8.7	9.5
Allowances for doubtful accounts	(0.1)	(0.2)

Receivables, net	$8.6	$9.3

Amounts billed to clients represent fees and reimbursable project-related expenses. Unbilled revenue represents fees, project-related expenses, materials, and subcontractor costs performed in advance of billings in accordance with contract terms. Unbilled revenue at January 1, 2011 and December 26, 2009 consists of amounts due from clients and is anticipated to be collected within normal terms. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its clients to make required payments and clients indicating their intention to dispute their obligation to pay for contractual services provided by us. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Note Five—Current Prepaid Expenses

Current prepaid expenses were $13.7 million and $10.1 million as of January 1, 2011 and December 26, 2009, respectively. Current prepaid expenses primarily consist of third-party support costs related to our Integrated Contact Solutions Managed services and deferred costs related to the Behavioral Analytics™ Service. These costs are recognized over the contract terms of the respective agreements, generally one to five years. Costs included in current prepaid expenses will be recognized within the next twelve months. Current prepaid expenses consisted of the following:

	As of
	January 1, 2011	December 26, 2009
Integrated Contact Solutions prepaid third-party support costs	$9.0	$4.7
Behavioral Analytics™ Service deferred costs	1.8	2.6
Prepaid commissions	1.4	1.2
Other	1.5	1.6

Total	$13.7	$10.1

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note Six—Equipment and Leasehold Improvements

Equipment and leasehold improvements consist of the following:

	As of
	January 1, 2011	December 26, 2009
Computers and software	$36.6	$36.4
Furniture and equipment	1.2	1.5
Leasehold improvements	1.6	1.5

Equipment and leasehold improvements, gross	39.4	39.4
Accumulated depreciation and amortization	(33.5)	(33.2)

Equipment and leasehold improvements, net	$5.9	$6.2

Depreciation expense was $4.1 million, $4.2 million, and $3.8 million, for fiscal years 2010, 2009, and 2008, respectively. Assets acquired under capital leases were $1.4 million, $0.9 million, and $2.4 million in fiscal years 2010, 2009, and 2008, respectively. Depreciation expense on capital lease assets was $1.6 million, $1.4 million, and $0.8 million in fiscal years 2010, 2009, and 2008, respectively.

Note Seven—Income Taxes

Income (loss) before income taxes consisted of the following:

	For the Fiscal Years Ended
	2010	2009	2008
United States	$(13.3)	$(11.3)	$(21.1)
Foreign	0.1	0.7	(0.6)

Total	$(13.2)	$(10.6)	$(21.7)

The income tax (provision) benefit consists of the following:

	For the Fiscal Years Ended
	2010	2009	2008
Current:
Federal	$—	$—	$—
State	(0.1)	—	—
Foreign	—	—	—

Total current	(0.1)	—	—

Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—

Total deferred	—	—	—

Income tax (provision) benefit	$(0.1)	$—	$—

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total income tax (provision) benefit differed from the amount computed by applying the federal statutory income tax rate due to the following:

	For the Fiscal Years Ended
	2010	2009	2008
Federal tax benefit, at statutory rate	$4.8	$3.7	$7.6
State tax benefit, net of federal benefit	—	—	—
Foreign tax rate differences	—	—	—
Nondeductible expenses	(0.6)	(0.4)	(0.6)
Change in tax rates	—	—	—
Adjustment to net operating losses	—	—	—
Other	—	0.1	(0.3)
Valuation allowance	(4.3)	(3.4)	(6.7)

Income tax (provision) benefit	$(0.1)	$—	$—

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Significant judgment is used to determine the likelihood of the benefit. There is also guidance on derecognition, classification, interest, and penalties on income taxes, accounting in interim periods, and income tax disclosures.

A reconciliation of the gross amounts of unrecognized tax benefits at the beginning and end of the year are as follows:

	For the Fiscal Years Ended
	2010	2009	2008
Balance at beginning of year	$12.8	$12.8	$12.8

Additions based on tax positions related to the current year	—	—	—
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	—	—	—
Reductions for tax positions as a result of lapse of statute	—	—	—
Settlements	—	—	—

Balance at end of year	$12.8	$12.8	$12.8

Due to the Company’s worldwide net operating loss carryforward position, these unrecognized tax benefits will not impact the Company’s effective tax rate, if recognized. Any change in the amount of unrecognized tax benefits within the next twelve months is not expected to result in a significant impact on the results of operations or the financial position of the Company.

Due to the Company’s worldwide net operating loss carryforward position, accrued interest and penalties associated with uncertain tax positions as of January 1, 2011 are not material. Interest and penalties associated with uncertain tax positions are recorded as part of income tax expense.

The statutes of limitation for the Company’s income tax returns after 2001 remain open for examination by the Internal Revenue Service (“IRS”). In addition, the net operating loss carryforward can be examined by the

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

IRS for a period of three years after filing the tax return for the year the loss is used. The Company is currently under audit by the IRS for fiscal years 2008 and 2009. While the Company cannot predict the timing or ultimate outcome of the audit, the Company’s management believes the ultimate disposition will not have a material effect on its consolidated financial position, cash flows, or results of operations.

Foreign and U.S. state jurisdictions have statutes of limitations generally ranging from 3 to 5 years. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. The Company and its subsidiaries may have various state and foreign income tax returns for immaterial jurisdictions in the process of examination throughout the reporting period.

Deferred tax assets and liabilities were comprised of the following:

	As of
	January 1, 2011	December 26, 2009
Deferred tax assets:
Net operating loss carryforwards	$64.9	$58.9
Receivable allowances	—	0.1
Other accruals	3.5	2.8
Depreciation and amortization, including goodwill	2.1	1.9
Non-deductible reserves	—	0.1
Tax credit carryforward	0.5	0.5
Valuation allowance	(62.7)	(58.4)

Total deferred tax assets	8.3	5.9

Deferred tax liabilities:
Prepaid expenses	(8.3)	(5.9)

Total deferred tax liabilities	(8.3)	(5.9)

Net deferred tax asset (liability)	$—	$—

Deferred income taxes are not provided on certain undistributed earnings of foreign subsidiaries that are expected to be permanently reinvested in those companies. These earnings aggregated to an immaterial amount at each of January 1, 2011 and December 26, 2009.

During fiscal year 2002, the Company established a valuation allowance related to deferred tax assets for the U.S. This is in addition to the valuation allowance established in 2001 for non-U.S. deferred tax assets. The Company continues to provide a valuation allowance on significantly all domestic and foreign deferred tax assets as the Company has determined that it is more likely than not that the deferred tax assets in these jurisdictions will not be realized. As of January 1, 2011, net deferred tax assets of $62.7 million were fully offset by a valuation allowance. The Company’s U.S. Federal net operating losses (“NOLs”) of $214.3 million and U.S. State NOLs of $95.3 million expire beginning in 2022 and 2011, respectively. The Company’s non-U.S. NOLs of $1.4 million are subject to various expiration dates beginning in 2011. The Company also carries $0.5 million in Research and Development credit carryforwards that expire beginning in 2021.

The Company’s ability to utilize its NOLs could become subject to significant limitations under Section 382 of the Internal Revenue Code if the Company were to undergo an ownership change. An ownership change would occur if the stockholders who own or have owned, directly or indirectly, 5% or more of the Company’s Common Stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

thereunder increase their aggregate percentage ownership of the Company’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards. The Company has undergone a Section 382 analysis and does not believe there is a limitation on the use of NOL’s under Section 382. If a change in ownership is deemed to have occurred during the past three years, then it may be possible that the Company’s NOL carryforward could be subject to limitation under Section 382 for tax return purposes. However, since its NOL carryforward is fully reserved with a valuation allowance, there would be no impact for financial statement purposes from a Section 382 limitation.

The Company was spun off from TSC into a separate, publicly-traded company on February 15, 2000. Pursuant to the Tax Sharing and Disaffiliation Agreement between TSC and the Company, TSC was liable to the Company for any income tax benefits realized by TSC related to the exercise of the Company stock options by TSC employees. With respect to the realizability of these tax benefits, the Company was dependent on TSC’s ability to realize the benefits. No benefits were realized by TSC, and accordingly, the Company did not recognize any of these benefits. On May 1, 2009, TSC filed a Certificate of Dissolution with the Secretary of State of the State of Delaware and TSC stockholders approved the announced Plan of Complete Liquidation and Dissolution of TSC on April 27, 2009. Therefore, no tax benefits are expected to be realized in the future.

Note Eight—Other Long-Term Assets

Other long-term assets were $10.7 million as of January 1, 2011 and $8.2 million as of December 26, 2009. Other long-term assets primarily consist of third-party support costs related to the Company’s Integrated Contact Solutions Managed services and deferred costs related to the Behavioral Analytics™ Service. These costs are recognized over the terms of the respective agreements, generally one to five years. Costs included in long-term assets will be recognized over the remaining term of the agreements beyond the first twelve months. Other long-term assets consisted of the following:

	As of
	January 1, 2011	December 26, 2009
Integrated Contact Solutions prepaid third-party support costs	$6.7	$4.1
Behavioral Analytics™ Service deferred costs	2.1	2.5
Prepaid commissions	1.6	1.3
Other	0.3	0.3

Total	$10.7	$8.2

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note Nine—Current Unearned Revenue

Current unearned revenue was $24.2 million as of January 1, 2011 and $20.4 million as of December 26, 2009. Current unearned revenue reflects prepayment by the Company’s clients in advance of the Company’s recognition of this revenue. Payments are generally received in advance from clients that are utilizing the Company’s Behavioral Analytics™ Service and Integrated Contact Solutions Managed services. Current unearned revenue will be recognized within the next twelve months and consisted of the following:

	As of
	January 1, 2011	December 26, 2009
Integrated Contact Solutions Managed Services	$16.2	$9.8
Behavioral Analytics™ Service—Managed Services	7.8	10.4
Other	0.2	0.2

Total	$24.2	$20.4

Note Ten—Long-Term Unearned Revenue

Long-term unearned revenue was $15.9 million as of January 1, 2011 and $9.5 million as of December 26, 2009. Long-term unearned revenue reflects prepayment by the Company’s clients in advance of the Company’s recognition of this revenue. Payments are generally received in advance from clients that are utilizing the Company’s Behavioral Analytics™ Service and Integrated Contact Solutions Managed services. Long-term unearned revenue reflects revenue that will be recognized beyond the next twelve months and consisted of the following:

	As of
	January 1, 2011	December 26, 2009
Integrated Contact Solutions Managed Services	$11.2	$5.7
Behavioral Analytics™ Service – Managed Services	4.7	3.8

Total	$15.9	$9.5

Note Eleven—Line of Credit

The Company maintains a Loan Agreement with the Bank, which expires on December 31, 2011. The Facility, which is $5.0 million as of January 1, 2011, requires the Company to maintain a minimum cash and cash equivalent balance within a secured account at the Bank. The balance in the secured account cannot be less than the outstanding balance drawn on the Facility line of credit and letter of credit obligations under the Facility. Available credit under the Facility has been reduced by $2.5 million related to letters of credit issued under the Facility to support the Company’s capital lease obligations. As a result, $2.5 million remains available under the Facility as of January 1, 2011. Loans under the Facility bear interest at the Bank’s prime rate or, at the Company’s election, an alternate rate of LIBOR (London InterBank Offering Rate) plus 0.75%. The Company did not have any borrowings or interest expense under the Facility during fiscal years 2010 or 2009.

Note Twelve—Employee Benefit Plans

The Company’s U.S. employees are eligible to participate in the eLoyalty Corporation 401(k) Plan (the “401(k) Plan”) on the first day of the month coinciding with or following their date of hire. The 401(k) Plan

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allows employees to contribute up to 30% of their eligible compensation and up to 100% of their bonus compensation, subject to IRS statutory limits. In order to conserve cash given the then-current macro-economic uncertainties, eLoyalty suspended the employer matching contributions for both U.S. and non-U.S. plans, fully for fiscal year 2010, and partially for fiscal years 2009 and 2008. For fiscal years ended 2009 and 2008, a partial year employer match contribution of $0.2 million and $0.7 million, respectively, was expensed. The Company funds non-U.S. contributory plans as required by statutory regulations. Amounts funded by the Company were immaterial for non-U.S. plans for the periods presented.

Note Thirteen—Redeemable Convertible Preferred Stock and Capital Stock

The Company’s authorized capital stock consists of (i) 50,000,000 shares of Common Stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. The Company has designated 5,000,000 shares of its preferred stock as its redeemable Series B Stock, of which 3,549,078 and 3,616,169 shares were issued and outstanding as of January 1, 2011 and December 26, 2009, respectively.

On September 12, 2008, eLoyalty completed a Rights Offering, which raised $14.8 million, net of expenses. Under the terms of the Rights Offering, persons who owned shares of the Company’s Common Stock or Series B Stock as of the close of business on August 13, 2008 (the record date for the Rights Offering) received the right to purchase 0.19756 shares of the Company’s Common Stock. These subscription rights expired on September 12, 2008. Pursuant to the terms of the Rights Offering, the Company issued 2,645,395 shares of the Company Common Stock at $5.67 per share.

In December 2006, the Company completed an $18.0 million Rights Offering. Under terms of the Rights Offering, persons who owned shares of the Company’s Common Stock or Series B Stock as of the close of business on November 20, 2006 (the record date for the Rights Offering) received the right to purchase 0.0910 shares of the Company’s Common Stock. These subscription rights expired on December 15, 2006. Pursuant to the terms of the Rights Offering, the Company issued 1,001,342 shares of the Company Common Stock at $17.97 per share.

In December 2001, at the time of issuance of the Series B Stock, a beneficial conversion adjustment was calculated (since the fair market value of a share of Common Stock at the time exceeded the purchase price of a share of Series B Stock) aggregating $4.0 million. The Series B Stock was recorded at the date of issuance net of issuance costs and the beneficial conversion adjustment. The discount attributable to the issuance costs was fully accreted on the date of issuance by charging additional paid-in capital and increasing the recorded amount of Series B Stock. The Series B Stock was accreted to its full redemption value of $23.3 million on a straight line basis from the date of issuance to June 19, 2002 by charging additional paid-in capital $0.7 million per month and increasing the recorded amount of Series B Stock by a like amount.

The Series B Stock accrues dividends at a rate of 7% per annum, is entitled to a preference upon liquidation, and is convertible on a one-for-one basis into shares of the Company’s Common Stock, subject to adjustment for stock splits, stock dividends, and similar actions. The Series B Stock generally votes on a one-for-one basis with the Common Stock, subject to adjustment for certain actions and specified matters as to which the Series B Stock is entitled to a separate class vote.

On March 17, 2000, the Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”). The Rights Plan was intended to assure fair and equal treatment for all of the Company’s stockholders in the event of a hostile takeover attempt.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the terms of the Rights Plan, each share of the Company’s Common Stock had associated with it ten rights (“Rights”). Each Right entitled the registered holder to purchase from the Company one one-hundredth of a share of Series A junior participating preferred stock, without par value, at an exercise price of $160 (subject to adjustment). The Rights became exercisable under certain circumstances: 10 days after the first public announcement that any person (an “acquiring person”) acquired 15% or more of the Company’s Common Stock or the announcement that any person commenced a tender offer for 15% or more of the Company’s Common Stock. On September 24, 2001, the Company amended the Rights Plan in connection with the private placement described above. The amendment provided, among other things, that (i) Technology Crossover Ventures and certain related parties would not have become an “acquiring person” for purposes of the Rights Plan so long as they did not own more than 35% of the Company’s outstanding Common Stock (determined after giving effect to the conversion of the new Series B Stock), and (ii) Sutter Hill and certain related parties would not have become an “acquiring person” for purposes of the Rights Plan so long as they did not own more than 20% of the Company’s outstanding Common Stock (determined after giving effect to the conversion of the Series B Stock). On December 27, 2007, the Company amended the Rights Plan to provide that Tench Coxe and various related entities affiliated with Sutter Hill Ventures would not become an “acquiring person” for purposes of the Rights Plan so long as they did not own more than 25% of the Company’s outstanding Common Stock (determined after giving effect to the conversion of the held Series B Stock). On September 19, 2008, the Company entered into a third amendment to provide that Tench Coxe and various related entities affiliated with Sutter Hill Ventures would not become an “acquiring person” for purposes of the Rights Plan so long as they did not own more than 30% of the Company’s outstanding Common Stock, including shares of the Company’s Series B Stock.

In general, the Company could have redeemed the Rights in whole, at a price of $0.01 per Right after any person acquired 15% or more of the Company’s Common Stock. The Company’s Board of Directors chose not to renew the Rights Plan and the Rights expired on March 17, 2010.

Note Fourteen—Stock-Based Compensation

The Company issues stock awards under two stock incentive plans: the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the eLoyalty Corporation 2000 Stock Incentive Plan (the “2000 Plan”). Under the 1999 Plan and the 2000 Plan, awards of restricted stock or bonus (installment) stock, salary replacement, stock options, stock appreciation rights, and performance shares may be granted to directors, officers, employees, consultants, independent contractors, and agents of the Company and its subsidiaries. Awards granted under the 1999 Plan and 2000 Plan are made at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). If shares or options awarded under the 1999 Plan and the 2000 Plan are not issued due to cancellation of unvested or unexercised options or shares, then those options or shares again become available for issuance under the plans. Under the 1999 Plan, on the first day of each fiscal year, the aggregate number of shares available for issuance under the 1999 Plan is automatically increased by an amount equal to 5% of the total number of shares of Common Stock that are outstanding. Under the 2000 Plan, the Company originally reserved 280,000 shares of the Company Common Stock for issuance. At the 2008 Annual Meeting of Stockholders, stockholders approved the amendment and restatement of the 1999 Plan to increase the number of shares available for issuance under the 1999 Plan by 1,500,000. As of January 1, 2011, there were a total of 1,073,834 shares available for future grants under the 1999 Plan, the 2000 Plan, and from treasury stock.

Stock-based compensation expense was $5.3 million, $6.5 million, and $14.8 million for fiscal years ended 2010, 2009, and 2008, respectively. The Company recognizes stock compensation expense on a straight-line basis over the vesting period. The Company has established its forfeiture rate based on historical experience. The Company does not recognize the windfall tax benefit related to the excess tax deduction because the Company currently does not anticipate realizing the tax savings associated with this deduction. The amount of this excess tax deduction was $0 for each of fiscal years ended January 1, 2011 and December 26, 2009.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock

Restricted stock awards are shares of eLoyalty Common Stock granted to an individual. During the restriction period, the holder of granted restricted stock receives all of the benefits of ownership (right to dividends, voting rights, etc.), other than the right to sell or otherwise transfer any interest in the stock. Installment stock awards are grants to an individual of a contractual right to receive future shares of eLoyalty Common Stock in specified amounts on specified vesting dates, subject to the individual remaining an eLoyalty employee on the specified vesting dates.

Restricted and installment stock award activity was as follows for the years ended December 27, 2008, December 26, 2009, and January 1, 2011:

	Shares	Weighted Average Price
Nonvested balance at December 29, 2007	992,503	$12.80

Granted	1,082,536	$8.96
Vested	(826,439)	$8.99
Forfeited	(344,456)	$12.89

Nonvested balance at December 27, 2008	904,144	$11.63

Granted	600,000	$3.45
Vested	(489,247)	$10.76
Forfeited	(29,689)	$9.80

Nonvested balance at December 26, 2009	985,208	$7.14

Granted	570,100	$6.03
Vested	(624,073)	$7.43
Forfeited	(28,195)	$10.89

Nonvested balance at January 1, 2011	903,040	$6.12

	For the Fiscal Year Ended
	2010	2009	2008
Total fair value of restricted and installment stock awards vested	$3.6	$2.7	$5.9

As of January 1, 2011, there remains $4.4 million of unrecognized compensation expense related to restricted and installment stock awards. These costs are expected to be recognized over a weighted average period of 1.5 years.

Stock Options

Stock option awards may be in the form of incentive or non-qualified options. Stock options are granted with an exercise price per share equal to the fair market value of a share of the Company Common Stock on the date of grant, and have a maximum term of 10 years. The stock option terms are set by the Compensation Committee and generally become exercisable over a period of four years. The vesting can begin in equal monthly or quarterly increments over the vesting period. The Company recognized compensation expense related to option awards of $1.2 million, $1.2 million, and $1.0 million for the fiscal years ended 2010, 2009, and 2008, respectively.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the 1999 Plan provides that each non-employee director, upon commencing service, shall receive a non-qualified stock option to purchase 50,000 shares of the Company Common Stock that vest ratably over a period of 48 months. The day after the annual stockholders’ meeting, each non-employee director is granted an additional non-qualified stock option to purchase 5,000 shares of the Company Common Stock. Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of the Company Common Stock on the grant date, and are exercisable for up to 10 years.

During fiscal year 2010, a total of 30,000 options were granted to non-employee directors. Each of the six non-employee directors received an option to purchase 5,000 shares of Common Stock that will vest 25% on May 31, 2011; the balance will vest quarterly over the following three years, with a maximum term of 10 years. The exercise price per share was $6.34, the closing price of a share of Common Stock on the grant date.

During fiscal year 2009, options to purchase a total of 326,000 shares of Common Stock were granted to non-employee directors. On February 18, 2009, each of the five non-employee directors received options to purchase 50,000 shares of Common Stock, vesting in 16 equal quarterly installments, with a maximum term of 10 years. The exercise price per share was $4.25, the closing price of a share of Common Stock on February 18, 2009. Then on March 2, 2009, the Board of Directors resolved to increase the size of the Board by adding an additional non-employee member, appointing David B. Mullen. In connection with his Board appointment, Mr. Mullen received an option to purchase 50,000 shares of Common Stock, vesting ratably over 48 months, with a maximum term of 10 years. The exercise price per share was $4.88, the closing price of a share of Common Stock on March 2, 2009. Lastly on May 15, 2009, the following options were granted to non-employee directors: Each of the six non-employee directors, with the exception of Mr. Mullen, received an option to purchase 5,000 shares of Common Stock that vested 25% on May 31, 2010; the balance will vest quarterly over the following three years, with a maximum term of 10 years. Based on his Board appointment date, Mr. Mullen received an option to purchase 1,000 shares of Common Stock. The exercise price per share for all of these May 31, 2010 options was $6.90, the closing price of a share of Common Stock on the grant date.

During fiscal year 2008, options to purchase a total of 220,000 shares of Common Stock were granted. On February 19, 2008, options to purchase 195,000 shares of Common Stock were granted to five of the Company’s management members, vesting 25% after a one year period with the balance of the shares vesting in 12 equal quarterly installments, with a maximum term of 10 years. The exercise price per share was $10.54, the closing price of a share of Common Stock on the grant date. Then on May 16, 2008, options to purchase a total of 25,000 shares of Common Stock were granted to non-employee directors. Each of the five non-employee directors received an option to purchase 5,000 shares of Common Stock that vested 25% on February 28, 2009; the balance will vest quarterly over the following three years, with a maximum term of 10 years. The exercise price per share was $6.60, the closing price of a share of Common Stock on the grant date.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Option activity was as follows for the fiscal years ended 2008, 2009, and 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Weighted Average Fair Value of Option Grants
Outstanding as of December 29, 2007	744,163	$22.45	6.2

Exercisable as of December 29, 2007	534,788	$23.33

Granted	220,000	$10.09		$5.67
Exercised	—	$—
Forfeited	(29,761)	$88.16

Outstanding as of December 27, 2008	934,402	$17.45	6.1

Exercisable as of December 27, 2008	587,527	$19.52

Outstanding intrinsic value at December 27, 2008	$—

Exercisable intrinsic value at December 27, 2008	$—

Granted	326,000	$4.56		$2.78
Exercised	(1,000)	$3.25
Forfeited	(28,197)	$38.07

Outstanding as of December 26, 2009	1,231,205	$13.57	6.4

Exercisable as of December 26, 2009	783,542	$16.47

Outstanding intrinsic value at December 26, 2009	$1.4

Exercisable intrinsic value at December 26, 2009	$0.8

Granted	30,000	$6.34		$3.92
Exercised	(895)	$2.73
Forfeited	(7,918)	$176.96

Outstanding as of January 1, 2011	1,252,392	$12.37	5.5

Exercisable as of January 1, 2011	976,562	$14.05

Outstanding intrinsic value at January 1, 2011	$1.1

Exercisable intrinsic value at January 1, 2011	$0.8

	For the Fiscal Years Ended
	2010	2009	2008
Total fair value of stock options vested	$1.2	$1.4	$0.8
Intrinsic value of stock options exercised	—	—	—
Proceeds received from option exercises	—	—	—

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of January 1, 2011, there remains $1.0 million of unrecognized compensation expense related to stock options. These costs are expected to be recognized over a weighted average period of 1.4 years.

The fair value for options granted during fiscal years 2010, 2009, and 2008, was estimated on the date of grant using a Black Scholes option-pricing model. The Company used the following assumptions:

	For the Fiscal Years Ended
	2010	2009	2008
Risk-free interest rates	1.8%	1.8%	2.6%
Expected dividend yield	—	—	—
Expected volatility	68%	67%	59%
Expected lives	6.0 years	6.0 years	6.0 years

Historical Company information is the primary basis for the selection of expected life, expected volatility, and expected dividend yield assumptions. The risk-free interest rate is selected based on the yields from U.S. Treasury Strips with a remaining term equal to the expected term of the options being valued.

Salary Replacement Program

On January 8, 2009, eLoyalty approved the termination of the Salary Replacement Program. Effective February 1, 2009, the Company’s executive officers and other affected employees received their full salaries in cash. The Company no longer reduces cash salaries for periodic grants of unrestricted eLoyalty Common Stock.

The Salary Replacement Program was approved by the Board of Directors in November 2006. Under the program, executives and Vice Presidents exchanged a percentage of their salary for grants of shares of the Company’s Common Stock. The program had an effective date of December 1, 2006 and initially was authorized by the Board of Directors through December 31, 2007. In October 2007, the Board of Directors approved a modification and extended the plan through December 31, 2008. In addition, the program was expanded to include employees at the Senior Principal and Director levels who were based in North America. The salary reduction percentages ranged from 10% to 30%, dependent on salary levels of the impacted executives, Vice Presidents, Senior Principals, and Directors. The percentage of salary paid in stock increased for some of the more highly compensated executives and Vice Presidents. In February 2008, the Board of Directors modified the program and further reduced cash salaries at the executive and Vice President level by 7.5% of gross salary in exchange for an additional 12.5% of salary in the form of additional shares. The salary reduction percentages ranged from 10% to 37.5%, depending on salary levels of the affected executives, Vice Presidents, Senior Principals, and Directors. Subject to quarterly Compensation Committee approval, the Company would issue common stock at fair market value commensurate with the terms of the program. Under the Salary Replacement Program, a total of 736,481 and 131,143 shares were granted during fiscal years 2008 and 2007, respectively.

Other Stock Compensation

ICS Performance Unit Awards

On November 3, 2009, the Compensation Committee approved the grant of 65,000 performance unit awards to certain employees of the Integrated Contact Solutions Business Unit and on May 5, 2010, the grant of an additional 22,000 performance unit awards was approved. The performance period for the awards began on October 1, 2009 and ends on December 29, 2012. On the last day of the performance period, the performance units granted will become fully vested. Certain events, such as the sale of the Integrated Contact Solutions Business Unit, accelerate the vesting of the performance units. The amount earned, if any, for each vested

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

performance unit will vary based on (1) the ultimate value of the Integrated Contact Solutions Business Unit relative to the baseline value and (2) the number of participants receiving performance units (because a fraction of the total increase in Integrated Contact Solutions Business Unit value will fund an incentive pool that is divided among all participants based on the relative number of the performance units held by each participant at the end of the performance period). If the sale of the Integrated Contact Solutions Business Unit closes as proposed, the Company estimates that the amount of the incentive pool under this program would be approximately $0.4 million due to the calculation of the value of the Integrated Contact Solutions Business Unit under the terms of the program relative to a baseline value. The actual amount of the incentive pool will be determined by the Compensation Committee, under the terms of the program, following completion of the sale. Any distribution approved by the Compensation Committee will be settled in shares of eLoyalty Common Stock with the number of shares being determined by dividing the ultimate value of the incentive pool, if any by the 10-day average share price of eLoyalty Common Stock as of the distribution date.

During fiscal years 2010 and 2009, the Company expensed $0.2 million and $0.2 million, respectively, for this program. As of January 1, 2011, there is not any unrecognized compensation expense related to the ICS performance units. There are an estimated 66,943 shares of eLoyalty Common Stock potentially issuable with this program as of January 1, 2011.

Director Fees, Commissions, and Bonuses

During fiscal year 2008, the Company granted 394,200 shares to pay director fees, commissions, and bonuses with stock. Beginning in 2009, the Company paid director fees, commissions, and bonuses in cash.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Plan”) is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code. Under the Plan, eligible employees are permitted to purchase shares of eLoyalty Common Stock at below-market prices. The purchase period opens on the first day and ends on the last business day of each calendar quarter. eLoyalty had previously frozen the Plan effective March 31, 2002. During the first half of fiscal year 2007, eLoyalty’s Board of Directors and stockholders approved a proposal to increase the number of shares available under the Plan to 500,000 and subsequently reinstated the Plan effective July 1, 2007.

A total of 39,048 shares and 45,259 shares were issued under the Plan during fiscal years 2010 and 2009, respectively. The Company recorded $0.1 million of expense for the Plan during each of fiscal years 2010, 2009, and 2008.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note Fifteen—Loss Per Share

The following table sets forth the computation of the loss and shares used in the calculation of basic and diluted loss per common share:

	For the Fiscal Years Ended
	2010	2009	2008
Net loss	$(13.3)	$(10.6)	$(21.6)
Series B Stock dividends	(1.3)	(1.3)	(1.3)

Net loss available to common stockholders	$(14.6)	$(11.9)	$(22.9)

Per common share
Basic loss before Series B Stock dividends	$(0.97)	$(0.80)	$(2.09)

Basic net loss available to common stockholders	$(1.06)	$(0.90)	$(2.21)

Weighted average shares outstanding (basic and diluted) (in millions)	13.70	13.26	10.37

Currently anti-dilutive common stock equivalents(1) (in millions)	4.00	4.23	3.64

(1)	In periods in which there was a loss, the dilutive effect of common stock equivalents, which is primarily related to the Series B Stock, was not included in the diluted loss per share calculation as they were antidilutive.

Note Sixteen—Segments

Since 2008, the Company has operated in two business segments, the Behavioral Analytics™ Service Business Unit and Integrated Contact Solutions Business Unit. These segments are consistent with the Company’s management of the business and reflect its internal financial reporting structure and operating focus.

The Behavioral Analytics™ Service Business Unit focuses on solutions that improve the reliability of call recording and applies human behavioral modeling to analyze and improve customer interactions and help optimize the performance of call center agents. The Behavioral Analytics™ Service is primarily a managed hosted solution and is delivered as a subscription service. Revenue from follow-on consulting services, deployments, and subscription services as well as marketing application hosting, and email fulfillment services are included in this Business Unit.

The Integrated Contact Solutions Business Unit focuses on helping clients realize the benefits of transitioning their contact centers to a single network infrastructure from the traditional two-network (voice network and separate data network) model. Revenue from Consulting services, Managed services, Product resale, traditional CRM consulting services, and remote application support services are included in this Business Unit.

Management believes that Segment Operating Income/(Loss) Before Stock-Based Compensation, Severance and Related Costs, and Depreciation and Amortization is an appropriate measure of evaluating the operational performance of the Company’s segments. However, this measure should be considered in addition to, not as a substitute for, or superior to, income from operations or other measures of financial performance prepared in accordance with General Accepted Accounting Principles. The Company does not allocate severance and related costs, depreciation and amortization or other items below the Operating Income/(Loss) level to its business segments. Also, the Company does not track or review asset information, other than capital investments, by reportable segments.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents summarized information by business segment, along with a reconciliation to operating income (loss):

	Year to Date Segment Reporting at January 1, 2011
	Behavioral Analytics™ Service Business Unit	Integrated Contact Solutions Business Unit	Corporate	Total
Revenue
Services	$27.3	$44.5	$—	$71.8
Product	—	12.6	—	12.6

Net revenue	27.3	57.1	—	84.4
Reimbursed expenses	0.5	3.2	—	3.7

Total revenue	27.8	60.3	—	88.1
Segment operating (loss)/income before stock-based compensation, severance and related costs and depreciation and amortization	(2.5)	8.7	(8.6)	(2.4)
Stock-based compensation	3.3	0.8	1.1	5.2
Severance and related costs	—	—	1.2	1.2
Depreciation and amortization	—	—	4.2	4.2

Operating (loss)/income	(5.8)	7.9	(15.1)	(13.0)
Interest and other (expense) income, net	—	—	(0.1)	(0.1)
Income taxes	—	—	(0.1)	(0.1)
Loss on discontinued operations	—	—	(0.1)	(0.1)

Net (loss)/income	$(5.8)	$7.9	$(15.4)	$(13.3)

Capital investments	$2.2	$1.5	$0.5	$4.2

	Year to Date Segment Reporting at December 26, 2009
	Behavioral Analytics™ Service Business Unit	Integrated Contact Solutions Business Unit	Corporate	Total
Revenue
Services	$22.0	$57.8	$—	$79.8
Product	—	17.8	—	17.8

Net revenue	22.0	75.6	—	97.6
Reimbursed expenses	0.3	3.7	—	4.0

Total revenue	22.3	79.3	—	101.6
Segment operating (loss)/income before stock-based compensation, severance and related costs and depreciation and amortization	(3.5)	13.6	(8.6)	1.5
Stock-based compensation	3.6	1.6	1.1	6.3
Severance and related costs	—	—	1.3	1.3
Depreciation and amortization	—	—	4.5	4.5

Operating (loss)/income	(7.1)	12.0	(15.5)	(10.6)
Interest and other income, net	—	—	0.1	0.1
Income taxes	—	—	—	—
Loss on discontinued operations	—	—	(0.1)	(0.1)

Net (loss)/income	$(7.1)	$12.0	$(15.5)	$(10.6)

Capital investments	$3.2	$0.4	$0.5	$4.1

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year to Date Segment Reporting at December 27, 2008
	Behavioral Analytics™ Service Business Unit	Integrated Contact Solutions Business Unit	Corporate	Total
Revenue
Services	$18.0	$59.8	$—	$77.8
Product	—	9.8	—	9.8

Net revenue	18.0	69.6	—	87.6
Reimbursed expenses	0.4	3.2	—	3.6

Total revenue	18.4	72.8	—	91.2
Segment operating (loss)/income before stock-based compensation, severance and related costs and depreciation and amortization	(4.7)	15.3	(11.1)	(0.5)
Stock-based compensation	6.1	6.3	2.3	14.7
Severance and related costs	—	—	1.6	1.6
Depreciation and amortization	—	—	4.2	4.2

Operating (loss)/income	(10.8)	9.0	(19.2)	(21.0)
Interest and other income, net	—	—	0.1	0.1
Income taxes	—	—	—	—
Loss on discontinued operations	—	—	(0.8)	(0.8)

Net (loss)/income	$(10.8)	$9.0	$(19.9)	$(21.7)

Capital investments	$2.3	$0.3	$0.4	$3.0

Note Seventeen—Fair Value Measurements

The Company reports certain assets and liabilities at fair value. Fair value is an exit price and establishes a three-tier valuation hierarchy for ranking the quality and reliability of the information used to determine fair values. The first tier, Level 1, uses quoted market prices in active markets for identical assets or liabilities. Level 2 uses inputs, other than quoted market prices for identical assets or liabilities in active markets, which are observable either directly or indirectly. Level 3 uses unobservable inputs in which there are little or no market data, and requires the entity to develop its own assumptions. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis as of January 1, 2011 and December 26, 2009:

	Fair Value Measurements at January 1, 2011 Using
	Total carrying value at January 1, 2011	Quoted Prices in Active Markets (Level 1)	Other Observable (Level 2)	Significant Unobservable (Level 3)
Money market fund	$15.8	$15.8	$—	$—

	Fair Value Measurements at December 26, 2009 Using
	Total carrying value at December 26, 2009	Quoted Prices in Active Markets (Level 1)	Other Observable (Level 2)	Significant Unobservable (Level 3)
Money market fund	$23.5	$23.5	$—	$—

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During fiscal year 2009, the Company sold its equity securities in a publicly-traded company for $0.3 million. These marketable securities were classified as available for sale and were included in Other current assets on the Company’s balance sheet. Unrealized holding gains and losses were excluded from earnings and reported in other comprehensive income until realized.

Note Eighteen—Fair Value of Financial Instruments

The carrying values of current assets and liabilities approximated their fair values as of January 1, 2011 and December 26, 2009. The Company considers all highly liquid investments readily convertible into known amounts of cash (with purchased maturities of three months or less) to be cash equivalents.

Note Nineteen—Leases

Capital Leases

The Company acquired $1.4 million and $0.9 million of computer equipment and leasehold improvements using capital leases during fiscal years 2010 and 2009, respectively. These assets were related primarily to investments in the Company’s Behavioral AnalyticsTM Service Line. In 2009 and prior years, the Company was required to issue an irrevocable letter of credit for a portion of the lease amount as additional consideration for the duration of the executed lease agreement. In 2010, newly executed leases do not require an irrevocable letter of credit. There was $1.6 million and $1.4 million of depreciation on capital leases during 2010 and 2009, respectively. All capital leases are for a term of either thirty or thirty-six months. The Company expects capital lease investments to increase between $3.5 million to $4.5 million for fiscal year 2011.

The following is a schedule, by year, of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of January 1, 2011:

Year	Amount
2011	$1.6
2012	0.9
2013	0.2
Thereafter	—

Total minimum lease payments	$2.7
Less: estimated executory costs	(0.2)

Net minimum lease payments	$2.5
Less: amount representing interest	(0.1)

Present value of minimum lease payments	$2.4

Capital leases included in equipment and leasehold improvements (see Note Six):

	As of
	January 1, 2011	December 26, 2009
Computers and software	$5.3	$4.8
Accumulated depreciation and amortization	(2.9)	(2.2)

Computers and software, net	$2.4	$2.6

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Leases

The Company leases various office facilities under leases expiring at various dates through February 28, 2015. Additionally, the Company leases various property and office equipment under operating leases, generally under 3 year terms, expiring at various dates. Rental expense for all operating leases approximated $1.6 million, $1.6 million, and $1.9 million, for fiscal years ended 2010, 2009, and 2008, respectively. These amounts exclude rental payments related to office space reductions, which were $0.1 million, $0.1 million, and $0.1 million in fiscal years 2010, 2009, and 2008 respectively.

Future minimum rental commitments under non-cancelable operating leases with terms in excess of one year are as follows:

Year	Amount
2011	$1.3
2012	0.3
2013	0.3
2014	0.3
2015	—
Thereafter	—

Total minimum payments required	$2.2

Note Twenty—Litigation and Other Contingencies

The Company, from time to time, has been subject to legal claims arising in connection with its business. While the results of these claims cannot be predicted with certainty, there are no asserted claims against the Company that, in the opinion of management, if adversely decided, would have a material effect on the Company’s financial position, results of operations, or cash flows.

The Company is a party to various agreements, including substantially all major services agreements and intellectual property licensing agreements, under which it may be obligated to indemnify the other party with respect to certain matters, including, but not limited to, indemnification against third-party claims of infringement of intellectual property rights with respect to software and other deliverables provided by the Company in the course of the Company’s engagements. These obligations may be subject to various limitations on the remedies available to the other party, including, without limitation, limits on the amounts recoverable and the time during which claims may be made and may be supported by indemnities given to the Company by applicable third parties. Payment by the Company under these indemnification clauses is generally subject to the other party making a claim that is subject to challenge by the Company and dispute resolution procedures specified in the particular agreement. Historically, the Company has not been obligated to pay any claim for indemnification under its agreements and management is not aware of future indemnification payments that it would be obligated to make.

Under its By-Laws, subject to certain exceptions, the Company has agreed to indemnify its officers and directors for certain events or occurrences while the officer or director is, or was, serving at its request in such capacity or in certain related capacities. The Company has separate indemnification agreements with each of its directors and officers that requires it, subject to certain exceptions, to indemnify them to the fullest extent authorized or permitted by its By-Laws and the Delaware General Corporation Law. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer liability insurance policy that limits its exposure and

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

enables it to recover a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of January 1, 2011.

Note Twenty-One—Quarterly Data (Unaudited)

	For the Fiscal Year Ended 2010
	1st		2nd		3rd		4th		Year
Total revenue	$20.0		$22.0		$23.3		$22.8		$88.1
Gross margin	$6.4		$7.4		$8.1		$8.8		$30.7
Operating loss	$(5.0	)(1)	$(3.6	)(1)	$(2.7	)(1)	$(1.7	)(1)	$(13.0	)(1)
Loss from continuing operations	$(4.9	)(1)	$(3.7	)(1)	$(2.8	)(1)	$(1.8	)(1)	$(13.2	)(1)
Loss on discontinued operations	$(0.1	)(2)	$—		$—		$—		$(0.1	)(2)
Net loss	$(5.1	)(1)	$(3.7	)(1)	$(2.8	)(1)	$(1.8	)(1)	$(13.3	)(1)
Net loss available to common stockholders	$(5.4	)(1)	$(4.0	)(1)	$(3.1	)(1)	$(2.1	)(1)	$(14.6	)(1)
Basic loss from continuing operations per share	$(0.37)		$(0.27)		$(0.20)		$(0.13)		$(0.96)
Basic loss from discontinued operations per share	$(0.01)		$—		$—		$—		$(0.01)
Basic net loss per share available to common stockholders	$(0.40)		$(0.30)		$(0.22)		$(0.15)		$(1.06)
Diluted loss from continuing operations per share	$(0.37)		$(0.27)		$(0.20)		$(0.13)		$(0.96)
Diluted loss from discontinued operations per share	$(0.01)		$—		$—		$—		$(0.01)
Diluted net loss per share available to common stockholders	$(0.40)		$(0.30)		$(0.22)		$(0.15)		$(1.06)
Shares used to calculate basic and diluted net loss per share (in millions)	13.46		13.69		13.78		13.87		13.70

	For the Fiscal Year Ended 2009
	1st		2nd		3rd		4th		Year
Total revenue	$31.8		$23.1		$22.7		$24.0		$101.6
Gross margin	$7.2		$8.1		$7.3		$7.7		$30.3
Operating loss	$(3.6	)(3)	$(1.8	)(3)	$(2.5	)(3)	$(2.7	)(3)	$(10.6	)(3)
Loss from continuing operations	$(3.8	)(3)	$(1.9	)(3)	$(2.1	)(3)	$(2.8	)(3)	$(10.6	)(3)
Loss on discontinued operations	$—		$—		$—		$—	(2)	$—	(2)
Net loss	$(3.8	)(3)	$(1.9	)(3)	$(2.1	)(3)	$(2.8	)(3)	$(10.6	)(3)
Net loss available to common stockholders	$(4.1	)(3)	$(2.2	)(3)	$(2.5	)(3)	$(3.1	)(3)	$(11.9	)(3)
Basic loss from continuing operations per share	$(0.29)		$(0.14)		$(0.16)		$(0.21)		$(0.80)
Basic loss from discontinued operations per share	$—		$—		$—		$—		$—
Basic net loss per share available to common stockholders	$(0.32)		$(0.17)		$(0.19)		$(0.23)		$(0.90)
Diluted loss from continuing operations per share	$(0.29)		$(0.14)		$(0.16)		$(0.21)		$(0.80)
Diluted loss from discontinued operations per share	$—		$—		$—		$—		$—
Diluted net loss per share available to common stockholders	$(0.32)		$(0.17)		$(0.19)		$(0.23)		$(0.90)
Shares used to calculate basic and diluted net loss per share (in millions)	13.09		13.25		13.32		13.37		13.26

(1)	Includes $0.4 million, $0.5 million, $0.1 million, $0.2 million and $1.2 million related to severance and related costs for the first, second, third and fourth quarters of fiscal year 2010 and fiscal year 2010, respectively associated with cost reduction plans.

(2)	Includes $0.1 million and less than $0.1 million for fiscal years 2010 and 2009, respectively related to the sale of a subsidiary in Switzerland.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(3)	Includes $0.6 million, $0.1 million, $0.3 million, $0.3 million and $1.3 million related to severance and related costs for the first, second, third and fourth quarters of fiscal year 2009 and fiscal year 2009, respectively associated with cost reduction plans.

Note Twenty-Two—Subsequent Events

On March 17, 2011, the Company entered into an Acquisition Agreement providing for the sale of all its assets used in the Integrated Contact Solutions Business Unit to a subsidiary of TeleTech Holdings, Inc. (“TeleTech”). Under the terms of the Acquisition Agreement, TeleTech will pay to the Company $40.85 million in cash at closing, subject to adjustment, and assume certain liabilities of the Integrated Contact Solutions Business Unit. The purchase price adjustments are related to working capital and prepaid managed services contracts.

The closing of the transaction is subject to various conditions, including approval by our stockholders, the receipt of required third-party consents and approvals, and other closing conditions customary for transactions of this type. No assurances can be given that the transaction will be consummated on the terms contemplated or at all.

eLOYALTY CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In millions)

Description of Allowance and Reserves	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Additions Charged to Other Accounts	Deductions	Balance at End of Period
Valuation allowance for doubtful accounts:
Fiscal year ended January 1, 2011	$0.2	(0.1)	—	—	$0.1
Fiscal year ended December 26, 2009	$0.1	0.1	—	—	$0.2
Fiscal year ended December 27, 2008	$0.1	—	—	—	$0.1
Valuation allowance for deferred tax assets:
Fiscal year ended January 1, 2011	$58.4	4.3	—	—	$62.7
Fiscal year ended December 26, 2009	$56.8	1.6	—	—	$58.4
Fiscal year ended December 27, 2008	$48.8	8.0	—	—	$56.8

eLOYALTY CORPORATION BNY MELLON 200 WEST MONROE SUITE 1590 CHICAGO, IL 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposal #1: Proposal to Sell the ICS Business	For ☐	Against ☐	Abstain ☐	The Board of Directors recommends you vote FOR Proposal #5: Ratification of Independent Public Accountants		For ☐	Against ☐	Abstain ☐

  1.  To approve the sale of substantially all of our assets under Delaware law through the sale of our Integrated Contact Solutions Business Unit and the “eLoyalty” registered trademark / trade name pursuant to the terms and conditions of an acquisition agreement dated as of March 17, 2011, by and among the Company, TeleTech Holdings, Inc., and Magellan Acquisition Sub, LLC, a wholly-owned subsidiary of TeleTech Holdings, Inc.

5. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year 2011.
The Board of Directors recommends you vote FOR Proposal #2: The Name Change Charter Amendment	For ☐	Against ☐	Abstain ☐	The Board of Directors recommends you vote FOR Proposal #6: Say on Pay Proposal		For ☐	Against ☐	Abstain ☐
2. To approve an amendment to our Certificate of Incorporation to change our name to Mattersight Corporation.				6. To approve, by a non-binding advisory vote, our executive compensation program.
The Board of Directors recommends you vote FOR Proposal #3: Proposal to Adjourn the Annual Meeting	For ☐	Against ☐	Abstain ☐	The Board of Directors recommends you vote 3 YEARS for Proposal #7: Frequency Vote on Say on Pay	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐

  3.  To approve the adjournment of the Annual Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Annual Meeting to approve Proposal #1 and Proposal #2.

7. To recommend, by a non-binding advisory vote, the frequency of advisory votes on our executive compensation program.
The Board of Directors recommends a vote FOR ALL in Proposal #4: Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
4. Election of three directors for terms expiring at the 2014 annual meeting. Nominees: 01 Kelly D. Conway 02 David B. Mullen 03 Michael J. Murray	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no directions are given, this proxy will be voted “FOR” Proposals #1-3 and 5-6, “FOR ALL” nominees for the Board of Directors, and “3 YEARS” for Proposal #7. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ELOYALTY CORPORATION

Annual Meeting of Stockholders

May 19, 2011

This Proxy is Solicited by the Board of Directors

The stockholder(s) hereby appoint(s) KELLY D. CONWAY, TENCH COXE, and JOHN T. KOHLER, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (1) eLoyalty Common Stock, par value $0.01 per share, and (2) eLoyalty 7% Series B Convertible Preferred Stock, par value $0.01 per share, that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 19, 2011, at the LaQuinta Inn & Suites, 2000 S. Lakeside Drive, Bannockburn, Illinois 60015, and any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL #1, “FOR” PROPOSAL #2, “FOR” PROPOSAL #3, “FOR ALL” THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, “FOR” PROPOSAL #5, “FOR” PROPOSAL #6, AND “3 YEARS” FOR PROPOSAL #7. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE INSTRUCTIONS PROVIDED.

Continued and to be signed on reverse side